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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2003

REGISTRATION STATEMENT NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WHEATON RIVER MINERALS LTD.
(Exact name of Registrant as specified in its charter)

ONTARIO, CANADA	1041	NONE
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of company or organization)	Classification Code Number)	Identification Number)

SUITE 1560, WATERFRONT CENTRE, 200 BURRARD STREET
VANCOUVER, BRITISH COLUMBIA V6C 3L6 CANADA
(604) 696-3000
(Address and telephone number of Registrant's principal executive offices)

Jonathan C. Guest
Perkins, Smith & Cohen, LLP
One Beacon Street, 30th floor
Boston, MA 02108
(617) 854-4000

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Kevin Keogh White & Case LLP 1155 Avenue of the Americas New York, NY 10036	Mark T. Bennett Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King Street West Toronto, ON M5H 3C2

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

ONTARIO, CANADA
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.    ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.    ☒ at some future date (check the appropriate box below)

        1.    ☐    pursuant to Rule 467(b) on        at        (designate a time not sooner than 7 calendar days after filing).

        2.    ☐    pursuant to Rule 467(b) on        at        (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on            .

        3.    ☐    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

        4.    ☒    after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	230,000,000	$0.97	$223,166,489	$20,531.32
Common Share Purchase Warrants	57,500,000	—	—	—
Common Shares Underlying Warrants	57,500,000	$1.11	$63,487,019	$5,840.80
Total			$286,653,507	$26,372.12

(1)
This registration statement also covers an indeterminate number of common shares that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.

(2)
Calculated in accordance with Rule 457(o) and based upon the U.S. dollar equivalent of the agreed maximum offering price designated in a foreign currency, using the noon buying rate in New York on February 24, 2003, as certified by the New York Federal Reserve, of 1.4944 Canadian dollars for each 1.00 U.S. dollar.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of this registration statement of which the accompanying Prospectus forms a part: the documents referred to in "Documents Incorporated by Reference" in the Prospectus; the consents of Deloitte & Touche LLP, PricewaterhouseCoopers, Watts, Griffis and McOuat Limited, Micon International Limited, and Harry Burgess, P.Eng., mining engineer, David Wells, C.Eng., metallurgical engineer, and Terry Hennessey, P.Geo., geologist; and certain powers of attorney.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes an offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution". Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Investor Relations Department of the Company at Suite 1560, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6, (604) 696-3011. For the purpose of the Province of Québec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Investor Relations Department of the Company at the above-mentioned address and telephone number.

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	March 3, 2003

WHEATON RIVER MINERALS LTD.

Cdn.$333,500,000

230,000,000 Common Shares and 57,500,000 Series "A" Common Share
Purchase Warrants issuable upon the exercise of 230,000,000
previously issued Subscription Receipts

This short form prospectus (this "Prospectus") is being filed to qualify the distribution of 230,000,000 common shares (the "Common Shares") in the capital of Wheaton River Minerals Ltd. (the "Company" or "Wheaton River") and 57,500,000 Series "A" common share purchase warrants (the "Warrants") of the Company (the "Offering") which are issuable, without payment of additional consideration, upon the exercise of 230,000,000 previously issued subscription receipts (the "Subscription Receipts"). On February 27, 2003, the Company issued and sold 230,000,000 Subscription Receipts by way of private placement (the "Private Placement") pursuant to an agency agreement (the "Agency Agreement") dated February 27, 2003 among the Company and BMO Nesbitt Burns Inc., Griffiths McBurney & Partners, Canaccord Capital Corporation, CIBC World Markets Inc., Yorkton Securities Inc., Fahnestock Canada Inc. and Sprott Securities Inc. (collectively, the "Agents"). Each Subscription Receipt entitles the holder thereof to receive, at any time prior to the Release Deadline (as defined herein), without payment of additional consideration, one Common Share and one-quarter of one Warrant. Each whole Warrant will entitle the holder thereof to purchase one Common Share at a price of Cdn.$1.65 at any time before 5:00 p.m. (Toronto time) on May 30, 2007. The Subscription Receipts were issued and sold pursuant to prospectus exemptions under applicable securities legislation at a price of Cdn.$1.45 per Subscription Receipt. The price of the Subscription Receipts was determined by negotiation between the Company and the Agents. See "Plan of Distribution". There is no market through which the Subscription Receipts may be sold and none is expected to develop.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "WRM" and on the American Stock Exchange (the "AMEX") under the symbol "WHT". The closing price of the Common Shares on February 27, 2003, the last day on which the Common Shares traded prior to the date of this Prospectus, was Cdn.$1.30 on the TSX and $0.87 on the AMEX. The Company has applied to list the Common Shares and the Warrants distributed under this Prospectus and the Common Shares issuable upon exercise of the Warrants on the TSX and the AMEX. Listing will be subject to the Company fulfilling all of the listing requirements of the TSX and the AMEX.

THIS OFFERING IS MADE BY A FOREIGN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS INCLUDED AND INCORPORATED IN THIS PROSPECTUS HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY BE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT WHEATON RIVER MINERALS LTD. IS INCORPORATED IN ONTARIO, CANADA, THAT SOME OF WHEATON RIVER'S OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE UNDERWRITERS OR EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF CANADA AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF WHEATON RIVER AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to the Public	Agents' Commission(1)	Net Proceeds to the Company(2)
Per Subscription Receipt	Cdn.$1.45	Cdn.$0.06525	Cdn.$1.38475
Total(3)	Cdn.$333,500,000	Cdn.$15,007,500	Cdn.$318,492,500
(1)
In consideration for the services rendered by the Agents in connection with the Offering, the Company agreed to pay the Agents a commission of Cdn.$15,007,500, Cdn.$7,503,750 of which was paid at the closing of the Private Placement and Cdn.$7,503,750 of which will be paid upon satisfaction of the Release Conditions (as defined herein). No additional commission or fee will be payable to the Agents in connection with the issuance of the Common Shares and Warrants upon exercise of the Subscription Receipts. See "Plan of Distribution".
(2)
After deducting the Agents' commission, but before deducting the expenses of the Private Placement and the Offering, estimated to be Cdn.$7,800,000, which will be paid from the general funds of the Company. Of the total expenses, 0.6% of the value of the Acquisition (as defined herein) is payable to each of BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners for financial advisory services in connection with the Private Placement and the Acquisition.
(3)
The aggregate proceeds of Cdn.$325,996,250 (the "Escrowed Proceeds") from the Private Placement, after deducting Cdn.$7,503,750 which was paid to the Agents at the closing of the Private Placement, were deposited in escrow at the closing of the Private Placement with CIBC Mellon Trust Company, as escrow agent (the "Escrow Agent"), pending (i) the Company obtaining a receipt for a final prospectus qualifying the distribution of the Common Shares and the Warrants underlying the Subscription Receipts from each provincial securities regulator in which purchasers of Subscription Receipts are resident; (ii) the effectiveness of a registration statement under the Multijurisdictional Disclosure System registering the Common Shares and the Warrants underlying the Subscription Receipts; (iii) receipt of all regulatory and other approvals required in respect of the acquisition by the Company of an indirect 25% interest in the Bajo de la Alumbrera gold-copper mine in Argentina and 100% interest in the Peak gold mine in Australia (the "Acquisition"); and (iv) satisfaction or waiver of all other material conditions to the completion of the Acquisition (collectively, the "Release Conditions"). In the event that the Release Conditions are not satisfied on or before the earlier of: (i) June 30, 2003; and (ii) the date on which the Company publicly announces the termination of the Acquisition (the "Release Deadline"), holders of Subscription Receipts will be entitled to receive an amount equal to the price per Subscription Receipt purchased and a pro rata share of interest earned on the Escrowed Proceeds. The Company will satisfy any shortfall in the Escrowed Proceeds for amounts that are payable on refunding Subscription Receipts.

Definitive certificates evidencing the Common Shares and the Warrants issuable upon exercise of the Subscription Receipts will be available for delivery upon exercise of the Subscription Receipts.

Certain legal matters relating to the Offering will be passed upon by Cassels Brock & Blackwell LLP, Toronto, Ontario, and Perkins, Smith & Cohen, LLP, Boston, Massachusetts, on behalf of the Company and by Fraser Milner Casgrain LLP, Toronto, Ontario, and White & Case LLP, New York, New York, on behalf of the Agents.

TABLE OF CONTENTS

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
DOCUMENTS INCORPORATED BY REFERENCE
THE COMPANY
SIGNIFICANT ACQUISITIONS
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF WHEATON RIVER
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
PLAN OF DISTRIBUTION
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
RISK FACTORS
OTHER MATERIAL FACTS
LEGAL MATTERS
AUDITORS, TRANSFER AGENT AND REGISTRAR
PURCHASERS' STATUTORY RIGHTS
CONTRACTUAL RIGHT OF ACTION FOR RESCISSION
AVAILABLE INFORMATION
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
WHEATON RIVER MINERALS LTD. PRO FORMA FINANCIAL STATEMENTS
WHEATON RIVER MINERALS LTD. CONSOLIDATED FINANCIAL STATEMENTS
WHEATON RIVER MINERALS LTD. INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MINERA ALUMBRERA LIMITED FINANCIAL STATEMENTS
MINERA ALUMBRERA LIMITED INTERIM FINANCIAL STATEMENTS
PEAK GOLD MINES PTY LIMITED FINANCIAL STATEMENTS
PEAK GOLD MINES PTY LIMITED INTERIM FINANCIAL STATEMENTS

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        This Prospectus contains references to United States dollars, Canadian dollars and Australian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and Canadian dollars are referred to as "Canadian dollars" or "Cdn.$" and Australian dollars are referred to as "Australian dollars" or "Au.$".

        The Company and Minera Alumbrera Limited publish their financial statements in United States dollars. The financial statements of Peak Gold Mines Pty Limited included in this Prospectus are published in Australian dollars.

        The closing, high, low and average exchange rates for the United States dollar in terms of Canadian dollars for each of the five years ended December 31, 2002, as reported by the Bank of Canada, were as follows:

	Year ended December 31,
	2002	2001	2000	1999	1998
Closing	Cdn.$1.58	Cdn.$1.59	Cdn.$1.50	Cdn.$1.44	Cdn.$1.53
High	1.61	1.60	1.56	1.53	1.58
Low	1.51	1.49	1.43	1.44	1.41
Average(1)	1.57	1.55	1.48	1.49	1.48

(1)
Calculated as an average of the daily noon rates for each period.

        On February 27, 2003, the Bank of Canada noon rate of exchange was US$1.00 = Cdn.$1.50 or Cdn.$1.00 = US$0.67.

        The closing, high, low and average exchange rates for the United States dollar in terms of Australian dollars for each of the five years ended December 31, 2002, as reported by the Bank of Canada, were as follows:

	Year ended December 31,
	2002	2001	2000	1999	1998
Closing	Au.$1.78	Au.$1.95	Au.$1.80	Au.$1.52	Au.$1.63
High	1.98	2.07	1.96	1.62	1.80
Low	1.74	1.75	1.50	1.49	1.46
Average(1)	1.84	1.93	1.73	1.55	1.59

(1)
Calculated as an average of the daily noon rates for each period.

        On February 27, 2003, the Bank of Canada noon rate of exchange was US$1.00 = Au.$1.65 or Au.$1.00 = US$0.61.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, silver and copper, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the timing and possible outcome of pending litigation. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Wheaton River to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to the integration of acquisitions; risks related to international operations; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold, silver and copper; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this Prospectus. Although Wheaton River has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Investor Relations Department of the Company at Suite 1560, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6, telephone: (604) 696-3011. For the purpose of the Province of Québec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Investor Relations Department of the Company at the above-mentioned address and telephone number.

        The following documents, filed with the various securities commissions or similar authorities in the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the initial annual information form (the "Annual Information Form") of Wheaton River dated August 26, 2002 for the fiscal year ended December 31, 2001 (excluding the sections entitled "Selected Consolidated Financial Information for Wheaton River" contained at pages 46-47 and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained at pages 48-51);

  (b)
  the section entitled "Executive Compensation" contained at pages 68-72 of the final prospectus of Wheaton River dated August 14, 2002;

  (c)
  management's discussion and analysis of results of operations and financial condition of Wheaton River for the nine months ended September 30, 2002;

  (d)
  the audited consolidated and combined financial statements of Minas Luismin, S.A. de C.V. ("Minas Luismin"), including the notes thereto, as at December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, together with the auditors' report thereon, and the unaudited consolidated and combined financial statements of Minas Luismin, including the notes thereto, as at March 31, 2001 and for each of the three-month periods ended March 31, 2001 and 2000, contained at pages 102-117 of the final prospectus of Wheaton River dated August 14, 2002;

  (e)
  the press release of Wheaton River dated November 1, 2002 relating to the sale of the Bellavista gold project (the "Bellavista Project") in Costa Rica; and

  (f)
  the material change report of Wheaton River dated January 15, 2003 relating to the Acquisition.

        Annual information forms, material change reports (except confidential material change reports), consolidated interim financial statements (unaudited) and information circulars, all as filed by the Company with the various securities commissions or any similar authorities in Canada after the date of this Prospectus and prior to the issue of Common Shares and Warrants qualified under this Prospectus, shall be deemed to be incorporated by reference into this Prospectus.

        Wheaton River has filed with the United States Securities and Exchange Commission (the "SEC"), under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), a registration statement on Form F-10 relating to the Common Shares, the Warrants and the Common Shares issuable upon exercise of the Warrants, of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in such registration statement and to which reference is made for further information. For further information about Wheaton River and the Common Shares and Warrants, reference is made to the registration statement and to the exhibits filed with it. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement or incorporated by reference therein. Each such statement is qualified in its entirety by such reference.

        Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

THE COMPANY

        Wheaton River was incorporated under the Business Corporations Act (Ontario) by Certificate and Articles of Incorporation dated March 30, 1990. Pursuant to Articles of Amendment effective February 11, 1991, the Company's name was changed to Wheaton River Minerals Ltd. and by Articles of Amendment effective April 2, 1991, the private company restrictions were removed. Pursuant to Articles of Amendment effective June 29, 1999, an unlimited number of preference shares, issuable in series, were created.

        The Company's head office is Suite 1560, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6 and its registered office is Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

        The following chart illustrates the Company's principal subsidiaries (the "Subsidiaries"), together with the jurisdiction of incorporation of each company and the percentage of voting securities held by the Company:

        As used in this Prospectus, except as otherwise required by the context, reference to the "Company" or "Wheaton River" means Wheaton River Minerals Ltd. and the Subsidiaries.

        Wheaton River is engaged in the acquisition, exploration and operation of precious metal properties. Since 2001, the Company has focused primarily on the acquisition and operation of producing precious metal properties. The Company continues to investigate and negotiate the acquisition of additional producing precious metal properties or interests in such properties. There is no assurance that any such investigations or negotiations will result in the completion of an acquisition.

        The Company's precious metals mining and exploration business is conducted in Mexico through Luismin, S.A. de C.V. ("Luismin"). Luismin was formed upon the amalgamation of Wheaton River de Mexico, S.A. de C.V. and Minas Luisman in December 2002. Minas Luismin was acquired by the Company in June 2002. As used in this Prospectus "Luismin" means, prior to such amalgamation, Minas Luismin and, following such amalgamation, Luismin, S.A. de C.V.

SIGNIFICANT ACQUISITIONS

Acquisition of Luismin

        Pursuant to an agreement dated April 24, 2002, as amended, on June 19, 2002 the Company acquired all of the outstanding shares of Luismin, a gold and silver mining company with properties in Mexico, from a subsidiary of Sanluis Corporación, S.A. de C.V. The purchase price was comprised of $55,160,000 in cash and 9,084,090 Common Shares. The Company also advanced $19,840,000 to Luismin which was used to repay all of Luismin's outstanding bank debt. The Luismin debt was incurred principally to fund operations, capital expenditures and exploration. An additional contingent silver price adjustment payment in the form of 11,355,113 Common Shares is payable in the event that the price of silver averages $5 or more per ounce over a period of 60 consecutive trading days prior to June 19, 2004.

        Luismin owns three mining operations, each located in Mexico (San Dimas, La Guitarra and San Martin) that have produced over 838,000 ounces of gold and 57.4 million ounces of silver since 1991. Luismin's 2001 production was 190,632 gold equivalent ounces at a total cash cost of $200 per gold equivalent ounce (98,029 ounces of gold and 5.75 million ounces of silver at a conversion rate of 62 ounces of silver per ounce of gold). Luismin's 2002 production was 193,372 gold equivalent ounces (106,578 gold ounces and 5.85 million silver ounces at a conversion rate of 67 ounces of silver per ounce of gold) at an estimated total cash cost of $187 per ounce. "Total cash costs" is formulated to provide additional information and is not a calculation prepared in accordance with generally accepted accounting principles. It should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. "Total cash costs" figures are calculated in accordance with the "Gold Institute Production Cost Standard". The Gold Institute is a worldwide association of suppliers of gold and gold products and includes leading North American gold producers.

Acquisition of Alumbrera and Peak Mines

        Pursuant to an agreement of purchase and sale dated February 21, 2003 (the "Purchase Agreement") between the Company and Rio Tinto Limited ("Rio Tinto"), a subsidiary of Rio Tinto plc ("RTP"), the Company has agreed to acquire an indirect 25% interest in the Bajo de la Alumbrera gold and copper mine (the "Alumbrera Mine") in Argentina and a 100% interest in the Peak gold mine (the "Peak Mine") in Australia (the "Acquisition") for an aggregate purchase price of $210 million. The acquisition of the 25% interest in the Alumbrera Mine will be effected through the acquisition of a 50% interest in Musto Explorations (Bermuda) Limited ("MEB"). MEB holds a 50% interest in Minera Alumbrera Limited ("MAL") which owns and operates the Alumbrera Mine. The Peak Mine is owned and operated by Peak Gold Mines Pty Limited ("PGM"). The purchase price is subject to certain adjustments. The closing of the Acquisition is subject to receipt of required regulatory and other approvals and satisfaction of customary closing conditions. The closing of the Acquisition is expected to occur on or about March 14, 2003. If any of the conditions precedent to the Acquisition have not been fulfilled on or before April 30, 2003, the Purchase Agreement will, unless the parties agree otherwise, automatically terminate.

        The Company has retained BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners to act as financial advisors in connection with the Acquisition. Upon completion of the Acquisition, the Company has agreed to pay a fee of 0.6% of the value of the Acquisition to each of such advisors for financial advisory services in connection with the Private Placement and the Acquisition. The Company has also agreed to pay an advisory fee of Cdn.$1,000,000 to Endeavour Financial Corporation ("Endeavour") in connection with the Acquisition. Two directors of the Company are also directors of Endeavour. See "Risk Factors — Conflicts of Interest".

        The Alumbrera Mine is a large-scale open pit gold-copper mine located in northwest Argentina at an elevation of 2,600 metres above sea level. The Alumbrera Mine processes ore through conventional crushing, grinding, sulphide flotation and gravity gold circuits. Originally designed for throughput of 80,000 tonnes per day, the mine produced 600,000 ounces of gold and 162,000 tonnes of copper in 2000 and approximately 580,000 ounces of gold and 170,000 tonnes of copper in 2001. Expansion programs completed in 2001 increased throughput to 100,000 tonnes per day and increased annual production to approximately 760,000 ounces of gold and 200,000 tonnes of copper in 2002.

        As at December 31, 2002, MAL had $79.3 million cash on hand of which $23.3 million is restricted, senior project debt outstanding of $262.7 million and subordinated shareholder loans outstanding of $268.5 million, of which the Company is acquiring $67.1 million. The senior project debt is secured by a common security agreement which includes pledges, mortgages, assignment of rights of all of the contracts, awards and permits for the total value of the Alumbrera Mine. Negative pledges are also in place under the common security agreement which include limitations covering indebtedness and the provision of liens. All project financing is non-recourse to shareholders of MAL. Project financing contains no financial cover ratios other than deposits into the senior debt reserve account.

        The Peak Mine is comprised of several underground mines, a small open pit mine and a gold and copper concentrator. Production in 2001 totalled 100,800 ounces of gold at a cash cost of $189 per ounce. In the nine months ended September 30, 2002, production totalled 77,100 ounces of gold at a cash cost of $203 per ounce. Production for 2002 is estimated to be 102,400 ounces of gold at a cash cost of $192 per ounce. Production is expected to average 110,000 ounces of gold per year at a cash cost of $193 per ounce until the end of the current mine life in 2007.

        A report entitled "Technical Report on Mining and Processing Assets of Peak Gold Mines, in New South Wales, Australia and Minera Alumbrera Ltd., in Argentina" dated January, 2003 (the "Micon Report") has been prepared for the Company by Harry Burgess, P.Eng., mining engineer, David Wells, C.Eng., metallurgical engineer, and Terry Hennessey, P.Geo, geologist, at Micon International Limited ("Micon"). Except where otherwise indicated, the following summaries of the Alumbrera Mine and the Peak Mine have been prepared with the consent of Micon and, in some cases, are direct extracts from the Micon Report.

        The projected capital expenditures, production estimates, cash flow and other projections included in this Prospectus have been prepared by Micon and have been extracted from the Micon Report. The projected capital expenditures, production estimates, cash flow and other projections have been included in this Prospectus based on the requirements of Canadian securities regulations and were not prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the Canadian Institute of Chartered Accountants or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Deloitte & Touche LLP and PricewaterhouseCoopers have neither examined nor compiled the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP and PricewaterhouseCoopers do not express opinions or any other form of assurance with respect thereto. The Deloitte & Touche LLP and PricewaterhouseCoopers reports included in this Prospectus relate to the historical financial information and do not extend to the prospective financial information and should not be read to do so.

Alumbrera Mine, Argentina

Property Description and Location

        The Alumbrera Mine consists of the following five facilities, with support offices located in Tucumán, Catamarca City, Rosario and Buenos Aires:

  •
  an open pit mine, processing facilities and central administration offices at Alumbrera, Catamarca;

  •
  a 316-kilometre concentrate slurry pipeline through Catamarca and Tucumán Provinces;

  •
  a 202-kilometre, 220 kilovolt power line from the project's substation at El Bracho, Tucumán;

  •
  a filter plant and rail loading facilities at Cruz del Norte, Tucumán; and

  •
  a port, handling facilities and train maintenance facilities at San Martìn near Rosario, Santa Fé.

        The open pit mine is located on a 600 hectare mining lease at Alumbrera, near Belen in northwestern Argentina, 1,100 kilometres northwest of Buenos Aires. The mining lease granted to MAL encompasses all mineralized areas of the deposit. Immediate mine infrastructure and other mine facilities cover an additional permitted surface area of 5,200 hectares. The mine is located in a valley west of the easternmost range of the Andes at an elevation of 2,600 metres above sea level.

        The Alumbrera Mine processes ore through conventional crushing, grinding, sulphide flotation and gravity gold circuits. Concentrate slurry from the processing facilities is pumped 316 kilometres to a filter plant at Cruz del Norte. Concentrates from the filter plant are shipped 830 kilometres by rail from Cruz del Norte, Tucumán to Puerto Alumbrera. The port is located in San Martín, Rosario in the Province of Santa Fé. The port operation and maintenance facilities are contained within a 12 hectare lease which includes a rail-switching yard with approximately 8,200 metres of rail. Port facilities include a rail car unloading building and 50,000 tonne storage shed.

        All mining prospects in the Farallón Negro district, the region including Alumbrera, are enclosed by a 344 square kilometre national mineral reserve and are owned and administrated by Yacimientos Mineros de Aqua de Dionisio ("YMAD"), a quasi-government mining company. The 20-year mining lease that encloses the Alumbrera Mine was granted to MAL by YMAD pursuant to an agreement (the "UTE Agreement") in

April 1994, as amended in February 1997. The UTE Agreement defines the working relationship between the parties, including royalty obligations, and requires that ownership of the facilities and infrastructure revert to YMAD after completion of operations.

Royalties

        MAL is required to pay a 3% royalty (the "Boca Mina Royalty") to the provincial government of Catamarca. The royalty is calculated on the value of mineral substances at the mine mouth after certain allowable deductions. Allowable deductions include all processing and transportation costs, but exclude mining costs and mine equipment depreciation. MAL commenced payments of the Boca Mina Royalty in 1998. MAL has reported that its calculation of the Boca Mina Royalty in its life-of-mine plan cash flows is the equivalent of a 2% charge against revenue after deduction of offsite smelting and refining charges.

        Under the terms of the UTE Agreement, MAL is also obliged to pay a royalty to YMAD equal to 20% of net proceeds after capital recovery to begin in the fiscal year following the one in which positive net proceeds are realized. Prior to this occurring, MAL is obligated to pay YMAD each fiscal year, beginning after the second full fiscal year following the commencement of commercial production and ending the year in which MAL begins to pay the net proceeds royalty, an advance royalty equal to (i) if net income is less than $1,000,000, 5% of net income; or (ii) if net income is more than $1,000,000, the greater of 5% of net income and $1,000,000. Although no payments have been due to date, pursuant to an amendment made to the UTE Agreement in 1997, MAL has paid an advance of $10 million toward the 20% royalty to assist the local community. MAL's life-of-mine plan does not project payment of the 20% net proceeds royalty during the life-of-mine production.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        Alumbrera is about 1,100 kilometres northwest of Buenos Aires and six hours by paved and dirt roads from the airport at San Miguel de Tucumán. Located in Hualfin District, Belen Department, Catamarca Province, the deposit is 95 kilometres northeast of the town of Belen and approximately 50 road-kilometres northwest of Andalgia. The project is served by air and all-weather roads. MAL has scheduled flights to and from Tucumán and the mine site, and bus transport to and from both Catamarca and Tucumán. On average, more than 2,000 people are transported by road and more than 1,200 people are transported by air, either to or from the mine site every month. An internal bus service runs on a continual schedule, transporting personnel to and from job sites, accommodation and recreation facilities within the mine site.

        The climate is arid to semi-arid with topography and vegetation similar to the Arizona-Sonora desert. The Alumbrera Mine is near the boundary between the Sierras Pampeanas and Puna physiographic provinces and the area is sparsely populated. Average mean temperature is 17 to 18 degrees Celsius and average minimum and maximum temperatures range between 8 and 10 degrees Celsius and 22 and 27 degrees Celsius. Temperatures can be as low as minus 10 degrees Celsius in the winter and as high as 40 degrees Celsius in the summer. Average mean rainfall is 160 millimetres, occurring predominantly during the months of December through March. Light snows can occur in July.

        Mine site infrastructure includes offices, a warehouse, a laboratory, a medical centre, a permanent camp and workshops. Site facilities include two accommodation camps, catering, medical and indoor and open-air recreation facilities. The mine's main water supply originates from a bore field, Campo Arenal, and is delivered to the mine site through a 30-kilometre pipeline. The mine maintains a 1.7 million cubic metre water reservoir. A 202-kilometre long 220-kilovolt power line provides electrical power to the mine site from a substation at El Bracho, Tucumán. The power line, with 530 transmission towers, was constructed to provide access to the national power grid.

        Topographically, (prior to commencement of mining) the deposit at the Alumbrera Mine was a bowl-shaped, ellipsoidal depression oriented northeast-southwest (1,900 metres by 1,200 metres) surrounded by ridges formed mostly by andesitic breccia of the Farallón Negro volcanics. The floor of the bowl covers an area of 2.5 square kilometres. It is characterized by altered yellowish and reddish rocks that are the oxidized and weathered "surface rind" of hydrothermally altered and mineralized zones that were easily weathered in the recent geologic past, thereby forming the bowl.

History

        The Alumbrera area has been known for its veins of copper and gold deposits and alum since at least the 19th century. Small-scale mining activity took place at the end of the 19th century and during the early 20th century at the southern edges of the present mine area. In 1950, the Alto la Alumbrera veins were sampled by the government for copper and gold. In 1961, the map on which 'Bajo de la Alumbrera' is mentioned for the first time was published. In 1963, a mapping and geochemical survey defining a deposit of disseminated/scattered copper was conducted. In 1969, YMAD carried out a thorough geological geochemical prospecting program and completed four short drill holes for a total depth of 226 metres.

        From 1973 to 1976, YMAD requested that the national government carry out more detailed studies. The government, through the NOA MINERO (Argentine Northwest Mining) Plan of the National Service of Mining and Geology, carried out a geophysical study (induced polarization and magnetism) and commenced a drilling program. Drilling was completed over several years with 5,000 metres drilled in 1974 and 1975 and 1,000 metres drilled in 1976. YMAD carried out resource mapping and evaluation from available drill holes. From 1975 to 1982, the United Nations supervised the ongoing exploration program. YMAD and a military manufacturer continued intermittent drilling to complete a total of 18,970 metres and 71 drill holes for the period 1968 to 1981.

        From 1985 to 1988, YMAD investigated open pit mining and heap leaching of ore from the central gold-rich oxidized zone. An additional 1,283 metres of drilling, averaging 50 metres per hole, was completed. Feasibility studies were prepared in 1986 and 1988.

        From 1992 to 1993, another feasibility study was conducted. Geological exploration activity included geotechnical investigations, a core relogging program and a diamond drilling program, mineralogical assessments and a complete reinterpretation of the deposit geology. A geology and metal grade block model of the deposit was generated.

        In October 1994, MAL completed a 20-hole, 8,000-metre diamond drillhole program. Drilling was concentrated in the southern flank of the orebody and within the area to be mined during the first five years of the open pit life. In 1995, MAL commenced mining activities in the mine area. In August 1997, project commissioning commenced with the processing of the first ore from the mine. In December 1999, the mine achieved production and performance tests under terms of project financing.

        MEB negotiated an interest in the project from YMAD in 1990, establishing MAL as the entity to exploit the deposit in 1993. M.I.M. Holdings Limited ("MIM") purchased a 50% interest in MAL in 1994. MEB, with a 50% remaining interest in MAL, was subsequently acquired by Rio Algom Ltd. and North Ltd. in 1995. RTP acquired North Ltd. in August 2000. Billiton acquired Rio Algom Ltd. in October 2000. BHP and Billiton merged during 2001 to form BHPBilliton.

Geological Setting

Regional Geology

        Alumbrera was emplaced in the late Miocene Farallón Negro - Capillitas volcanic flow and breccia complex, situated in the Sierra de Capillitas. This high-potassium calc-alkaline shoshonitic to banakitic volcanism is the easternmost expression of subduction related volcanism which appears to have developed in block-faulted areas on Palaeozoic crystalline basement along the Andean Cordillera in the late Miocene. The Farallón Negro complex lies near the boundary of nearly flat and 30-degree east dipping segments of the subducting Nazca Plate, a discontinuity expressed by the east-west boundary between the Puna and Sierras Pampeanas provinces, by a 50-kilometre right-lateral offset in the Andes crest and by the east-west trend of Neogene volcanoes of the Ojos de Salado chain west of Alumbrera and the Farallón Negro centre.

        Alumbrera and its host stratovolcano lie between two northeast-trending lineaments, the Hualfin and Aconquija, which may have localized volcanism and mineralization in tension fractures between them. The volcanism was controlled by sinistral pull-apart tectonics along a major northwest trending lineament. The Farallón Negro volcanic and intrusive complex was a stratovolcano formerly up to 6 kilometres high and approximately 16 kilometres in diameter, which evolved from more mafic pyroxene andesites to more hornblende and biotite bearing andesites and dacites. Volcanism was followed by the emplacement of the mineralization-related dacite porphyries. The location of the dacite porphyries coincides with the eruptive centres of the former andesite-dacite stratovolcano, whose roots they intruded.

Deposit Geology

        The Alumbrera alkalic dacite porphyries were intruded about 8 million years ago into the roots of the Farallón Negro volcano. The intrusion-generated large-scale hydrothermal circulation resulted in alteration and mineralization of the porphyry itself and its volcanic host rocks. Subsequent erosion has exposed the upper part of the volcano and its porphyry system to a level that is favourable for mining. Rocks exposed at surface were originally at depths of approximately 2.8 kilometres and at 0.6 to 0.8 kilobars lithostatic pressure.

        The Farallón Negro host rocks are about 90% autobrecciated flows in a thick-bedded sequence of fragment-poor to fragment-crowded weakly to strongly porphyritic potassic andesite. The remaining 10% is comprised of lithic and non-porphyritic flow units.

        The primary mineralized rocks of Alumbrera consist of a series of porphyritic intrusions. A total of seven distinctive porphyritic intrusions have been recognised, which form stocks (earliest units) and dyke-like bodies (youngest units) that extend to the outer edge of the deposit with some of the dykes forming a radial pattern around the central stocks. The individual porphyry units can be distinguished by their phenocryst content, but primarily are classified by their cross cutting intrusive relationships. Geochemically the dacites are typical for subduction-related potassic igneous rocks (shoshonites) from mature continental arc settings.

Exploration

        The mining rights to the Alumbrera Mine held by MAL are limited to a 2,000 metre by 3,000 metre rectangle (600 hectares in size) approximately centred on the open pit mine. This area, referred to as the contract area, is slightly larger than the ultimate pit rim dimensions. No exploration is conducted by MAL outside of the contract area.

        Known mineralization in the pit has been fully delineated to the northwest and southeast. However, to the northeast, towards the crusher, and to the southwest, mineralization is cut off by faults that are parallel to the dominant faulting direction. It is possible that a small amount of mineralization remains to be discovered in these areas if it can be shown that they have been down-faulted.

        Since 1999, exploration efforts in the MAL contract area have been limited. Recently a small geophysical survey consisting of a limited amount of induced polarization surveying was conducted to look for disseminated sulphides in these areas. Results were not available at the time of Micon's visit, although it is anticipated that a certain amount of diamond drilling will be required in the future to test this potential.

        Because of the very limited area of mineral rights involved and the dominance of the area by the open pit mine, further exploration work is not anticipated. Any exploration by MAL outside of the contract area would require a new agreement with YMAD.

Mineralization

        The mineralogy of the primary (unweathered) ore consists of chalcopyrite (±bornite), native gold and pyrite. Gold occurs mainly in chalcopyrite. Gold values correlate closely with copper values in primary mineralization and ratios are very consistent through the deposit.

        Ore grades correlate with lithology. The highest copper-gold grades are associated with intense potassic (quartz-magnetite) alteration of two of the earliest mineralized porphyritic intrusions and in adjacent biotized or potassium feldspar altered andesites. Younger porphyries are less mineralized or barren. The majority of the copper is primary and occurs as chalcopyrite in disseminated grains and in veinlets. Copper and gold are positively correlated with gold occurring in association with early pyrite-chalcopyrite-magnetite as free gold grains in the 10 to 50 micron range.

        The occurrence of gold within chalcopyrite, together with magnetite and pyrite, suggests that the gold was transported by the same fluids as the other metals and that this fluid was oxidized. Near-surface oxidation and supergene enrichment appear limited at the Alumbrera Mine. Consequently, the economic-grade sulphide mineralization extends upward almost to surface.

        The upper portion of the orebody has been subject to weathering and can be sub-divided into two distinct zones, an upper, thin, leached zone, and a lower sulphide enriched zone. The leached zone contains oxide and carbonate copper minerals, including soluble species. Gold values appear largely unaffected by leaching. The sulphide-enriched zone is complex and contains chalcocite, covellite, native copper and chalcopyrite in varying proportions. The intensity of chalcocite decreases with depth and is absent in fresh (primary) ore. Leaching and oxidation near the surface generally does not extend to deeper than 30 metres. Rare and erratic deeper oxidation is attributed to enhanced permeability caused by local fracturing and faulting. The corresponding underlying zone of supergene enrichment is erratic in its development, occurring at depths to 150 metres in some places and being barely recognizable in others.

Drilling

        The Alumbrera Mine has been worked on by at least four different companies with numerous drilling campaigns since YMAD commenced work in 1969. Both reverse circulation and diamond drilling has been performed, however, the database is composed predominantly of diamond core data. The diamond drill programs were completed using both N-sized core ("NQ") and H-sized core ("HQ") longyear Q-series drilling systems (47.6 millimetres and 63.5 millimetres core diameter, respectively).

        270 holes were drilled on a nominal 50 metre by 50 metre pattern over the entire deposit. However, due to shorter lengths on some holes, this density decreases somewhat at the deepest pit elevations. All holes were drilled on N75o/N255o oriented sections, with dips varying between vertical and minus 60o. This orientation was chosen so as to best outline faults in the dominant fault strike direction, many of which have material post-mineralization movement or control the intrusion of the host porphyry and mineralizing fluids.

        After the 1998-99 resource definition drilling program it became apparent that it was necessary to drill a few more holes to increase data density at the deeper elevations of the pit. This was required in order to improve geological controls on the model and upgrade some of the indicated resources to the measured category based on the models used to estimate mineral resources and Kriging variances seen during grade interpolation. It was decided that an additional 14 holes would be drilled to fill in areas of low confidence. These have recently been drilled and included in the June 2002 reserve estimate. There is no known requirement for further drilling of the existing resource. A minor amount of exploration drilling is still required near the edges of the pit.

Sampling and Analysis

        Exploration samples are sawn (core) or split (reverse circulation) and sent to ALS Chemex ("ALS") in Mendoza for further preparation and analysis, following which the assay results were reported by ALS.

        Exploration samples were analysed for gold using a 50 gram fire assay with a flame AAS finish after nitric acid/aqua regia digestion of the bead. This method has a detection limit of 0.01 parts per million and is suitable for the low gold grades seen at Alumbrera. Samples were analysed for copper and silver using an aqua regia mixed-acid digestion and elemental determination by flame AAS. The detection limit for copper and silver by this method are 100 parts per million and 1.0 parts per million, respectively. Silver values are not checked by fire assay methods as they are not reported as an ore reserve and form a minor portion of the value of minerals recovered.

        Minor element analyses have been routinely carried out on approximately 10% of samples in order to determine background levels of elements of interest within the ore and surrounding waste rock of the orebody. These analyses were intended to determine base line quantities of potentially toxic metals available to be released into the environment. Samples were randomly selected and analyzed for antimony, arsenic, bismuth, cadmium, lead, mercury, molybdenum, selenium, tellurium and zinc. Additional sampling was conducted in areas identified to have lead and zinc bearing veins.

        Sulphur and sulphate analyses were also conducted in order to estimate the amount of pyrite within the deposit so as to aid in the prediction of acid mine drainage potential as well as to predict rougher and cleaner cell loads within the concentrator while treating certain ore types. Sulphur was determined through a Leco infrared detection of SO2 from combustion of sulphide.

Drill Core Samples

        During logging, the MAL geologist selects the portions of each hole to be sampled based primarily on mineralization. Using visual inspection, the location of the 0.15% copper boundary would be estimated and sampling would commence approximately 50 metres before this estimated position. Samples were selected on three-metre intervals regardless of lithologic contacts and geological variation in the core. Once selected, the core to be sampled was sawn in half with a diamond saw and one half of the core retained for future reference. All sampling and core storage took place at the core logging facility.

Reverse Circulation Samples

        Reverse circulation samples were collected in the field at the drill rig over 3-metre intervals after being split in the ratio 3:1 at the sampler. The smaller sample was sent for analysis and the larger fraction retained on site for the duration of the drill program in order to provide additional samples for check analyses or bench scale flotation testwork. The larger fraction was discarded after the completion of each program.

Blast Hole Sampling

        MAL samples all blast holes in the open pit except when the geology supervisor considers it unnecessary due to, for example, duplicate holes or holes too closely spaced. One sample is collected per hole from the cone of cuttings surrounding the collar. Sampling is performed by cutting two opposing channels into the cone and through its full depth to the bench floor. A sample of approximately 15 to 20 kilograms is collected from one wall of each of the two channels. Samples are split in a Gilson splitter to 1/4 of their original size (5 kilograms) and sent to the mine laboratory. For one in every five samples collected from certain areas of the Alumbrera pit a second sample split is collected from the Gilson splitter and sent to ALS for check analysis.

Sample Quality

        The program set up to monitor the quality of the assay database consisted of the following procedures:

  •
  the use of internal standards by the laboratory;

  •
  the use of MAL submitted standard samples with each sample batch;

  •
  regular re-analysis of pulps by the laboratory;

  •
  re-analysis of pulps as requested by MAL;

  •
  check analysis of randomly selected pulps by a second laboratory; and

  •
  1/4 core re-sampling of selected sample intervals mixed with each batch.

        Data validation protocols are built into the date-entry system used by MAL to prevent hole-depth, over-lapping logging/sampling intervals or hole-name validation errors.

Security of Samples

        MAL's core logging and storage facility is located in the administration and warehouse building cluster beside the concentrator. These facilities are approximately 1 kilometre behind the mine's security gatehouse which is manned 24 hours a day, 365 days a year. They are secure from entry by non-MAL personnel. Exploration samples are shipped from this location using scheduled mine delivery trucks bringing in general supplies.

Ore Reserves and Mineral Resources

        Ore reserves and mineral resources are estimated using the current (1999) version of the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the "JORC Code"), the Australian and RTP worldwide standards. The following definitions are reproduced from the JORC Code:

        The term "Mineral Resource" means a concentration or occurrence of material of intrinsic economic interest in or on the Earth's crust in such form and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

        The term "Inferred Mineral Resource" means that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability.

        The term "Indicated Mineral Resource" means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed.

        The term "Measured Mineral Resource" means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and/or grade continuity.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources

        This section uses the terms "Measured", "Indicated" and "Inferred" Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. "Inferred Resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

        The term "Ore Reserve" means the economically mineable part of a Measured or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proved Ore Reserves.

        The term "Probable Ore Reserve" means the economically mineable part of an Indicated, and in some circumstances Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

        The term "Proved Ore Reserve" means the economically mineable part of a Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

        The following table sets forth the estimated Ore Reserves for the Alumbrera Mine as at June 30, 2002:

Proved and Probable Ore Reserves(1)(2)

Material	Category	Tonnes (million)	Gold (grams per tonne)	Copper (%)	Contained Gold (million ounces)	Contained Copper (million tonnes)
In Situ(3)	Proved	224.3	0.67	0.58	4.83	1.301
	Probable	41.7	0.64	0.55	0.86	0.229

	Total	266.0	0.67	0.58	5.69	1.530

Stockpiles(4)	Proved	104.4	0.42	0.36	1.41	0.376
	Probable	—	—	—	—	—

	Total	104.4	0.42	0.36	1.41	0.376

Total	Proved	328.7	0.59	0.51	6.24	1.677
	Probable	41.7	0.64	0.55	0.86	0.229

	Total	370.4	0.60	0.51	7.1	1.905

(1)
The Ore Reserves for the Alumbrera Mine set out in the table above have been prepared by MAL, and reviewed by Harry Burgess, P.Eng., mining engineer, and Terry Hennessey, P.Geo., geologist, at Micon. The Ore Reserves are classified as Proved and Probable, and are based on the JORC Code. It is Micon's opinion that the Proved and Probable Ore Reserves prepared by MAL staff are the equivalent of proven and probable mineral reserves under the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines adopted by CIM Council on August 20, 2000 (the "CIM Standards").

(2)
The Ore Reserves were estimated by fitting a pit shell to the mineral resource block model and the surrounding waste. Metal prices of $0.88 per pound copper and $298 per ounce gold were used in the pit design.

(3)
Using a cut-off grade of 0.28% payable equivalent copper at $280 per ounce gold and $0.95 per pound copper.

(4)
Historically, the mine has operated using various cut-off criteria.

        In February 2003, MIM announced Ore Reserves for the Alumbrera Mine as at December 31, 2002, which are set forth in the following table:

Proved and Probable Ore Reserves(1)(2)(3)(4)(5)(6)(7)

Material	Category	Tonnes (million)	Gold (grams per tonne)	Copper (%)	Contained Gold (million ounces)	Contained Copper (million tonnes)
In Situ	Proved	239	0.67	0.58	5.15	1.386
	Probable	23	0.49	0.47	0.36	0.108

	Total	262	0.65	0.57	5.51	1.494

Stockpiles	Proved	111	0.41	0.36	1.46	0.400
	Probable	—	—	—	—	—

	Total	111	0.41	0.36	1.46	0.400

Total	Proved	350	0.59	0.51	6.61	1.786
	Probable	23	0.49	0.47	0.36	0.108

	Total	373	0.58	0.51	6.97	1.894

(1)
The Ore Reserves for the Alumbrera Mine set out in the table above have been prepared by MAL. The Ore Reserves are classified as Proved and Probable, and are based on the JORC Code.

(2)
The Proved Ore Reserve includes 111 million tonnes at 0.36% Cu, 0.41 g/t Au of medium and low grade material stockpiled for future treatment.

(3)
A new resource block model has been constructed by MAL since the estimate of Ore Reserves as at June 30, 2002 reviewed by Micon. Mineral Resources are estimated using ordinary kriging interpolation to a geologically constrained block model from an assay database comprising about 60,000 metres of diamond drilling and 14,000 metres of reverse circulation drilling.

(4)
Ore Reserves are based on a life-of-mine production schedule generated from pit optimisation studies on the new resource block model and are reported on the basis of a recoverable payable copper equivalent cut-off grade of 0.32%, with the equivalent grade taking into account copper and gold grades, prices, metallurgical recoveries and realisation costs. The recoverable payable copper equivalent grade of 0.32% represents in-situ copper and gold grades generally in the range of 0.15% Cu, 0.26 g/t Au to 0.25% Cu, 0.11 g/t Au.

(5)
The mining and processing of 16.7 million tonnes at 0.66% Cu, 0.82 g/t Au during the six months since June 30, 2002 depleted the Ore Reserves reported at June 30, 2002 reviewed by Micon. As compared to the June 30, 2002 estimate, the Ore Reserve tonnage has increased, despite production depletion of 16.7 million tonnes. Ore Reserve growth is attributable to resource modelling and pit optimization and design work completed during 2002.

(6)
Mineralization outside the new pit shell delineated by the new resource block model is not considered to have reasonable prospects of eventual economic extraction and consequently is not reported.

(7)
Primary sulphide mineralization comprises disseminated, vein and fracture controlled chalcopyrite in altered dacite and andesite host rocks, with chalcocite and covellite in the enriched zone.

        There are currently no Mineral Resources to report for the Alumbrera Mine.

Mineral Processing and Metallurgical Testing

        The economic mineralogy of the primary, unweathered ore consists of chalcopyrite, native gold and pyrite in a simple textural relationship. Chalcopyrite occurs in disseminated grains and in veinlets; copper and gold are positively correlated, with the gold occurring as free grains or, more usually, as inclusions within the chalcopyrite. As a classic porphyry copper-gold deposit, it is expected that the ore should respond to conventional sulphide flotation for recovery of gold bearing copper concentrate.

        As a project now in its fifth full year of production, there is a wide range of metallurgical testing and operating experience available and planned, including original feasibility studies and process design laboratory and pilot scale testing, post-commissioning laboratory and plant scale process optimization, and post-commissioning laboratory testing and simulation studies in support of strategic planning and development.

        The feasibility study metallurgical testing confirmed the amenability of the orebody to conventional copper porphyry processing. Although the programme was possibly not as systematic in establishing the metallurgical response of the orebody as has been the case on other similar projects, Micon considers that the testing adequately addressed all the expected issues and generated appropriate criteria for process design. These criteria have been generally confirmed by operating experience to date.

        MAL decided in 2001 to install a third grinding line and a pebble crushing circuit in order to meet the objective of maintaining concentrate production at lower ore grades over the life-of-mine. Based on its operating experience to date, MAL has not increased the capacity of the flotation circuit or other areas.

        Together with the feasibility study testing, post-commissioning operating results and process optimisation, it appears that an adequate and comprehensive programme of testing and study has been conducted in support of the recent expansion and the life-of-mine plan.

Mining Operations

        Standard truck and shovel mining techniques operations are employed in the open pit mine, utilizing 42 cubic metre shovels and 220 tonne haul trucks to move both ore and waste. Mining is carried out on 17-metre benches, with 2-metre sub-drill, which suit the size of the equipment necessary for the production rate.

        Current mineral reserves have a low waste to ore ratio of an average of 1.77:1 for the 2002 life-of-mine plan. Operation of the mine is carried out at an elevated cut-off grade, which is reduced over the mine life to the economic cut-off grade. This practice requires that some ore be stockpiled for later processing. The average reserve grade is 0.51% copper and 0.60 grams per tonne gold.

        The mining rate in fiscal 2002 marginally exceeded 300,000 tonnes per day for a total of approximately 112 million tonnes of material mined, comprised of approximately 39 million tonnes of ore and 73 million tonnes of waste. The total material mined is planned to increase to an average of 355,000 tonnes per day, approximately 130 million tonnes per annum, for the fiscal years 2004 to 2007. In 2007, a major push back of waste is required, resulting in reduced ore production. Following 2007, waste stripping reduces significantly.

        MAL employs approximately 800 permanent staff and 400 contractors, of whom approximately 500 staff and 200 contractors work in the mining department. Argentina is a highly unionized country with industry-based unions and very prescriptive labour agreements. MAL worked closely with the representative Union and Argentine Labour Ministry to negotiate an initial, one-union bargaining agreement. This was renegotiated in the second year resulting in the introduction of an innovative and flexible, four-year labour agreement which is up for renewal in 2003.

Milling Operations

        The original plant uses a conventional porphyry copper flotation circuit with proven, large scale equipment. The plant produces two products, a copper flotation concentrate containing the major gold credit and doré bullion from gravity recovery of coarser free gold. The original design capacity was 80,000 tonnes per day with a utilisation of 94%, equivalent to 29.2 million tonnes per year. Provision was made for expansion to 100,000 tonnes per day by the addition of a third grinding line, in order to maintain metal production as the ore grade decreases.

        MAL has increased the capacity of the original plant to approximately 100,000 tonnes per day by the addition of the third grinding circuit, albeit using smaller equipment than that already installed. The expansion also included a pebble crushing circuit to handle critical size material from the semi-autogenous grinding ("SAG") mills, of which about 1 to 1.5 million tonnes, at 0.4% copper, already had been accumulated. The planned utilization for 2003 is 93%, increasing to 94% in 2007.

        MAL expects that the ball mills will become the limit to throughput with the expanded circuit, particularly on softer ore. Although the cleaner flotation circuit is a constraint to feed metal, this will not be a problem except on the softest, high grade ore, as lower ore grade will compensate for the increased throughput. MAL has not identified any other areas that require expansion, although it acknowledges that increased utilisation in most areas is required.

        The mined ore is crushed in a 1,540 millimetre by 2,770 millimetre gyratory crusher. The crushed ore is conveyed 1.7 kilometres to an 80,000 tonne live capacity stockpile. The ore is drawn from the stockpile by apron feeders to conveyors feeding three parallel grinding circuits. The two original grinding lines each consist of an 11 metre diameter, 5.14 metre long SAG mill and two 6.1 metre diameter, 9.34 metre long ball mills operating in closed circuit with hydrocyclones. The third grinding line, which was commissioned in August 2002, consists of a 8.53 metre diameter, 4.27 metre long SAG mill and a 5.03 metre diameter 8.84 metre long ball mill, both of which are reconditioned second-hand units. It has been the practice to remove and stockpile the minus 35 millimetre critical size pebbles from the SAG mill discharge when processing harder ores with lower throughput rate. A circuit was commissioned in August 2002 for crushing the stockpiled pebbles and the newly generated pebbles, as required. The pebbles are conveyed via a surge bin to a crusher operating in open circuit and the crushed pebbles will be conveyed via a surge bin to each of the three SAG mill feed conveyors.

        SAG and ball mill discharge is pumped to a cluster of hydrocyclones, one cluster for each ball mill. Hydrocyclone underflow discharges to the ball mill feed, with a minor proportion diverted via two centrifugal gravity concentrators for each cluster, for removal of coarser free gold. Hydrocyclone overflow at 80% passing 150 ìm gravitates to the flotation circuit. The gravity concentrate is transferred to the secure gold room for further cleaning and smelting with fluxes to bullion.

        After conditioning with reagents, the hydocyclone overflow passes to the rougher flotation circuit consisting of 32 100 cubic metre mechanical flotation cells. MAL has concluded that there is sufficient rougher cell capacity to accommodate the increased throughput. Rougher concentrate is reground in one or two 5.0 metre diameter, 7.32 metre long ball mills operating in closed circuit with hydrocyclones, and centrifugal gravity concentrators for further free gold recovery. The reground rougher concentrate passes to the cleaner flotation section, consisting of 14 pneumatic flotation cells arranged for two stages of cleaning and a cleaner scavenger, all in closed circuit. The concentrate from the second stage cleaner is the final product and the tailings from the cleaner scavenger are now recirculated to the rougher circuit, although as commissioned these cells operated in open circuit producing final tailings.

        Final concentrate is thickened to 63% solids in two 30 metre diameter thickeners and for storage in surge tanks before being pumped via a 316 kilometre long, 175 millimetre diameter pipeline to MAL's filter plant near Tucumán. Positive displacement pumps at the mine site and two booster stations elevate the concentrate to a high point from where it flows by gravity 150 kilometres to the filter plant. At the filter plant, the concentrate is stored in surge tanks and thickened prior to three 120 cubic metre continuous belt filter presses, which reduce the moisture content to 7.5%. The filters discharge to a storage building, where a front-end loader reclaims the filter cake for rail transport 830 kilometres to the port near Rosario.

        Tailings from the process plant flow by gravity pipeline for 8.5 kilometre to an engineered, centreline dam constructed across the Vis Vis canyon. Distribution is effected by spigotting along the upstream face of the dam. Supernatant water is pumped back to the process plant and seepage is collected downstream of the dam and pumped back. The dam is raised using waste rock with a core of selected material and remains a significant capital cost throughout the life of the mine. MAL retains Knight Piesold as its consultant for tailings dam management and construction quality control.

Markets and Contracts

        MAL's objective is to sell 90% to 95% of its concentrate production through frame contracts, with the balance for sale into the spot market. This should reduce the annual average treatment and refining charges and should provide short-term flexibility of production, sales and revenue against budget.

        Sales and marketing operates from the port facilities, with a specialist consultant being retained for annual contracts exceeding 30,000 tonnes, and MIM Japan retained through a negotiated sales agency agreement for annual contracts into the Far East and for general market intelligence in this region.

        As at May 2002, MAL reported that it had 13 frame contracts in place, including three with traders and three (two traders and one smelter) additional long-term contracts, established to cater to the increased production scheduled by the life-of-mine plan. The lowest annual commitment is for 10,000 to 40,000 tonnes and the largest is for 100,000 tonnes. The earliest contract expiry date is December 31, 2003 and the latest expiry date is September 30, 2008. Smelter locations are in Europe, India, the Far East, Canada and Brazil.

Environmental Considerations

Permitting

        The main environmental permit is the original Environmental Impact Report ("EIR"), which was prepared to 1988 World Bank guidelines and was approved in 1997 as part of the project approval process. Under the terms of the UTE Agreement, MAL is responsible for compliance with the commitments made in the EIR and the cost of reclamation and closure. There are currently no significant areas of non-compliance. The EIR must be updated bi-annually as two separate reports for approval by the Tucumán and Catamarca provincial authorities. Micon understands that the 2001 EIR update was received and accepted by the provincial authorities. Other statutory environmental controls are the water license associated with the fresh water supply from Campo Arenal (Catamarca) and the filter plant discharge license (Tucumán).

        In addition to the direct statutory controls, the UTE Agreement and its requirement for consultation with YMAD on strategic issues, including closure, impact on environmental management.

        Third party auditors are utilized to review key environment areas such as tailings storage facility design, construction and management. Through MIM and the other shareholders, MAL conducts regular audits of its environment programs to ensure that corporate, community and statutory standards have been adequately identified and are being adhered to.

Compliance

        Under the terms of the UTE Agreement, commitments made in the EIR reside with MAL. In response to these commitments, MAL currently is implementing a revised environmental management system. Various initiatives have been taken and are ongoing to ensure compliance, which is demonstrated by routine monitoring of air and water quality against background levels.

        Of particular significance is the commitment to zero discharge, which is implemented by intercepting and pumping back surface and near surface groundwater downstream of the tailings storage facility. Despite design considerations, a seepage plume has developed in the natural groundwater downstream of the facility, albeit currently well within MAL's concession, due to the area's complex structural geology. A series of pump back wells have been established to capture the seepage, which is characterised by high levels of dissolved calcium and sulphate. The pump back wells will be augmented over the life of the mine in order to contain the plume within the concession and monitoring wells will be provided for the Vis Vis River. Based on the latest ground water model, the pump back system will need to be operated for several years after mine closure.

        The other potentially significant environmental risk lies with the concentrate pipeline. This pipeline crosses areas of mountainous terrain, significant rivers, high rainfall and active agriculture. Any rupture of the pipeline poses an environmental risk from spillage of concentrate. Subsequently, control structures and river crossing protection have been, and continue to be, installed in order to minimize the risk of breakage and spillage, a program of geotechnical inspection has been implemented to monitor landslide risk areas, and routine physical surveillance of the pipeline route is carried out.

Reclamation and Closure

        Although the fixed assets of the project revert to YMAD on final termination of commercial production, MAL is legally responsible for reclamation and closure costs in its capacity as operator of the Alumbrera Mine. MAL is committed to stabilizing tailings and waste rock against potential acid generation and water pollution and, to this end, is conducting progressive rehabilitation on the tailings storage facility and waste rock dumps. Other activities include contaminated land remediation, removal and stabilization of potentially acid generating road base material, securing pit safety and closure of infrastructure. The ultimate requirement is to achieve final landforms that do not require MAL's presence post closure.

        MAL has prepared an Interim Mine Closure Plan in response both to commitments in the EIR and to meet the requirements of those existing shareholders who are signatories to the Australian Minerals Council Code for Environmental Management. MAL's closure planning is an ongoing process that is refined as operations plans are revised and operational and monitoring data are evaluated. Closure costs are revised on an annual basis.

        Ongoing rehabilitation is recognized as part of routine operations and associated costs are included in the project's financial plan. Testing is being completed in order to generate information regarding the potential for acid generation from waste materials, and initial testing of capping materials has been completed. Progressive rehabilitation commenced in 2002.

Bond-Posting

        MAL makes provisions for reclamation and closure in its 2002 life-of-mine plan and financial statements, however, MAL is not required to post a bond in connection with its reclamation and closure obligations and no cash provisions are being made.

Capital Costs

        The Alumbrera Mine was commissioned in 1998 after the expenditure of approximately $1.233 billion of project development capital. After additional capital expenditure of approximately $79 million in 1999, on-going annual sustaining and project capital has been expended since that time at a rate of approximately $26 million per fiscal year.

        Approximately $29 million, $18 million and $30 million was expended in fiscal years 2000, 2001 and 2002, respectively, with a further $28 million forecast to be spent in fiscal 2003. Approximately $27 million of the capital expenditures were incurred in connection with the increase in plant capacity from 80,000 tonnes per day to 100,000 tonnes per day. Of the fiscal 2003 capital, $5 million is attributable to the mill expansion, with the remainder allocated for on-going sustaining capital. As at September 30, 2002, approximately $7.4 million, of the total for fiscal 2003, had been expended.

Projected Capital Expenditures for Fiscal 2003 to 2012

Item	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	Total
	($ in millions)
Mining	8.2	13.6	10.3	4.8	4.2	5.1	1.7	2.1	—	—	50.1
Tailings Dam	2.6	2.8	2.8	2.4	2.4	2.3	2.3	2.2	2.2	0.1	22.1
Concentrator	5.5	3.3	2.6	1.8	1.6	2.1	1.3	1.4	2.1	1.8	23.5
Administration	5.7	0.29	0.28	0.32	0.14	0.3	0.13	0.15	0.05	—	7.3
Filter Plant, Rail and Port	0.84	0.69	0.22	0.19	0.15	0.08	0.81	0.35	0.16	0.05	3.5
Mill Expansion	5.0	—	—	—	—	—	—	—	—	—	5.0
Closure Cost	—	—	—	—	—	—	—	—	—	23.5	23.5

Total	27.9	20.6	16.2	9.5	8.4	9.9	6.3	6.3	4.5	25.5	135.0

Taxes

        MAL is subject to taxation in the form of income tax and IVA tax, the latter of which is applicable to purchases of goods and services at a rate of 21%. Full reimbursements for IVA tax are available to mining companies and a net reimbursement over the life of the mine of $23.5 million is included in the cash flow projections.

        The statutory tax rate of MAL is 30% as compared to the statutory tax rate of 35% for non-mining companies. This rate is protected under a fiscal stability regime which also provides for favoured treatment in terms of special deductions for interest paid on foreign loans.

        Potential changes to the tax regime, resulting from the current Argentine political, economic and social crisis, are a risk to the estimated levels of future cash flow. However, it is not expected that any increased taxation would have a material effect on the value of the property, given the current fully developed stage of the operations and the high levels of projected annual cash flows.

Production Estimates and Cash Flow Projection

        The MAL operation is expected to draw the majority of its economic value from the sale of copper and gold in concentrate. In addition, a doré containing gold and silver is produced on-site. Production is derived from ore mined at the Alumbrera Mine. The total scheduled ore to be mined and processed, and the gold and copper output, are set forth in the following table:

Production Schedule(1)

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	Total
Ore Milled (million tonnes)	36.64	36.71	36.62	36.97	37.23	37.33	37.19	37.23	37.23	31.49	364.64
Gold Grade (grams per tonne)	0.72	0.76	0.63	0.64	0.54	0.60	0.77	0.68	0.29	0.29	0.60
Copper Grade (%)	0.61	0.60	0.54	0.55	0.48	0.60	0.65	0.55	0.28	0.29	0.52
Gold Production ('000 ounces)	617	649	529	529	442	511	684	584	203	172	4,920
Copper in Concentrate ('000 tonnes)	198	195	175	177	156	198	216	181	85	74	1,654

(1)
Production figures refer to the total quantity of payable metal produced.

        Wheaton River does not as a matter of course make public projections as to future sales, earnings or other results. The projected capital expenditures, production estimates, cash flow and other projections included in this Prospectus have been prepared by Micon and have been extracted from the Micon Report. The projected capital expenditures, production estimates, cash flow and other projections have been included in this Prospectus based on the requirements of Canadian securities regulations and were not prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the Canadian Institute of Chartered Accountants or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Deloitte & Touche LLP and PricewaterhouseCoopers have neither examined nor compiled the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP and PricewaterhouseCoopers do not express opinions or any other form of assurance with respect thereto. The Deloitte & Touche LLP and PricewaterhouseCoopers reports included in this Prospectus relate to the historical financial information and do not extend to the prospective financial information and should not be read to do so.

        The cash flow projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the cash flow projections were not prepared by Micon on behalf of the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by Micon with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Alumbrera Mine, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's or MAL's control. Accordingly, there can be no assurance that the assumptions made in preparing the cash flow projections will prove accurate, and actual results may be materially greater or less than those contained in the cash flow projections. For these reasons, as well as the bases and assumptions on which the cash flow projections were compiled, the inclusion of such cash flow projections herein should not be regarded as an indication that the Company or MAL, or any of their respective affiliates or representatives, considers such information to be an accurate prediction of future events, and the cash flow projections should not be relied upon as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such cash flow projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the cash flow projections and none of them intends to update or otherwise revise the cash flow projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

        The overall base case cash flow projections for the Alumbrera Mine are set forth in the following table:

Cash Flow Projections

	(ounces)	(tonnes)		($)	($)
Year	Payable Gold Production(1)	Payable Copper Production(1)	($)	Total Operating Costs	Net Cash Flow Before Taxes
			Net Revenue(2)
2003	616,768	198,351	426,844,309	198,792,414	187,761,008
2004	649,072	195,174	475,443,951	210,528,358	234,454,714
2005	528,749	174,692	407,761,336	208,656,505	174,396,604
2006	529,178	176,864	409,173,936	209,245,792	181,896,665
2007	441,692	155,784	352,715,138	205,146,689	131,798,145
2008	511,088	197,758	432,121,254	177,524,644	235,765,184
2009	683,782	215,742	511,175,545	174,619,423	319,724,611
2010	584,195	181,010	432,187,853	167,905,699	248,992,397
2011	203,466	84,714	180,235,927	132,884,183	38,890,026
2012	171,840	74,186	155,839,146	121,128,895	5,671,468

(1)
Production figures refer to the total quantity of payable metal produced.

(2)
Using a constant gold price of $320 per ounce, a copper price of $0.70 per pound in 2003 and a copper price of $0.80 per pound in 2004 through to 2012.

        The estimates of annual cash flow assume that the current mining rate of approximately 111 million tonnes of ore and waste per year will increase to approximately 130 million tonnes per year by fiscal 2004 and will continue at that level for four years, after which time waste mining will diminish significantly. Ore will be mined from the pit until fiscal 2010 and for a final two years, fiscal years 2011 and 2012, low grade ore, which comprises a portion of the long term inventory stockpile, will be reclaimed from stockpile for processing. Over the projected operating life of ten years, MAL's operations are expected to generate a total undiscounted net cash flow, after senior debt service and taxes and available for distribution to shareholders, of approximately $1.14 billion, of which Wheaton River's 25% share upon completion of the acquisition of the Alumbrera Mine will equal approximately $285 million.

        Sensitivity analyses have been performed to test the impact on project economics of changes in the price of the metals produced. Net present values for RTP's 25% share of cash flows available to shareholders after full debt service and taxes have been estimated for metal prices 10% higher and lower than the base case prices. The results of these sensitivity analyses are set forth in the following table:

Input Parameter	Total Net Present Value (RTP's 25% share)
	($ in millions)
Discount Rate (% per year)	0	10	15
Base Case Prices	285	173	139
Base Case Prices +10%	346	216	176
Base Case Prices -10%	209	122	96

Peak Mine, Australia

Property Description and Location

        The five PGM properties, comprised of New Cobar, Chesney, New Occidental, Peak and Perseverance, are situated in the vicinity of Cobar which is located approximately 600 kilometres west of Sydney, New South Wales, Australia. The PGM properties include a 100% interest in four consolidated mining leases, a mining lease and two contiguous exploration licences. The leases and licenses cover approximately 350 square kilometres surrounding the Peak Mine. In addition, PGM has a 90% beneficial interest in the Cobar West joint venture with Dominion Gold Operations Pty Ltd. and owns or has joint venture interests in tenements covering approximately 500 square kilometres. There is a royalty payable to the State of New South Wales of 3% of gross revenue from the PGM properties.

        Principal mining activities are conducted at the Peak Mine, an underground mine and processing facility, however, actual mining at the Peak Mine ceased in October 2002. Underground mining and development is currently occurring at the New Occidental and Perseverance deposits, both deposits accessed by the Peak shaft and utilizing the mining and processing infrastructure of the Peak Mine. Surface mining of oxide ore is occurring at the New Cobar deposit, a small open pit mine. Surface oxide mineralization is also known to exist at the Chesney and Peak deposits. Underdeveloped sulphide mineralization occurs at the New Cobar and Chesney deposits and remains at the Peak Mine. A preliminary economic analysis of underground mining at New Cobar is currently being performed.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The Peak Mine is accessed by a sealed road and regional road access is provided by an all weather highway between Sydney and Adelaide through Cobar. Rail service is also available at Cobar. A regional airport services Cobar with regular commercial flights to Dubbo connecting to Sydney. Concentrates are transported by road and rail to ports and smelters on the east coast of Australia and overseas.

        The Cobar region has a semi-arid climate and receives on average about 352 millimetres of rainfall per year. Temperatures range from an average temperature of 16 degrees Celsius in the winter to 34 degrees Celsius in the summer. There are no permanent waterbodies on the consolidated mining leases. Weather does not significantly affect PGM's mining operations and mining is conducted year-round.

        The Cobar Water Board supplies untreated water to the Peak Mine via a 130-kilometre dedicated pipeline from the Bogan River west of Nyngan. PGM is entitled to 1,728 million litres per year, although it currently uses on average 400 million litres per year. PGM has agreed to allocate an amount of its entitlement to the Cornish, Scottish and Australian (the "CSA") copper mine and, as a result, except in certain circumstances, is not allowed to consume more than 1,000 million litres of its water allocation. The Peak Mine itself produces water at a rate of 165 million litres per year, supplying a large portion of its raw water requirements. Potable water is pumped from the Cobar Shire Council's water treatment plant to the site.

        Maximum electricity consumption demand is 5.6 megawatts and annual consumption is approximately 40 gigawatt hours. Power is provided to the Peak Mine via a 132 kilovolt transmission line to a substation at the Peak Mine where it is converted to 11 kilovolts for use on site or transformed on site to lower voltages. Emergency power is available from two 0.8-megawatt diesel generating units on-site which are owned by PGM.

        The landscape is predominantly flat, composed of sandy plains with minor undulations. Cobar is situated 250 metres above sea level. Vegetation is largely semi-arid low woodland, with minor creeks and rivers lined by taller eucalypt species.

History

        There has been sporadic gold mining in the Cobar district since the 1870s. The district was better known for its copper deposits and was one of Australia's main sources of copper at the turn of the 20th century. Numerous small gold deposits were discovered in the late 1880s, with the Occidental (or United), New Cobar, Chesney and Peak producing gold in the late 1800s. The greatest period of activity at the Peak Mine was from 1896 to 1911.

Most gold mining in the Cobar district ceased by 1920 when the copper mines and smelters closed and there was a decrease in gold prices following World War I.

        The second phase of sustained mining in the district began in 1935, when New Occidental Gold Mines NL re-opened and operated the Occidental Mine as the New Occidental Mine. The New Cobar (or Fort Bourke) and Chesney mines also re-opened in 1937 and 1943, respectively. Mining again ceased in the district with the closing of the New Occidental Mine in 1952. Between 1935 and 1952, the New Occidental Mine had produced 700,000 ounces of gold.

        Exploration by various companies was conducted through the late 1940s to 1980 in the district with no significant success. In early 1980, RTP acquired various leases containing the New Occidental, New Cobar and Chesney mines. The Peak Mine deposit was discovered in 1981 and PGM was formed to develop the deposit in 1987. Between 1982 and 1985 a total of 30,840 metres were drilled to delineate the Peak Mine deposit. A pre-feasibility study was prepared in October 1985 and updated to June 1986. A feasibility study proposal was approved in January 1987 and the study was completed in 1990. Production commenced at the Peak Mine in 1992.

        Subsequent exploration and investigations lead to the development of the New Occidental and Perseverance deposits. In 1995 an exploration program exploring beneath the previously mined area of the New Occidental was successful in reporting an inferred resource of 3 million tonnes grading 7.4 grams per tonne gold. In July 2000, approval was received to develop the New Occidental deposit.

        The Perseverance deposit was developed from a coincident gravity and magnetic anomaly centred on historic workings identified in the 1980s. Deep surface drilling in 1994 yielded a narrow zone of ore-grade gold mineralization. The depth discouraged further exploration until 1996 when a decision was made to proceed with further exploration from an 800-metre underground exploration drive from the base of the Peak Mine workings. Underground drilling commenced in 1997. Following additional investigations and studies, the Perseverance deposit was approved for development in December 2001.

        Exploration at the Fort Bourke Hill historic workings, including shallow and deep diamond drilling, was conducted from 1989. Following the temporary loss of access to the Peak Mine shaft in mid-1998, PGM developed a trial open pit mine, the New Cobar mine, at the site in October 1998, that continued until March 1999, extracting approximately 105,000 tonnes of ore. A positive result lead to the New Cobar open pit project that is projected to entail extraction of an additional 800,000 tonnes of primarily oxidized ore on the western flank of the Fort Bourke Hill.

        Other exploration targets include the Chesney copper-gold, Gladstone, Dapville and Great Cobar deposits that have been identified through on-going exploration activities in the historic mining district.

Geological Setting

        The PGM deposits are found in the Cobar mineral field, a mining district stretching over a 60 kilometre section of the north-south trending eastern margin of the Cobar Basin.

        The deposits of the Cobar field are characterized by a diversity of metal assemblages, from zinc-lead-silver at the Elura deposit to the north through the copper-zinc-lead-silver CSA deposit immediately north of the town of Cobar, to the copper (Great Cobar and Chesney), copper-gold (New Cobar), gold (New Occidental) and gold-copper-zinc-lead-silver deposits (Peak) south of town. This southern, gold-rich section of the Cobar mineral field is known as the Cobar gold field.

        The Cobar gold field is defined as the 10 kilometre long belt of historical gold mines that extend northwards from the Peak area to the Tharsis workings, immediately north of the township of Cobar. Cobar gold deposits are attractive from the perspective that they tend to be high-grade discrete bodies, which are ideally suited to underground extraction. The gold mineralization typically demonstrates excellent metallurgical recoveries and often yields considerable base metal by-products.

        The deposits of the Cobar gold field are structurally controlled vein deposits and hosted by shear zones. They are typically steeply dipping, cleavage-parallel, generally north plunging lodes of short strike length (100 to

300 metres) and narrow width (less than 20 metres), but extensive down plunge extensions (in excess of 1,000 metres).

Exploration

        The Cobar gold field is a mature mining camp that has been extensively explored for gold near surface. The controls on mineralization are well understood and the location of the two principal controlling structures, the GCF and the Peak Shear are well known.

        Recent PGM exploration efforts have focused on examining unexplored or under-explored sections of these two faults and are expected to continue to focus on these structures in the near future. The principal method of exploration is by drilling, usually diamond core drilling, although reverse circulation drilling may be used in near surface oxidized mineralization. PGM currently plans for exploration and evaluation expenditures of Au.$3.5 million ($1.9 million) in 2003, of which Au.$2.7 million ($1.5 million) will be spent on drilling.

        PGM, or Rio Tinto Exploration ("RTE") staff, conduct all exploration programs on the PGM leases. Such exploration programs may include the use of drilling or geophysical contractors, but such work is supervised by PGM employees.

Mineralization

        The mineralization is typically associated with extensive silicification, chlorite alteration and a gangue mineralogy dominated by pyrrhotite, pyrite and to a lesser extent, magnetite. The Cobar gold deposits are steeply dipping pipe-like bodies with short surface dimensions but considerable vertical extent. Mineralization occurs within high strain zones and is localized in zones of dilation that typically form around flexures in the shears caused by lithological competency contrasts. Base metal mineralization is present along most of the shear systems within the Cobar gold field, and in places attains economic significance. The gold mineralization, in contrast, occurs in very discrete high-grade bodies focused in the zones of maximum dilation.

Drilling

        PGM's current standard practice is to drill exploration diamond drill holes with HQ, stepping down to NQ/NQ2 core at about 300 metres depth or when drilling problems are encountered. Holes are occasionally started with PQ core. For this reason most exploration intercepts of mineralized zones are NQ. Delineation drilling of stope blocks for upgrading to Measured Mineral Resources is performed with LTK48-sized core. The sample volume of 1 metre of full LTK48 core is very close to the volume of 1 metre of half NQ core thereby minimizing change of support issues for resource estimation using both sample types. All drill hole collars are surveyed by the mine surveyors and all holes are down hole surveyed using Eastman single shot cameras which make permanent records of survey data on film discs.

        Reverse circulation drilling is conducted with 130 to 140 millimetres face-sampling bits to minimize contamination from material in the drill hole walls. Reverse circulation drilling samples are collected by a cyclone operated by the crew of the rig and a representative selection of chips is set aside for later logging by the geologist. Drill cuttings are split directly upon exiting the cyclone.

        Surface drill data available for the Mineral Resource estimate at the New Cobar Mine were acquired in 16 discrete drill programs completed between 1973 and 1997. The primary objective of the oxide exploration drilling programs was to define the oxide resource in the main lode position, to a nominal density of 20 metres by 20 metres to 100 metres depth; and 25 metres be 25 metres to 120 metres depth, a density considered sufficient for Measured Mineral Resources. Of the holes drilled, 444 were selected for use in the Mineral Resource estimate. Commencing in May 1996 and continuing through most of 1997, a deeper diamond drill program was completed in order to evaluate the sulphide mineralization at the New Cobar Mine.

        During the last period of production at the Chesney deposit, underground diamond drill holes began to be used for grade control. Several programs of surface drilling have been conducted at the prospect. The oxide mineralization on the property has been drill tested to approximately 100 metres below surface at a density of 20 metres by 40 metres or 20 metres by 20 metres using 100 face-sampling reverse circulation drill holes and

47 percussion drill holes. In addition, several HQ/NQ-sized diamond drill holes tested the deposit at deeper levels below the water table. This drilling was completed in five different drill programs between 1987 and 1996. Of the holes drilled, 147 were selected for use in the Mineral Resource estimate. The unoxidized mineralization at Chesney has been drill tested at approximately 450 metres below surface by nine NQ2 diameter diamond drill holes at about a 25- to 30-metre spacing. Several of the other HQ/NQ diameter diamond drill holes have tested the deposit between 200 to 500 metres below surface. In addition, 16 AX and EX underground diamond core holes were drilled from the lowest level of the mine (270 metres below surface). All 26 of these holes have been used to estimate the tonnage and grade of the mineralized system immediately below the workings.

        New Occidental Mineral Resource estimates are based on 371 drill holes from drilling campaigns between 1945 and 2002.

        Four drilling campaigns were completed in the Peak Mine area between 1997 and 2000, plus a sporadic series of diamond drill holes between 1948 and 1995. The results of 80 drill holes from such programs were used in the Peak oxide resource estimates. The reverse circulation drill programs were sampled every 2 metres and the diamond drill core was sampled on various intervals of less than 2 metres. The underground mine at Peak has been in operation since 1992 and production has now ceased. It has a very large and extensive database of exploration and delineation drill holes, underground mapping, muck sampling and production reconciliation data from which to estimate and reconcile a resource. Since the last Mineral Resource estimate all new holes have been drilled using underground drills, LTK48-sized core and whole-core sampling. These are the same drill rigs as currently being used at New Occidental and Perseverance. All holes are down hole surveyed using methods similar to those at the New Occidental and Perseverance deposits. Core recoveries at the Peak Mine were generally very high. The diamond drill core holes were sampled on 1-metre intervals.

        Almost all underground drilling at the Perseverance deposit was completed using HQ, NQ/NQ2 and LTK48-sized drilling equipment, except for a few wedged holes which were completed using heavy duty CHD-series drill rods. HQ-sized equipment was used to establish collars and complete up to 300 metres of parent hole to facilitate off-hole wedging and directional drilling. LTK48 core was used to assess the upper margin of Zone A which has a drilling density of approximately 30 by 40 metres. Zones B, C and D are drilled much more sparsely. Surveys were taken every 9 to 30 metres. The results of 132 drill holes were used in the Perseverance Mineral Resource estimates.

Sampling and Analysis

Reverse Circulation Samples

        Reverse circulation drilling samples are collected by a cyclone operated by the crew of the rig and a representative selection of chips is set aside for later logging by the geologist. Drill cuttings are split directly upon exiting the cyclone.

        PGM has recently used face-sampling hammers to minimize sample contamination from drill hole walls and riffle splitters to reduce samples in the field to a size small enough to be pulverized in an LM5 mill without having to resplit/recombine.

        Sampling strategies are devised for individual projects depending on requirements. The sampled intervals can be 1, 2 or 4-metre composites depending on the accuracy required. One-metre samples are retained to allow more detailed analyses at a later date.

Core Samples

        Sample intervals are selected and sample numbers issued by the geologist during logging to cover all potentially mineralized intersections. The decision to sample is based on the presence of significant quartz veining, alteration mineralogy (usually silicification) and/or sulphides. Sample intervals are generally laid out every 1 metre through the mineralized zone, although lesser lengths may be used if a sharp mineralization contact is reached before the end of the last full-metre sample in a zone. Not all core in the hanging wall or footwall, typically consisting of barren Great Cobar Slate or Chesney Formation, is analysed.

        One-metre long samples are taken from half HQ/NQ or whole LTK48 core. HQ/NQ samples are split with a saw, cutting the core at right angles to cleavage, and half of the core is retained on site for future reference. (The volume of these two sample types is very similar so that support issues remain the same for resource estimation). Unsampled mine production core from delineation drilling is discarded. Samples are bagged and collected and blank and standard samples inserted into the numbering stream.

        Samples are then packaged for shipment to the laboratory. PGM assays all of its drill core samples at outside commercial laboratories. The onsite mine laboratory is used only for process control and underground muck samples.

Sample Quality

        Core recovery has generally been very high and is not considered to be causing any difficulties with sample representivity. Reverse circulation drilling recoveries are generally good with local problems near old mine openings and some open fractures in the ground. The location of areas with recovery problems is known and can be plotted.

        PGM has chosen to use a relatively large drill core size in order to minimize known problems with sampling of small high-grade shoots within the deposits. While an even larger core size may be desirable from a sampling point of view there are practical limits to drilling and core handling, particularly when underground. This does not appear to have any effect on the placement of the limits of the ore body as the high grade shoots tend to be located near the cores of the zones. However, it does appear to affect the estimation of contained gold within the shoots since mill head grades from these areas have historically been somewhat higher than the ore reserve estimates. The sample size chosen appears to be a reasonable compromise for an operating mine.

        PGM uses outside assay laboratories for all core and reverse circulation chip analysis, whether for exploration or delineation drilling results. All core is analysed for gold, copper, lead, zinc and silver. Other elements may be assayed for depending on the deposit. PGM uses both Analabs and ALS, both registered with the National Association of Testing Authorities in Australia, for contract analytical work and different drill programs or exploration projects will be given to either laboratory. Since 1996, PGM has completed regular checks of assay laboratories and submitted analytical blanks with samples.

        PGM has prepared safety diagrams to check the sample reduction and comminution steps during sample preparation to ensure that representative subsamples are maintained at all stages.

        PGM uses a quality control and checking system to validate the precision and accuracy of the gold and, to a lesser extent, copper assays, and to monitor cleanliness in sample preparation. The quality control system consists of standards, blanks, repeats, pulp duplicates, screen fire assays, inter-laboratory check assaying and inter-laboratory check screen fire assaying.

        Data validation protocols are built into the date-entry system used by PGM. A final database check is carried out by the geologist through the process of loading the data into the Vulcan mine planning software system and visual checks of both the database and the data in cross section and plan view using Vulcan.

        Recent practice at RTP has been to request detailed technical reviews of all capital projects proposed by operating units such as PGM. Both the New Occidental and Perseverance projects were significant capital expenditure projects and among the requests made was one for an independent project database audit prior to estimation of the resources for the study. Sampling procedures, logging practices, bulk density determination, data collection procedures and data entry accuracy were reviewed. These audits were performed by Rio Tinto Technical Services ("RTTS") of Bundoora. RTTS has also performed overall technical reviews of the New Occidental and Perseverance projects. Although certain recommendations were made and acted upon, these audits found the databases to be properly validated and acceptable for use in the estimation of a Mineral Resource for the two projects. It was also felt that data from earlier programs run by others had been thoroughly assembled and recorded in an appropriate manner.

Security of Samples

        Core is logged and sampled, and half cores are stored, in a fenced and locked yard behind the main gate at the Peak Mine. The main gate is manned by security personnel 24 hours a day and access to the yard is limited to authorized exploration and mine geology personnel. Samples are collected and shipped to commercial assay laboratories from this location. Sample pulps and field splits of reverse circulation samples are also stored in a secure facility either at the mine or at the CRA Exploration/Rio Tinto Exploration ("CRAE/RTE") office in Bundoora, near Melbourne, Australia. Prior to November 1998, pulps were sent to the pulp storage facility in Bundoora. Since December 1998, all pulps have been stored at the Peak Mine core shed.

        For all PGM and CRAE/RTE samples, sample batch dispatches were assigned a unique data processing order ("DPO") number. The DPO sheets detail the methods of sample preparation and analysis to be employed. Original DPO sheets are on file at CRAE/RTE in Bundoora or at the Peak Mine offices.

Ore Reserves and Mineral Resources

        Ore reserves and mineral resources are estimated using the JORC Code. See "Significant Acquisitions — Acquisition of Alumbrera and Peak Mines — Alumbrera Mine, Argentina — Ore Reserves and Mineral Resources" for JORC Code definitions of Ore Reserve, Proved Ore Reserve and Probable Ore Reserve.

        The following table sets forth the estimated Ore Reserves for the PGM properties as at December 31, 2001:

Proved and Probable Ore Reserves(1)(2)(3)

					Metallurgical Recovery
		Tonnes (million)	Gold Grade (grams per tonne)	Copper Grade (%)
	Category				Gold	Copper
New Occidental	Proved	—	—	—	—	—
	Probable	2.10	7.4	—	87.2	—

	Total	2.10	7.4	—	87.2	—

Peak Mine (below 280 metres below surface)	Proved	0.20	5.4	0.4	94.4	22.9
	Probable	—	—	—	—	—

	Total	0.20	5.4	0.4	94.4	22.9

Perseverance (Zone A)	Proved	—	—	—	—	—
	Probable	0.40	9.2	1.4	95.5	63 to 74

	Total	0.40	9.2	1.4	95.5	63 to 74

New Cobar (near surface)	Proved	0.54	4.3	—	90.0	—
	Probable	0.01	6.0	—	90.0	—

	Total	0.55	4.3	—	90.0	—

					Contained Metal
					Gold (ounces)	Copper (tonnes)
Total	Proved	0.74	4.6	0.1	109,400	740
	Probable	2.51	7.7	0.2	621,400	5,020

	Total	3.25	7.0	0.2	730,800	5,760

(1)
The Ore Reserves for the PGM properties set out in the table above have been prepared by RTP and reviewed by Harry Burgess, P.Eng., mining engineer, and Terry Hennessey, P.Geo., geologist, at Micon. The Ore Reserves are classified as Proved and Probable, and are based on the JORC Code. It is Micon's opinion that the Proved and Probable Ore Reserves prepared by PGM staff are the equivalent of proven and probable mineral reserves under the CIM Standards.

(2)
The Ore Reserves were estimated using either a two-dimensional kriging method or a three-dimensional kriging method, constrained by geological and grade domains.

(3)
The following table sets forth the recovery and dilution factors applied to the Mineral Resource estimates by property:

Deposit	Recovery (%)	Dilution (%)	Cut-Off Grade (grams per tonne gold)
New Occidental	95	14	4
Peak Mine	95	14	4
Perseverance	95	21	4
New Cobar	98	5	1.24 – 1.51 dependent on ore type

        Since the cut-off date for resource estimation for the December 31, 2001 Mineral Resource and Ore Reserve statement, access from the Peak Mine to the New Occidental deposit, and a significant amount of stope access development, was completed which allowed for completion of the closely spaced delineation drilling for the stopes between the 84 and 92 levels of the mine. A new three-dimensional kriged reserve estimate was prepared for the deposit between these levels and those elevations were removed from the two-dimensional kriged Ore Reserve. The following table sets forth the estimated Ore Reserves for the New Occidental deposit as at June 30, 2002:

Proved and Probable Ore Reserves(1)(2)(3)

Deposit	Category	Tonnes (million)	Gold Grade (grams per tonne)
New Occidental Three-dimensional Model (below 9450m RL)	Proved	0.126	5.4
	Probable	0.195	5.9

	Total	0.321	5.7

New Occidental Two-dimensional Model (above 9450m RL)	Proved	—	—
	Probable	1.778	7.3

	Total	1.778	7.3

Total	Proved	0.126	5.4
	Probable	1.973	7.2

	Total	2.099	7.1

(1)
The Ore Reserves for the PGM properties set out in the table above have been prepared by RTP and reviewed by Harry Burgess, P.Eng., mining engineer, and Terry Hennessey, P.Geo., geologist, at Micon. The Ore Reserves are classified as Proved and Probable, and are based on the JORC Code. It is Micon's opinion that the Proved and Probable Ore Reserves prepared by PGM staff are the equivalent of proven and probable mineral reserves under the CIM Standards.

(2)
The Ore Reserves were estimated using two-dimensional and three-dimensional ordinary kriged block models, constrained by geological and grade domains.

(3)
A dilution factor of 25.1%, at 0 grams per tonne, and a mining recovery of 84.8%, was applied to the resources between the 92 Level and the 84 Level, based on actual experience at New Occidental. Above the 84 Level up to the 56 Level, a dilution factor of 14%, at 0 grams per tonne, and a mining recovery of 95%, was applied, based on dilution experience with Peak Mine stopes.

        See "Significant Acquisitions — Acquisition of Alumbrera and Peak Mines — Alumbrera Mine, Argentina — Ore Reserves and Mineral Resources" for JORC Code definitions of Mineral Resource, Inferred Mineral Resource, Indicated Mineral Resource and Measured Mineral Resource.

Cautionary Note to United States Investors Concerning Estimates of Measured,
Indicated and Inferred Resources

        This section uses the terms "Measured", "Indicated" and "Inferred" Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. "Inferred Resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

        The following table sets forth the estimated Mineral Resources for the PGM properties as at December 31, 2001:

Measured, Indicated and Inferred Mineral Resources(1)(2)(3)(4)
(excluding Proved and Probable Ore Reserves)

Deposit	Category	Tonnes (x 106)	Gold (grams per tonne)	Copper (%)
New Occidental	Measured	—	—	—
	Indicated	0.10	7.7	—
	Inferred	0.70	5.9	—
Peak Mine (below 280 metres below surface)	Measured	—	—	—
	Indicated	—	—	—
	Inferred	—	—	—
Peak Mine (oxide — near surface)	Measured	0.11	2.2	—
	Indicated	0.04	2.9	—
	Inferred	0.01	2.6	—
Perseverance	Measured	—	—	—
	Indicated	—	—	—
	Inferred	—	—	—
New Cobar (near surface)	Measured	—	—	—
	Indicated	—	—	—
	Inferred	0.22	2.9	—
New Cobar (sulphide)	Measured	—	—	—
	Indicated	—	—	—
	Inferred	0.97	5.8	0.8
Chesney (near surface)	Measured	—	—	—
	Indicated	0.45	1.5	0.9
	Inferred	0.05	1.2	0.7
Chesney (sulphide)	Measured	—	—	—
	Indicated	—	—	—
	Inferred	0.80	3.6	3.0
Total	Measured	0.11	2.2	—
	Indicated	0.59	2.6	0.7
	Measured + Indicated	0.70	2.6	0.6
	Inferred	2.75	5.0	1.2

(1)
The Mineral Resources for the PGM deposits set out in the table above have been prepared by RTP and reviewed by Terry Hennessey, P.Geo., geologist, at Micon. The Mineral Resources are classified as Measured, Indicated and Inferred, and are based on the JORC Code. It is Micon's opinion that the Measured, Indicated and Inferred Mineral Resources presented above are individually the equivalent of the measured, indicated and inferred mineral resource categories as presented in the CIM Standards.

(2)
The Mineral Resources were estimated using two-dimensional and three-dimensional ordinary kriged block models, constrained by geological and grade domains.

(3)
Included in the Mineral Resources are portions of Ore Reserve stope outlines which have been classified as an Inferred Mineral Resource and mineralized material above the deposit/zone cut-off grade, with adequate continuity, in areas where mining may be possible but has not yet been demonstrated to be economic. Excluded from the Identified Mineral Resources are mined material and material unlikely to be converted to reserve status for engineering or technical reasons and remnant stope pillars, skins and other material sterilized as a result of mining as well as discontinuous mineralization.

(4)
Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

        At the time of Micon's visit, the final stope production at the Peak Mine deposit was just completed. No more Ore Reserves currently exist at the Peak Mine deposit. In anticipation of this cessation of mining, PGM performed a final Mineral Resource estimate to obtain an inventory of all remaining, potentially economic mineralization at the Peak Mine deposit, which had not been sterilized by mining. The study was necessitated by new information, including drilling, acquired since the last resource estimate. The report also showed approximately 55,000 tonnes of Proved and Probable Ore Reserves which no longer exist as a result of mining activity since June 30, 2002. The following table sets forth the estimated Mineral Resources for the Peak Mine deposit as at June 30, 2002:

Measured, Indicated and Inferred Mineral Resources(1)(2)(3)(4)
(excluding Proved and Probable Ore Reserves)

Deposit	Confidence Category	Tonnes (thousand)	Gold (grams per tonne)	Copper (%)	Lead (%)	Zinc (%)	Silver (grams per tonne)
Peak Mine (below 280 metres below surface)	Measured	327	7.6	0.7	0.4	0.7	4.6
	Indicated	327	5.9	0.3	0.3	0.6	2.3
	Measured + Indicated	654	6.7	0.5	0.4	0.6	3.4
	Inferred	28	5.6	0.2	0.2	0.4	2.2

(1)
The Mineral Resources for the PGM deposits set out in the table above have been prepared by RTP and reviewed by Terry Hennessey, P.Geo., geologist, at Micon. The Mineral Resources are classified as Measured, Indicated and Inferred, and are based on the JORC Code. It is Micon's opinion that the Measured, Indicated and Inferred Mineral Resources presented above are individually the equivalent of the measured, indicated and inferred mineral resource categories as presented in the CIM Standards.

(2)
The Mineral Resources were estimated using two-dimensional and three-dimensional ordinary kriged block models, constrained by geological and grade domains.

(3)
Included in the Mineral Resources are portions of Ore Reserve stope outlines which have been classified as an Inferred Mineral Resource and mineralized material above the deposit/zone cut-off grade, with adequate continuity, in areas where mining may be possible but has not yet been demonstrated to be economic. Excluded from the Identified Mineral Resources are mined material and material unlikely to be converted to reserve status for engineering or technical reasons and remnant stope pillars, skins and other material sterilized as a result of mining as well as discontinuous mineralization.

(4)
Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

Mineral Processing and Metallurgical Testing

        The original and now depleted Peak ore zones are characterized generally as high copper, with high gold recovery; high gravity recoverable gold; and high sulphide, with lower gold recovery requiring longer leach time.

        The New Cobar open pit ore processed to date is totally oxidized and largely leached of copper mineralization. Testing indicates gold recovery of over 93% from cyanide leaching. Although it will continue to be processed by blending with other ore, it is planned that a significant tonnage of stockpiled oxide ore will not be processed until 2007. During 2003 and 2004, sulphide ore will be processed in addition to the oxide. Testing indicates total gold recovery of 95% in copper concentrate and from cyanide leaching.

        The New Occidental ore, which constitutes approximately 64% of the process feed during the 2003 to 2007 plan period, has been subjected to a comprehensive testing program that commenced in 1996 with initial mineralogical studies. RTTS and its predecessors in Melbourne carried out most of the testing, with external technical support as required, directed by PGM and RT technical staff. This testing program confirmed the benefit of finer grinding to 80% passing 53 microns and extending the leach time from the current 22 hours to 48 hours. Gravity gold recovery is expected to be low, at approximately 5%, and copper flotation is not viable at the low sulphide ore grade. The response to direct leaching was tested using 2-metre interval samples from nine drill holes. This testing showed that gold recovery varied between 68% and 98%, with an average of 87%.

        Although only constituting 14% of process feed during the 2003 to 2007 plan period, drill core samples from Perseverance have also been subjected to a comprehensive programme of mineralogical examination and testing by RTTS using PGM's site specific laboratory procedure and other procedures. In addition to testing of Perseverance alone, testing was also conducted on blends with New Occidental ore at the finer grind required for the latter. The testing showed that Perseverance ore is similar to the high copper Peak ore, with gold recovery of over 94% using Peak conditions and copper recovery of over 65% to a good quality concentrate. Blending was found to be of benefit to total gold recovery, despite lower gravity recovery with the fine grind required for New Occidental ore, because of a fine-grained gold component in the Perseverance ore and recovery of the New Occidental refractory gold to the copper concentrate. As planned for 2003 to 2007, a saleable copper concentrate is possible when the grade of the ore blend exceeds 0.3% copper, with only bismuth attracting penalty.

Mining Operations

        Mine production operations are located in two distinct underground zones and a small open pit operation. Current mining is from zones which are contiguous to, or nearby, earlier mined out areas. The two underground operations are known as New Occidental and Perseverance, while the open pit mine is the near surface remnants of the now closed underground New Cobar operation. Production operations have been underway at New Occidental since December 2001, while development commenced at Perseverance in October 2002. The New Cobar open pit mine is scheduled to be completed in 2003, when mined ore will remain stockpiled for subsequent treatment.

        The New Occidental and Perseverance orebodies are accessed from the Peak Mine infrastructure which allows 40-tonne truck haulage from the two zones to the Peak Mine crushing and hoisting infrastructure. Ore from New Occidental and Perseverance is hauled to the Peak Mine crushing station, where a Jaques jaw crusher is installed. Crushed ore is loaded into the 10-tonne skip and hoisted to the surface, where it is stockpiled for milling. The Peak Mine infrastructure includes a 5.3-metre diameter concrete-lined shaft to a depth of 740 metres. The hoisting system is designed to provide capacity of up to 600,000 tonnes per year. The main winder is a ground-mounted, friction winder running a single 10-tonne pay load skip, counterweighted by a 30-man cage connected by four 28-millimetre head ropes and two 40-millimetre tail ropes. The auxiliary winder is a ground-mounted, single drum winder hoisting a double deck, six-man cage, on fixed guides, in a bratticed compartment in the shaft. Like the main cage, the auxiliary winder can be operated in automatic, semi-automatic and manual modes.

        The New Occidental and Perseverance zones will operate on the same shift roster as the Peak Mine, namely, two 12 hour shifts per day, 365 days per year. The workforce undertaking the New Occidental and Perseverance mining operations has transferred from the Peak Mine as production decreased. Contractors carry out the ramp and access development in advance of the mine production operations.

New Occidental

        The New Occidental operations consist of large size development headings (up to 5 metres high by 6 metres wide), with access development in the hangingwall sandstones. Development utilizes Twin-boom Tamrock Minimatic electro-hydraulic jumbos, with stope drilling carried out by an Atlas Copco Simba rig and a Tamrock Solo rig. Ore loading utilizes Elphinstone, 7 cubic metre, scoops with truck haulage, via the internal ramp and the decline, to the crusher at the Peak Mine shaft. The scoops are equipped with remote control capability to permit access into stopes, for recovery of broken ore under unsupported openings.

        The feasibility study for New Occidental was based on a required production of 450,000 tonnes per year. Given the relatively small size of the orebody and, hence, the available tonnes per vertical metre, the rate of vertical extraction will be high. This, in turn, will impose the challenge of ensuring that development is maintained sufficiently far ahead of stoping to permit the orderly sequence of in-fill exploration drilling, detailed definition drilling, stope planning and blast-hole drilling.

Perseverance

        Four zones of mineralization have been identified within the Perseverance system. The zone which is the closest to the Peak Mine has the highest density of drilling and level of geologic understanding and is the zone currently being developed.

        Mining methods, similar to those used at New Occidental, are proposed for Perseverance. A geotechnical assessment was carried out by consultants, Barrett Fuller & Partners, in order to advise on pillar sizes and stope spans, etc. Mine plans call for production from a depth of approximately 850 metres below surface to approximately 1,060 metres below surface. The stoping sequence is planned from bottom to top, with a crown pillar of 12 metres separating two zones of mining, from which production can be achieved concurrently. Stoping production is expected to commence in October 2003 and to continue until 2007. Estimates of mining cost are based on historical Peak Mine costs adjusted to suit depth, location and geological and geotechnical conditions.

New Cobar

        The New Cobar open pit operation extracts the near surface remnant ore of the now closed New Cobar underground operation. The operation is a small conventional truck and shovel operation managed on behalf of PGM by Henry Walker-Eltin, under a unit price contract. Mining of the pit is scheduled to be complete by October 2003, when some 450,000 tonnes of oxide ore will remain stockpiled, for blending with underground ore, and processed over the current life of the mine.

Milling Operations

        The original flexible process design required by the variability of the Peak Mine ore zones, consisting of SAG milling, gravity, sulphide flotation, cyanide leaching, carbon in leach adsorption, electrowinning and bullion production, has facilitated the introduction of new ore sources with different mineralogical and metallurgical characteristics. The original plant capacity of 450,000 tonnes per year was increased incrementally through improvements in bottlenecks and maintenance to 560,000 tonnes per year of hard sulphide ore. The production criteria for the 2003 to 2007 life of mine plan are 630,000 tonnes per year, 365 days per year, 24 hours per day, 96% utilisation and 74.9 tonnes per hour, on a blend of hard sulphide ore and softer oxide ore.

        Ore is crushed underground to a nominal top size of 150 millimetres and is delivered to a 6,000 tonne live capacity stockpile. Three reciprocating plate feeders deliver ore to the SAG mill feed conveyor from the stockpile. A separate bin equipped with a static grizzly and a feeder delivers New Cobar ore to the conveyor. The bin is fed by front-end loader from a stockpile of trucked ore.

        Gold and silver are recovered from a strip solution by electrowinning in the secure gold room. Also in the gold room, the gravity concentrate is upgraded on shaking tables and by acid digestion to remove unwanted sulphide and other acid soluble minerals. The electrowinning cell sludge and the upgraded gravity concentrate are direct smelted to doré bars, typically containing 29% silver and 69.5% gold.

        Leach tailings are pumped to a thickener. Thickener overflow is recycled to the leaching circuit. High density thickener underflow is pumped to the tailings storage facility, which is a central discharge type.

Markets and Contracts

        Copper concentrate is sold under a frame contract or on the spot market. The annual production of concentrate, at approximately 3,500 tonnes per year to 6,500 tonnes per year over the life of mine plan period, is small and it has a reasonably high gold content. At approximately 21% copper and in excess of 45 grams per tonne gold, the concentrate will be of saleable quality; however, at approximately 1%, the high bismuth content would be penalized and would be unacceptable to some smelters. Copper concentrate was sold to Dowa Mining in Japan under a three-year frame contract that expired in 2001. Sales in 2002 were to Dowa Mining on a one-off basis using the same general terms and conditions. Currently there is no contract in place, but PGM has indicated that Dowa Mining remains interested in taking the copper concentrate.

        Doré bullion is refined under contract by the Perth Mint (previously by Johnson Matthey, Melbourne) and the gold and silver sold through bullion banks.

Environmental Considerations

        NSR Consultants Pty Ltd. conducted an independent environmental audit of the PGM tenements in June 2002. No high ranking environmental issues were identified during the audit. PGM operated within the statutory conditions of its operating licences and achieved complete compliance for the period from July 1, 2000 to June 30, 2002. PGM is progressing toward meeting the ISO 14001 accreditation requirements with its environmental health and safety management system.

        PGM has a responsibility under Australian law to reclaim the environmental impacts of historic mining as well as current mining activities on its leases. PGM contracted NSR Environmental Consultants Pty Ltd. in 2000 to prepare an updated conceptual closure plan for the PGM tenements to ensure that PGM has sufficient planning and financial provision available to meet the Rio Tinto corporate requirements. The natural environment in the Cobar region has been severely degraded during a long history of mining, settlement, grazing and timber cutting. Emphasis in the closure strategy, as a result, has been placed on community safety. Ten sites of historic mining and exploration activities and four locations of current and proposed mining activities requiring rehabilitation were identified. Reclamation, particularly of the historic areas on the PGM tenements, has been on-going in recent years, and revegetation trials have been initiated. Reclamation work at the historic sites has included backfilling and fencing shafts, donation and relocation of historic equipment, reshaping waste rock and tailings areas and removing rubbish.

        It is recognized by PGM that localized acid mine drainage is an issue at Queen Bee, and PGM have proposed to address this issue in the rehabilitation schedule for 2003 and 2004. Given the semi-arid climate of Cobar, acid mine drainage is not expected to pose a significant financial burden. As a result, additional costs may, or may not, be required once additional studies and the requirements for closure are better understood. This information is unlikely to be available until a few years before closure.

        PGM have estimated the future cost for closure at Au.$8.865 million in 2002. PGM has a bank guarantee in favour of the Minister of Mineral Resources (New South Wales) in an amount of Au.$6.099 million.

Capital Costs

        Since 1999, capital has been, and continues to be expended, on the development of the New Occidental zone and the Perseverance zone. In addition to development of access to, and opening up of, the underground zones, PGM invested capital into open pit mining of the remnant, near surface, Ore Reserves of the closed New Cobar underground operation.

        In the PGM life-of-mine cash flow projections provision is made for future capital expenditures from 2003 to 2007. The development costs are incurred and expensed under an operating account, some of which is capitalized. Other items of capital in this expenditure include underground fans and ducting, underground mobile equipment and on-going replacement capital. The following table sets forth the capital expenditure estimates included in the Micon estimates of future annual cash flows:

Capital Expenditure Fiscal 2003 to 2007 ($)

Item	2003	2004	2005	2006	2007	Total
Capital Items	2,204,191	816,146	57,711	71,280	—	3,149,328
Exploration and Evaluation	1,998,000	1,917,000	1,371,600	1,080,000	—	6,366,600
Capitalized Development	5,431,579	3,132,503	945,866	—	—	9,509,949
Closure Cost	—	—	—	—	4,787,146	4,787,146

Total	9,633,771	5,865,649	2,375,178	1,151,280	4,787,146	23,813,024

Taxes

        Both New South Wales state and Australian federal tax are levied on the proceeds from the PGM operations. Federal income tax, after appropriate eligible deductions, is imposed at 30%, while New South Wales state tax effectively is a mining royalty set at 3% of gross revenue, before treatment charges and all other costs.

Production Estimates and Cash Flow Projection

        The PGM operation is expected to draw the majority of its economic value from the sale of gold in doré bullion. In addition, a concentrate containing copper, gold and silver will be produced for sale. Most of the production is derived from ore mined at the underground operation from the New Occidental and Perseverance zones. The total scheduled ore to be mined and processed, and the gold and copper output, are set forth in the following table:

Production Schedule(1)

	2003	2004	2005	2006	2007	Total
Ore Milled (tonnes)	630,000	630,000	630,000	630,000	408,484	2,928,484
Gold Grade (grams per tonne)	6.50	7.31	6.58	6.31	5.64	6.53
Silver Grade (grams per tonne)	5.47	7.15	5.99	5.30	4.31	5.74
Copper Grade (%)	0.32	0.30	0.30	0.37	0.17	0.30
Payable Gold Production (ounces)	118,555	133,274	118,914	112,345	66,954	550,042
Payable Silver Production (ounces)	38,464	55,979	19,148	18,028	11,664	143,283
Payable Copper Production (pounds)	1,594,024	1,486,914	1,913,207	2,680,707	—	7,674,852

(1)
Production figures refer to the total quantity of payable metal produced.

        Wheaton River does not as a matter of course make public projections as to future sales, earnings or other results. The projected capital expenditures, production estimates, cash flow and other projections included in this Prospectus have been prepared by Micon and have been extracted from the Micon Report. The projected capital expenditures, production estimates, cash flow and other projections have been included in this Prospectus based on the requirements of Canadian securities regulations and were not prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the Canadian Institute of Chartered Accountants or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Deloitte & Touche LLP and PricewaterhouseCoopers have neither examined nor compiled the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP and PricewaterhouseCoopers do not express opinions or any other form of assurance with respect thereto. The Deloitte & Touche LLP and PricewaterhouseCoopers reports included in this Prospectus relate to the historical financial information and do not extend to the prospective financial information and should not be read to do so.

        The cash flow projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the cash flow projections were not prepared by Micon on behalf of the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by Micon with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company or the Peak Mine, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the cash flow projections will prove accurate, and actual results may be materially greater or less than those contained in the cash flow projections. For these reasons, as well as the bases and assumptions on which the cash flow projections were compiled, the inclusion of such cash flow projections herein should not be regarded as an indication that the Company, or any of its respective affiliates or representatives, considers such information to be an accurate prediction of future events, and the cash flow projections should not be relied upon as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such cash flow projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the cash flow projections and none of them intends to update or otherwise revise the cash flow projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

        The overall base case cash flow projections for the PGM operation are set forth in the following table:

Cash Flow Projections

Year	Payable Gold Production(1)	Payable Silver Production(1)	Payable Copper Production(1)	Net Revenue(2)	Total Operating Costs	Net Cash Flow Before Taxes
	(ounces)	(ounces)	(pounds)	($)	($)	($)
2003	118,555	38,464	1,594,024	38,610,569	27,729,995	1,246,804
2004	133,274	55,979	1,486,914	43,513,593	23,443,551	14,204,393
2005	118,914	19,148	1,913,207	38,943,282	22,896,227	13,671,877
2006	112,345	18,028	2,680,707	37,169,309	22,492,883	13,525,145
2007	66,954	11,664	—	21,408,562	13,477,504	3,143,912

(1)
Production figures refer to the total quantity of payable metal produced.

(2)
Assuming a constant gold price of $320 per ounce, a silver price of $4.50 per ounce in 2003, a silver price of $5.00 per ounce from 2004 to 2007, a copper price of $0.70 per pound in 2003 and a copper price of $0.80 per pound from 2004 to 2007.

        The estimates of annual cash flow assume that the current mining and milling production rate of approximately 630,000 tonnes of ore per year will continue for at least five years. Over the projected operating life of five years, PGM's operations are expected to generate a total undiscounted net cash flow after taxes of approximately $35 million.

        Sensitivity analyses have been performed to test the impact on project economics of changes in the price of the metals produced. Net present values have been estimated for metal prices 10% higher and lower than the base case prices. The results of these sensitivity analyses are set forth in the following table:

Input Parameter	Total Net Present Value
		($ million)
Discount Rate (% per year)	0	10	15
Base Case Prices	34.9	26.1	22.9
Base Case Prices +10%	47.3	35.7	31.4
Base Case Prices -10%	22.5	16.5	14.3

Economic Analysis of the Acquisition Purchase Price

        An economic analysis of the Acquisition purchase price has been completed by the Company. In the course of negotiations in connection with the Acquisition, the Company worked with advisors and used a combination of economic models developed internally and by other advisors. The key components of the models were based upon the projections developed by MAL and PGM, as reviewed by the Company. Subsequently, the Company has used the economic analysis prepared by Micon as the basis for the following analysis of the purchase price economics.

        Wheaton River does not as a matter of course make public projections as to future sales, earnings or other results. The projected capital expenditures, production estimates, cash flow and other projections included in this Prospectus have been prepared by Micon and have been extracted from the Micon Report. The projected capital expenditures, production estimates, cash flow and other projections have been included in this Prospectus based on the requirements of Canadian securities regulations and were not prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the Canadian Institute of Chartered Accountants or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Deloitte & Touche LLP and PricewaterhouseCoopers have neither examined nor compiled the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP and PricewaterhouseCoopers do not express opinions or any other form of assurance with respect thereto. The Deloitte & Touche LLP and PricewaterhouseCoopers reports included in this Prospectus relate to the historical financial information and do not extend to the prospective financial information and should not be read to do so.

        The key parameters in the analysis are outlined below:

  •
  metal prices were assumed to be $320 per ounce for gold; $4.50 per ounce for silver in 2003; $5.00 per ounce for silver from 2004 to 2007; $0.70 per pound for copper in 2003; and $0.80 per pound for copper from 2004 to 2012;

  •
  the purchase price was assumed to be $210 million; $180 million allocated to a 25% interest in the Alumbrera Mine and $30 million allocated to the Peak Mine;

  •
  additional costs incurred by the Company with respect to the Acquisition were estimated to be $3.15 million and include an estimated $1 million for Peak's first quarter operating results and $2.15 million in costs which have been assigned as $1 million to Alumbrera and $1.15 million to Peak; and

  •
  all estimates were calculated after taxes as set out in the Micon analysis.

        Using the purchase price assumptions as outlined above, the 25% interest in the Alumbrera Mine has an after tax undiscounted net cash flow ("NCF") value of $104 million and a net present value ("NPV") at 5% of $38 million. The internal rate of return ("IRR") is 9%. Table 1 below shows the NPV of the purchase price for a range of discount rates as well as the cash flow sensitivity to plus and minus 10% changes in metal prices, operating costs and capital costs.

Table 1: Analysis of the Alumbrera Mine Purchase Price (NPV, $ in millions)

	Base Case	Metal Price		Operating Costs		Capital Costs
		+10%	-10%	+10%	-10%	+10%	-10%

NPV at 0%	104	165	28	72	135	102	106
NPV at 5%	38	90	-23	12	63	36	41
NPV at 10%	-8	35	-59	-30	12	-10	-7
NPV at 15%	-42	-5	-85	-60	-25	-44	-40
NPV at 20%	-67	-34	-104	-83	-52	-69	-66
IRR	9%	14%	3%	6%	11%	9%	9%

        Using the purchase price assumptions as outlined above, PGM has an after tax undiscounted NCF value of $6.6 million and a NPV at 5% of $1.8 million. The IRR is 7%. Table 2 below shows the NPV of the purchase price for a range of discount rates as well as the cash flow sensitivity to plus and minus 10% changes in metal prices, operating costs and capital costs.

Table 2: Analysis of the Peak Mine Purchase Price (NPV, $ in millions)

	Base Case	Metal Price		Operating Costs		Capital Costs
		+10%	-10%	+10%	-10%	+10%	-10%

NPV at 0%	6.6	19.0	-5.8	-0.6	13.8	4.2	9.0
NPV at 5%	1.8	12.6	-9.1	-4.5	8.1	-0.4	3.9
NPV at 10%	-2.2	7.4	-11.8	-7.8	3.4	-4.1	-0.3
NPV at 15%	-5.4	3.1	-14.0	-10.4	-0.4	-7.2	-3.7
NPV at 20%	-8.1	-0.4	-15.9	-12.6	-3.6	-9.7	-6.5
IRR	7%	19%	-7%	-1%	14%	5%	10%

        At both the Alumbrera Mine and the Peak Mine the production is based upon the Proved and Probable Ore Reserves. No Mineral Resources were included in the economic assessment prepared by Micon.

        At the Alumbrera Mine there are no unmined reserves or resources after completion of the production schedule. At the Peak Mine there are resources which remain after the production as outlined in the economic analysis. Based upon other transactions the unmined metal was assigned a value of $6 per gold ounce in the resource estimate. No value was assigned to the copper in the remaining resource. The 646,500 ounces of gold in the remaining inferred resource were therefore assigned a value of $3.9 million. This was reflected in the analysis by adding this value in 2003.

        There was no value assigned to the exploration potential at either project. At the Alumbrera Mine the open pit covers the land available and there is little potential for exploration to extend the operation. At the Peak Mine there is exploration potential but no specific value was assigned to the exploration potential at the Peak Mine.

        The Peak Mine had embarked upon a cost savings and production improvement scheme to reduce operating costs. Micon indicate that the undiscounted cash flow from the Peak Mine would increase by $5 million if 25% of the RTP planned savings were realized and the undiscounted cash flow would increase by $11 million if 50% of the savings were realized. However, no potential benefit from reduced operating costs was incorporated into this purchase price analysis.

        The economic analysis was prepared considering the purchase price as a cost in 2003 which was then offset by the future annual cash flows from the operations plus the value of exploited resources. This series of cash flows was then used to calculate an NPV at 0, 5, 10, 15 and 20% as well as an IRR. For the purposes of the economic analysis, the current year was taken as year one with no adjustment for closing of the Acquisition during the year.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF WHEATON RIVER

        The following tables set forth selected consolidated financial information of the Company for the financial years ended December 31, 2001, 2000 and 1999 and for the nine months ended September 30, 2002 and 2001. The following summary of selected consolidated financial information is derived from, should be read in conjunction with and is qualified in its entirety by reference to the Company's consolidated financial statements, including the notes thereto, and Management's Discussion and Analysis of Results of Operations and Financial Condition included elsewhere in this Prospectus. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States. See note 15 to the audited consolidated financial statements of the Company and note 9 to the unaudited consolidated financial statements of the Company. The Company uses the United States dollar as its reporting currency. All financial data presented below is in thousands of dollars, except per share data and number of shares outstanding.

	Nine Months Ended September 30		Years Ended December 31
	2002	2001	2001	2000	1999
Canadian GAAP
For the period:
Sales	$16,755	$8,923	$9,010	$28,608	$20,899
Earnings from mining operations	5,982	1,304	1,503	8,887	7,197
Net earnings (loss)	3,025	(13,398)	(10,733)	7,211	4,530
Cash generated by (applied to) operating activities	(948)	2,099	1,990	9,203	7,004
Cash generated by (applied to) financing activities	79,242	3,264	3,497	36	(108)
Cash applied to investing activities	(60,885)	(9,092)	(14,785)	(5,948)	(2,763)
Weighted average number of Common Shares outstanding (thousands)	119,460	52,970	60,075	50,363	40,464
Per Common Share:
Basic earnings (loss)	$0.03	$(0.25)	$(0.18)	$0.14	$0.11
Diluted earnings (loss)	0.02	(0.25)	(0.18)	0.14	0.11

At period end:
Cash and cash equivalents	$18,953	$1,735	$11,033
Total assets	150,933	21,207	26,583
Total liabilities	45,452	4,891	3,704
Shareholders' equity	105,481	16,316	22,879
	Nine Months Ended September 30		Years Ended December 31
	2002	2001	2001	2000	1999
United States GAAP
For the period:
Net earnings (loss)	$(3,553)	$(14,154)	$(11,183)	$7,102	$5,119
Cash generated by (applied to) operating activities	(948)	2,174	2,048	9,874	7,512
Cash generated by (applied to) financing activities	79,242	3,381	3,599	39	(116)
Cash applied to investing activities	(60,885)	(9,418)	(15,216)	(6,382)	(2,963)
Per Common Share:
Basic earnings (loss)	$(0.03)	$(0.27)	$(0.19)	$0.14	$0.13
Diluted earnings (loss)	(0.03)	(0.27)	(0.19)	0.14	0.13
At period end:
Total assets	$147,381		$21,571	$28,530
Total liabilities	45,452		4,894	4,081
Shareholders' equity	103,849		16,677	24,449

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following summary of pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations of the consolidated company and is derived from, and should be read in conjunction with and is qualified in its entirety by reference to, the historical consolidated financial statements of Wheaton River, and the historical financial statements of MAL and PGM, including the notes thereto, included elsewhere in this Prospectus, and the historical consolidated financial statements of Luismin, including the notes thereto, incorporated by reference in this Prospectus. The pro forma consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States. See note 6 to the unaudited pro forma consolidated financial statements of the Company. The Company uses the United States dollar as its reporting currency. All financial data presented below is in thousands of dollars, except per share data and number of shares outstanding.

        The unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 assume that each of the Acquisition and the acquisition of Luismin was completed on January 1, 2001. The pro forma consolidated balance sheet as at September 30, 2002 assumes that the Acquisition was completed on September 30, 2002.

	Pro Forma for the Nine Months Ended September 30, 2002	Pro Forma for the Year Ended December 31, 2001
Canadian GAAP
Operating results:
Sales	$66,313	$106,854
Earnings from mining operations	14,895	28,753
Net earnings	39,047	4,098

Per Common Share:
Basic earnings	$0.09	$0.01
Diluted earnings	0.09	0.01
Pro Forma as at September 30, 2002
Canadian GAAP
Financial position:
Cash and cash equivalents	$9,303
Current assets	25,731
Total assets	377,539
Current liabilities	25,109
Shareholders' equity	308,981
	Pro Forma for the Nine Months Ended September 30, 2002	Pro Forma for the Year Ended December 31, 2001
United States GAAP
Operating results:
Sales	$66,613	$106,854
Net earnings (loss)	16,250	(9,479)
Per Common Share:
Basic earnings (loss)	$0.04	$(0.02)
Diluted earnings (loss)	0.04	(0.02)
Pro Forma as at September 30, 2002
United States GAAP
Financial position:
Total assets	$372,882
Total liabilities	68,558
Shareholders' equity	304,324

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION

        The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the related notes thereto which appear elsewhere in this Prospectus.

Introduction

        Wheaton River's only operation prior to 2002 was the Golden Bear mine (the "Golden Bear Mine") in British Columbia. This mine was seasonal and operated from about April to October annually. The final year of commercial production from this mine was 2001 at which time the mineral reserves were exhausted.

        Several major events have occurred since Golden Bear Mine operations ended that have transformed the Company into an intermediate gold producer. The following is a summary of these events which are described in detail in "Outlook" below:

  •
  In May 2002 the Company completed a private placement for gross proceeds of $82,068,000.

  •
  On June 19, 2002 the Company acquired all of the outstanding shares of Luismin, which is one of Mexico's largest producers of gold and silver.

        The Company previously issued a management discussion and analysis and statutory financial statements to its shareholders on the financial position as at December 31, 2001 and 2000 and the results of operations and cash flows for each of the years in the three year period ended December 31, 2001. During the year ended December 31, 2002, the Company determined that retroactive changes to the Company's financial reporting were appropriate and therefore this management discussion and analysis and the restated financial statements are being issued to reflect the changes. With the acquisition of Luismin, the Company determined it was appropriate to change its reporting and functional currency from the Canadian dollar to the United States dollar using the Canadian dollar exchange rate at March 31, 2002 of $1 to Cdn.$1.5935. The retroactive accounting changes and their effect are:

  •
  Change in accounting for exploration and development expenditures. Significant property acquisition costs are capitalized. Exploration and development expenditures are expensed until a feasibility study has been completed that indicates the property is economically feasible. Capitalized costs are written down to their estimated recoverable amount if the properties are determined to be uneconomic or are placed for sale. Previously, the Company's policy was to capitalize acquisition, exploration and development costs for non-producing properties until the property is in commercial production or is abandoned. Accumulated costs relating to abandoned properties would have been expensed in the year they are abandoned. This change in accounting policy has been applied retroactively and had the effect of increasing (decreasing) the following:

	Years ended December 31,
	2001	2000	1999
	($ in thousands)
Net loss	$(4,375)	$—	$—
Net earnings	—	(512)	(247)
Opening deficit	4,375	3,863	3,616
Closing deficit	—	4,375	3,863
Property, plant and equipment	—	(4,375)	(3,863)
  •
  Change in accounting for the recognition of revenue from precious metal sales when title and risk passes. Previously revenue was recognized when precious metal doré was available for delivery. This policy has been applied retroactively, however, due to the seasonal nature of operations at Golden Bear Mine there is no effect on earnings due to the change in accounting policy.

Critical Accounting Policies

        The Company has identified four accounting policies that are important to understanding its historical and future performance. These critical accounting policies relate to revenue recognition, exploration and development expenses, property, plant and equipment and provision for reclamation. The first two policies are described in detail above and the latter policies are outlined below. See Note 2 to the Company's consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 for a description of its other significant accounting policies.

        The Company reviews annually the carrying values of its mineral properties. If the carrying values exceed the expected future cash flows the property is written-down to the net recoverable amount which is based on management's estimate of recoverable reserves, gold and silver prices, and costs for operating, capital and reclamation. Management estimates these factors based on conditions, which are current at the time of estimate however these factors are subject to change which could adversely affect management's estimate of future net recoverable amounts. Write-downs are charged to operations in the period management determines the existence of an impairment in the value of the property.

        The Company's reclamation and closure liability is also reviewed annually. An amount is recorded to recognize the existing reclamation and closure liability for each mine at the date a property is acquired. Management's review of its estimated reclamation liability is based on the Company's interpretation of current regulatory requirements. Changes in the Company's estimates of reclamation costs for all properties owned, except the Luismin mines, have been charged to operations in the year the change occurred. Changes in the Company's estimates of reclamation costs for the Luismin mines acquired in 2002 will be charged to operations on a units of production basis over the mine life.

Results of Operations

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Gold production from the Golden Bear Mine decreased by 60,811 ounces or 64% to 33,711 ounces in 2001 from 94,522 ounces in 2000. Production declined in 2001 because mining was completed at the Golden Bear Mine in 2000 when the ore was depleted and production in 2001 was limited to stockpiled ore and from ore previously placed on the leach pad.

        Sales decreased by $19,598,000 or 69% to $9,010,000 in 2001 compared to $28,608,000 in 2000. The decrease resulted from the 64% production decrease and an average realized gold price of $278 per ounce in 2001 compared to $325 per ounce in 2000. The 2001 realized price declined by $47 per ounce or 14% due to lower spot gold prices and fewer forward sales contracts in 2001. Hedging activities contributed $6 per ounce in 2001 compared to a contribution of $46 per ounce in 2000.

        Cost of sales decreased 65% in 2001 to $5,452,000 from $15,521,000 in 2000. Total gold production decreased 64% during this period. The decrease in cash operating costs to $167 per ounce for 2001 from $176 per ounce in 2000 was a result of improved gold recoveries and lower labour, supplies, maintenance and mine administrative costs.

        Depreciation and depletion decreased in 2001 to $324,000, compared to $3,283,000 in 2000. Depreciation and depletion was much lower in 2001 since most asset costs had been depreciated in prior years to reflect greater production during those years.

        Reclamation and mine closure costs recorded in 2001 were $1,516,000 which included $1,219,000 accrued for leach pad rinsing which will occur at the Golden Bear Mine in 2002. There were no reclamation and mine closure costs accrued in 2000 as, based on management information at that time, all such costs were fully accrued.

        General and administrative expense increased by 82% to $2,516,000 in 2001 compared to $1,379,000 in 2000. The 2001 increase was principally due to non-recurring consulting and legal expenses. In 2002 general and administrative expense is forecast to be $5,400,000. The forecast increase in general and administrative expense in 2002 is due to the acquisition of Luismin in 2002 and increased corporate activity.

        Exploration expense was $340,000 in 2001 of which $222,000 was incurred investigating project opportunities and $105,000 was incurred on the Red Mountain project. During 2000 exploration expense of $700,000 included $113,000 to investigate project opportunities, $527,000 to advance the Red Mountain project and $60,000 for work on the Golden Bear Mine. In 2002 exploration expense is forecast to be $1,500,000. This forecast expense included $1,052,000 of exploration eligible for flow-through expenditures in 2002 but was reduced by an estimated $820,000 gain on sale of Canadian joint venture exploration projects.

        During 2001, Wheaton River incurred aggregate non-cash write-downs of $8,707,000 in respect of the carrying value of its mineral properties. Included were write-downs of the George Lake project in the amount of $2,318,000 and the Red Mountain project for $88,000 to recognize the net realizable value on sale of these projects. The Bellavista Project was also written down by $6,301,000 to reflect the low spot and forward gold prices during 2001. In 2001, the Company sold its George Lake project to Kinross Gold Corporation ("Kinross") in consideration for 4,000,000 common shares of Kinross with a value of $2,636,000 on closing.

        Wheaton River incurred a one-time restructuring expense of $1,501,000 in 2001 resulting from severance for certain directors, officers and employees due to the closure of the Toronto office. Wheaton River paid $1,028,000 in 2001. The balance of $473,000 was accrued as a liability at December 31, 2001 and paid in 2002.

        Other income increased by 53% to $1,020,000 in 2001 from $667,000 in 2000. The 2001 amounts included interest income of $561,000, a $299,000 gain on the sale of the Golden Bear Mine equipment and $160,000 which represents mostly foreign exchange. The 2000 balance included interest income of $544,000, a gain on sale of marketable securities of $11,000, a $136,000 gain on sale of the Golden Bear Mine equipment and other losses of $23,000. In 2002 other income is forecast to be $4,400,000 mostly from the sale of marketable securities.

        Amounts recorded as income taxes of $154,000 and $198,000 in 2001 and 2000 respectively, were for British Columbia mineral tax and Canadian federal tax on capital. Other provincial and federal income taxes were nil due to the existence of loss carry forwards and other tax shelter.

        Wheaton River incurred a net loss of $10,733,000 or $0.18 per share in 2001 compared to net earnings of $7,211,000 or $0.14 per share in 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Net earnings of $7,211,000 or $0.14 per share in 2000 was an increase of $2,681,000 over the 1999 net earnings of $4,530,000 or $0.11 per share.

        Sales in 2000 increased by 37% to $28,608,000, compared to $20,899,000 in 1999. Gold production from the Golden Bear Mine increased by 23,233 ounces to 94,522 ounces for 2000 compared with the prior year. The increased production in 2000 resulted from an early start to the operating season in March, higher grade ore mined from the Ursa deposit and commencement of mining from the Kodiak B deposit. Realized prices increased to $325 per ounce for the year or a 4% increase over the $314 price realized in 1999. Hedging activities contributed only $46 per ounce in 2000 compared to a contribution of $52 per ounce in 1999. Cost of sales increased 55% in 2000 to $15,521,000, compared to $10,043,000 in 1999. This increase was a result of increased production and higher costs per ounce from the Kodiak B deposit. The increase in cash operating costs per ounce to $176 per ounce for 2000 from $152 per ounce in 1999 was a result of the higher costs in underground mining associated with the Kodiak B deposit. Earnings from mining operations were $8,887,000 during the year compared with $7,197,000 a year earlier.

        Interest and financing expense in 2000 was down 85% to $27,000, compared to $175,000 in 1999, due to reduced financing fees. General and administrative expense increased by 8% to $1,379,000, compared to $1,276,000 in 1999, as a result of increases in several expense categories including accounting and legal fees, annual report costs, filing fees and capital taxes.

        During 2000 exploration costs of $700,000 included $113,000 to investigate project opportunities, $527,000 to advance the Red Mountain project and $60,000 for work on the Golden Bear Mine. In 1999, exploration expense of $1,186,000 included $817,000 to advance the Bellavista Project, $144,000 to investigate project opportunities and $225,000 for work on the Golden Bear Mine. The Company expensed Bellavista exploration costs until an economic feasibility study was issued in March 1999 and thereafter capitalized exploration costs as required by the Company's accounting policy for exploration and development expenditures.

Liquidity and Capital Resources

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Cash decreased by $9,298,000 in 2001 and resulted in a balance of $1,735,000 at December 31, 2001 compared to $11,033,000 in 2000. The cash decrease in 2001 resulted largely from a $13,013,000 investment in short-term money market instruments, which is classified on the balance sheets separately from cash.

        Operating activities generated $1,990,000 in 2001 compared to $9,203,000 in 2000.

        Financing activities provided $3,497,000 during 2001 and consisted of a special warrant private placement and share issues less issue costs and share repurchases. Included in this amount was an 11,000,000 special warrants private placement negotiated on May 23, 2001 at a price of $0.32 per special warrant ($0.35 for persons associated with the Company) for gross proceeds of $3,456,000. Each special warrant was exchangeable, for no additional consideration, into one common share and one common share purchase warrant. Each common share purchase warrant is exercisable into one common share at a price of Cdn.$0.75 per share until May 23, 2003. The Company committed to spend $1,052,000 of these proceeds on exploration eligible for flow-through expenditures. In 2000 share issues less repurchases provided $36,000.

        Investing activities in 2001 required $14,785,000 and included $13,013,000 in short-term money market instruments, $1,315,000 for mineral properties and $457,000 in reclamation deposits. Mineral property expenditures comprised $1,295,000 to advance the Bellavista Project and $20,000 for work on the Red Mountain project. In 2000 investing activities required $5,948,000, mostly for mineral properties. Mineral property expenditures in 2000 totalled $5,677,000 and included $3,136,000 for construction, engineering and permitting to advance the Bellavista Project and $2,467,000 for development of the Kodiak B deposit. In addition, the Red Mountain acquisition cost was $328,000. Also in 2000 the Company purchased all of the shares of Kit Resources Ltd. not previously owned by the Company for 11,809,739 common shares valued at $4,224,000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Cash increased by $3,291,000 in 2000 and resulted in a balance of $11,033,000 at December 31, 2000 (1999 — $7,742,000). Operating activities generated $9,203,000 in 2000 compared to $7,004,000 in 1999.

        Financing activities during 2000 consisted of share issues less repurchases that provided $36,000 while in 1999 net share repurchases required $108,000.

        Investing activities in 2000 required $5,948,000 (1999 — $2,763,000). Mineral property expenditures in 2000 totalled $5,677,000 and included $3,136,000 for construction, engineering and permitting to advance the Bellavista Project and $2,521,000 for development of the Kodiak B deposit. In addition, the Red Mountain acquisition cost was $328,000. Also in 2000 the Company purchased all of the shares of Kit Resources Ltd. not previously owned by the Company for 11,809,739 common shares valued at $4,225,000. Mineral property expenditures in 1999 totalled $2,287,000 and included $1,173,000 to advance the Bellavista Project and $1,076,000 on the Golden Bear Mine construction. In early 1999 the Company acquired additional shares of Kit Resources Ltd. for $450,000 that raised its ownership interest to approximately 23%.

Differences in Generally Accepted Accounting Principles Between Canada and the United States

        In 2001 net loss under Canadian GAAP was $10,733,000 compared to net loss of $11,183,000 under United States GAAP. The foreign exchange translation adjustment of $309,000, additional depletion of interest expense previously capitalized of $87,000 additional write-down of mineral property of $193,000 and a $4,000 tax effect of adjustments increased the loss under United States GAAP. Additional income relating to the accounting for derivative instruments of $143,000 decreased net loss under United States GAAP.

        In 2000 net earnings under Canadian GAAP was $7,211,000 compared to net earnings of $7,102,000 under United States GAAP. The foreign exchange translation adjustment of $540,000 increased net earnings and additional depletion of previously capitalized interest expense of $285,000, additional expense relating to the accounting for derivative instruments of $350,000 and the tax effect of $14,000 from these adjustments decreased net earnings under United States GAAP.

        In 1999 net earnings under Canadian GAAP was $4,530,000 compared to net earnings of $5,119,000 under United States GAAP. The foreign exchange translation adjustment of $336,000 and additional expense relating to the accounting for derivative instruments of $556,000 increased net earnings under United States GAAP. Additional depletion of interest previously capitalized of $215,000, additional consulting expense of $80,000 and the tax effect of $8,000 from these adjustments decreased net earnings under United States GAAP.

        Under United States GAAP, a change in functional currency of the Company requires retroactive restatement of the Company's consolidated financial statements so that revenues and expenses are translated at the rates approximating the exchange rate at the transaction dates whereas under Canadian GAAP the Company's consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 have been translated from Canadian dollars into United States dollars at a rate of $1 to Cdn.$1.5935. Under United States GAAP, interest expense during the pre-operating period is capitalized and depleted on a units-of-production basis. Under United States GAAP derivative instruments are recorded at their fair values whereas under Canadian GAAP these contracts are recognized in sales when the hedged production is sold. Under United States GAAP, stock options granted to consultants are recorded as compensation expense at their fair values over their vesting period. Under United States GAAP, share purchase warrants issued in connection with the acquisition of a mineral property are recorded at their fair value and would serve to increase assets at the date of purchase while under Canadian GAAP no value was assigned to these share purchase warrants. This mineral property was written down to its net realizable value in 2001. Under Canadian GAAP in the years ended December 31, 2000 and 1999 no value was assigned to these options.

Outlook

        The Company ended 2001 with net working capital of $17,372,000. Working capital was sufficient at the time for the Company's requirements.

        In April 2002, the Company sold the Red Mountain project to Seabridge Gold Inc. ("Seabridge") for 800,000 common shares of Seabridge with a fair value at date of sale of $407,000, resulting in a gain of $279,000.

        On June 19, 2002 the Company acquired all of the outstanding shares of Luismin. Luismin owns five mining properties that have produced over 838,000 ounces of gold and 57 million ounces of silver since 1991. Production in 2002 totalled 107,000 ounces of gold (2001 — 98,000 ounces) and 5.85 million ounces of silver (2001 — 5.75 million ounces) making it the fourth largest producer of gold and third largest producer of silver in Mexico.

        Under the Luismin Purchase Agreement, Wheaton River acquired Luismin from a subsidiary of Sanluis in exchange for consideration of $55,160,000 in cash and 9,084,090 Common Shares and advanced $19,840,000 to Luismin which Luismin used to repay all of its outstanding bank debt. An additional 11,355,113 Common Shares will be issued if the price of silver averages $5 or more per ounce over a period of 60 consecutive trading days prior to June 19, 2004. In May 2002 the Company completed a private placement to finance the Luismin purchase whereby 110,000,000 special warrants were issued at a price of Cdn.$1.15 per special warrant for total proceeds of $82,068,000. Each special warrant entitles the holder to acquire, without further payment, one common share of the Company and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to acquire one common share of the Company at a price of Cdn.$1.65 per share until May 30, 2007. The special warrants were converted to common shares and common share purchase warrants in August 2002.

        In 2002, Luismin produced 193,372 gold equivalent ounces at an estimated total cash cost of $187 per ounce. Wheaton River received all post-acquisition production from June 19, 2002 to December 31, 2002, which is expected to be approximately 104,000 gold equivalent ounces at a total cash cost of approximately $181 per ounce.

        In October 2002, the Company sold the Bellavista Project to Glencairn Gold Corporation ("Glencairn") in exchange for $250,000 and 750,000 common shares of Glencairn with a fair value at date of sale of $207,000, resulting in a gain of $136,000. The Company and Glencairn have one common director.

        Reclamation of the Golden Bear Mine will continue in 2003. During the process of rinsing the heap leach pads in 2002 the operation produced 2,275 ounces of gold that was used to offset reclamation costs. The mine assets will be available for sale in 2003 and any proceeds will also be used to offset reclamation costs.

        The Company fulfilled its commitment in 2001 to spend $1,052,000 on exploration eligible for flow-through expenditures in 2002 by funding several Canadian joint venture exploration projects. Subsequent to these expenditures the Company exercised its rights to sell its interest in each joint venture property to the other joint venturer in return for shares in that joint venturer. The market value of the shares received at December 31, 2002 was $943,000.

        The Company ended 2002 with net working capital of approximately $24,192,000. In the opinion of management, the working capital is sufficient for the Company's present requirements.

        On January 22, 2003 the Company announced a proposed private placement for minimum proceeds of $150 million to finance the Acquisition. On February 27, 2003, the Company issued and sold 230,000,000 Subscription Receipts pursuant to the Agency Agreement. Gross proceeds from the Private Placement were Cdn.$333,500,000. Each Subscription Receipt entitles the holder thereof to receive, at any time prior to the Release Deadline, without payment of additional consideration, one Common Share and one-quarter of one Warrant. Each whole Warrant will entitle the holder thereof to purchase one Common Share at a price of Cdn.$1.65 at any time before 5:00 p.m. (Toronto time) on May 30, 2007. The Subscription Receipts were issued and sold pursuant to prospectus exemptions under applicable securities legislation at a price of Cdn.$1.45 per Subscription Receipt.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

        The Company is authorized to issue an unlimited number of Common Shares, of which there are 190,629,660 issued and outstanding as of February 27, 2003. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Company's board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro-rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Warrants

        The Warrants were created and will be issued pursuant to the terms of a warrant indenture (the "Warrant Indenture") entered into between the Company and CIBC Mellon Trust Company, as warrant agent thereunder (the "Warrant Agent"). The Company has appointed the principal transfer offices of the Warrant Agent in Vancouver, British Columbia and Toronto, Ontario as the locations at which Warrants may be surrendered for exercise or transfer. The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

        Each whole Warrant will entitle the holder thereof to purchase one Common Share at a price of Cdn.$1.65. The exercise price and the number of Common Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below. Warrants will be exercisable at any time prior to 5:00 p.m. (Toronto time) on May 30, 2007, after which time the Warrants will expire and become null and void. Under the Warrant Indenture, the Company will be entitled to purchase in the market, by private contract or otherwise, all or any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

        The Warrants have substantially the same terms and conditions as 55,000,000 common share purchase warrants (the "2002 Warrants") of the Company issued in 2002 upon the exercise of previously issued special warrants. Each whole 2002 Warrant entitles the holder thereof to purchase one Common Share at a price of Cdn.$1.65 at any time prior to 5:00 p.m. (Toronto time) on May 30, 2007. The 2002 Warrants are listed and posted for trading on the TSX under the symbol "WRM.WT" and on the AMEX under the symbol "WHT.WS".

        The exercise price for the Warrants is payable in Canadian dollars.

        The Warrant Indenture provides for adjustment in the number of Common Shares issuable upon the exercise of the Warrants upon the occurrence of certain events, including:

  (i)
  the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a "dividend paid in the ordinary course", as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of the Warrants or pursuant to the exercise of directors, officers or employee stock options granted under the Company's stock option plans);

  (ii)
  the subdivision, redivision or change of the Common Shares into a greater number of shares;

  (iii)
  the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

  (iv)
  the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indenture, for the Common Shares on such record date; and

  (v)
  the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, of evidences of indebtedness or cash, securities or any property or other assets.

        The Warrant Indenture also provides for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, plans of arrangement or mergers of the Company with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Company's subsidiaries) of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

        No adjustment in the exercise price or the number of Common Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share.

        The Company has provided a covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Common Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

        No fractional Common Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

        From time to time, the Company and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the

Warrants may only be made by "extraordinary resolution", which is defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution or (2) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants.

CONSOLIDATED CAPITALIZATION

        The following table sets forth the Company's consolidated capitalization as of the dates indicated, adjusted to give effect to the material changes in the share and loan capital of the Company since December 31, 2001, the date of the audited consolidated financial statements for the Company's most recently completed financial year.

	As at December 31, 2001	As at September 30, 2002	As at September 30, 2002 After Giving Effect to the Exercise of the Subscription Receipts and the Acquisition
	($ in thousands, except per share amounts)
Common Shares	$25,999	$115,156	$318,656
(Authorized — unlimited)	(56,601,266 shares)	(190,330,580 shares)	(420,330,580 shares)
Preference Shares	—	—	—
(Authorized — unlimited)	(Nil)	(Nil)	(Nil)
Share Purchase Options(1)	$317	$410	$410
(Authorized — 15,000,000)	(6,118,514 options)	(7,972,890 options)	(7,972,890 options)
2001 Special Warrants(2)	$3,110	—	—
(Authorized — 11,000,000)	(9,910,000 special warrants)	(Nil)	(Nil)
Contributed Surplus	$600	$600	$600
Deficit	$(13,710)	$(10,685)	$(10,685)

Total Capitalization	$16,316	$105,481	$308,981

(1)
Subsequent to September 30, 2002, the Company has granted options to purchase 5,056,000 Common Shares. As at February 27, 2003, the Company has outstanding options to purchase 12,729,810 Common Shares.

(2)
Subsequent to March 31, 2002, these special warrants were all exercised into an equal number of Common Shares and common share purchase warrants, for no additional consideration.

USE OF PROCEEDS

        The net proceeds to Wheaton River from the Private Placement will be Cdn.$310,692,500, after deducting the Agents' commission and the expenses of the Private Placement and the Offering. The expenses of the Private Placement and the Offering, estimated to be Cdn.$7,800,000, will be paid from the general funds of the Company. Cdn.$325,996,250 (the "Escrowed Proceeds") of the aggregate proceeds were deposited in escrow at the closing of the Private Placement with CIBC Mellon Trust Company, as escrow agent (the "Escrow Agent"), pursuant to the Subscription Receipt Agreement (as herein defined). The Escrowed Proceeds, together with interest earned thereon, will be released to the Company upon satisfaction of the Release Conditions (as defined herein) to fund the purchase price payable to Rio Tinto in connection with the Acquisition. In the event that the Release Conditions are not satisfied on or before the Release Deadline (as defined herein), holders of Subscription Receipts will be entitled to receive an amount equal to the price per Subscription Receipt purchased and a pro rata share of interest earned on the Escrowed Proceeds. The Company will satisfy any shortfall in the Escrowed Proceeds for amounts that are payable on refunding Subscription Receipts.

PLAN OF DISTRIBUTION

        On February 27, 2003, the Company issued and sold an aggregate of 230,000,000 Subscription Receipts at a price of Cdn.$1.45 per Subscription Receipt. The price of the Subscription Receipts was determined by negotiation between the Company and the Agents. The Subscription Receipts were created and issued pursuant to the terms of a subscription receipt agreement dated February 27, 2003 (the "Subscription Receipt Agreement") entered into among the Company, BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners, on behalf of the Agents, and CIBC Mellon Trust Company. Each Subscription Receipt entitles the holder thereof to receive, at any time prior to the Release Deadline, without payment of additional consideration, one Common Share and one-quarter of one Warrant. If any certificates representing Subscription Receipts have not been surrendered within five (5) business days of the satisfaction of the Release Conditions, the Escrow Agent will mail certificates representing the Common Shares and the Warrants which holders of Subscription Receipts are entitled to receive to the holder's last address on record with the Escrow Agent. This Prospectus is being filed to qualify the distribution of 230,000,000 Common Shares and 57,500,000 Warrants issuable upon exercise of 230,000,000 Subscription Receipts.

        The Warrants were created and will be issued pursuant to the terms of the Warrant Indenture. Each whole Warrant will entitle the holder thereof to purchase one Common Share at a price of Cdn.$1.65 at any time prior to 5:00 p.m. (Toronto time) on May 30, 2007 after which time the Warrants will expire and be void and of no value. The Warrant Indenture contains provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. No fractional Common Shares will be issued upon the exercise of any Warrants.

        Pursuant to the Agency Agreement, the Company agreed to pay the Agents a commission of Cdn.$15,007,500, Cdn.$7,503,750 of which was paid at the closing of the Private Placement and Cdn.$7,503,750 of which will be paid upon satisfaction of the Release Conditions in consideration for the services rendered by the Agents in connection with the Offering. No additional commission or fee will be payable to the Agents in connection with the issuance of the Common Shares and Warrants upon exercise of the Subscription Receipts.

        The Company has also agreed to pay a fee of 0.6% of the value of the Acquisition to each of BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners for financial advisory services in connection with the Private Placement and the Acquisition. These fees are payable upon completion of the Acquisition.

        Pursuant to the Subscription Receipt Agreement, the Escrowed Proceeds were deposited in escrow at the closing of the Private Placement with the Escrow Agent. The Escrowed Proceeds, together with interest earned thereon, will be released to the Company upon delivery of a notice to the Escrow Agent from the Company, BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners confirming that (i) the Company has obtained a receipt for a final prospectus qualifying the distribution of the Common Shares and the Warrants underlying the Subscription Receipts from each provincial securities regulator in which purchasers of Subscription Receipts are resident; (ii) the Company's registration statement on Form F-10 registering the Common Shares and the Warrants underlying the Subscription Receipts is effective; (iii) all regulatory and other approvals required in respect of the Acquisition have been received; and (iv) all other material conditions to the completion of the Acquisition have been satisfied or waived (the "Release Conditions"). In the event that the Release Conditions are not satisfied on or before the earlier of: (i) June 30, 2003; and (ii) the date on which the Company publicly announces the termination of the Acquisition, subject only to the holders of Subscription Receipts extending this deadline (the "Release Deadline"), holders of Subscription Receipts will be entitled to receive an amount equal to the price per Subscription Receipt purchased and a pro rata share of interest earned on the Escrowed Proceeds. The Company will satisfy any shortfall in the Escrowed Proceeds for amounts that are payable on refunding Subscription Receipts.

        The Company has agreed to use commercially reasonable efforts to obtain receipts for this Prospectus under the laws of the provinces of Canada in which purchasers of Subscription Receipts reside and to file a registration statement on Form F-10 in the United States, of which this Prospectus is a part.

        The Agency Agreement also provides that the Company will indemnify the Agents and their directors, officers, employees and agents against certain liabilities and expenses or will contribute to payments that the Agents may be required to make in respect thereof.

        The Company has applied to list the Common Shares and the Warrants distributed under this Prospectus and the Common Shares issuable upon exercise of the Warrants on the TSX and the AMEX. Listing is subject to the Company fulfilling all of the listing requirements of the TSX and the AMEX.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

        In the opinion of Cassels Brock & Blackwell LLP, counsel to the Company, and Fraser Milner Casgrain LLP, counsel to the Agents, the following is, as of the date of this Prospectus, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders of Subscription Receipts who acquire Common Shares and Warrants pursuant to this Prospectus. This summary applies to holders who, for the purposes of the Tax Act: (i) deal at arm's length and are not affiliated with the Company; (ii) are not "financial institutions" as defined in the Tax Act for purposes of the mark-to-market rules; (iii) are not "specified financial institutions" as defined in the Tax Act; (iv) are not holders an interest in which would be a "tax shelter investment" as defined in the Tax Act; and (v) hold their Subscription Receipts and will hold their Common Shares and Warrants as capital property. Such securities will generally be "capital property" to a holder unless they are held in the course of carrying on a business of trading or dealing in securities or have been acquired in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

        This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations") in force as of the date hereof, all specific proposals (the "Proposed Amendments") to amend the Tax Act or the Regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Income Tax Convention (1980) (the "Convention"), and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). No assurance can be given that the Proposed Amendments will be enacted in their current proposed form if at all; however, the Canadian federal income tax considerations generally applicable to holders with respect to the Common Shares and Warrants will not be different in a material adverse way if the Proposed Amendments are not enacted. This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.

        This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.

Residents of Canada

        The following discussion applies to a holder (a "Canadian Holder") of Subscription Receipts who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be resident in Canada.

Exercise of Subscription Receipts

        Counsel is of the opinion that no gain or loss will be realized by a Canadian Holder upon the exercise of Subscription Receipts although the matter is not entirely free from doubt.

        The cost of a Subscription Receipt to a Canadian Holder must be allocated on a reasonable basis between the Common Share and the one-quarter of one Warrant issued on exercise of a Subscription Receipt to determine the cost of each for purposes of the Tax Act. For its purposes, the Company intends to allocate Cdn.$1.30 of the issue price of each Subscription Receipt as consideration for the issue of each Common Share and Cdn.$0.15 of the issue price of each Subscription Receipt for the issue of each one-quarter of one Warrant. Although the Company believes that its allocation is reasonable, such allocation is not binding on the CCRA.

The Canadian Holder's adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Canadian Holder of all Common Shares owned by the Canadian Holder immediately prior to such acquisition.

Exercise or Expiry of Warrants

        No gain or loss will be realized by a Canadian Holder upon the exercise of a Warrant to acquire a Common Share. When a Warrant is exercised, the Canadian Holder's cost of the Common Share acquired thereby will be the aggregate of the Canadian Holder's adjusted cost base of such Warrant and the exercise price paid for the Common Share. The Canadian Holder's adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Canadian Holder of all Common Shares owned by the Canadian Holder immediately prior to such acquisition. In the event of the expiry of an unexercised Warrant, the Canadian Holder will realize a capital loss equal to the Canadian Holder's adjusted cost base of such Warrant. The tax treatment of capital gains and losses is discussed in greater detail below under the subheading "Capital Gains and Capital Losses".

Dividends

        Dividends received on the Common Shares will be included in computing the Canadian Holder's income. In the case of an individual Canadian Holder such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from taxable Canadian corporations (as defined in the Tax Act). Dividends received by a corporation on Common Shares must by included in computing its income but generally will be deductible in computing its taxable income. Private corporations (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual or related group of individuals generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends to the extent such dividends are deductible in computing taxable income. This refundable tax will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

Capital Gains and Capital Losses

        Upon a disposition (or a deemed disposition) of a Common Share or Warrant (other than on the exercise thereof), a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such security, as applicable, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such security, as applicable, to the Canadian Holder. One-half of any capital gain will be included in income as a taxable capital gain and one-half of a capital loss may normally be deducted as an allowable capital loss against taxable capital gains realized in the year of disposition. Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to the provisions of the Tax Act in that regard.

        The amount of any capital loss realized on the disposition of Common Shares by a Canadian Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by the Canadian Holder on such shares or shares substituted for such shares to the extent and in the circumstance prescribed by the Tax Act. Similar rules may apply where a holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that is itself a member of a partnership or a beneficiary of a trust that owns shares.

        A Canadian Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) also may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include taxable capital gains. This refundable tax will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

        Individuals (other than certain trusts) may be subject to the alternative minimum tax provisions of the Tax Act in respect of realized capital gains.

Exchange of Subscription Receipts after Release Deadline

        In the event that the Release Conditions are not satisfied on or before the Release Deadline, a holder shall be entitled to receive in exchange for a Subscription Receipt the issue price paid for the Subscription Receipt and the holder's share of interest or other income derived from the Escrowed Proceeds. A holder will be required to include in the holder's income the holder's share of any interest or other income derived from the Escrowed Proceeds.

Qualified Investments and Foreign Property

        As of the date hereof, the Common Shares and the Warrants are a qualified investment under the Tax Act for trusts governed by registered retirement savings plans, deferred profit sharing plans, registered retirement income funds and registered education savings plans and do not constitute "foreign property" for purposes of Part XI of the Tax Act.

Non-Residents of Canada

        The following discussion applies to a holder (a "Non-Resident Holder") of Subscription Receipts who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not resident in Canada or deemed to be resident in Canada, does not use or hold and is not deemed to use or hold the Common Shares or Warrants in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Exercise of Subscription Receipts — Exercise or Expiry of Warrants

        Generally speaking, the consequences to a Non-Resident Holder of the exercise of Subscription Receipts or of the exercise or expiry of Warrants will be the same as discussed above under the heading "Residents of Canada".

Dividends

        Dividends received or deemed to be received on Common Shares will be subject to withholding tax at the rate of 25%, subject to reduction under any applicable tax treaty entered into between Canada and the Non-Resident Holder's country of residence. In the case of a Non-Resident Holder who is a resident of the United States for the purposes of the Convention, the rate of withholding tax on such dividends will generally be reduced to 15%.

Capital Gains and Capital Losses

        A Non-Resident Holder will not be subject to tax under the Tax Act in respect of capital gains realized on the disposition of Common Shares or Warrants unless such securities are "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not otherwise entitled to relief under the provisions of an applicable income tax treaty. In general, Common Shares and Warrants will not be taxable Canadian property of a Non-Resident Holder at a particular time provided that the Common Shares are listed on a prescribed stock exchange (which includes the TSX), and the Non-Resident Holder, either alone or together with persons with whom such Non-Resident Holder does not deal at arm's length, has not owned 25% or more of the issued shares of any class or series in the capital of the Company at any time during the 60 month period that ends at the particular time.

        Where Common Shares or Warrants are "taxable Canadian property" of a Non-Resident Holder, the tax treatment of capital gains and losses discussed above under the heading "Residents of Canada" will generally apply, subject to any relief which may be available under the provisions of an applicable income tax treaty.

Exchange of Subscription Receipts after Release Deadline

        Generally speaking, the consequences to a Non-Resident Holder of the exchange of Subscription Receipts will be the same as discussed above under the heading "Residents of Canada". Any interest paid to a Non-Resident Holder will be subject to withholding tax at the rate of 25%, subject to reduction under any applicable tax treaty entered into between Canada and the Non-Resident Holder's country of residence. In the case of a Non-Resident Holder who is a resident of the United States for the purposes of the Convention, the rate of withholding tax on such dividends will generally be reduced to 10%.

        In the event that the Escrowed Proceeds are invested in bonds, debentures, notes or similar obligations issued or guaranteed by the Government of Canada or the government of a province in Canada, any interest from such obligations that is paid to a Non-Resident Holder will not be subject to withholding tax.

United States Federal Income Tax Considerations

        The following summary is a general discussion of the current material United States Federal income tax considerations for the initial holders of Common Shares and Warrants following an exercise of Subscription Rights for such Common Shares and Warrants. It does not discuss all the tax consequences that may be relevant to particular holders in light of their circumstances or to holders subject to special rules, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, grantor trusts, regulated investment companies, dealers or traders in securities or currencies, persons that will hold Common Shares or Warrants as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for United States Federal income tax purposes, shareholders who acquired their stock through the exercise of employee stock options or otherwise as compensation, persons that have a "functional currency" other than the U.S. dollar, holders that own (or are deemed to own) 10% or more (by voting power or value) of the stock of the Company, or shareholders who hold their Common Shares or Warrants as ordinary assets and not capital assets. Moreover, this description does not address the U.S. Federal estate, gift or alternative minimum tax consequences of the acquisition, ownership and disposition of Common Shares or Warrants. In addition, U.S. holders may be subject to state, local or foreign tax consequences. The Company urges holders and prospective holders to consult with their own tax advisors with respect to their particular circumstances. This discussion covers all material tax consequences.

        The following discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS and court decisions that are currently applicable, and available, any or all of which could be materially and adversely changed, possibly on a retroactive basis. This discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation that, if enacted, could be applied, possibly on a retroactive basis, at any time. Holders and prospective holders of Common Shares or Warrants are urged to consult their own tax advisors about the Federal, state, local, estate, and foreign tax consequences of purchasing, owning and disposing of Common Shares or Warrants.

        As used herein, a "U.S. Holder" includes a beneficial owner of Common Shares or Warrants who is a citizen or resident of the United States, a partnership or corporation created or organized in or under the laws of the United States or of any political subdivision thereof, any entity that is taxable as a corporation for United States tax purposes, an estate the income of which is subject to United States Federal income taxation regardless of its source, and a trust if such trust validly elects to be treated as a U.S. person for United States Federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. A "Non-U.S. Holder" is a beneficial owner of Common Shares or Warrants that is not a U.S. Holder.

        If a partnership (or any other entity treated as a partnership for United States Federal income tax purposes) holds Common Shares or Warrants, the tax treatment of such partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences. Moreover, if a corporation or a trust (or any other entity treated as a corporation or a trust for United States Federal income tax purposes) holds Common Shares or Warrants, the tax treatment of such trust, beneficiary of such trust, or shareholder of such corporation generally will depend on the status of such beneficiary or such shareholder, and, in the case of a trust, the activities of such trust. Such trust, beneficiary of such trust, or shareholder should consult its own tax advisor as to its consequences.

Distributions on Common Shares

        Subject to the discussion below under "Passive Foreign Investment Company," U.S. Holders receiving dividend distributions (including constructive dividends) with respect to Common Shares are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that the Company has current or accumulated earnings and profits as defined under United States Federal tax law, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's United States Federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder's United States Federal taxable income by those who itemize deductions. See more detailed discussion under "Foreign Tax Credit" below. Subject to the discussion below under "Passive Foreign Investment Company," to the extent that distributions exceed current or accumulated earnings and profits of the Company, they will be treated first as a return of capital up to the U.S. Holder's adjusted basis in the Common Shares and thereafter as gain from the sale or exchange of the Common Shares. Preferential tax rates for net capital gains are applicable to a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long term capital gains for a U.S. Holder that is a corporation.

        Dividends paid on the Common Shares will not generally be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.

        In the case of foreign currency received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally, any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss. However, for tax years after 1997, an individual whose realized foreign exchange gain does not exceed $200 will not recognize that gain, to the extent that there are not expenses associated with the transaction that meet the requirement for deductibility as a trade or business expense (other than travel expenses in connection with a business trip or as an expense for the production of income).

        Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder generally will not be subject to United States Federal income or withholding tax with respect to distributions on Common Shares unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

Foreign Tax Credit

        A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of Common Shares or Warrants may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States Federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. This election is made on a year-by-year basis and applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations that apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's United States Federal income tax liability that the U.S. Holder's foreign source income bears to his or its worldwide taxable income. In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income such as "passive income", "high withholding tax interest", "financial services income", "shipping income", and certain other classifications of income. The availability of the foreign tax credit and the application of the limitations on the credit are fact specific and holders and prospective holders of Common Shares or Warrants are urged to consult their own tax advisors regarding their individual circumstances.

Allocation of Tax Basis between Common Shares and Warrants

        The cost to a U.S. Holder must be allocated on a reasonable basis between the Common Share and the one-quarter of one Warrant issued on exercise of a Subscription Receipt to determine the cost of each for purposes of the Code. For its purposes, the Company intends to allocate Cdn.$1.30 of the issue price of each

Subscription Receipt as consideration for the issue of each Common Share and Cdn.$0.15 of the issue price of each Subscription Receipt for the issue of each one-quarter of one Warrant. Although the Company believes its allocation is reasonable, such allocation is not binding on the IRS.

Disposition of Common Shares

        A U.S. Holder will recognize a gain or loss upon the sale or taxable exchange of Common Shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder's tax basis in the Common Shares. This gain or loss will be a capital gain or loss and will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder. Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year. Deductions for net capital losses are subject to significant limitations. Corporate capital losses (other than losses of corporations electing under Subchapter S of the Code) are deductible to the extent of capital gains. Non-corporate taxpayers may deduct net capital losses, whether short-term or long-term, up to $3,000 a year ($1,500 in the case of a married individual filing separately). For U.S. Holders which are individuals, any unused portion of such net capital loss may generally be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.

        Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder of Common Shares generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Common Shares unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the Unoted States or (2) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Warrants

        A U.S. Holder generally will not recognize any gain or loss upon exercise of a Warrant (except with respect to any cash received in lieu of a fractional share). A U.S. Holder will have a tax basis in the Common Shares received upon exercise of a Warrant equal to the sum of its tax basis in the Warrants and the aggregate exercise price thereof. A U.S. Holder's holding period in such Common Shares would begin on the day after such Warrants were exercised and will not include the period during which the Warrants were held. If a Warrant expires unexercised, a U.S. Holder may be permitted to claim a capital loss in an amount equal to the holder's tax basis in the Warrant.

        A. U.S. Holder's gain or loss on the sale or exchange of a Warrant will be a capital gain or loss to the extent that the Common Shares to which the Warrant relates would be a capital asset in the hands of such holder. See "Disposition of Common Shares" above.

        A holder of a Warrant may be deemed to have received a constructive distribution of ordinary income from the Company in the event of certain adjustments to the number of Common Shares to be issued on exercise of a Warrant or the failure to make such an adjustment.

        Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder will not be subject to United States Federal income or withholding tax with respect to the sale or taxable exchange of Warrants unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

Other Considerations

        In the following circumstances, the above sections of this discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of Common Shares or Warrants:

Passive Foreign Investment Company

        As a foreign corporation with U.S. Holders, the Company could potentially be treated as a passive foreign investment company ("PFIC"), as defined in Section 1297 of the Code, if 75% or more of its gross income in a taxable year is passive income, or the average percentage of the Company's assets (by value) during the taxable year which produce passive income or which are held for production of same is at least 50%. Passive income is generally defined to include gross income in the nature of dividends, interest, royalties, rents and annuities; excess of gains over losses from certain transactions in any commodities not arising inter alia from a PFIC whose business is actively involved in such commodities; certain foreign currency gains; and other similar types of income.

        Based on certain estimates of its gross income and gross assets and the nature of its business, the Company believes that it will not be classified as a PFIC for its current taxable year. The Company's status in future years will depend on its assets and activities in those years. The Company has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC, but there can be no assurance that the Company will not be considered a PFIC for any taxable year.

        U.S. Holders owning Common Shares or Warrants treated as a PFIC are subject to a special tax and to an interest charge based on the value of deferral of U.S. tax attributable to undistributed earnings of a PFIC for the period during which the Common Shares or Warrants of the PFIC are owned. This special tax would apply to any gain realized on the disposition of Common Shares or Warrants of a PFIC. In addition, the gain is subject to United States Federal income tax as ordinary income, taxed at top marginal rates, rather than as capital gain income. The special tax would also be payable on receipt of excess distributions (any distributions received in the current year that are in excess of 125% of the average distributions received during the three preceding years or, if shorter, the shareholder's holding period). However, if the U.S. Holder makes a timely election to treat a PFIC as a qualified electing fund ("QEF") with respect to such shareholder's interest therein, the above-described rules generally will not apply. Instead, the electing U.S. Holder would include annually in his gross income his pro rata share of the PFIC's ordinary earnings and any net capital gain regardless of whether such income or gain was actually distributed. A U.S. Holder of a QEF can, however, elect to defer the payment of United States Federal income tax on such income inclusions. In addition, a Holder of Warrants cannot make a QEF election. The Company at present does not intend to comply with all accounting and record-keeping requirements necessary for U.S. Holders to make such elections if requested by any U.S. Holder. Special rules apply to U.S. Holders who own their interests in a PFIC through intermediate entities or persons.

        U.S. Holders who hold, actually or constructively, marketable stock or warrants with respect to marketable stock of a foreign corporation that qualify as a PFIC may elect to mark such stock or warrants to the market (a "mark-to-market election"). If such an election is made, such U.S. Holder will not be subject to the special taxation rules of PFIC described above for the taxable years for which the mark-to-market election is made. A U.S. Holder who makes such an election will include in income for the taxable year an amount equal to the excess, if any, of the fair market value of the Common Shares or Warrants as of the close of such tax year over such U.S. Holder's adjusted basis in such Common Shares or Warrants. In addition, the U.S. Holder is allowed a deduction for the lesser of (i) the excess, if any, of such U.S. Holder's adjusted tax basis in the Common Shares or Warrants over the fair market value of such Common Shares or Warrants as of the close of the tax year, or (ii) the excess, if any of (A) the mark-to-market gains for the Common Shares or Warrants included by such U.S. Holder for prior tax years, including any amount which would have been included for any prior year but for Section 1291 interest on tax deferral rules discussed above with respect to a U.S. Holder, who has not made a timely QEF election during the year in which he holds (or is deemed to have held) Common Shares or Warrants and the Company is a PFIC ("Non-Electing U.S. Holder"), over (B) the mark-to-market losses for Common Shares or Warrants that were allowed as deductions for prior tax years. A U.S. Holder's adjusted tax basis in the Common Shares or Warrants will be increased or decreased to reflect the amount included or deducted as a result of the mark-to-market election. A mark-to-market election will apply to the tax year for which the election is made and to all later tax years, unless the PFIC stock ceases to be marketable or the IRS consents to the revocation of the election.

        The IRS has issued regulations that, subject to certain exceptions, would treat as taxable certain transfers of PFIC stock or warrants by a Non-Electing U.S. Holder that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. Generally, in such cases, the basis of the Common Shares or Warrants in the hands of the transferee and the basis of any property received in the exchange for those Common Shares or Warrants would be increased by the amount of gain recognized. A U.S. Holder who has made a timely QEF election (as discussed above) will not be taxed on certain transfers of PFIC stock, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. The transferee's basis in this case will depend on the manner of the transfer. The specific tax effect to the U.S. Holder and the transferee may vary based on the manner in which the Common Shares or Warrants are transferred. Each U.S. Holder is urged by the Company to consult a tax advisor with respect to how the PFIC rules affect their tax situation.

        The PFIC and QEF election rules are complex. U.S. Holders are urged to consult a tax advisor regarding the availability and procedure for making the QEF election as well as the applicable method for recognizing gains or earnings and profits under the foregoing rules.

Backup Withholding Tax and Information Reporting Requirements

        United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of Common Shares or Warrants. Information reporting generally will apply to payments of dividends on Common Shares, and to proceeds from the sale or redemption of Common Shares or Warrants, made within the U.S. to a holder of Common Shares or Warrants, other than an exempt recipient (including a corporation), a payee that is not a U.S. person that provides an appropriate certification, and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on Common Shares, or the proceeds from the sale or redemption of Common Shares or Warrants, within the U.S. to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate of 30% will be reduced to 29% for years 2004 and 2005 and 28% for years 2006 through 2010.

        In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of the applicable U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust; the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption form backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a U.S. person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

RISK FACTORS

        An investment in securities of the Company is speculative and involves significant risks which should be carefully considered by prospective investors before purchasing such securities. In addition to the other information set forth elsewhere in this Prospectus, the following risk factors should be carefully reviewed by prospective investors:

Exploration, Development and Operating Risks

        Although Wheaton River's activities are primarily directed towards mining operations and the development of mineral deposits, its activities also include the exploration for and development of mineral deposits.

        Mining operations generally involve a high degree of risk. Wheaton River's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold, silver and copper, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although adequate precautions to minimize risk will be taken, milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability.

        The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by Wheaton River or any of its joint venture partners will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Wheaton River not receiving an adequate return on invested capital.

        There is no certainty that the expenditures made by Wheaton River towards the search and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.

Insurance and Uninsured Risks

        Wheaton River's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in mining, monetary losses and possible legal liability.

        Although Wheaton River maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with a mining company's operations. Wheaton River may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Wheaton River or to other companies in the mining industry on acceptable terms. Wheaton River might also become subject to liability for pollution or other hazards which may not be insured against or which Wheaton River may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Wheaton River to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Environmental Risks and Hazards

        All phases of Wheaton River's operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Wheaton River's operations. Environmental hazards may exist on the properties on which Wheaton River holds interests or on the properties which are being acquired pursuant to the Acquisition which are unknown to Wheaton River at present and which have been caused by previous or existing owners or operators of the properties.

        Government approvals and permits are currently, and may in the future be, required in connection with Wheaton River's operations. To the extent such approvals are required and not obtained, Wheaton River may be curtailed or prohibited from continuing its mining operations or from proceeding with planned exploration or development of mineral properties.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on Wheaton River and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

        Production at certain of the Company's mines involves the use of sodium cyanide which is a poison. Should sodium cyanide leak or otherwise be discharged from the containment system then Wheaton River may become subject to liability for clean up work that may not be insured. While all steps will be taken to prevent discharges of pollutants into the ground water and the environment, Wheaton River may become subject to liability for hazards that may not be insured against.

Environmental Risks at the Alumbrera Mine

        Despite design considerations at the Alumbrera Mine, a seepage plume has developed in the natural groundwater downstream of the tailings facility, currently within MAL's concession. A series of pump back wells have been established to capture the seepage, which is characterized by high levels of dissolved calcium and sulphate. It will be necessary to augment the pump back wells over the life of the mine in order to contain the plume within the concession and to provide for monitoring wells for the Vis Vis River. Based on the latest ground water model, the pump back system will need to be operated for several years after mine closure.

        The concentrate pipeline at the Alumbrera Mine crosses areas of mountainous terrain, significant rivers, high rainfall and active agriculture. Although various control structures and monitoring programs have been implemented, any rupture of the pipeline poses an environmental risk from spillage of concentrate.

        The Company has not obtained any indemnities from RTP, the vendor of the Alumbrera Mine, against potential environmental liabilities that may arise from the seepage plume or a rupture of the pipeline.

Luismin Tailings Management Risks

        Although the design and operation of tailings containment sites in the San Dimas district complies with the requirements of Mexico and with the permits issued for the dams, existing tailings containment sites do not comply with World Bank standards. Enforcement of regulatory requirements in Mexico is becoming more stringent and higher operating standards can be expected in the future. The tailings containment sites have not been subjected to comprehensive geotechnical investigations before construction, normal safety factors in dam design, seepage monitoring or control, nor controls on public or wildlife access to cyanide solution ponds or pumping installations.

        The very rugged mountainous terrain and steep walled canyons in the San Dimas district have presented formidable challenges to the tailings management aspect of the operations. The Tayoltita operation has developed numerous tailings disposal sites in the valley near the mill and, in more recent years, the tailings dam has been moved up the valley to the east of the mill. Current operations rely on ten pumping stations to elevate the tailings to the containment site. Both the tailings line and solution return line cross the river valley on cable supports without any provisions for spill containment in the event of a line failure. A new tailings pumping and pipeline system is being constructed which should eliminate the remote pump stations and provide a double walled line across the river to reduce the risk of a spill to the river. The Tayoltita dam is the subject of a stability review with initial site test work completed.

        The historical construction practice has been to gradually build containment basins on the steep hillsides using thickened tailings while continuously decanting the solutions for recycle to the mill. On abandonment, the dried tailings have been left to dehydrate and efforts to establish a natural vegetation cover are undertaken. The abandoned dams in the area are subject to erosion and instability until remediation measures are taken.

        The San Antonio tailings deposition site is located in a turn in a steep walled river valley downstream of the mill operation. The containment dams are buttressed with concrete walls on the upstream side and waste rock on the downstream side. The current height of the tailings is estimated at 60 metres above the floor of the canyon. The capacity of the site is nearly exhausted and operation of the San Antonio mill will end within one year. The long term stability of the tailings and dam integrity is questionable. Luismin is assessing various alternatives to stabilize the site. Testing has been completed and a stability review is underway. At this time the San Antonio plant is being operated at a reduced rate as another measure to reduce the rate of addition to the tailings area.

        In 1993, and prior to excavation of the third diversion tunnel for the river, the river rose during a hurricane event and caused the tailings dam to fail. Geotechnical investigations by Luismin indicate that the current tailings dam stability is marginal. Due to the small surface area of the impoundment, there is a high probability that the tailings are not completely drained and hence have low strength and a high liquefaction potential. In 2002, an independent consultant identified the San Antonio tailing dam integrity as an issue that requires immediate attention. The potential for a hydraulic head within the dam that can exceed the strength of the containment structure requires a thorough investigation and remedial action.

        The tailings at La Guitarra are stored in cells constructed of thickened tailings with decant towers to drain the tailings solutions for recycle to the mill. The construction method included some compaction under the dams but seepage to the surrounding lands has occurred. Some of the seepage is collected and recycled to the mill with the balance escaping to nearby wetlands and creeks. No cyanide is used at La Guitarra and the quality of the tailings water is not monitored. Seepage areas outside the tailings containment have red iron staining evident.

        At the San Martin tailings operation seepage is occurring from the tailings area and cyanide is showing up in groundwater down gradient from the tailings cells. Adjacent lands have been purchased and dewatering wells have been established to pump contaminated groundwater back to the mill circuit. A trench to bedrock has also been excavated downstream of the tailing area to monitor seepage from the active tailings area and to supplement the wells for the collection of groundwater. A stability review has been undertaken and indicates that current safety factors do not meet appropriate standards. Design work on alternatives to improve stability is underway.

        Wheaton River will be required to make further capital expenditures to maintain compliance with applicable environmental regulations. To the extent that Luismin's tailings containment sites do not adequately contain tailings and result in pollution to the environment, Wheaton River may incur environmental liability for mining activities conducted both prior to and during its ownership of the Luismin operations. To the extent that Wheaton River is subject to uninsured environmental liabilities, the payment for such liabilities would reduce funds otherwise available and could have a material adverse effect on Wheaton River. Should Wheaton River be unable to fund fully the cost of remedying an environmental problem, Wheaton River may be required to suspend operations or enter into interim compliance measures pending completion of required remediation, which could have a material adverse effect on Wheaton River.

        The Company did not obtain any indemnities from the vendors of Luismin against potential environmental liabilities that may arise from possible failure of the San Antonio tailings dam, the release of acidic waters with elevated concentrations of arsenic, lead and zinc from the La Guitarra operations and seepage occurring from the tailings area at the San Martin operation.

Permitting

        Wheaton River's operations in Mexico and, upon completion of the Acquisition, in Argentina and Australia are subject to receiving and maintaining permits from appropriate governmental authorities. Although Luismin, MAL and PGM currently have all required permits for their operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations or additional permits for any possible future changes to operations. Prior to any development on any of its properties, the Company must receive permits from appropriate governmental authorities. There can be no assurance that the Company will continue to hold all permits necessary to develop or continue operating at any particular property.

Infrastructure

        Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company's operations, financial condition and results of operations.

Business Interruption Risks at the Alumbrera Mine

        The failure or rupture of the pipeline, depending on the location of such occurrence, could result in significant interruption of operations of MAL and could adversely affect the Company's financial condition and results of operations.

        The Alumbrera Mine is located in a remote area of Argentina. On average, more than 2,000 people are transported by road and more than 1,200 people are transported by air, to and from the mine site every month. A serious accident involving a bus or plane could result in multiple fatalities. The disruption of these services could also result in significant disruption to the operations of MAL and have an adverse effect on the financial condition and operations of the Company.

Uncertainty in the Estimation of Ore Reserves and Mineral Resources

        The figures for Ore Reserves and Mineral Resources contained in this Prospectus are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that Ore Reserves could be mined or processed profitably. There are numerous uncertainties inherent in estimating Ore Reserves and Mineral Resources, including many factors beyond Wheaton River's control. Such estimation is a subjective process, and the accuracy of any reserve or resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Short-term operating factors relating to the Ore Reserves, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause the mining operation to be unprofitable in any particular accounting period. In addition, there can be no assurance that gold, silver or copper recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

        Fluctuation in gold, silver or copper prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of Ore Reserves and Mineral Resources, or of Wheaton River's ability to extract these Ore Reserves, could have a material adverse effect on Wheaton's results of operations and financial condition.

Uncertainty Relating to Inferred Mineral Resources

        Inferred mineral resources that are not mineral reserves do not have demonstrated economic viability. Wheaton River's ten year mine plan for the Luismin mining operations includes 68% of production based on inferred mineral resources. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to proven and probable mineral reserves as a result of continued exploration. The preliminary assessment included in the Annual Information Form incorporated by reference in this Prospectus relating to a ten year economic analysis of the Luismin operations is preliminary in nature and includes inferred mineral resources that are too speculative geologically to have economic considerations applied to them to enable them to be categorized as mineral reserves. There is no certainty that the preliminary assessment will be realized.

Need for Additional Reserves

        Because mines have limited lives based on proven and probable reserves, Wheaton River must continually replace and expand its reserves as its mines produce gold and silver and, following completion of the Acquisition, copper. The life-of-mine estimates included in this Prospectus for each of Luismin, the Alumbrera Mine and the Peak Mine may not be correct. Wheaton River's ability to maintain or increase its annual production of gold and silver, and, following completion of the Acquisition, copper will be dependent in significant part on its ability to bring new mines into production and to expand reserves at existing mines.

        Luismin has an estimated mine life of five years based on proven and probable reserves. Historically, Luismin has sustained operations through the conversion of a high percentage of inferred mineral resources to mineral reserves. The Alumbrera Mine has an estimated mine life of ten years. The Company does not anticipate that further exploration at the Alumbrera Mine will result in a material increase to Ore Reserves. The Peak Mine has an estimated mine life of five years based on current Ore Reserves.

Land Title

        Although the title to the properties owned and proposed to be acquired by the Company were reviewed by or on behalf of the Company, no formal title opinions were delivered to the Company and, consequently, no assurances can be given that there are no title defects affecting such properties. Title insurance generally is not available, and Wheaton River's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company has not conducted surveys of the claims in which it holds direct or indirect interests and, therefore, the precise area and location of such claims may be in doubt. Accordingly, Wheaton River's mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects. In addition, Wheaton River may be unable to operate its properties as permitted or to enforce its rights with respect to its properties.

Competition

        The mining industry is competitive in all of its phases. Wheaton River faces strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities than Wheaton River. As a result of this competition, Wheaton River may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, Wheaton River's revenues, operations and financial condition could be materially adversely affected.

Additional Capital

        The mining, processing, development and exploration of Wheaton River's properties, may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production on any or all of Wheaton River's properties or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to Wheaton River. Low gold prices during the five years prior to 2002 adversely affected Wheaton River's ability to obtain financing, and low gold, silver and copper prices could have similar effects in the future.

Commodity Prices

        The price of the Common Shares, Wheaton River's financial results and exploration, development and mining activities have previously been, or may in the future be, significantly adversely affected by declines in the price of gold, silver and copper. Gold, silver and copper prices fluctuate widely and are affected by numerous factors beyond Wheaton River's control such as the sale or purchase of gold and silver by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major gold, silver and copper-producing countries throughout the world. The price of gold, silver and copper has fluctuated widely in recent years, and future serious price declines could cause continued development of and commercial production from Wheaton River's properties to be impracticable. Depending on the price of gold, silver and copper, cash flow from mining operations may not be sufficient and Wheaton River could be forced to discontinue production and may lose its interest in, or may be forced to sell, some of its properties. Future production from Wheaton River's mining properties is dependent on gold, silver and copper prices that are adequate to make these properties economic.

        Furthermore, reserve calculations and life-of-mine plans using significantly lower gold, silver and copper prices could result in material write-downs of Wheaton River's investment in mining properties and increased amortization, reclamation and closure charges.

        In addition to adversely affecting Wheaton River's reserve estimates and its financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

        Copper concentrate from the Alumbrera Mine is shipped to smelters in Europe, India, the Far East, Canada and Brazil. Transportation costs of copper concentrate could increase substantially due to an increase in the price of oil or a shortage in the number of vessels available to ship concentrate to smelters.

Commodity Hedging

        Currently Wheaton River's policy is not to hedge future metal sales, however, this policy may change in the future. MAL does hedge some metal sales. Hedging of metal sales may require margin activities. Sudden fluctuations in the price of the metal being hedged could result in margin calls that could have an adverse effect on the financial position of Wheaton River or MAL.

        There is no assurance that a commodity hedging program designed to reduce the risk associated with fluctuations in metal prices will be successful. Hedging may not protect adequately against declines in the price of the hedged metal. Although hedging may protect Wheaton River and MAL from a decline in the price of the metal being hedged, it may also prevent Wheaton River and MAL from benefiting fully from price increases.

Exchange Rate Fluctuations

        Exchange rate fluctuations may affect the costs that Wheaton River incurs in its operations. Gold, silver and copper is sold in US dollars and Wheaton River's costs are incurred principally in Canadian dollars and Mexican pesos and, upon completion of the Acquisition, in Argentine pesos and Australian dollars. The appreciation of non-US dollar currencies against the US dollar can increase the cost of gold, silver and copper production in US dollar terms. From time to time, Wheaton River transacts currency hedging to reduce the risk associated with currency fluctuations. There is no assurance that its hedging strategies will be successful. Currency hedging may require margin activities. Sudden fluctuations in currencies could result in margin calls that could have an adverse effect on Wheaton River's financial position.

        In February 2003, the Company entered into forward contracts to purchase $200,000,000 in March 2003 at a rate of Cdn.$1.53325 in order to hedge most of the proceeds of the Private Placement which will be used to fund the Acquisition. Margins apply to $50,000,000 of these forward contracts.

Government Regulation

        The mining, processing, development and mineral exploration activities of Wheaton River are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. Although Wheaton River's mining and processing operations and exploration and development activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development. Amendments to current laws and regulations governing operations and activities of mining and milling or more stringent implementation thereof could have a substantial adverse impact on Wheaton River.

Foreign Operations

        A majority of the Company's operations are currently conducted in Mexico and, following completion of the Acquisition, will also be conducted in Argentina and Australia, and as such the Company's operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to, terrorism; hostage taking; military repression; expropriation; extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

        Changes, if any, in mining or investment policies or shifts in political attitude in Mexico, Argentina and Australia may adversely affect the Company's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

        Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

        The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Company's operations or profitability.

Labour and Employment Matters

        While the Company has good relations with both its unionized and non-unionized employees, production at the Luismin mining operations and, following the Acquisition, at the Alumbrera and Peak mines is dependant upon the efforts of the Company's and MAL's employees. In addition, relations between the Company and its employees may be impacted by changes in the scheme of labour relations which may be introduced by the relevant governmental authorities in whose jurisdictions the Company carries on business. Adverse changes in such legislation or in the relationship between the Company or MAL with its employees may have a material adverse effect on the Company's business, results of operations and financial condition.

Economic and Political Instability in Argentina

        The Alumbrera Mine is located in Argentina. There are risks relating to an uncertain or unpredictable political and economic environment in Argentina. In the short term, significant macroeconomic instability in the region is expected to negatively impact on the business environment and may lead to longer term negative changes in the national approach taken to ownership by foreign companies of natural resources. Argentina is experiencing severe economic difficulties including a significant currency devaluation. The operations of MAL may be affected in the foreseeable future by these conditions.

        In response to the political and economic instability in Argentina, in January 2002 the government announced the abandonment of the one to one peg of the Argentina peso to the U.S. dollar. See note 2(j) of the audited annual financial statements of MAL included in this prospectus for a description of the financial impact on MAL of the removal of the one to one peg of the peso to the U.S. dollar and the subsequent devaluation of the peso to the U.S. dollar. During the economic crisis, Argentina defaulted on foreign debt repayments and, from November 2002 to January 2003, Argentina defaulted on the repayment on a number of official loans to multinational organizations. In January 2003, the International Monetary Fund agreed to reschedule certain debt owed by Argentina and approved a short term credit line to repay debts to multinational organizations that could not be postponed.

        There is the risk of political violence and increased social tension in Argentina as a result of the economic crisis and Argentina has experienced increased civil unrest, crime and labour unrest. In addition, the government has also renegotiated or defaulted on contractual arrangements. Roadblocks (piqueterou) by members of the local communities, unemployed people and unions can occur on most national and provincial routes without notice. There have been some minor disruptions to access routes near the mine site about one year ago which did not affect the supply of goods to the mine. Although there has not been any recurrence of disruptions in the past several months, there is no assurance that disruptions will not occur in the future which will affect the supply of goods. Civil disruptions may become more frequent if the economic situation in Argentina continues to deteriorate and may significantly disrupt the continuous supply of goods.

        Certain events could have significant political ramifications to MAL in Argentina. In particular, serious environmental incidents such as the rupture of the concentrate pipeline, contamination of groundwater and surface water downstream of the tailings dam due to uncontrolled migration of the sulphate plume of other events which would constitute a major breach of EIR commitments.

        The Alumbrera mining prospects are owned by YMAD, a quasi-governmental mining company, pursuant to an Argentine mining law which granted YMAD such rights. YMAD has granted a mining lease to MAL pursuant to the UTE Agreement. Significant political changes in Argentina which impact foreign investment and mining in general, or YMAD or MAL's rights to the Alumbrera mining prospects in particular, could adversely impact MAL's ability to operate the Alumbrera Mine.

        Certain political and economic events such as: (i) the inability of MAL to obtain U.S. dollars in a lawful market of Argentina or to effect the lawful transfer of U.S. dollars to the senior lenders; (ii) acts or failures to act by a government authority in Argentina; and (iii) acts of political violence in Argentina, could have a material adverse effect on MAL's ability to operate the Alumbrera Mine and make payments due to senior lenders and may constitute an event of default under the terms of the security for the senior project debt.

Foreign Subsidiaries

        Wheaton River is a holding company that conducts operations through foreign (Mexican and, upon completion of the Acquisition, Argentinian, Bermudian, Australian, Cayman Island and Antiguan) subsidiaries, joint ventures and divisions, and substantially all of its assets are held in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict Wheaton River's ability to fund its operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on Wheaton River's valuation and stock price.

Acquisition Strategy

        As part of the Company's business strategy, it has sought and will continue to seek new mining and development opportunities in the mining industry. In pursuit of such opportunities, the Company may fail to select appropriate acquisition candidates or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into the Company. The Company cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favourable terms, or that any acquisitions or business arrangements completed will ultimately benefit the Company's business.

Operations of the Company Following the Acquisition

        The timing and manner of the implementation of decisions made with respect to the ongoing business of the Company following the Acquisition will materially affect the operations of the Company. Restructuring or integration of the operations of MAL, PGM and the Company will require the dedication of the management resources, which could distract attention from the day-to-day operations of the separate businesses of each company. If management of the Company is unable to effectively manage any such restructuring or integration, the operating results and financial condition of the Company could be materially adversely affected. In the event that the operations of MAL, PGM and the Company are restructured or integrated, there can be no assurance that the Company will be able to retain the key personnel currently employed in the separate operations of each company.

Joint Ventures

        Wheaton River, following completion of the Acquisition, will hold an indirect 25% interest in the Alumbrera Mine, the other 25% and 50% interests being held by BHPBilliton and MIM, respectively. Wheaton River's interest in the Alumbrera Mine is subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on the Company's profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on the Company's future cash flows, earnings, results of operations and financial condition: (i) disagreement with joint venture partners on how to develop and operate mines efficiently; (ii) inability of joint venture partners to meet their obligations to the joint venture or third parties; and (iii) litigation between joint venture partners regarding joint venture matters.

Market Price of Common Shares

        The Common Shares are listed on the TSX and the AMEX. Securities of micro- and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Wheaton River's share price is also likely to be significantly affected by short-term changes in gold, silver or copper prices or in its financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to Wheaton River's performance that may have an effect on the price of the Common Shares include the following: the extent of analytical coverage available to investors concerning Wheaton River's business may be limited if investment banks with research capabilities do not continue to follow Wheaton River's securities; the lessening in trading volume and general market interest in Wheaton River's securities may affect an investor's ability to trade significant numbers of Common Shares; the size of Wheaton River's public float may limit the ability of some institutions to invest in Wheaton River's securities; and a substantial decline in the price of the Common Shares that persists for a significant period of time could cause Wheaton River's securities to be delisted from the TSX or the AMEX, further reducing market liquidity.

        As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect Wheaton River's long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. Wheaton River may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Dividend Policy

        No dividends on the Common Shares have been paid by the Company to date. The Company anticipates that it will retain all future earnings and other cash resources for the future operation and development of its business. Wheaton River does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the Company's board of directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

Dilution to Common Shares

        After giving effect to the exchange of the Subscription Receipts, there will be 230,000,000 additional Common Shares available for trading in the public market. In the event that all of the Warrants are exercised, there will be an additional 57,500,000 Common Shares available for trading in the public market.

        In addition, as of February 27, 2003, approximately 88,600,000 Common Shares are issuable on exercise of warrants, options or other rights to purchase Common Shares at prices ranging from Cdn.$0.35 to Cdn.$1.65. During the life of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of the Common Shares with a resulting dilution in the interest of the other shareholders. Wheaton River's ability to obtain additional financing during the period such rights are outstanding may be adversely affected and the existence of the rights may have an adverse effect on the price of the Common Shares. The holders of the warrants, options and other rights may exercise such securities at a time when Wheaton River would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

        The increase in the number of Common Shares in the market and the possibility of sales of such shares may have a depressive effect on the price of the Common Shares. In addition, as a result of such additional Common Shares, the voting power of the Company's existing shareholders will be substantially diluted.

Future Sales of Common Shares by Existing Shareholders

        Sales of a large number of Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair Wheaton River's ability to raise capital through future sales of Common Shares. Wheaton River has previously completed private placements at prices per share which are lower than the current market price of the Common Shares. Accordingly, a significant number of shareholders of Wheaton River have an investment profit in the Common Shares that they may seek to liquidate. Substantially all of the Common Shares not held by affiliates of the Company can be resold without material restriction either in the United States, in Canada or both.

Key Executives

        Wheaton River is dependent on the services of key executives, including its Chairman and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of the Company, the loss of these persons or Wheaton River's inability to attract and retain additional highly skilled employees may adversely affect its business and future operations.

Conflicts of Interest

        Certain of the directors and officers of Wheaton River also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving Wheaton River will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of Wheaton River and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (Ontario) and other applicable laws.

        In October 2002, the Company sold the Bellavista Project to Glencairn in exchange for $250,000 and 750,000 common shares of Glencairn with a fair value at date of sale of $207,000. The Company and Glencairn have one common director.

        In May 2001, the Company entered into an agreement with Endeavour pursuant to which Endeavour agreed to assist the Company to fund and finance acquisitions and mergers for the Company. The original agreement was to expire in May 2002, however, it was subsequently extended on a month to month basis. The agreement requires the Company to pay to Endeavour $10,000 per month and a success fee equal to 2% of the value of any acquisitions, dispositions or financings undertaken by the Company. Notwithstanding the agreement, the Company will pay a fee of Cdn.$1,000,000 to Endeavour for financial advisory services in connection with the Acquisition and the Private Placement. A director of the Company, Neil Woodyer, is Managing Director of Endeavour and another director of the Company, Frank Giustra, is Chairman of Endeavour.

OTHER MATERIAL FACTS

        In February 2003, the Company appointed Peter Barnes and Russell Barwick as Executive Vice Presidents of the Company.

LEGAL MATTERS

        In connection with the Offering, certain Canadian legal matters will be passed upon by Cassels Brock & Blackwell LLP, Toronto, Ontario, and certain United States legal matters will be passed upon by Perkins, Smith & Cohen, LLP, Boston, Massachusetts, on behalf of the Company, and by Fraser Milner Casgrain LLP, Toronto, Ontario, and White & Case LLP, New York, New York, as Canadian and United States counsel to the Agents, respectively. As of the date of this Prospectus, the partners and associates of Cassels Brock & Blackwell LLP as a group, the partners and associates of Perkins, Smith & Cohen LLP as a group, the partners and associates of Fraser Milner Casgrain LLP as a group, and the partners and associates of White & Case LLP as a group, each beneficially own, directly or indirectly, less than one percent of the issued and outstanding Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are Deloitte & Touche LLP, Chartered Accountants.

        The transfer agent and registrar for the Common Shares is CIBC Mellon Trust Company at its principal offices in Toronto, Ontario and Vancouver, British Columbia.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain of the provinces of Canada provide purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

CONTRACTUAL RIGHT OF ACTION FOR RESCISSION

        In the event that a holder of a Subscription Receipt who acquires Common Shares and Warrants upon the exercise of a Subscription Receipt, as provided for in this Prospectus, is or becomes entitled under applicable securities legislation to the remedy of rescission by reason of this Prospectus or any amendment thereto containing a misrepresentation, such holder shall be entitled to rescission not only of the holder's exercise of its Subscription Receipts, but also of the Private Placement, and shall be entitled in connection with such rescission to a full refund of all consideration paid to the Company on the acquisition of the Subscription Receipts. In the event such holder is a permitted assignee of the interest of the original Subscription Receipt subscriber, such permitted assignee shall be entitled to exercise the rights of rescission and refund granted hereunder as if such permitted assignee was the original subscriber. The foregoing are in addition to any other right or remedy available to a holder of Subscription Receipts under section 130 of the Securities Act (Ontario) or the corresponding provisions of other securities legislation or otherwise at law and are subject to the defences, limitations and other provisions of such legislation.

AVAILABLE INFORMATION

        Wheaton River files reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

        Wheaton River has filed with the SEC, under the U.S. Securities Act, a registration statement on Form F-10 relating to the Common Shares, the Warrants and the Common Shares issuable upon exercise of the Warrants, of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in such registration statement and to which reference is made for further information.

        Wheaton River is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith Wheaton River files reports and other information with the SEC. Under the Multijurisdictional Disclosure System adopted by United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Wheaton River is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, Wheaton River is not required to publish financial statements as frequently or as promptly as United States corporations. Reports and other information filed by Wheaton River may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC's website at www.sec.gov. Such reports and other information concerning Wheaton River may also be inspected at the offices of the America Stock Exchange, 86 Trinity Place, New York, N.Y. 10006.

        The registration statement filed with the SEC concerning the Offering, including exhibits thereto, and Wheaton River's reports and other information filed under the Exchange Act are available to the public free of charge at the SEC's website at www.sec.gov.

EXPERTS

        The financial statements of Wheaton River as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this Prospectus and the related financial statement schedules included elsewhere in the registration statement on Form F-10 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement on Form F-10, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of MAL as at June 30, 2002 and 2001 and for each of the three years in the period ended June 30, 2002, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent chartered accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of PGM as at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent chartered accountants, given on the authority of said firm as experts in auditing and accounting.

        The mineral reserve estimates of Wheaton River as at December 31, 2001 included herein and included in the Annual Information Form, which is incorporated herein by reference, have been so incorporated and included in this Prospectus and included in the registration statement on Form F-10 of which this Prospectus forms a part, in reliance on the report of Watts, Griffis and McOuat Limited given on their authority as experts in mining, engineering and geology.

        The ore reserve and mineral resource estimates, projected capital expenditures, production estimates, cash flow and other projections for the MAL and PGM mining projects and information of an economic, scientific or technical nature, included in this Prospectus and included in the registration statement on Form F-10 of which this Prospectus forms a part, have been so included in reliance on the Micon Report prepared under the direct supervision of Harry Burgess, P.Eng., mining engineer, David Wells, C.Eng., metallurgical engineer, and Terry Hennessey, P.Geo., geologist. Messrs. Burgess, Wells and Hennessey are "qualified persons" within the meaning of National Instrument 43-101 of the Canadian Securities Administrators.

ENFORCEABILITY OF CIVIL LIABILITIES

        Wheaton River is an Ontario, Canada corporation with its executive office in Vancouver, British Columbia. Some of Wheaton River's directors and certain experts named in this Prospectus are residents of Canada and substantially all of the assets of Wheaton River and of such persons are located outside of the United States. Consequently, it may be difficult for security holders to effect service of process within the United States upon the Wheaton River directors or to realize in the United States upon judgments against such persons granted by courts of the United States predicated upon the civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against Wheaton River or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

COMPILATION REPORT

To the Board of Directors
of Wheaton River Minerals Ltd.

        We have reviewed, as to compilation only, the accompanying pro forma balance sheet of Wheaton River Minerals Ltd. ("Wheaton River") as at September 30, 2002 and the pro forma statements of operations for the nine month period ended September 30, 2002 and for the year ended December 31, 2001, which have been prepared for inclusion in the Prospectus dated February 28, 2003 to qualify the distribution of common shares and common share purchase warrants of Wheaton River. In our opinion, the pro forma balance sheet and statements of operations have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.

Vancouver, British Columbia (Signed) DELOITTE & TOUCHE LLP

February 28, 2003 Chartered Accountants

Comments to Readers in the United States of America

        Under Canadian securities regulations, when pro forma financial statements are included in a prospectus, an auditors' compilation report on the financial statements is required to be included in the prospectus. Under applicable securities regulations in the United States of America, such compilation reports would not be included in such a prospectus.

Vancouver, British Columbia (Signed) DELOITTE & TOUCHE LLP

February 28, 2003 Chartered Accountants

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WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2002
(Unaudited)
(Expressed in thousands of United States Dollars)

	Wheaton River Minerals Ltd.	Peak Gold Mines Pty Limited	Note 5	Pro Forma Adjustments	Pro Forma
		(Schedule 2(a))
ASSETS
CURRENT
Cash and cash equivalents	$18,953	$—	(a)	$203,500	$9,303
			(b)	(181,000)
			(b)	(32,150)
Marketable securities	1,035	—		—	1,035
Accounts receivable and prepaids	5,161	887		—	6,048
Inventory	4,284	5,043		—	9,327
Other	—	9,059	(b)	(9,041)	18

	29,433	14,989		(18,691)	25,731
Equity investment in Minera Alumbrera Limited	—	—	(b)	181,000	181,000
Future income tax assets	6,500	12,177		—	18,677
Property, plant and equipment	113,924	26,450	(b)	9,381	149,755
Other	1,076	1,300		—	2,376

	$150,933	$54,916		$171,690	$377,539

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	$8,059	$5,810		$—	$13,869
Other liabilities	—	10,525		—	10,525
Income taxes payable	53	662		—	715
Due to shareholders	—	26,458	(b)	(26,458)	—

	8,112	43,455		(26,458)	25,109
Future income tax liabilities	22,527	175	(b)	102	22,804
Provision for reclamation	12,242	5,832		—	18,074
Future employee benefits	2,571	—		—	2,571

	45,452	49,462		(26,356)	68,558

SHAREHOLDERS' EQUITY
Additional paid in capital	1,010	—		—	1,010
Share capital	115,156	7,060	(a)	203,500	318,656
			(b)	(7,060)
(Deficit) retained earnings	(10,685)	(1,606)	(b)	1,606	(10,685)

	105,481	5,454		198,046	308,981

	$150,933	$54,916		$171,690	$377,539

APPROVED BY THE DIRECTORS

(Signed) IAN TELFER Director	(Signed) NEIL WOODYER Director

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

FS 1-2

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine months ended September 30, 2002
(Unaudited)
(Expressed in thousands of United States Dollars, except per share data)

		(Schedule 2(b))
	Nine months ended September 30, 2002	Nine months ended September 30, 2002	(Schedule 3(a))
			Period from January 1, 2002 to June 18, 2002
	Wheaton River Minerals Ltd.	Peak Gold Mines Pty Limited	Minas Luismin S.A. de C.V.	Note 5	Pro Forma Adjustments	Pro Forma
Sales	$16,755	$23,058	$26,500		$—	$66,313
Cost of sales	10,773	16,754	22,542	(c)	1,349	51,418

Earnings from mining operations	5,982	6,304	3,958		(1,349)	14,895

Expenses and other income
General and administrative	3,879	3,434	2,771		—	10,084
Interest and financing	459	888	1,279	(e)	(139)	2,487
Depreciation	112	—	—		—	112
Exploration	1,423	366	—		—	1,789
Other (income) expense	(3,282)	1,619	1,100		—	(563)

	2,591	6,307	5,150		(139)	13,909

EARNINGS (LOSS) BEFORE THE FOLLOWING	3,391	(3)	(1,192)		(1,210)	986
Share of earnings from Minera Alumbrera Limited	—	—	—	(b)	36,980	36,980
Income tax (expense) recovery	(366)	132	809	(c)	506	1,081

NET EARNINGS (LOSS)	$3,025	$129	$(383)		$36,276	$39,047

Basic earnings per share	$0.03					$0.09

Fully diluted earnings per share	$0.02					$0.09

Shares in thousands used in per share calculation — basic	119,460			(a), (f)	296,030	415,490

Shares in thousands used in per share calculation — diluted	125,278			(a), (f)	297,553	422,831

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

FS 1-3

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2001
(Unaudited)
(Expressed in thousands of United States Dollars, except per share data)

	Wheaton River Minerals Ltd.	Peak Gold Mines Pty Limited	Minas Luismin S.A. de C.V.	Note 5	Pro Forma Adjustments	Pro Forma
		(Schedule 2(c))	(Schedule 3(b))
Sales	$9,010	$29,858	$67,986		$—	$106,854
Cost of sales	7,507	48,354	46,193	(c)	(23,953)	78,101

Earnings (loss) from mining operations	1,503	(18,496)	21,793		25,194	28,753

Expenses and other income
General and administrative	2,516	4,094	6,172		—	12,782
Interest and financing	13	127	5,950	(e)	(302)	5,788
Depreciation	25	—	—		—	25
Exploration	340	661	—		—	1,001
Mineral properties written down	8,707	—	—		—	8,707
Restructuring expense	1,501	—	—		—	1,501
Other (income) expense	(1,020)	1,897	(2,563)	(c)	(2,162)	(3,848)

	12,082	6,779	9,559		(2,464)	25,956

EARNINGS (LOSS) BEFORE THE FOLLOWING	(10,579)	(25,275)	12,234		26,417	2,797
Share of earnings from Minera Alumbrera Limited	—	—	—	(b)	5,652	5,652
Income tax (expense) recovery	(154)	7,723	(4,951)	(c)	(6,969)	(4,351)

NET (LOSS) EARNINGS	$(10,733)	$(17,552)	$7,283		$25,100	$4,098

Basic loss per share	$(0.18)					$0.01

Diluted loss per share	$(0.18)					$0.01

Shares in thousands used in per share calculation — basic	60,075			(a), (f)	349,084	409,123

Shares in thousands used in per share calculation — diluted	60,075			(a), (f)	349,084	410,234

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

FS 1-4

WHEATON RIVER MINERALS LTD.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002
(Unaudited)
(Expressed in United States Dollars unless otherwise stated)

1.    BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements of Wheaton River Minerals Ltd. ("Wheaton River" or the "Company") as at September 30, 2002 and for the nine months ended September 30, 2002 and the year ended December 31, 2001 have been prepared by management after giving effect to the acquisition by Wheaton River of a 25% interest in Minera Alumbrera Limited ("MAL"), a 100% interest in Peak Gold Mines Pty Limited ("PGM"), and a 100% interest in Minas Luismin, S.A. de C.V. ("Luismin"). These pro forma consolidated financial statements have been compiled from and include:

  (a)
  A pro forma balance sheet combining the unaudited balance sheet of Wheaton River as at September 30, 2002 with the unaudited balance sheet of PGM as at September 30, 2002 (Schedule (2(a)) and inclusion of the 25% interest in MAL based on the cost of the acquisition.

  (b)
  A pro forma statement of operations combining the unaudited statement of operations of Wheaton River for the nine months ended September 30, 2002 with the unaudited statement of operations of PGM for the nine months ended September 30, 2002 (Schedule 2(b)), the unaudited statement of operations of Luismin for the period from January 1, 2002 to June 18, 2002 (Schedule 3(a)) and inclusion of the Company's share of income from MAL for the nine months ended September 30, 2002 on an equity basis based on the unaudited results of operations (Schedule 1(a)).

  (c)
  A pro forma statement of operations combining the audited statement of operations of Wheaton River for the year ended December 31, 2001 with the audited statement of operations of PGM for the year ended December 31, 2001 (Schedule 2(c)) and the audited statement of operations of Luismin for the year ended December 31, 2001 (Schedule 3(b)) and inclusion of the Company's share of income from MAL for the twelve months ended December 31, 2001 on an equity basis based on the unaudited results of operations (Schedule 1(b)).

  The September 30, 2002 pro forma balance sheet has been prepared as if the transactions described in Note 3 had occurred on September 30, 2002. The pro forma statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 have been prepared as if the transactions described in Note 3 had occurred at the beginning of the earliest period presented.

  It is management's opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 3 in accordance with Canadian generally accepted accounting principles applied on a basis consistent with Wheaton River's accounting policies. The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Wheaton River which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Wheaton River, MAL, PGM and Luismin described above and described in Schedules 1 to 3.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Wheaton River for the year ended December 31, 2001 which are included elsewhere in this prospectus. The significant accounting policies of MAL and PGM after adjustment into Canadian generally accepted accounting principles ("Canadian GAAP") conform in all material respects to those of Wheaton River. The significant accounting policies of Luismin conform in all material respects to those of Wheaton River. The differences between Canadian GAAP and United States generally accepted accounting principles ("US GAAP") which would have a material effect on these pro forma consolidated financial statements are explained in Note 6.

3.    BUSINESS ACQUISITIONS

        (a)  Purchase of Minas Luismin, S.A. de C.V.

    On June 19, 2002 Wheaton River acquired all of the outstanding shares of Luismin.

    Under the purchase agreement, Wheaton River acquired Luismin for $55,160,000 in cash and 9,084,090 common shares of Wheaton River. Wheaton River also advanced $19,840,000 to Luismin that Luismin used to repay its outstanding bank debt. Acquisition costs of $3,266,000 were incurred by Wheaton River. An additional contingent payment of 11,355,113 Wheaton River common shares will be paid if the price of silver averages $5 or more over a period of 60 consecutive trading days prior to June 19,

FS 1-5

    2004. The outcome of the contingent payment cannot be determined beyond reasonable doubt and therefore is not included in the purchase price.

    This acquisition has been accounted for using the purchase method and results from Luismin's operations have been included in Wheaton River's results of operations from June 19, 2002. The preliminary estimated allocation of the purchase price is summarized in the table below and is subject to change:

(US dollars in thousands)
Purchase price:
Cash	$55,160
Cash advanced to repay Luismin bank debt	19,840
Shares issued on acquisition	6,805
Acquisition costs	3,266

$85,071

Net assets acquired:
Cash	$1,380
Non-cash working capital	(1,329)
Property, plant and equipment	113,154
Provision for reclamation	(10,200)
Other long-term liabilities	(2,436)
Future income tax assets	6,500
Future income tax liabilities	(21,998)

$85,071

  The financial position of Luismin has been consolidated with that of Wheaton River's as at September 30, 2002 and, as such, no further adjustment to the balance sheet of Wheaton River is required for the compilation of the pro forma balance sheet of the Company to give effect to the acquisition of Luismin as at September 30, 2002.

        (b)  Acquisition of Minera Alumbrera Limited and Peak Gold Mines Pty Limited

    Pursuant to an agreement dated February 21, 2003 between the Company and Rio Tinto Limited ("Rio Tinto"), the Company has agreed to acquire an indirect 25% interest in MAL, including loans due to shareholders, and a 100% interest in PGM for an aggregate purchase price of $210 million. The acquisition of the 25% interest in MAL will be through an intermediate holding company with assets relating solely to the investment in MAL. The breakdown of the purchase price between the assets has not been determined in the Agreement. For the purposes of this document, the cash purchase price of $210 million has been allocated $180 million to MAL and $30 million to PGM. MAL and PGM operate gold and copper mines located in Argentina and Australia, respectively.

    (i)
    Minera Alumbrera Limited

    Under Canadian GAAP, the acquisition of MAL is accounted for using the equity method, whereby the investment will be initially recorded at cost and the carrying value adjusted thereafter to include the Company's share of earnings. The purchase price of the Company's 25% interest in MAL is estimated to be $181 million. The excess of the carrying value over the purchase price of the net assets of $62,737,000 will be attributed to mineral properties.

    The equity income has been based on the statement of operations for the nine months ended September 30, 2002, and statement of operations for the twelve months ended December 31, 2001, after restatement from Australian generally accepted accounting principles ("Australian GAAP") to Canadian GAAP (See Schedules 1(a) and 1(b), respectively).

    (ii)
    Peak Gold Mines Pty Limited

    The acquisition of PGM will be accounted for using the purchase method, with Wheaton River being identified as the acquirer and PGM identified as the acquiree. The preliminary estimated allocation of the purchase price is summarized below and is

FS 1-6

    subject to change. The actual allocation of the purchase price will be based upon the fair values of the net assets of PGM at the date of acquisition.

(US dollars in thousands)
Purchase price:
Cash	$30,000
Estimated acquisition costs	2,150

$32,150

Net assets acquired:
Non-cash working capital	$(11,049)
Property, plant and equipment	35,831
Future income tax assets	12,177
Other non-current assets	1,300
Future income tax liabilities	(277)
Provision for reclamation	(5,832)

$32,150

    The purchase price of PGM exceeds the net asset value by $6,566,000. This excess amount has been applied to increase the carrying value of property, plant and equipment. The resulting future income tax liability of $2,814,000 has also been applied to increase the carrying value of property, plant and equipment.

    PGM's unaudited balance sheet as at September 30, 2002, unaudited statement of operations for the nine months ended September 30, 2002 and audited statement of operations for the year ended December 31, 2001 have been restated into Canadian GAAP and US dollars as presented in Schedules 2(a), 2(b) and 2(c), respectively.

4.    PRO FORMA ASSUMPTIONS

  The pro forma consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Completion of the Agreement for the Sale and Purchase of the Alumbrera Interest and the Peak Assets between Wheaton River and Rio Tinto Limited.

  (b)
  Completion of the private placement transaction of 230,000,000 Wheaton River common shares and 57,500,000 common share purchase warrants for gross proceeds of Cdn.$333.5 million ($218.5 million).

  (c)
  All material transactions by Wheaton River subsequent to September 30, 2002 have been reflected in the pro forma adjustments described in Note 5 below.

  (d)
  Depletion with respect to PGM operations is based on mineral reserves used by the current operator. Subsequent to the acquisition, Wheaton River will review the reserve information and may amend the depletion base.

  (e)
  The issue of 110,000,000 common shares of Wheaton River on the exercise of 110,000,000 special warrants and 9,084,090 common shares of Wheaton River, all issued in connection with the acquisition of Luismin, at the beginning of the year ended December 31, 2001.

5.    PRO FORMA ADJUSTMENTS

  The pro forma consolidated financial statements include the following adjustments:

  (a)
  To record the issue of 230,000,000 common shares and 57,500,000 common share purchase warrants for gross proceeds of Cdn.$333.5 million ($218.5 million). To record the costs of the share issuance estimated to be $15.0 million, comprising $9.8 million of Agents' Commission and $5.2 million of other professional fees, which has been charged directly to share capital.

FS 1-7

  (b)
  To record the acquisition of 25% of MAL for $181 million and 100% of Peak for $32.15 million, including the purchase accounting adjustment. The pro forma consolidated statements of operations include the Company's share in the earnings of MAL.

  (c)
  To record the reversal of impairment charges taken for PGM prior to the acquisition by Wheaton River and the increase in depreciation, depletion and amortization resulting from adjustments to asset carrying values on the Wheaton River acquisition.

  (d)
  To record the operations of Luismin prior to the date of its acquisition, June 19, 2002 (Schedule 3(a)).

  (e)
  To eliminate the amortization of debt issuance costs relating to Luismin bank debt repaid upon its acquisition by the Company.

  (f)
  To recognize the issue of 110,000,000 common shares of Wheaton River on the exercise of 110,000,000 common share purchase warrants and 9,084,090 common shares of Wheaton River, all issued in connection with the acquisition of Luismin for purposes of the pro forma earnings per share.

6.    DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA
AND THE UNITED STATES

  These pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The differences between Canadian GAAP and US GAAP as they relate to these financial statements are summarized as below:

	Nine months ended September 30, 2002	Year ended December 31, 2001
	(US dollars in thousands)
Pro forma Sales under Canadian and US GAAP	$66,313	$106,854

Pro forma Expenses under Canadian GAAP	65,327	104,057
Depletion expense	27,034	18,936
Derivatives	7,749	3,749
Foreign exchange translation	—	(313)

Pro forma Expenses under US GAAP	100,110	126,429

Pro forma Share of earnings of MAL under Canadian GAAP	36,980	4,098
US GAAP adjustments to share of earnings of MAL	1,551	3,543

Pro forma Share of earnings of MAL under US GAAP	38,531	7,641

Pro forma Income tax recovery (expense) under Canadian GAAP	1,081	(4,351)
Tax effect of above adjustments	(10,435)	(6,806)

Pro forma Income tax recovery under US GAAP	(11,516)	(2,455)

Pro forma net earnings (loss) under US GAAP	16,250	(9,479)

Basic and diluted pro forma earnings (loss) per share under US GAAP	$0.04	$(0.02)

FS 1-8

September 30, 2002
(US dollars in thousands)
Pro forma total assets under Canadian GAAP	$377,539
Adjustments under US GAAP
Marketable securities	1,921
Depletion	(6,578)

Pro forma total assets under US GAAP	$372,882

Pro forma total liabilities under Canadian GAAP and US GAAP	$68,558

Pro forma total shareholders' equity under Canadian GAAP	308,981
Adjustments under US GAAP
Marketable securities	1,921
Depletion	(6,578)

Pro forma total shareholders' equity under US GAAP	$304,324

  Under US GAAP, the proceeds on issuance of common shares and common share purchase warrants (Note 4(b)) would be allocated between common shares and warrants based on their relative fair values. Under Canadian GAAP, the entire proceeds received on the issuance of common shares and common share purchase warrants would be allocated to common shares. Under US GAAP, the $203.5 million net proceeds received on the issue of common shares and common share purchase warrants would be allocated $182,458,000 to common shares and $21,042,000 to common share purchase warrants.

  Under Canadian GAAP, operating costs incurred prior to the commencement of plant operations are capitalized to mining property, plant and equipment. Under US GAAP, capitalization of these costs is not permitted. The reconciliation includes adjustments to reverse the related amortization expense in the periods.

  Under Canadian GAAP, hedging gains and losses on derivative instruments designated as effective hedges are deferred and recognized when the anticipated transactions occur. When such derivative instruments do not qualify as designated hedges, these instruments are marked to market.

  On a Canadian GAAP basis, depletion expense is calculated in reference to proven and probable reserves and a portion of resources, whereas under US GAAP, depletion expense is calculated in reference to proven and probable reserves only.

  There also exists other differences between Canadian GAAP and US GAAP relating to these pro forma consolidated financial statements which relate to the accounting for foreign exchange translation, capitalized interest, share purchase warrants, and marketable securities. For a full description of the differences between Canadian GAAP and US GAAP as they relate these pro forma consolidated financial statements, see Note 15 to the Company's audited consolidated financial statements included in the prospectus.

7.    ADDITIONAL DISCLOSURES

  In common with other mining companies, under Canadian GAAP, the Company intends on a regular basis to disclose its financial position and results of operations accounting for the 25% interest in MAL on a proportionate consolidation basis in addition to the equity basis.

FS 1-9

  The following provides summarized pro forma information of the Company on the basis of the interest in MAL being proportionately consolidated:

Balance Sheet	September 30, 2002
Current assets	$70,662
Non-current assets	389,874

Total assets	460,536

Current liabilities	57,470
Non-current liabilities	93,385

150,855
Shareholders' equity	309,681

Total liabilities and shareholders' equity	$460,536

Statement of Operations	Nine months ended September 30, 2002	Year ended December 31, 2001
Sales	$163,490	$225,120
Cost of sales	127,783	172,205

	35,707	52,915
Expenses and other income	23,679	40,795

Earnings before income tax	12,028	12,120
Income tax (recovery) expense	(24,952)	8,022

Net earnings	$36,980	$4,098

FS 1-10

Schedule 1(a)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS OF MAL

For the nine months ended September 30, 2002
(Unaudited)
(Expressed in thousands of United States Dollars unless otherwise stated)

	Australian GAAP					Nine months ended September 30, 2002
		Six months ended December 31, 2001	Three months ended September 30, 2002	Nine months ended September 30, 2002		Canadian GAAP
	Year ended June 30, 2002				GAAP Adjustments
						100%
					(Schedule 1(c))
Sales	$519,579	$231,803	$107,083	$394,859	$(6,151)	$388,708
Cost of sales	422,711	204,019	92,678	311,370	363	311,733

Earnings from mining operations	96,868	27,784	14,405	83,489	(6,514)	76,975

Expenses and other income
General and administrative	35	50	61	46	1,089	1,135
Interest and financing	41,614	25,513	9,147	25,248	266	25,514
Other expense	973	111	1,996	2,858	—	2,858

	42,622	25,674	11,204	28,152	1,355	29,507

EARNINGS (LOSS) BEFORE THE FOLLOWING	54,246	2,110	3,201	55,337	(7,869)	47,468
Income tax recovery (expense)	94,693	(1,041)	(1,121)	94,613	2,360	96,973

NET EARNINGS	$148,939	$1,069	$2,080	$149,950	$(5,509)	144,441

Pro forma adjustments (Note 5(c))						3,480

Adjusted pro forma net earnings						$147,921

25% interest in MAL earnings						$36,980

FS 1-11

Schedule 1(b)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS OF MAL

For the year ended December 31, 2001
(Unaudited)
(Expressed in thousands of United States Dollars unless otherwise stated)

	Australian GAAP					Nine months ended December 31, 2001
		Six months ended December 31, 2001	Six months ended December 31, 2000			Canadian GAAP
	Year ended June 30, 2001			Year ended December 31, 2001	GAAP Adjustments
						100%
					(Schedule 1(c))
Sales	$451,054	$231,803	$200,266	$482,591	$(9,526)	$473,065
Cost of sales	354,376	204,019	165,384	393,011	(10,494)	382,517

Earnings from mining operations	96,678	27,784	34,882	89,580	968	90,548

Expenses and other income
General and administrative	100	50	50	100	2,903	3,003
Interest and financing	65,938	25,513	39,427	52,024	(6,967)	45,057
Other expense (income)	2,010	111	626	1,495	8,647	10,142

	68,048	25,674	40,103	53,619	4,583	58,202

EARNINGS (LOSS) BEFORE THE FOLLOWING	28,630	2,110	(5,221)	35,961	(3,615)	32,346
Income tax (expense) recovery	(9,572)	(1,041)	1,082	(11,695)	(1,510)	(13,205)

NET EARNINGS (LOSS)	$19,058	$1,069	$(4,139)	$24,266	$(5,125)	19,141

Pro forma adjustments (Note 5(c))						3,467

Adjusted pro forma net earnings						$22,608

25% interest in MAL earnings						$5,652

FS 1-12

Schedule 1(c)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF MAL

GAAP DIFFERENCES

GAAP DIFFERENCES

Revenue recognition

The company recognizes revenue for sales based on contractual terms, which is typically upon crossing the ship's rail when the risk and rewards of ownership transfer.

Under US GAAP, SAB 101 "Revenue Recognition in Financial Statements" revenue cannot be recognized until both legal title and the risks and rewards of ownership have been transferred. For certain of the company's sales, title does not transfer until certain documentation is provided to the customer and payment is received. Accordingly, the reconciliations include adjustments to reverse (a) the revenue recognized under Australian GAAP for which title did not transfer at period end; (b) the corresponding trade debtors; (c) the restoration of inventory; and (d) reversal of cost of sales.

In addition, included in revenues from ordinary activities are revenues from outside the operating activities of US$2.0 million and US$0.1 million for the six months ended 31 December 2002 and 2001, respectively, that for US GAAP purposes would be recognised outside of revenues as other income. Canadian GAAP would also dictate that SAB 101 provides the appropriate accounting treatment.

Bill and hold transactions

The company recognised revenue in fiscal year 2001 for the sale of concentrate which was maintained in storage in accordance with contractual terms. The contracts provide that title and the risk and rewards of ownership transfer upon receipt of payment and the signing of a warehouse certificate certifying that the copper concentrate was being held in the port warehouse at irrevocable disposal of the buyer, both of which occurred prior to the end of the fiscal year. Delivery of the concentrate occurred after year end.

For revenue to be recognised when physical delivery has not occurred under Canadian GAAP, the following criteria must be met:

1.
The risks of ownership must have passed to the buyer;

2.
The customer must have made a fixed commitment to purchase the goods, preferably in written documentation;

3.
The buyer, not the seller, must request that the transaction be on a bill and hold basis. The buyer must have a substantial business purpose for ordering the goods on a bill and hold basis;

4.
There must be a fixed schedule for delivery of the goods. The date for delivery must be reasonable and must be consistent with the buyer's business purpose (e.g., storage periods are customary in the industry);

5.
The seller must not have retained any specific performance obligations such that the earning process is not complete;

6.
The ordered goods must have been segregated from the seller's inventory and not be subject to being used to fill other orders; and

7.
The product must be complete and ready for shipment.

The transactions did not meet all of the above criteria. Accordingly, the reconciliations include adjustments to recognize the sale in fiscal year 2002.

Allocation of overhead costs to inventory

The company uses absorption costing, including the allocation of variable and fixed overhead costs, to value inventory.

Under Canadian GAAP, inventory cost is broadly defined to mean acquisition and production cost, and is the sum of expenditures and charges directly or indirectly incurred in bringing an article to its existing condition and location.

The reconciliations include adjustments to reverse certain overhead costs recorded in long term inventory that do not meet the above definition.

Debt issuance costs

The company capitalised as part of debt issuance costs premiums paid for political risk insurance on the borrowings and certain legal costs incurred to modify the loan security agreement.

Under Canadian GAAP, capitalization of these costs would not be permitted.

FS 1-13

The reconciliations include adjustments to reverse the amounts capitalised and to reverse the related amortization expense.

Effective interest method

The company amortizes debt issuance costs on a straight line basis over the term of the respective borrowings.

Under Canadian GAAP, debt issuance costs are amortised over the term of the debt using the effective interest method.

The reconciliations include adjustments to reverse the accounting under Australian GAAP and to record the amortization expense using the effective interest method.

Taxation

Except for the impact of the tax assets and liabilities resulting from the temporary (timing) differences generated by the Australian GAAP to Canadian GAAP differences, there are no significant differences in accounting for income taxes between Australian GAAP and Canadian GAAP, as they relate to the company.

FS 1-14

Schedule 2(a)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

BALANCE SHEET OF PGM

As at September 30, 2002
(Unaudited)
(Expressed in thousands of United States Dollars unless otherwise stated)

	Australian GAAP	GAAP Adjustments	Canadian GAAP 100%	Exchange Rate	Canadian GAAP
	Au.$	Au.$	Au.$	(i)	US$
	(Schedule 2(d))
ASSETS
CURRENT
Accounts receivable and prepaids	$1,634	$—	$1,634	1.8413	$887
Product inventory	9,286	—	9,286	1.8413	5,043
Other	16,680	—	16,680	1.8413	9,059

	27,600	—	27,600	1.8413	14,989
Future income tax assets	22,422	—	22,422	1.8413	12,177
Property, plant and equipment	48,702	—	48,702	1.8413	26,450
Other	2,394	—	2,394	1.8413	1,300

	$101,118	$—	$101,118	1.8413	$54,916

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	$10,700	$—	$10,700	1.8413	$5,810
Other liabilities	19,379	—	19,379	1.8413	10,525
Income taxes payable	1,219	—	1,219	1.8413	662
Due to Rio Tinto Limited	48,717	—	48,717	1.8413	26,458

	80,015	—	80,015	1.8413	43,455
Future income tax liabilities	1,119	(797)	322	1.8413	175
Other provisions	8,083	2,656	10,739	1.8413	5,832

	89,217	1,859	91,076	1.8413	49,462

SHAREHOLDERS' EQUITY
Share capital	13,000	—	13,000	1.8413	7,060
Deficit	(1,099)	(1,859)	(2,958)	1.8413	(1,606)

	11,901	(1,859)	10,042	1.8413	5,454

	$101,118	$—	$101,118	1.8413	$54,916

(i)
Spot rate at September 30, 2002.

FS 1-15

Schedule 2(b)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS OF PGM

For the nine months ended September 30, 2002
(Unaudited)
(Expressed in thousands of United States Dollars unless otherwise stated)

	Australian GAAP	GAAP Adjustments	Canadian GAAP 100%	Exchange Rate	Canadian GAAP
	Au.$	Au.$	Au.$	(i)	US$
	(Schedule 2(d))
Sales	$42,756	$—	$42,756	1.8543	$23,058
Cost of sales	29,624	1,443	31,067	1.8543	16,754

Earnings from mining operations	13,132	(1,443)	11,689	1.8543	6,304

Expenses and other income
General and administrative	6,367	—	6,367	1.8543	3,434
Interest and financing	1,646	—	1,646	1.8543	888
Exploration	679	—	679	1.8543	366
Other expense	3,003	—	3,003	1.8543	1,619

	11,695	—	11,695	1.8543	6,307

EARNINGS (LOSS) BEFORE THE FOLLOWING	1,437	(1,443)	(6)	1.8543	(3)
Income tax (expense) recovery	(189)	433	244	1.8543	132

NET EARNINGS (LOSS)	$1,248	$(1,010)	$238	1.8543	$129

(i)
Average exchange rate for the nine months ended September 30, 2002.

FS 1-16

Schedule 2(c)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS OF PGM

For the year ended December 31, 2001
(Unaudited)
(Expressed in thousands of United States Dollars unless otherwise stated)

	Australian GAAP	GAAP Adjustments	Canadian GAAP 100%	Exchange Rate	Canadian GAAP
	Au.$	Au.$	Au.$	(i)	US$
	(Schedule 2(d))
Sales	$57,652	$—	$57,652	1.9309	$29,858
Cost of sales	92,155	1,213	93,368	1.9309	48,354

Loss from mining operations	(34,503)	(1,213)	(35,716)	1.9309	(18,496)

Expenses and other income
General and administrative	7,905	—	7,905	1.9309	4,094
Interest and financing	245	—	245	1.9309	127
Exploration	1,276	—	1,276	1.9309	661
Other expense	3,662	—	3,662	1.9309	1,897

	13,088	—	13,088	1.9309	6,779

LOSS BEFORE THE FOLLOWING	(47,591)	(1,213)	(48,804)	1.9309	(25,275)
Income tax recovery	14,549	364	14,913	1.9309	7,723

NET LOSS	$(33,042)	$(849)	$(33,891)	1.9309	$(17,552)

(i)
Average exchange rate for the year ended December 31, 2001.

FS 1-17

Schedule 2(d)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF PGM

GAAP DIFFERENCES

GAAP DIFFERENCES

Rehabilitation, restoration and close down costs

        Through December 31, 2000, the Company recognized a provision for rehabilitation, restoration and close down costs associated with the restoration of mine properties at the end of the mine operating lives. The provision was accumulated through a units of production charge to earnings over the life of the individual mines. Effective January 1, 2001, under Australian GAAP, PGM changed its accounting policy for rehabilitation, restoration and close down costs. Under this new accounting policy, PGM recorded a closure obligation and corresponding asset equal to the net present value of the estimated future costs. Interest accretion on the obligation together with depreciation of the corresponding asset is recorded in earnings.

        The reconciliation to US GAAP includes adjustments to remove the impact of the adoption of the new accounting policy and to record rehabilitation, restoration and close down costs through the units of production charge to earnings.

        PGM's accounting policy with respect to rehabilitation, restoration and close down costs under US GAAP is substantially equivalent to the Canadian GAAP standard for rehabilitation, restoration and close down costs.

FS 1-18

Schedule 3(a)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS OF LUISMIN

For the period from January 1, 2002 to June 18, 2002
(Unaudited)
(Expressed in thousands of United States Dollars unless otherwise stated)

	Three months ended March 31, 2002
	Canadian GAAP
	Cdn.$	Exchange rate	US$	Period from April 1, 2002 to June 18, 2002	Period from January 1, 2002 to June 18, 2002
	(i)
Sales	$25,495	1.5944	$15,990	$10,510	$26,500
Cost of sales	16,270	1.5944	10,204	12,338	22,542

Earnings (loss) from mining operations	9,225	1.5944	5,786	(1,828)	3,958

Expenses and other income
General and administrative	2,999	1.5944	1,881	890	2,771
Interest and financing	536	1.5944	336	943	1,279
Other income	177	1.5944	—	989	1,100

	3,712	1.5944	2,217	2,822	5,150

EARNINGS (LOSS) BEFORE THE FOLLOWING	5,513	1.5944	3,569	(4,650)	(1,192)
Income tax recovery	183	1.5944	111	694	809

NET EARNINGS (LOSS)	$5,696	1.5944	$3,680	$(3,956)	$(383)

(i)
Average exchange rate for the nine months ended March 31, 2002.

FS 1-19

Schedule 3(b)

WHEATON RIVER MINERALS LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS OF LUISMIN

For the year ended December 31, 2001
(Expressed in thousands of United States Dollars unless otherwise stated)

	Canadian GAAP
	Minas Luismin S.A. de C.V	Exchange Rate	Minas Luismin S.A. de C.V
	Cdn.$	(i)	US$
Sales	$105,263	1.5483	$67,986

Cost of sales	65,818	1.5483	42,510
Royalties	174	1.5483	112
Depreciation and depletion	5,529	1.5483	3,571

	71,521	1.5483	46,193

Earnings from mining operations	33,742	1.5483	21,793

Expenses and other income
General and administrative	9,556	1.5483	6,172
Interest and financing	9,212	1.5483	5,950
Other income	(3,968)	1.5483	(2,563)

	14,800	1.5483	9,559

EARNINGS BEFORE THE FOLLOWING	18,942	1.5483	12,234
Income tax (expense)	(7,666)	1.5483	(4,951)

NET EARNINGS	$11,276	1.5483	$7,283

(i)
Average exchange rate for the year ended December 31, 2001.

FS 1-20

AUDITORS' REPORT

To the Board of Directors of
Wheaton River Minerals Ltd.

        We have audited the consolidated balance sheets of Wheaton River Minerals Ltd. as at December 31, 2001 and 2000 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

Vancouver, British Columbia January 10, 2003 (except for Note 16 which is as of February 28, 2003)	(Signed) DELOITTE & TOUCHE LLP Chartered Accountants

FS 2-1

WHEATON RIVER MINERALS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2001, 2000 and 1999
(US dollars in thousands, except per share amounts)

	2001	2000	1999
SALES	$9,010	$28,608	$20,899

COST OF SALES	5,452	15,521	10,043
ROYALTIES	215	917	695
DEPRECIATION AND DEPLETION	324	3,283	2,964
RECLAMATION	1,516	—	—

	7,507	19,721	13,702

EARNINGS FROM MINING OPERATIONS	1,503	8,887	7,197

EXPENSES AND OTHER INCOME
General and administrative	2,516	1,379	1,276
Depreciation	25	41	36
Exploration	340	700	1,186
Property, plant and equipment written down (Note 3)	8,707	—	—
Restructuring expenses (Note 4)	1,501	—	—
Interest and finance fees	13	27	175
Other income (Note 5)	(1,020)	(667)	(88)

	12,082	1,480	2,585

(LOSS) EARNINGS BEFORE THE FOLLOWING:	(10,579)	7,407	4,612
EQUITY EARNINGS IN ASSOCIATED COMPANY	—	2	27
INCOME TAXES (Note 6)	(154)	(198)	(109)

NET (LOSS) EARNINGS	$(10,733)	$7,211	$4,530

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE	$(0.18)	$0.14	$0.11

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING (thousands)	60,075	50,363	40,464

The accompanying notes form an integral part of these consolidated financial statements.

FS 2-2

WHEATON RIVER MINERALS LTD.

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000
(US dollars in thousands)

	2001	2000
ASSETS
CURRENT
Cash and cash equivalents	$1,735	$11,033
Short-term money market instruments	13,013	—
Marketable securities (Note 7)	2,666	30
Accounts receivable	368	324
Prepaids	526	7
Product inventory	—	1,314
Supplies inventory	124	189

TOTAL CURRENT ASSETS	18,432	12,897
RECLAMATION DEPOSITS (Note 8)	2,017	1,559
PROPERTY, PLANT AND EQUIPMENT (Note 3)	758	12,127

TOTAL ASSETS	$21,207	$26,583

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 9)	$1,000	$683
Income taxes payable	60	31

TOTAL CURRENT LIABILITIES	1,060	714
DEFERRED REVENUE (Note 10)	—	378
PROVISION FOR RECLAMATION	3,831	2,612

TOTAL LIABILITIES	4,891	3,704

SHAREHOLDERS' EQUITY
Special warrants (Note 11)	3,110	—
Share purchase options (Note 11)	317	—
Contributed surplus	600	572
Share capital
Preference shares — unlimited shares authorized, issuable in one or more series, none issued
Common shares — unlimited shares authorized, no par value,
Issued and outstanding — 56,601,266 (2000 — 52,729,246) shares	25,999	25,284
Deficit	(13,710)	(2,977)

TOTAL SHAREHOLDERS' EQUITY	16,316	22,879

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$21,207	$26,583

APPROVED BY THE DIRECTORS

(Signed) IAN TELFER Director	(Signed) NEIL WOODYER Director

The accompanying notes form an integral part of these consolidated financial statements.

FS 2-3

WHEATON RIVER MINERALS LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended December 31, 2001, 2000 and 1999
(US dollars in thousands and thousands of shares and warrants)

	Common Shares		Special Warrants
					Share Purchase Options	Contributed Surplus
	Shares	Amount	Warrants	Amount			Deficit	Total
At December 31, 1998	40,942	$21,703	—	$—	$—	$—	$(14,718)	$6,985
Flow-through shares issued	515	65	—	—	—	—	—	65
Exercise of stock options	115	25	—	—	—	—	—	25
Shares repurchased and cancelled	(1,375)	(763)	—	—	—	568	—	(195)
Share issue costs	—	(3)	—	—	—	—	—	(3)
Net earnings	—	—	—	—	—	—	4,530	4,530

At December 31, 1999	40,197	21,027	—	—	—	568	(10,188)	11,407
Flow-through shares issued	470	115	—	—	—	—	—	115
Shares issued on acquisition of Kit Resources Ltd. (Note 14)	11,810	4,224	—	—	—	—	—	4,224
Exercise of stock options	270	60	—	—	—	—	—	60
Shares repurchased and cancelled	(18)	(8)	—	—	—	4	—	(4)
Share issue costs	—	(134)	—	—	—	—	—	(134)
Net earnings	—	—	—	—	—	—	7,211	7,211

At December 31, 2000	52,729	25,284	—	—	—	572	(2,977)	22,879
Shares issued for royalty payments	900	356	—	—	—	—	—	356
Special warrants issued	—	—	11,000	3,456	—	—	—	3,456
Exercise of special warrants	1,090	346	(1,090)	(346)	—	—	—	—
Exercise of stock options	1,989	437	—	—	—	—	—	437
Shares repurchased and cancelled	(107)	(51)	—	—	—	28	—	(23)
Share issue costs	—	(373)	—	—	—	—	—	(373)
Fair value of stock options issued	—	—	—	—	317	—	—	317
Net loss	—	—	—	—	—	—	(10,733)	(10,733)

At December 31, 2001	56,601	$5,999	9,910	$3,110	$317	$600	$(13,710)	$16,316

The accompanying notes form an integral part of these consolidated financial statements.

FS 2-4

WHEATON RIVER MINERALS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2001, 2000 and 1999
(US dollars in thousands)

	2001	2000	1999
OPERATING ACTIVITIES
Net (loss) earnings	$(10,733)	$7,211	$4,530
Reclamation expenditures	(304)	(149)	—
Deferred revenue	—	—	732
Items not affecting cash:
Share purchase options (Note 11)	211	—	—
Depreciation and depletion	349	3,324	3,000
Provision for reclamation	1,516	—	—
Deferred development and stripping amortized	993	2,466	778
Deferred revenue amortized (Note 10)	(378)	(3,802)	(1,624)
Property, plant and equipment written down (Note 3)	8,707	—	—
Other	6	(138)	(27)
Change in non-cash working capital (Note 12)	1,623	291	(385)

CASH GENERATED BY OPERATING ACTIVITIES	1,990	9,203	7,004

FINANCING ACTIVITIES
Special warrants issued (Note 11)	3,456	—	—
Common shares issued	437	174	90
Common shares repurchased	(23)	(4)	(195)
Common share and special warrant issue costs	(373)	(134)	(3)

CASH GENERATED BY (APPLIED TO) FINANCING ACTIVITIES	3,497	36	(108)

INVESTING ACTIVITIES
Short-term money market instruments	(13,013)	—	—
Property, plant and equipment	(1,315)	(5,677)	(2,287)
Acquisition of Red Mountain Project	—	(328)	—
Cash acquired on acquisition of Kit Resources Ltd. (Note 14)	—	49	—
Investment in associated company	—	—	(450)
Reclamation deposits	(457)	26	(23)
Marketable securities	—	(18)	(3)

CASH APPLIED TO INVESTING ACTIVITIES	(14,785)	(5,948)	(2,763)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,298)	3,291	4,133
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,033	7,742	3,609

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,735	$11,033	$7,742

SUPPLEMENTAL CASH FLOW INFORMATION (Note 12)

The accompanying notes form an integral part of these consolidated financial statements.

FS 2-5

WHEATON RIVER MINERALS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2001, 2000 and 1999
(US dollars, except where otherwise stated)

1.    DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  Wheaton River Minerals Ltd. (the "Company"), through its 89.7% owned subsidiary, North American Metals Corp. ("NAM"), owns the Golden Bear Mine located in north-western British Columbia. The mine produced gold on a seasonal basis from spring to autumn using a heap leach process. The last season of commercial production at the Golden Bear Mine was 2001. Reclamation of the site is in process.

  The Company also owns the Bellavista Project, which has received its environmental operating permit and may commence construction when gold prices increase (see Notes 3 and 16).

  The Company operates in the mining industry. All revenues and net earnings (loss) are derived from Canada and all identifiable assets are located in Canada except the Bellavista Project assets, which are located in Costa Rica.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company previously issued statutory financial statements to its shareholders on the financial position as at December 31, 2001 and 2000 and the results of operations and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements have been distributed to shareholders and filed with the regulatory authorities.

  Subsequent to December 31, 2001, the Company has determined that the following changes to the Company's financial reporting are appropriate:

  (i)
  Change in reporting and functional currency from the Canadian dollar to the US dollar as disclosed in Note 2 (b).

  (ii)
  Change in accounting for exploration and development expenditures as disclosed in Note 2 (h).

  (iii)
  Change in accounting for the recognition of revenue as disclosed in Note 2 (g).

  Under generally accepted accounting principles these changes are to be given effect to on a retroactive basis. These financial statements have been restated to reflect these changes.

        (a)  Canadian generally accepted accounting principles

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Differences between Canadian and United States generally accepted accounting principles ("GAAP") which would have a material effect on these consolidated financial statements are explained in Note 15.

        (b)  Change in reporting currency

    In 2002, the United States dollar was determined to be the functional currency of the Company following the purchase of Minas Luismin, S.A. de C.V. ("Luismin") (Note 16). The Company has also determined that it is appropriate to adopt the United States dollar as its reporting currency. Prior to this change, the Canadian dollar had been used as the measurement and reporting currency. Under Canadian accounting principles, the Company's consolidated financial statements for all years presented have been translated into United States dollars using the Canadian dollar exchange rate at March 31, 2002 of $1 to Cdn.$1.5935.

        (c)  Basis of presentation

    These consolidated financial statements include the accounts of the Company and its subsidiaries. Principal subsidiaries at December 31, 2001 are listed below:

Subsidiary	Location	Interest	Owned
North American Metals Corp.	Canada	89.7%	Golden Bear Mine, Red Mountain
Metales Procesadoes MRW, S.A.	Costa Rica	100%	Bellavista

        (d)  Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Significant

FS 2-6

    areas where management's judgement is applied are asset valuations, contingent liabilities and environmental and post-closure obligations. Actual results could differ from those reported.

        (e)  Foreign currency translation

    Foreign currency monetary assets and liabilities are translated into Canadian dollars at the exchange rates prevailing at the balance sheet date. Non-monetary assets denominated in foreign currencies have been translated using the rate of exchange at the transaction date. Foreign currency transactions are translated at the Canadian dollar rate prevailing on the transaction dates. Foreign exchange gains and losses are included in the determination of earnings. The resulting Canadian dollar financial statements of the Company after applying this accounting policy has been translated into United States dollars at a rate of $1 to $1.5935 as described in Note 2 (b).

        (f)    Financial instruments

    The carrying values of cash and cash equivalents, short-term money market instruments, accounts receivable, reclamation deposits and accounts payable approximate their fair values.

    The Company has employed gold and Canadian dollar contracts, including forward contracts and options, to manage exposure to fluctuations in gold prices and foreign currency exchange rates. Hedging gains or losses are recognized in sales when the hedged production is sold.

        (g)  Revenue recognition

    In 2002 the Company changed its accounting policy with respect to revenue recognition. Under the Company's new accounting policy, revenue from precious metal sales is recognized in the accounts when title and risk passes. This policy has been applied retroactively, however, due to the seasonal nature of operations at Golden Bear Mine, there is no effect on earnings due to the change in this policy. Previously revenue was recognized when precious metal doré was available for delivery.

        (h)  Exploration and development expenditures

    In 2002 the Company changed its accounting policy with respect to exploration and development expenditures. Significant property acquisition costs are capitalized. Exploration and development expenditures are expensed until a feasibility study has been completed that indicates the property is economically feasible. Capitalized costs are written down to their estimated recoverable amount if the properties are determined to be uneconomic or are placed for sale. Previously, the Company's policy was to capitalize acquisition, exploration and development costs for non-producing properties until the property is in commercial production or is abandoned. Accumulated costs relating to abandoned properties would have been expensed in the year they are abandoned. This change in accounting policy has been applied retroactively and had the effect of increasing (decreasing) the following:

	Years ended December 31,
	2001	2000	1999
	(US dollars in thousands)
Net loss	$(4,375)	$—	$—
Net earnings	—	(512)	(247)
Opening deficit	4,375	3,863	3,616
Closing deficit	—	4,375	3,863
Property, plant and equipment	—	(4,375)	(3,863)

        (i)    Interest and financing costs

    Interest on expenditures relating to construction of development projects is expensed as incurred.

        (j)    Income and resource taxes

    The provision for income and resource taxes is based on the liability method. Future taxes arise from the recognition of the tax consequences of temporary differences by applying enacted or substantively enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. The Company

FS 2-7

    records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized.

        (k)  Earnings per share

    Earnings per share calculations are based on the weighted average number of common shares issued and contingently issuable common shares outstanding during the year. Earnings per share have been presented in accordance with the new Canadian Institute of Chartered Accountants recommendations which were effective January 1, 2001 and which require the treasury method to calculate diluted earnings per share. The recommendations have been applied on a retroactive basis. The adoption of this method had no material effect on basic or diluted earnings per share in the comparative financial statements.

        (l)    Cash and cash equivalents

    Cash and cash equivalents include cash, and those short-term money market instruments that are readily convertible to cash with an original term of less than 90 days.

        (m)  Short-term money market instruments

    Short-term money market instruments are those which are due within one year but have an original term to maturity of greater than 90 days.

        (n)  Marketable securities

    Marketable securities are carried at the lower of cost and market value.

        (o)  Inventories

    Product inventory is comprised of stockpiled ore and product in circuit and is valued at the lower of average cost and net realizable value. Inventories of supplies are valued at the lower of average cost and replacement cost net of a provision for obsolescence. No provision was taken at December 31, 2001 and 2000.

        (p)  Property, plant and equipment

    Property, plant and equipment are carried at cost, including acquisition costs and exploration and development costs incurred subsequent to an economic feasibility study, less accumulated depreciation and depletion and write-downs to recognize impairments in value. Impairment in value is determined from management's projection of net recoverable amounts at each period end. Net recoverable amounts are projected by management based on their estimate of recoverable reserves, gold prices, and costs for operating, capital and reclamation. Management estimated these factors based on conditions which were current at the time of estimate however these factors are subject to change which could adversely affect management's estimate of future net recoverable amounts. Depreciation and depletion of mine assets are charged on a units-of-production basis over proven and probable reserves. Office equipment is depreciated over three years on a straight-line basis.

        (q)  Provision for reclamation

    Reclamation costs related to the Golden Bear Mine and Red Mountain Project have been estimated based on the Company's interpretation of current regulatory requirements and were recorded as a liability upon the acquisition of the property, plant and equipment. Changes in the Company's estimates of reclamation costs are reflected in the year the change occurred. Estimated reclamation costs have been fully accrued at December 31, 2001.

        (r)    Share option plan

    The Company has a share option plan as described in Note 11. For directors, officers and employees no compensation expense is recognized for this plan when shares or share options are issued pursuant to the plan. Consideration paid for shares on exercise of the share options is credited to share capital. Non-employee stock options are accounted for in accordance with CICA 3870, which requires the transaction be accounted for based on the fair value of the consideration received. The Company uses the Black-Scholes model to estimate a fair value.

FS 2-8

3.    PROPERTY, PLANT AND EQUIPMENT

	2001	2000
	(US dollars in thousands)
Mineral properties and deferred costs	$9,825	$9,825
Less: Accumulated depletion	(9,825)	(8,649)

	—	1,176

Plant and equipment	6,813	6,771
Less: Accumulated depreciation	(6,337)	(6,171)

	476	600

Properties under development
Bellavista Project	6,364	5,069
George Lake Project	4,954	4,954
Red Mountain Project	328	328
Less: Accumulated write-downs and disposals	(11,364)	—

	282	10,351

	$758	$12,127

  Mineral properties and deferred costs relate to the Golden Bear Mine assets. Production from the known reserves at this mine is subject to net smelter return royalties of 4% except for the Kodiak B reserves, which are subject to a 2% royalty.

  Properties under development comprise the costs of the Company's non-producing gold projects. A feasibility study has been completed on the Bellavista Project in Costa Rica and independent engineers have completed a technical review of the feasibility study. An environmental operating permit was issued in January 2001. In 2001 the Company recognized an impairment in the value of Bellavista and accordingly the carrying value of the Bellavista Project was written down by $6,301,000 (see Note 16).

  In February 2000 the Company purchased the net assets of the Red Mountain Project near Stewart, British Columbia for $328,000. The assets acquired consisted of mineral rights, equipment, an office building and a reclamation deposit lodged with government authorities. The Company evaluated the resource, metallurgy and other aspects of this project and completed a preliminary economic study in 2001. In 2001 the Company recognized an impairment in the value of Red Mountain and accordingly the carrying value was written down by $88,000. In April 2002 the Company sold the Red Mountain Project to Seabridge Gold Inc. ("Seabridge") for 800,000 common shares of Seabridge with a value of $407,000 at closing. The sale agreement provides for the Company to receive an additional contingent payment of up to $157,000.

  In December 2001 the George Lake project in Nunavut Territory, Canada was sold to Kinross Gold Corporation ("Kinross") in consideration for 4,000,000 common shares of Kinross with a value at closing of $2,636,000. The George Lake Project was written down by $2,318,000 prior to the sale to reflect the impaired value of the project.

4.    RESTRUCTURING EXPENSES

	2001	2000	1999
	(US dollars in thousands)
Severance pay	$1,383	$—	$—
Toronto office closure and other	118	—	—

	$1,501	$—	$—

  As required by the special warrant private placement which closed May 23, 2001 (Note 11 (c)), the Board of Directors of the Company was restructured in 2001. Pursuant to the restructuring, severance agreements were negotiated with eight directors, officers and other employees of the Company. The Company agreed to pay $1,383,000 in severances. An additional $118,000 was paid for lease termination payments and other costs related to the closure of certain of the Company's corporate facilities.

FS 2-9

5.    OTHER INCOME

	2001	2000	1999
	(US dollars in thousands)
Other income is comprised of:
Interest income	$561	$544	$191
Gain (loss) on marketable securities	—	11	(9)
Gain on sale of mineral properties	299	136	—
Other	160	(24)	(94)

	$1,020	$667	$88

6.    INCOME TAXES

  Income tax expense differs from the amount that would result from applying the Canadian federal and provincial income tax rates to earnings before income taxes. These differences result from the following items:

	2001	2000	1999
	(US dollars in thousands)
Earnings before income taxes	$(10,579)	$7,409	$4,639
Canadian federal and provincial income tax rates	44.6%	45.6%	45.6%

Income tax (recovery) expense based on above rates	(4,718)	3,379	2,115
Increase (decrease) in income taxes due to:
Resource allowance	(625)	(850)	(811)
Mineral properties written down	5,464	—	—
Other	—	(31)	—
Valuation allowance	(121)	(2,498)	(1,304)
Resource and other taxes	154	198	109

	$154	$198	$109

  At December 31, 2001, the Company had non-capital losses available for tax purposes that expire as follows (in thousands of US dollars):

2002	$334
2003	263
2004	903
2005	919
2006	899
2007	1,099
2008	4,151

$8,568

  The Company also had deductible temporary differences of $49,621,000 (2000 — $90,183,000). A valuation allowance has been applied to offset the future tax asset amount resulting from the above losses and temporary differences and therefore no future income tax asset has been recognized.

FS 2-10

  The components of future tax assets are as follows:

	2001	2000
	(US dollars in thousands)
Non-capital losses	$3,821	$2,877
Deductible temporary differences	13,888	25,807

Value of future income tax assets	17,709	28,684
Valuation allowance	(17,709)	(28,684)

Future income tax assets	$—	$—

7.    MARKETABLE SECURITIES

	2001	2000
	(US dollars in thousands)
Marketable securities at market values	$3,018	$36

8.    RECLAMATION DEPOSITS

  Reclamation deposits are funds held by government authorities to secure reclamation obligations and funds held by third parties as security for guarantees provided to government authorities to secure reclamation obligations.

9.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2001	2000
	(US dollars in thousands)
Accounts payable trade	$430	$493
Royalties payable	—	55
Accrued employee salaries and benefits	570	135

	$1,000	$683

10.  DEFERRED REVENUE

  Deferred revenue consists of net cash gains from repurchasing forward gold sales and currency contracts intended to hedge future production. Deferred revenue is reflected in sales as the hedged production is delivered. Deferred revenue allocated to 2001 production is $378,000 (2000 — $3,802,000; 1999 — $1,624,000).

11.  SHAREHOLDERS' EQUITY

        (a)  Share purchase options

    The Company has established a share purchase option plan whereby the board of directors may from time to time grant options to directors, employees or consultants. The maximum term of any option may be ten years, but generally options are granted for five years or less. The exercise price of an option is not less than the closing price on the Toronto Stock Exchange on the last trading day preceding the grant date.

FS 2-11

    A summary of the Company's options at December 31, 2001, 2000 and 1999 and the changes for the years ending on those dates is presented below:

	Options Outstanding	Weighted Average Exercise Price
		(Cdn.$)
At December 31, 1998	3,876,000	$0.63
Granted	460,000	0.47
Exercised	(115,000)	0.35
Expired	(10,000)	0.66
Forfeited	(10,000)	0.35

At December 31, 1999	4,201,000	0.62
Granted	2,084,263	0.53
Exercised	(270,000)	0.35
Expired	(821,000)	1.29

At December 31, 2000	5,194,263	0.49
Granted	5,342,058	0.50
Exercised	(1,988,520)	0.35
Expired	(1,900,800)	0.47
Forfeited	(528,487)	0.86

At December 31, 2001	6,118,514	$0.52

    The following table summarizes information about the options outstanding at December 31, 2001:

Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
			(Cdn.$)
$0.25 to $0.50	2,031,538	1.6 years	$0.36
$0.51 to $0.75	3,925,000	2.5 years	0.59
$0.76 to $0.86	161,976	1.5 years	0.86

	6,118,514	2.1 years	$0.52

    All options are vested except for 116,666 that vest on June 19, 2002, 250,000 that vest on September 25, 2002 and 250,000 that vest on September 25, 2003. These unvested options have an exercise price of Cdn.$0.62, Cdn.$0.57 and Cdn.$0.57, respectively.

    Non-employee share options are accounted for based on the fair value of the consideration received. When non-employee share purchase options are granted, the fair value is credited to shareholders' equity. The Company uses the Black-Scholes model to estimate a fair value. Share purchase options with a fair value of $317,000 were granted to consultants in 2001 (2000 — $Nil; 1999 — $Nil). The compensation expense (2001 — $211,000; 2000 — $Nil; 1999 — $Nil) is allocated over the life of the service contract and takes into consideration vesting periods.

FS 2-12

        (b)  Warrants

    A summary of the Company's warrants at December 31, 2001, 2000 and 1999 and the changes for the years ending on those dates is presented below:

	Warrants Outstanding	Weighted Average Exercise Price
		(Cdn.$)
At December 31, 1998 and 1999	2,500,000	$0.93
Expired	(500,000)	0.65

At December 31, 2000	2,000,000	1.00
Arising on exercise of special warrants	1,090,000	0.75

At December 31, 2001	3,090,000	$0.91

    The 1,090,000 warrants exercisable at Cdn.$0.75 expire in May 2003. The 2,000,000 warrants exercisable at Cdn.$1.00 expired in October 2002 and were exercised in 2002.

    In 2002 an additional 9,910,000 warrants were issued arising on the exercise of special warrants (see Note 11 (c)).

        (c)  Special warrants

    The Company completed a private placement of 11,000,000 special warrants at a price of $0.32 per special warrant ($0.35 for persons associated with the Company) for gross proceeds of $3,456,000 on May 23, 2001. Each special warrant is exchangeable, for no additional consideration, into one common share and one common share purchase warrant. Each share purchase warrant is exercisable into one common share at a price of Cdn.$0.75 per share until May 23, 2003. The Company committed to spend $1,052,000 of these proceeds on exploration eligible for flow-through expenditures and these expenditures were made subsequently in 2002. In 2002, each of the remaining 9,910,000 special warrants were exchanged into one common share and one common share purchase warrant for no additional consideration. The shares issuable on the exercise of the special warrants are included in the calculation of weighted average number of shares outstanding for basic and diluted earnings per share.

        (d)  Shareholder rights plan

    The shareholders have adopted a shareholder rights plan creating the potential for substantial dilution of an acquirer's position except with respect to a permitted bid. The rights issuable to shareholders under the plan entitle the holders, other than the acquiring person, to purchase an additional common share of the Company at one-half of the market price at the time the right is exercised, upon the occurrence of certain triggering events. The main such event is the acquisition of 20% or more of the common shares of the Company by an individual or several persons acting in concert in a transaction not approved by the board of directors, to purchase common shares of the Company. The plan has a term of approximately two years and expires at the close of the first annual meeting of shareholders of the Company after March 6, 2002. The plan expired on June 17, 2002.

FS 2-13

12.  SUPPLEMENTAL CASH FLOW INFORMATION

	2001	2000	1999
	(US dollars in thousands)
Change in non-cash working capital:
Accounts receivable	$(181)	$(138)	$(51)
Prepaids	7	41	6
Product inventory	1,314	(127)	(252)
Supplies	65	152	(21)
Accounts payable and accrued liabilities	318	329	(68)
Other	100	34	1

	$1,623	$291	$(385)

Operating activities includes the following cash payments:
Interest paid	$13	$16	$67
Income taxes paid	104	238	91
Non-cash financing and investing activities:
Common shares issued to pay royalties	$356	$—	$—
Proceeds of sale of property, plant and equipment	2,636	—	—
Shares issued on acquisition of Kit Resources Ltd.	—	4,224	—

13.  RELATED PARTY TRANSACTIONS

  During the year ended December 31, 2001 legal fees of $204,000 were paid to a firm in which the Company's secretary is a partner (2000 — $142,000; 1999 — $35,000). Legal fees for 2001 of $24,000 (2000 — $23,000; 1999 — $13,000) were also paid to a firm in which a subsidiary company's secretary is a partner. Consulting expenses for 2001 of $373,000 (2000 — $Nil; 1999 — $Nil) were paid to corporations with directors in common and $13,000 (2000 — $Nil; 1999 — $Nil) to a director of the Company. Restructuring expenses of $80,000 (2000 — $Nil; 1999 — $Nil) were paid to corporations with common directors or ex-directors. Administration expenses for 2001 of $32,000 were recovered from companies with directors in common (2000 — $25,000; 1999 — $27,000).

  In connection with the private placement of May 23, 2001, the Company entered into an agreement with Endeavour Financial Corporation ("Endeavour"). Corporations and persons associated with Endeavour purchased most of the private placement and Endeavour arranged the private placement. Endeavour will attempt to find and finance acquisitions or mergers for the Company. The original agreement was for one year to May 2002 and has been subsequently extended on a month to month basis. The agreement requires the Company to pay $10,000 per month and a success fee of 2% of the value of any acquisitions, dispositions and financings. Two directors of Endeavour have been appointed directors of the Company.

14.  ACQUISITION AND SALE OF KIT RESOURCES LTD.

  In March 2000 the Company acquired all the shares of Kit Resources Ltd ("Kit"). At the time of acquisition Kit owned the George Lake gold project through its wholly-owned subsidiary, Wheaton River Nunavut Ltd. (formerly Kit Resources NWT Ltd.). This acquisition was accounted for using the purchase method and it has been consolidated in these financial statements since the acquisition date. The Company issued 11,809,739 shares valued at $4,224,000 in March 2000 to acquire the remaining Kit shares. The acquisition details are as follows:

(US dollars in thousands)
Purchase price:
Investment in associated company	$814
Shares issued on acquisition	4,224

$5,038

Net assets acquired:
Cash	$49
Non-cash working capital	33
Property, plant and equipment	4,956

$5,038

FS 2-14

  The excess of net assets over purchase price of approximately $8,190,000 was deducted from mineral properties on consolidation.

  Subsequent to acquiring all of the Kit shares, Kit's wholly-owned subsidiary, Wheaton River Nunavut Ltd., was sold to the Company and became a direct subsidiary of the Company. Wheaton River Nunavut Ltd. owned the George Lake Project. The Company's controlling interest in Kit was sold in December 2000.

  On December 7, 2001, the Company sold its interests in the George Lake Project to Kinross Gold Corporation ("Kinross") in consideration for 4,000,000 common shares of Kinross. The value of the Kinross shares was $2,636,000 on closing.

15.  DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN
CANADA AND THE UNITED STATES

  These financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). The differences between Canadian GAAP and accounting principles generally accepted in the United States ("US GAAP") as they relate to these financial statements are summarized below:

  Consolidated Statements of Operations

	2001	2000	1999
	(US dollars in thousands)
Net (loss) earnings under Canadian GAAP	$(10,733)	$7,211	$4,530
Adjustments under US GAAP
Foreign exchange translation adjustment (a)	(309)	540	336
Capitalized interest (b)	(87)	(285)	(215)
Derivative instruments (g)	143	(350)	556
Consulting (i)	—	—	(80)
Share purchase warrants (h)	(193)	—	—
Tax effect of above adjustments	(4)	(14)	(8)

Net (loss) earnings under US GAAP	$(11,183)	$7,102	$5,119

Basic and diluted (loss) earnings per share under US GAAP	$(0.19)	$0.14	$0.13

Net (loss) earnings under US GAAP	$(11,183)	$7,102	$5,119
Foreign exchange translation adjustment (a)	(1,226)	(672)	653
Marketable securities (c)	346	3	3

Comprehensive (loss) earnings under US GAAP	$(12,063)	$6,433	$5,775

  Consolidated Statements of Cash Flows

	2001	2000	1999
	(US dollars in thousands)
Operating activities
Operating activities under Canadian GAAP	$1,990	$9,203	$7,004
Foreign exchange translation adjustment (a)	58	671	508

Operating activities under US GAAP	$2,048	$9,874	$7,512

Financing activities
Financing activities under Canadian GAAP	$3,497	$36	$(108)
Foreign exchange translation adjustment (a)	102	3	(8)

Financing activities under US GAAP	$3,599	$39	$(116)

Investing activities
Financing activities under Canadian GAAP	$(14,785)	$(5,948)	$(2,763)
Foreign exchange translation adjustment (a)	(431)	(434)	(200)

Investing activities under US GAAP	$(15,216)	$(6,382)	$(2,963)

Effect of foreign exchange on cash and cash equivalents (a)	$(414)	$(360)	$358

FS 2-15

  Consolidated Balance Sheets

	2001	2000
	(US dollars in thousands)
Total assets under Canadian GAAP	$21,207	$26,583
Adjustments under US GAAP
Foreign exchange translation adjustment (a)	12	1,653
Current interest (b)	(84)	(283)
Cumulative interest (b)	84	372
Marketable securities (c)	352	6
Share purchase warrants (h)	—	199

Total assets under US GAAP	$21,571	$28,530

Total liabilities under Canadian GAAP	$4,891	$3,704
Adjustments under US GAAP
Foreign exchange translation adjustment (a)	3	230
Derivative instruments (g)	—	147

Total liabilities under US GAAP	4,894	4,081

Total shareholders' equity under Canadian GAAP	16,316	22,879
Adjustments under US GAAP
Foreign exchange translation adjustment (a)	9	1,410
Cumulative interest (b)	—	89
Marketable securities (c)	352	6
Derivative instruments (g)	—	(147)
Share purchase warrants (h)	—	212

Total shareholders' equity under US GAAP	16,677	24,449

	$21,571	$28,530

FS 2-16

  Consolidated Statements of Shareholders' Equity

	Common Shares		Special Warrants		Share purchase warrants
							Share Purchase Options	Contributed Surplus	Other Comprehensive Income
	Shares	Amount	Warrants	Amount	Warrants	Amount				Deficit	Total
	(US dollars in thousands and thousands of shares and warrants)
At December 31, 1998	40,942	$24,568	—	$—	2,500	$303	$—	$—	$(594)	$(16,573)	$7,704
Flow-through shares issued	515	70	—	—	—	—	—	—	—	—	70
Exercise of stock options	115	27	—	—	—	—	—	—	—	—	27
Shares repurchased and cancelled	(1,375)	(818)	—	—	—	—	—	609		—	(209)
Share issue costs	—	(3)	—	—	—	—	—	—	—	—	(3)
Consulting	—	—	—	—	—	—	80	—	—	—	80
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	3	—	3
Foreign currency translation									653	—	653
Net earnings	—	—	—	—	—	—	—	—	—	5,119	5,119

At December 31, 1999	40,197	23,844	—	—	2,500	303	80	609	62	(11,454)	13,444
Flow-through shares issued	470	123	—	—	—	—	—	—	—	—	123
Shares issued on acquisition of Kit Resources Ltd. (Note 14)	11,810	4,532	—	—	—	—	—	—	—	—	4,532
Exercise of stock options	270	64	—	—	—	—	—	—	—	—	64
Shares repurchased and cancelled	(18)	(9)	—	—	—	—	—	5	—	—	(4)
Share issue costs	—	(144)	—	—	—	—	—	—	—	—	(144)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	3	—	3
Foreign currency translation									(672)	—	(672)
Net earnings	—	—	—	—	—	—	—	—	—	7,102	7,102

At December 31, 2000	52,729	28,410	—	—	2,500	303	80	614	(607)	(4,352)	24,448
Shares issued for royalty payments	900	366	—	—	—	—	—	—	—	—	366
Special warrants issued	—	—	11,000	3,557	—	—	—	—	—	—	3,557
Exercise of special warrants	1,090	356	(1,090)	(356)	—	—	—	—	—	—	—
Exercise of stock options	1,989	450	—	—	—	—	—	—	—	—	450
Shares repurchased and cancelled	(107)	(52)	—	—	—	—	—	29	—	—	(23)
Share issue costs	—	(384)	—	—	—	—	—	—	—	—	(384)
Fair value of stock options issued	—	—	—	—	—	—	326	—	—	—	326
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	346	—	346
Foreign currency translation									(1,226)	—	(1,226)
Net loss	—	—	—	—	—	—	—	—	—	(11,183)	(11,183)

At December 31, 2001	56,601	$29,146	9,910	$3,201	2,500	$303	$406	$643	$(1,487)	$(15,535)	$16,677

        (a)  Foreign currency translation

    Under Canadian GAAP, as a result of the Company's adoption of the US dollar as its functional currency, the Company's consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 have been translated into US dollars at a rate of $1 to $1.5935.

    Under US GAAP, this change in the functional currency would require a restatement of the Company's financial statements whereby monetary assets and liabilities of the Company would be translated into US dollars at the exchange rate in effect at the balance sheet date and non-monetary assets, liabilities and share capital at the exchange rates in effect at the time of acquisition or issue. Revenues, expenses and financing and investing activities would be translated at rates approximating exchange rates in effect at the time of the transactions.

    Under Canadian GAAP, the Company's foreign currency denominated subsidiaries were translated into Canadian dollars whereby monetary items were translated at the rate of exchange in effect at the balance sheet date and non-monetary items were translated

FS 2-17

    at historical exchange rates. The resulting Canadian dollar denominated subsidiary statements were translated into US dollars at a rate of $1 to $1.5935. Under US GAAP, the Company's foreign currency denominated subsidiaries would be translated using the method whereby assets and liabilities would be translated at foreign exchange rates in effect at the balance sheet date and revenues and expenses would be translated at average foreign exchange rates in effect during the period. Adjustments arising from the translation of the Company's foreign currency denominated subsidiaries would be deferred and recorded under a separate component of Shareholders' Equity.

        (b)  Capitalized interest

    Interest on expenditures relating to construction of development projects may be expensed as incurred under Canadian GAAP. Under US GAAP, the interest paid prior to the commencement of product sales is capitalized and subsequently depleted on a units of production basis, resulting in additional depletion expense in the years subsequent to the commencement of product sales.

        (c)  Marketable securities

    Marketable securities are carried at the lower of cost and market value under Canadian GAAP. Under Statement of Financial Accounting Standards ("SFAS") No. 115, portfolio investments classified as available-for-sale securities are recorded at market value. The resulting gains or losses are included in the determination of comprehensive income.

        (d)  Exploration and development expenditures

    Following the Company's change in accounting policy described in Note 2 (h), the Company's policy with respect to exploration and development expenditures is consistent with both Canadian GAAP and US GAAP.

        (e)  Flow through shares

    Under Canadian GAAP, flow through shares are recorded at their face value, net of related issuance costs. When eligible expenditures are made, the carrying value of these expenditures may exceed their tax value. The tax effect of this temporary difference is recorded as a cost of issuing the shares.

    Under US GAAP, the Financial Accounting Standards Board ("FASB") staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of deferred tax liability and the liability recognized on issuance. The flow-through shares issued during the year were granted at the fair value of existing non flow-through shares. As such, no liability was recognized for the difference between the quoted price of the existing shares and the amount paid for the flow-through shares.

        (f)    Income taxes

    Under Canadian GAAP, future income taxes are calculated based on enacted or substantially enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended December 31, 2001, 2000 and 1999.

        (g)  Accounting for derivative instruments and hedging activities

    SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000 and standardizes the accounting for derivative instruments. The Company has chosen, for US GAAP purposes, to mark its foreign exchange and gold derivative contracts to market. At December 31, 2001, the Company had no outstanding derivative instruments.

FS 2-18

15.  DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN
CANADA AND THE UNITED STATES (Continued)

        (h)  Share purchase warrants

    The Company, from time to time, issues special warrants which are normally comprised of a common share and either a whole or portion of a share purchase warrant. The special warrant is issued at the current market value of the common share and the share purchase warrant is normally exercisable at or higher than market value. Under Canadian GAAP the proceeds of the special warrant are allocated to the common share with no value being assigned to the share purchase warrant. Under US GAAP the gross proceeds would be allocated between the shares and warrants based on the relative fair value of the special warrant components at the date the Company has a contractual liability to issue the special warrants. Previous to fiscal 2001, the Company issued share purchase warrants in connection with the acquisition of a mineral property and the issuance of debt. Under Canadian GAAP, no values were assigned to these purchase warrants. Under US GAAP, these warrants would be recorded at their fair values and be recorded as additional paid in capital at the date of issuance. Under US GAAP common stock would be $841,000 (2000 — $Nil) lower, additional paid in capital relative to share purchase warrants would be $1,144,000 (2000 — $303,000) higher and deficit would be $303,000 (2000 — $91,000) higher.

        (i)    Stock-based compensation

    For US GAAP purposes the Company accounts for stock based compensation to employees and directors under Accounting Principles Board Opinion No 25, Accounting for Stock Issued to Employees, ("APB No. 25"), using the intrinsic value based method whereby compensation costs is recorded for the excess, if any, of the quoted market price at the date granted over the exercise price. As at December 31, 2001, no compensation cost has been recorded in 2001, 2000 and 1999, respectively, under this method.

    SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the vesting period. During the year ended December 31, 1999, the Company issued options to individuals other than employees, which under SFAS No. 123, resulted in $80,000 of consulting expense. SFAS No. 123, however allows the Company to continue to measure the compensation cost of employees in accordance with APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123.

    The following pro forma financial information presents the net loss for the years ended December 31 and the loss per share had the Company adopted SFAS 123 for all stock options issued to directors, officers and employees.

	2001	2000	1999
	(US dollars in thousands)
Net (loss) earnings for the period under US GAAP	$(11,183)	$7,102	$5,119
Additional stock based compensation cost	(415)	(422)	(6)

Pro forma net loss	$(11,598)	$6,680	$5,113

Pro forma basic and diluted loss per share	$(0.19)	$0.13	$0.13

    Using the fair value method for stock based compensation, for the year ended December 31, 2001, additional costs of approximately $415,000 (2000 — $422,000; 1999 — $6,000) would have been recorded. This amount is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company's share price of 62% (2000 — 74%; 1999 — 74%) and an annual risk free interest rate of 5.0% (2000 — 5.0%; 1999 — 5.0%). The weighted average fair value of options granted to directors, officers and employees during 2002 was $0.15 (2000 — $0.21; 1999 — $0.20).

        (j)    Financial statement presentation

    For US GAAP purposes, the measure "Earnings from mining operations" is not a recognized term and would therefore not be presented. Instead, "Earnings from operations" would be calculated as net (loss) earnings before restructuring expenses, interest and finance fees, other income equity earnings in associated company and income taxes.

        (k)  Newly released accounting standards

    In June 2001, the FASB issued SFAS Nos. 141 and 142 ("SFAS 141" and "SFAS 142"), Business Combinations and Goodwill and Other Intangible Assets. SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142

FS 2-19

    changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company has not recorded any goodwill and, therefore, the application of SFAS 141 and 142 did not have a material effect on its consolidated financial position or results of operations.

    In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, Reporting The Results of Operations — Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt SFAS 144 as of January 1, 2002. The Company has determined that the application of SFAS 144 will not have a material effect on its consolidated financial position or results of operations.

    In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other things, SFAS No. 145 rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. The Company does not expect SFAS No. 145 to have a material impact on the Company's results of operations or its financial position.

    In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal of Activities. SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred. Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability had been incurred. As SFAS No. 146 is effective only for exit or disposal activities initiated after December 31, 2002, the Company does not expect the adoption of this statement to have a material impact on the Company's financial statements.

    In December 2002, the FASB issued FAS No. 148? Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions of that statement. The disclosure provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2002. The Company does not currently have plans to change to the fair value method of accounting for its stock-based compensation.

    In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 will be effective for any guarantees that are issued or modified after December 31, 2002. The Company is currently evaluating the effects of FIN 45; however, it does not expected that the adoption will have a material impact on the Company's results of operations or financial position.

16.  SUBSEQUENT EVENTS

        (a)  Sale of Red Mountain Project

    In April 2002 the Company sold the Red Mountain Project to Seabridge Gold Inc. ("Seabridge") for 800,000 common shares of Seabridge with a fair value at date of sale of $407,000, resulting in a gain on sale of $279,000.

FS 2-20

        (b)  Special warrants financing

    In May 2002 the Company completed a private placement to finance the Luismin purchase (Note 16 (c)) whereby 110,000,000 Special Warrants were issued at a price of Cdn.$1.15 per Special Warrant for total proceeds of $82,068,000. Each Special Warrant entitled the holder to acquire, without further payment, one common share of the Company and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to acquire one common share of the Company at a price of Cdn.$1.65 per share for a period of five years following the closing. The Special Warrants were converted to common shares and common share purchase warrants in August 2002.

        (c)  Purchase of Luismin

    On June 19, 2002 Wheaton River acquired all of the outstanding shares of Luismin.

    Under the purchase agreement, Wheaton River acquired Luismin for $55,160,000 in cash and 9,084,090 common shares of Wheaton River. Wheaton River also advanced $19,840,000 to Luismin that Luismin used to repay its outstanding bank debt. Acquisition costs of $3,266,000 were incurred by Wheaton River. An additional contingent payment of 11,355,113 Wheaton River common shares will be paid if the price of silver averages $5 or more over a period of 60 consecutive trading days prior to June 19, 2004. The outcome of the contingent payment cannot be determined beyond reasonable doubt and therefore is not included in the purchase price.

    This acquisition has been accounted for using the purchase method and results from Luismin's operations have been included in Wheaton River's results of operations from June 19, 2002. The preliminary allocation of the purchase price is summarized in the table below and is subject to change:

(US dollars in thousands)
Purchase price:
Cash	$55,160
Cash advanced to repay Luismin bank debt	19,840
Shares issued on acquisition	6,805
Acquisition costs	3,266

$85,071

Net assets acquired:
Cash	$1,380
Non-cash working capital	(1,329)
Property, plant and equipment	113,154
Provision for reclamation	(10,200)
Other long-term liabilities	(2,436)
Future income tax assets	6,500
Future income tax liabilities	(21,998)

$85,071

    In December 2002 Luismin and Wheaton River de Mexico S.A. de C.V., both wholly-owned subsidiaries of the Company, amalgamated under the name Luismin S.A. de C.V.

        (d)  Sale of Bellavista Project

    In October 2002 the Company sold its Bellavista Project to Glencairn Gold Corporation ("Glencairn") in exchange for $250,000 and 750,000 common shares of Glencairn with a fair value at date of sale of $207,000.

        (e)  Acquisition of Minera Alumbrera Limited and Peak Gold Mines Pty Limited

    Pursuant to an agreement dated February 21, 2003 between the Company and Rio Tinto Limited ("Rio Tinto"), the Company has agreed to acquire a 25% indirect interest in MAL and a 100% interest in PGM. The acquisition of the 25% interest in MAL will be through an intermediate holding company with assets relating solely to the investment in MAL. The Company anticipates that the

FS 2-21

    purchase price for both MAL and PGM will be approximately $210 million. The breakdown of the purchase price is estimated to be $180 million relating to MAL and $30 million relating to PGM. MAL and PGM operate gold and copper mines located in Argentina and Australia, respectively.

    (i)
    Minera Alumbrera Limited

    Under Canadian GAAP, the acquisition of MAL will be accounted for using the equity method, whereby the investment will be initially recorded at cost and the carrying value adjusted thereafter to include the Company's share of earnings. The purchase price of the Company's 25% interest in MAL is estimated to be $181 million. The excess of the carrying values of the net assets of MAL over the purchase price of $62,737,000 will be attributed to property, plant and equipment.

    (ii)
    Peak Gold Mines Pty Limited

    The acquisition of PGM will be accounted for using the purchase method, with Wheaton River being identified as the acquirer and PGM identified as the acquiree. The preliminary allocation of the purchase price is summarized in the table below and is subject to change:

    The actual allocation for the purchase price will be based upon the fair values of the net assets of PGM at the date of acquisition.

(in thousands)
Purchase price:
Cash	$30,000
Estimated acquisition costs	2,150

$32,150

Net assets acquired:
Non-cash working capital	$(11,049)
Property, plant and equipment	35,831
Future income tax assets	12,177
Other non-current assets	1,300
Long-term debt	(277)
Provision for reclamation	(5,832)

$32,150

    The purchase price of PGM exceeds the net asset value by $6,566,000. This excess amount has been applied to increase the carrying value of property, plant and equipment. The resulting future income tax liability of $2,814,000 has also been applied to increase the carrying value of property, plant and equipment.

        (f)    Offering of common shares

    On February 27, 2003, the Company issued and sold 230,000,000 Subscription Receipts by way of private placement for total proceeds of Cdn.$333,500,000 (US$218,500,000) less commissions of Cdn.$15,007,500 (US$9,800,000). Each Subscription Receipt is exercisable into one common share of Wheaton River ("Common Share") and one-quarter of one common share purchase warrant ("Warrant"), where one whole Warrant entitles the holder thereof to purchase one Common Share at a price of Cdn.$1.65 before May 30, 2007.

    On February 28, 2003, the Company filed a preliminary prospectus with the securities regulatory authorities in each of the provinces of Canada to qualify the distribution of the 230,000,000 Common Shares and 57,500,000 Warrants.

        (g)  Forward Contracts

    In February 2003, the Company entered into forward contracts to purchase $200,000,000 at a rate of Cdn.$1.53325 in order to hedge most of the proceeds of the offering described in Note 16 (f) which will be used to acquire the indirect 25% interest in MAL and 100% of PGM.

FS 2-22

WHEATON RIVER MINERALS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND (DEFICIT) RETAINED EARNINGS

(Unaudited)

		Three Months Ended September 30		Nine Months Ended September 30
	Note	2002	2001	2002	2001
		(Thousands of US dollars, except earnings per share)
Sales		$15,840	$6,914	$16,755	$8,923

Cost of sales		8,502	4,187	9,012	5,554
Royalties		15	176	17	218
Depreciation and depletion		1,573	210	1,744	324
Reclamation		—	1,523	—	1,523

		10,090	6,096	10,773	7,619

Earnings from mining operations		5,750	818	5,982	1,304

Expenses and other income
General and administrative	6	2,684	668	3,879	1,908
Interest and financing		49	7	459	16
Depreciation		92	8	112	19
Exploration		806	257	1,423	1,301
Property, plant and equipment written down		—	10,719	—	10,719
Restructuring expense		—	1,441	—	1,441
Other expense (income)	2	680	(557)	(3,282)	(856)

		4,311	12,543	2,591	14,548

Earnings (loss) before the following		1,439	(11,725)	3,391	(13,244)
Income tax expense		490	110	366	154
Minority interest		—	(61)	—	—

Net earnings (loss)		949	(11,774)	3,025	(13,398)
(Deficit) retained earnings, beginning of period		(11,634)	(226)	(13,710)	1,398

Deficit, end of period		$(10,685)	$(12,000)	$(10,685)	$(12,000)

Basic earnings (loss) per share		$0.01	$(0.22)	$0.03	$(0.25)

Diluted earnings (loss) per share		$0.00	$(0.22)	$0.02	$(0.25)

Weighted average number of shares outstanding (thousands)	6	188,736	53,394	119,460	52,970

FS 3-1

WHEATON RIVER MINERALS LTD.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Note	September 30, 2002	December 31, 2001
		(Thousands of US dollars)
ASSETS
Current Assets
Cash and cash equivalents		$18,953	$1,735
Short-term money market instruments		—	13,013
Marketable securities		1,035	2,666
Accounts receivable and prepaids		5,161	894
Product inventory		1,006	—
Supplies		3,278	124

		29,433	18,432
Reclamation deposits		1,076	2,017
Future income tax assets		6,500	—
Property, plant and equipment	5	113,924	758

		$150,933	$21,207

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities		$8,059	$1,000
Income taxes payable		53	60

		8,112	1,060
Future income tax liabilities		22,527	—
Provision for reclamation		12,242	3,831
Future employee benefits		2,571	—

		45,452	4,891

SHAREHOLDERS' EQUITY
Special warrants	6	—	3,110
Share purchase options	6	410	317
Contributed surplus		600	600
Share capital	6	115,156	25,999
Deficit		(10,685)	(13,710)

		105,481	16,316

		$150,933	$21,207

FS 3-2

WHEATON RIVER MINERALS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

		Three Months Ended September 30		Nine Months Ended September 30
	Note	2002	2001	2002	2001
		(Thousands of US dollars)
Operating activities
Net earnings (loss)		$949	$(11,774)	$3,025	$(13,398)
Reclamation expenditures		(228)	(293)	(869)	(360)
Items not involving cash
Depreciation and depletion		1,665	218	1,856	343
Provision for reclamation		—	1,516	—	1,578
Deferred development and stripping amortized		—	364	—	993
Deferred revenue amortized		—	(138)	—	(378)
Gain on sale of marketable securities		(41)	—	(2,926)	—
Gain on sale of property, plant and equipment	5	—	—	(279)	—
Property, plant and equipment written down		—	10,719	—	10,719
Future employee benefits		124	—	135	—
Share purchase options expense	6	93	127	199	127
Foreign exchange		733	(164)	191	(195)
Future income taxes		529	—	529	—
Change in non-cash working capital		(5,754)	3,411	(2,809)	2,670

		(1,930)	3,986	(948)	2,099

Financing activities
Special warrants issued	6	—	—	82,068	3,456
Shares issued		1,413	76	2,394	191
Shares repurchased		—	—	—	(23)
Share and special warrant issue costs		(136)	(23)	(5,220)	(360)

		1,277	53	79,242	3,264

Investing activities
Short-term money market instruments		—	(8,636)	13,013	(8,636)
Marketable securities		56	—	4,983	—
Property, plant and equipment		(1,928)	(14)	(2,096)	(2)
Acquisition of Minas Luismin SA de CV net of cash acquired	4	(96)	—	(76,886)	—
Reclamation deposits		(3)	(5)	101	(454)

		(1,971)	(8,655)	(60,885)	(9,092)

Foreign exchange		(733)	164	(191)	195

Increase (decrease) in cash and cash equivalents		(3,357)	(4,452)	17,218	(3,534)

Cash and cash equivalents, beginning of period		22,310	11,951	1,735	11,033

Cash and cash equivalents, end of period		$18,953	$7,499	$18,953	$7,499

Supplemental cash flow information	3

FS 3-3

WHEATON RIVER MINERALS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002 and 2001
(Unaudited)

1.    SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information and they follow the same accounting policies and methods of application as the audited consolidated financial statements of Wheaton River Minerals Ltd. (the "Company") for the year ended December 31, 2001 except as noted below. Measurement differences between Canadian and United States generally accepted accounting principles ("GAAP") which would have a material effect on these interim financial statements are explained in Note 9. These unaudited interim consolidated financial statements do not include all the information and note disclosures required by generally accepted accounting principles for annual financial statements and therefore should be read in conjunction with the most recent annual audited consolidated financial statements and the notes below.

  (a)
  Change in Reporting Currency

    During the second quarter of 2002, the United States dollar was determined to be the functional currency of the Company following the purchase of Minas Luismin, SA de CV ("Luismin"). The Company has also adopted the United States dollar as its reporting currency. Prior to this change, the Canadian dollar had been used as the measurement and reporting currency. Under Canadian accounting principles, the prior year's comparative amounts in the Company's consolidated financial statements have been translated into United States dollars using the Canadian dollar exchange rate at March 31, 2002 of $1 to Cdn.$1.5935.

    Foreign currency monetary assets and liabilities are translated into US dollars at the exchange rates prevailing at the balance sheet date. Non-monetary assets denominated in foreign currencies have been translated using the rate of exchange at the transaction date. Foreign currency transactions are translated at the US dollar rate prevailing on the transaction dates. Foreign exchange gains and losses are included in the determination of earnings.

  (b)
  Revenue Recognition

    On April 1, 2002, the Company changed its accounting policy with respect to revenue recognition. Under the Company's new accounting policy, revenue from precious metal sales is recognized in the accounts when title and risk passes. Previously revenue was recognized when precious metal doré was available for delivery. This policy has been applied retroactively. Net earnings has been restated and the effect of the changes are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
	(Thousands of US dollars)
Sales	$—	$3,073	$—	$—
Cost of sales	—	(2,139)	—	—
Royalties	—	(66)	—	—
Depreciation and depletion	—	(177)	—	—

Net earnings	$—	$691	$—	$—

  (c)
  Exploration and Development Expenditures

    On April 1, 2002, the Company changed its accounting policy with respect to exploration and development expenditures. Exploration expenditures are expensed when incurred. Significant property acquisitions are capitalized until they are determined to be uneconomic or sold at which time they are written down to their estimated recoverable amount. Exploration expenditures, other than significant property acquisitions, are expensed as incurred until a feasibility study has been completed that indicates the property is economically feasible. Expenditures incurred subsequent to an economic feasibility study are capitalized. This change, which has been applied retroactively has decreased earnings for the three months ended September 30, 2001 and the nine months ended September 30, 2001 by $1,301,000. The Company's previous policy was to capitalize exploration expenditures.

  (d)
  Stock-Based Compensation

    As of January 1, 2002, the Company adopted Section 3870 "Stock-based Compensation and Other Stock-based Payments", of the Canadian Institute of Chartered Accountants Handbook to be applied prospectively. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard also encourages the use of a fair value based method for all awards granted to employees,

FS 3-4

    but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. For stock options granted to employees, the Company has adopted the disclosure-only provisions of the new standard whereby pro-forma net income and pro-forma earnings per share are disclosed in Note 6 to the financial statements, as if the fair value based method of accounting had been used.

2.    OTHER (INCOME) EXPENSE

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
	(Thousands of US dollars)
Investment income	$(110)	$(163)	$(373)	$(430)
Gain on sale of marketable securities	(41)	—	(2,926)	—
Foreign exchange (gain) loss	733	(164)	191	(195)
Other	98	(230)	(174)	(231)

	$680	$(557)	$(3,282)	$(856)

3.    SUPPLEMENTAL CASH FLOW INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
	(Thousands of US dollars)
Non-cash operating activities
Share purchase options expense (i)	$(93)	$(127)	$(199)	$(127)
Non-cash financing activities
Shares issued (ii)	82,068	—	91,983	—
Special warrants converted into common shares (ii)	(82,068)	—	(85,178)	—
Share purchase options issued (i)	93	127	199	127
Non-cash investing activities
Reclamation deposit (iii)	—	—	856	—
Provision for reclamation (iii)	—	—	(856)	—
Acquisition of Luismin (ii)	—	—	(6,805)	—
Marketable securities (iv)	—	—	(407)	—
Property, plant and equipment (iv)	—	—	407	—
Interest paid	—	5	11	16
Income taxes paid	—	45	37	92

  (i)
  The compensation cost that has been charged against income for stock-based compensation awards granted to consultants was $93,000 and $199,000 for the three and nine months ended September 30, 2002 respectively (2001-$127,000 for the three and the nine month periods) (Notes 1 and 6).

  (ii)
  Common shares with an ascribed value of $85,178,000 were issued during the nine months ended September 30, 2002 on the conversion of 2001 and 2002 special warrants. Common shares with an ascribed value of $82,068,000 were issued during the three months ended September 30, 2002 on the conversion of 2002 special warrants (Note 6).

    Common shares of the Company with an ascribed value of $6,805,000 were issued to San Luis Corporaciün, S.A. de C.V. during the nine months ended September 30, 2002 as part of the purchase of Luismin (Note 4).

FS 3-5

  (iii)
  On completion of the Red Mountain Project sale during the three months ended June 30, 2002, $856,000 of the reclamation deposit was transferred to Seabridge Resources Inc. The provision for reclamation was also reduced by the same amount.

  (iv)
  Common shares in Seabridge Resources totalling $407,000 were received during the three months ended June 30, 2002 for the sale of the Red Mountain Project.

4.    PURCHASE OF MINAS LUISMIN S.A. DE C.V.

  On June 19, 2002 the Company acquired all of the outstanding shares of Minas Luismin, S.A. de C.V., ("Luismin"). Luismin is one of Mexico's largest gold and silver producers with three operations. In addition to the operations, the Company also acquired a portfolio of over 40 Mexican exploration projects.

  Under the purchase agreement, the Company acquired Luismin for $55,160,000 in cash and 9,084,090 common shares of the Company. The Company also advanced $19,840,000 to Luismin that Luismin used to repay its outstanding bank debt. Acquisition costs of $3,266,000 were incurred by the Company. An additional contingent payment of 11,355,113 of the Company's common shares will be paid if the price of silver averages $5 or more over a period of 60 consecutive trading days prior to June 19, 2004. The outcome of the contingent payment cannot be determined beyond reasonable doubt and therefore is not included in the purchase price.

  This acquisition has been accounted for using the purchase method and results from Luismin's operations have been included in the Company's results of operations from June 19, 2002. The preliminary allocation of the purchase price is summarized in the table below.

(Thousands of US dollars)
Purchase price:
Cash	$55,160
Cash advanced to repay Luismin bank debt	19,840
Shares issued on acquisition	6,805
Acquisition costs	3,266

$85,071

Net assets acquired:
Cash	$1,380
Non-cash working capital	(1,329)
Property, plant and equipment	113,154
Provision for reclamation	(10,200)
Other long-term liabilities	(2,436)
Future income tax assets	6,500
Future income tax liabilities	(21,998)

$85,071

FS 3-6

  Selected pro forma financial information, assuming the Company had acquired Luismin at the beginning of the nine months ended September 30, 2001 is as follows:

	Nine months ended September 30,
	2002	2001
	(Thousands of US dollars)
Canadian GAAP
Sales	$43,255	$59,913
Net income (loss)	2,507	(8,174)
Pro forma basic and diluted earnings (loss) per share	0.01	(0.05)
US GAAP
Sales	43,255	59,913
Net income	(24,527)	(22,376)
Pro forma basic and diluted earnings (loss) per share	(0.13)	(0.12)

5.    PROPERTY, PLANT AND EQUIPMENT

	September 30, 2002	December 31, 2001
	(Thousands of US dollars)
Mineral properties and deferred costs, plant and equipment	$131,881	$16,638
Less: Accumulated depreciation and depletion	(18,020)	(16,162)

	113,861	476
Properties under development	63	282

	$113,924	$758

  Mineral properties and deferred costs, plant and equipment amounts include the Golden Bear Mine assets and the Minas Luismin operations assets. The Luismin assets included in mineral properties and deferred costs, plant and equipment on acquisition were recorded net of accumulated depreciation and depletion.

  In April 2002 the Company sold the Red Mountain Project to Seabridge Resources Inc. ("Seabridge") for 800,000 common shares of Seabridge with a fair value at date of sale of $407,000.

6.    SHARE CAPITAL

  (a)
  Authorized share capital comprises an unlimited number of preference shares issuable in one or more series and an unlimited number of common shares without par value.

FS 3-7

    Issued and outstanding:

	Common Shares	Amount
	(Thousands of US dollars)
At December 31, 2001	56,601,266	$25,999
Exercise of warrants	3,450,000	2,010
Exercise of 2001 special warrants	9,910,000	3,110
Exercise of 2002 special warrants (i)	110,000,000	82,068
Exercise of stock options	1,285,224	384
Shares issued for acquisition of subsidiary (Note 4)	9,084,090	6,805
Share issue costs	—	(5,220)

At September 30, 2002	190,330,580	$115,156

    (i)
    In May 2002 the Company completed a private placement to finance the Luismin purchase whereby 110,000,000 special warrants were issued at a price of Cdn.$1.15 per special warrant for total proceeds of Cdn.$126,500,000. Each special warrant entitles the holder to acquire, without further payment, one common share of the Company and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to acquire one common share of the Company at a price of Cdn.$1.65 per share for a period of five years following the closing. The special warrants were converted to common shares and common share purchase warrants during the three months ended September 30, 2002. No share purchase warrants had been exercised at September 30, 2002.

  (b)
  The Company accounts for stock-based compensation awards granted to employees whereby no compensation cost is recognized when their exercise price exceeds or equals the fair value of the Company's common shares at the date of grant. Accordingly, no compensation cost has been recognized for its fixed stock option plan. The compensation cost that has been charged against general and administrative expense for its fixed stock option plan was $199,000 during the nine months ended September 30, 2002 (2001 — $127,000), relating to stock options issued to consultants. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the plans consistent with the fair value based method of accounting for stock-based compensation, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002
	(Thousands of US dollars, except per share amounts)
Net income
As reported	$949	$3,025
Pro forma	$300	$2,376
Basic earnings per share
As reported	$0.01	$0.03
Pro forma	$0.00	$0.02
Diluted earnings per share
As reported	$0.00	$0.02
Pro forma	$0.00	$0.02

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the nine month period ended September 30, 2002: no dividends are to be paid, expected volatility of 70%; risk-free interest rate of 5%; and expected lives of five years.

FS 3-8

7.    SEGMENTED INFORMATION

  The Company operates in one operating segment, that being gold and silver mining. During 2001, all mining operations were in Canada at the Golden Bear Mine. All operations in 2002 were in Mexico at the Luismin mines acquired on June 19, 2002 (Note 4).

8.    SUBSEQUENT EVENT

  In October 2002 the Company sold its Bellavista Project to Glencairn Gold Corporation ("Glencairn") in exchange for $250,000 and 750,000 common shares of Glencairn with a fair value at date of sale of $207,000.

9.    DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES

  These interim financial statements are prepared in accordance with accounting principles generally accepted (GAAP) in Canada. The significant measurement differences between Canadian GAAP and United States GAAP as they relate to these interim financial statements are as follows:

	Nine months ended September 30, 2002	Nine months ended September 30, 2001
Consolidated Statement of Operations
Net earnings (loss) under Canadian GAAP	$3,025	$(13,398)
Adjustments under US GAAP
Foreign exchange translation difference (a)	—	(481)
Capitalized interest (b)	—	(63)
Special warrants (d)	—	(212)
Depletion expense (e)	6,578	—

Net loss under US GAAP	$(3,553)	$(14,154)

Basic and diluted earnings (loss) per share under US GAAP	$(0.03)	$(0.27)

Net earnings (loss) under US GAAP	$(3,553)	$(14,154)
Foreign exchange translation adjustment (a)	—	(809)
Marketable securities (c)	(634)	1,872

Comprehensive (loss) earnings under US GAAP	$(4,187)	$(13,091)

Consolidated Statement of Cash Flows
Cash Flows under US GAAP
Operating activities (a)	$(948)	$2,174
Financing activities (a)	79,242	3,381
Investing activities (a)	(60,885)	(9,418)
Effect of foreign exchange on cash and cash equivalents (a)	(191)	(286)

FS 3-9

	September 30, 2002	December 31, 2001
Consolidated Balance Sheets
Total assets under Canadian GAAP	$150,933	$21,207
Foreign exchange translation adjustment (a)	—	12
Marketable securities (c)	1,921	352
Depletion (e)	(6,578)	—

Total assets under US GAAP	$146,276	$21,571

Total liabilities under Canadian GAAP	$45,452	$4,891
Foreign exchange translation adjustment (a)	—	3

Total liabilities under US GAAP	$45,452	$4,894

Total shareholders' equity under Canadian GAAP	$105,481	$16,316
Foreign exchange translation adjustment (a)	—	9
Marketable securities (c)	1,921	352
Depletion (e)	(6,578)	—

Total shareholders' equity under US GAAP	$100,824	$16,677

  (a)
  On a Canadian GAAP basis, the change in functional currency from the Canadian dollar to the US dollar was completed by applying a rate of US $1 to Cdn.$1.5935. Under US GAAP the functional currency change would require a restatement based on the historical dollar rates. Additionally, on a Canadian GAAP basis, subsidiary financial statements denominated in other than US dollars are translated using the temporal method. Under US GAAP the current rate method is used with the cumulative translation adjustment being recorded within comprehensive income.

  (b)
  On a Canadian GAAP basis, interest incurred on capital projects is expensed as incurred. Under US GAAP interest is capitalized during the construction phase.

  (c)
  On a Canadian GAAP basis, marketable securities are carried at the lower of cost and market value. Under US GAAP available-for-sale securities are recorded at market value.

  (d)
  On a Canadian GAAP basis, warrants previously issued for the acquisition of a mineral property was assigned a value of $Nil upon issuance. Under US GAAP, the warrants would be recorded at their fair value as additional paid in capital at the date of issuance.

  (e)
  On a Canadian GAAP basis, depletion expense is calculated in reference to proven and probable reserves and a portion of resources, whereas under US GAAP, depletion expense is calculated in reference to proven and probable reserves only.

  (f)
  For US GAAP purposes, the measure "Earnings from mining operations" is not a recognized term and would therefore not be presented. Instead, "Earnings from operations" would be calculated as net (loss) earnings before restructuring expenses, interest and finance fees, other income, equity earnings in associated company and income taxes.

  There have been no new significant measurement differences between Canadian and US GAAP for the Company since December 31, 2001.

FS 3-10

MINERA ALUMBRERA LIMITED

REPORT OF INDEPENDENT ACCOUNTANTS

To the members of Minera Alumbrera Limited

        In our opinion, the financial statements, set out on pages FS 4-2 to FS 4-31 of this Prospectus present fairly, in all material respects, the financial position of Minera Alumbrera Limited (the "Company") as at 30 June 2002 and 30 June 2001, and the results of its operations and its cash flows for each of the three years in the period ended 30 June 2002 in conformity with Accounting Standards and other mandatory professional reporting requirements in Australia, ("accounting principles generally accepted in Australia").

        These financial statements are the responsibility of the directors of the Company; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in Australia and Canada which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        As discussed in note 31, the Company restated its financial statements as at and for the year ended 30 June 2002. The previous report of independent accountants dated 24 October 2002 has been withdrawn and the financial statements have been revised as indicated in note 31.

        Accounting principles generally accepted in Australia vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the Company's net profit expressed in United States Dollars for each of the three years in the period ended 30 June 2002 and the determination of the Company's equity and financial position also expressed in United States Dollars as at 30 June 2002 and 2001 to the extent summarised in Note 30 to the financial statements.

Inherent Uncertainty Regarding Argentina

        Without qualification to the opinion expressed above, attention is drawn to the following matter:

        Argentina is experiencing severe economic difficulties including a significant currency devaluation. The operations of the Company may be affected in the foreseeable future by these conditions however the effects, if any, cannot be determined at the present time.

(Signed) PRICEWATERHOUSECOOPERS
Chartered Accountants

(Signed) ROBERT HUBBARD
Partner
Brisbane, Australia
24 October 2002, except for notes 30, 31 and 32 for which the date is 28 February 2003.

FS 4-1

MINERA ALUMBRERA LIMITED
STATEMENT OF FINANCIAL PERFORMANCE
For the year ended 30 June 2002

	Note	2002	2001	2000
		US$	US$	US$
Revenue from ordinary activities	2	519,578,555	451,054,279	472,695,445
Expenses from ordinary activities excluding borrowing costs	2	(423,719,033)	(356,485,426)	(368,837,993)
Borrowing costs	2	(41,613,558)	(65,938,436)	(73,938,016)

Profit from ordinary activities before income taxes	2	54,245,964	28,630,417	29,919,436

Income tax (expense)/benefit	4	94,693,314	(9,571,851)	(9,733,810)

Profit from ordinary activities after income tax (expense)/benefit		148,939,278	19,058,566	20,185,626

Net profit		148,939,278	19,058,566	20,185,626

Net profit attributable to members of Minera Alumbrera Limited	19	148,939,278	19,058,566	20,185,626

Total revenues, expenses and valuation adjustments attributable to members of Minera Alumbrera Limited recognised directly in equity		—	—	—

Total changes in equity other than those resulting from transactions with owners as owners.	20	148,939,278	19,058,566	20,185,626

The above statements of financial performance should be read in conjunction with the accompanying notes.

FS 4-2

MINERA ALUMBRERA LIMITED
STATEMENT OF FINANCIAL POSITION
As at 30 June 2002

	Note		2002	2001
			US$	US$
Current Assets
Cash assets	5		97,463,244	58,419,709
Receivables	6		90,471,676	78,192,134
Inventories	7		22,836,934	35,782,774
Other	8		3,761,171	2,400,563

Total current assets			214,533,025	174,795,180

Non-current assets
Receivables	9		13,895,558	18,474,622
Inventories	10		148,719,625	127,731,043
Mining property, plant and equipment	11		948,859,377	1,039,184,814
Deferred tax asset	4	(d)	69,255,910

Total non-current assets			1,180,730,470	1,185,390,479

Total assets			1,395,263,495	1,360,185,659

Current liabilities
Payables	12		36,062,275	45,024,704
Interest bearing liabilities	13		75,304,293	95,304,293
Provisions	14		248,879	661,381

Total current liabilities			111,615,447	140,990,378

Non-current liabilities
Payables	15		351,539,491	336,993,997
Interest bearing liabilities	16		283,065,018	358,369,312
Deferred tax liability	4	(c)		25,437,404
Provisions	17		11,354,169	9,644,476

Total non-current liabilities			645,958,678	730,445,189

Total liabilities			757,574,125	871,435,567

Net assets			637,689,370	488,750,092

Equity
Contributed equity	18		435,812,000	435,812,000
Retained profits	19		201,877,370	52,938,092

Total Equity	20		637,689,370	488,750,092

APPROVED BY THE DIRECTORS

(Signed) CHARLIE SARTAIN Director	(Signed) JOHN RICKUS Director

The above statements of financial position should be read in conjunction with the accompanying notes.

FS 4-3

MINERA ALUMBRERA LIMITED
NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
MINERA ALUMBRERA LIMITED
STATEMENT OF CASH FLOWS
For the year ended 30 June 2002

	Note	2002	2001	2000
		$US	$US	$US
Cash flows from operating activities
Receipts from customers		406,805,390	374,533,070	406,581,100
Payments to suppliers and employees		(199,479,014)	(270,031,263)	(227,955,431)
Interest received		1,125,690	2,684,887	3,038,319
Interest and other costs of finance paid		(34,920,430)	(49,846,122)	(51,789,840)
Refundable IVA received/(paid)		(8,967,080)	32,007,080	2,293,525

Net cash inflow from operating activities	29	164,564,556	89,347,652	132,167,673

Cash flows from investing activities
Mining property, plant and equipment
— Proceeds from sales		70,704	1,125,838	16,106
— Payments for purchases		(30,287,433)	(17,963,863)	(25,920,272)
Repayments/(Advances) to other entities				4,807,126

Net cash outflow from investing activities		(30,216,729)	(16,838,025)	(21,097,040)

Cash flows from financing activities
Proceeds from borrowings				10,000,000
Repayment of borrowings		(95,304,292)	(75,304,295)	(75,304,295)

Net cash outflow from financing activities		(95,304,292)	(75,304,295)	(65,304,295)

Net increase (decrease) in cash held		39,043,535	(2,794,668)	45,766,338
Cash at the beginning of the financial year		58,419,709	61,214,377	15,448,039

Cash at the end of the financial year	5	97,463,244	58,419,709	61,214,377

The above statements of cash flows should be read in conjunction with the accompanying notes.

FS 4-4

MINERA ALUMBRERA LIMITED

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

30 June 2002

1.    STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Basis of Accounting

    Minera Alumbrera Limited is a company limited by shares, domiciled in Antigua. The principal place of business is the Minera Alumbrera mine in Argentina. The principal activities of the company are mining, processing and marketing of copper and gold.

    This general purpose financial report has been prepared in accordance with Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Consensus Views (collectively "Australian GAAP" or "A GAAP").

    It is prepared in accordance with the historical cost convention. Unless otherwise stated, the accounting policies adopted are consistent with those of the previous year. All amounts are stated in United States Dollars.

  (b)
  Revenue Recognition

    Sales are brought to account when the products pass from the physical control of the company pursuant to an enforceable contract, when selling prices are known or can be reasonably estimated and when the products are in a form that requires no further treatment by the company.

    A significant portion of the company's concentrate sales are provisionally priced based on prices at the time of shipment. Actual settlement is generally based on average market prices for a specific future period. Provisionally priced sales are adjusted monthly to current spot prices. These adjustments, and adjustments arising on final settlements, are reflected in sales revenue.

  (c)
  Borrowing Costs

    Borrowing costs are recognised as expenses in the period in which they are incurred, except where they are included in the costs of qualifying assets.

    Borrowing costs include:

    •
    Interest on bank overdrafts and short-term and long-term borrowings

    •
    Amortisation of ancillary costs incurred in connection with the arrangement of borrowings.

  (d)
  Cash

    For purpose of the statement of cash flows, cash includes deposits at call which are readily convertible to cash on hand, which are used in the company's cash management function on a day-to-day basis and are subject to an insignificant risk of changes in value, and the Senior Debt Reserve account.

  (e)
  Receivables

    Trade debtors are carried at amounts due and may be settled between 1 day and 6 months depending upon the contractual arrangements. The collectibility of debts is assessed at reporting date and specific provision is made for any doubtful accounts.

    Other debtors generally arise from transactions outside the usual operating activities of the company. Interest may be charged at commercial rates where terms of repayment exceed the allowed period.

  (f)
  Inventories

    All finished products and work in progress are valued, using absorption costing, at the average cost over the period of production or net realisable value, whichever is the lower. Cost comprises direct materials, direct labour and an appropriate proportion of variable and fixed overhead expenditure. Costs are assigned mainly on the basis of weighted average costs.

    Stores represent consumable supplies and maintenance spares and are valued at cost. These are reviewed regularly to ensure that obsolete items are provided for or written off as appropriate.

  (g)
  Deferred Mining Expenses

    Deferred mining expenditure represents overburden removed in advance based on the average stripping ratio. The amounts are deferred and charged to earnings on a units-of-production basis. No accrual is made in the financial statements where the actual stripping ratio to date is below the average for the life of mine.

FS 4-5

  (h)
  Mining Property Plant and Equipment

    Non-current assets constructed by the company

    The cost of non-current assets constructed by the company includes the cost of all materials used in construction, direct labour on the project, borrowing costs during construction and an appropriate proportion of variable and fixed overhead. Borrowing costs included in the cost of non-current assets are those costs that would have been avoided if the expenditure on construction of the assets had not been made.

    Mine Properties

    Mine properties represent the accumulation of all development expenditure including mineral reserves, rights and properties acquired for consideration in relation to areas of interest in which mining of a mineral resource has commenced.

    When further development expenditure is incurred in respect of a mine property after the commencement of production, such expenditure is carried forward as part of the mine property only when substantial future economic benefits are thereby established, otherwise such expenditure is classified as part of the cost of production.

    Mine properties (excluding land) are amortised over the estimated economic life of the mine using the units-of-production method. Changes in the estimated economic life of the mine are taken into account in determining amortisation from the beginning of the reporting period in which the change occurs.

    Depreciation of Mine Buildings, Plant and Equipment

    Depreciation is calculated by the straight line or units-of-production method over the expected economic life of each asset. Changes in the estimated economic lives of assets are taken into account in determining depreciation from the beginning of the reporting period in which the change occurs. The economic lives of the assets are reassessed in accordance with a continuous review programme.

    The maximum expected remaining useful lives are as follows:

Years
Mine buildings, plant and equipment	10
Processing buildings, pipelines, port facilities, plant and equipment	12
  (i)
  Recoverable amount of Non-Current Assets

    The recoverable amount of an asset is the net amount expected to be recovered through the net cash inflows arising from its continued use and subsequent disposal. Where net cash inflows are derived from a group of assets working together (e.g. assets at a mine site), recoverable amount is determined on the basis of the relevant group of assets.

    Where the carrying amount of a non-current asset is greater than its recoverable amount, the asset is written down to its recoverable amount. The decrement in the carrying amount is recognised as an expense in the net profit or loss in the reporting period in which the recoverable amount write down occurs.

    The expected net cash flows included in determining recoverable amounts of non-current assets are not discounted to their present values.

  (j)
  Trade and other creditors

    These amounts represent liabilities for goods and services provided to the entity prior to the end of the financial year and which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition.

  (k)
  Interest Bearing Liabilities

    Loans are carried on the statement of financial position at their principal amount which represent the present value of future cash flows associated with servicing the debt. Interest expense is accrued at the contracted rate over the period it becomes due and included in other creditors. Interest expense for related parties is accrued at the contracted rate over the period it becomes due and included in interest bearing liabilities.

  (l)
  Employee Entitlements

    Liabilities for wages and salaries and annual leave are recognised, and are measured as the amount unpaid at reporting date at current pay rates in respect of employees' services up to that date.

FS 4-6

  (m)
  Income Tax

    Tax effect accounting procedures are followed whereby the income tax expense in the statement of financial performance is matched with the accounting profit after allowing for permanent differences. The future tax benefit relating to tax losses is not carried forward as an asset unless the benefit is virtually certain of realisation. Income tax on cumulative timing differences is set aside to the deferred tax asset or the deferred tax liability accounts at the rates which are expected to apply when those timing differences reverse.

  (n)
  Rehabilitation

    Where conditions of title, or other rights to use property including rights to mine require that rehabilitation activities be carried out during the course of the use of the property, costs of such are brought to account as an expense at the time incurred. Where, due to current or previous activities, an obligation exists to carry out rehabilitation works in the future, provision is made for mine site rehabilitation and restoration on an incremental basis during the course of the remaining mine life (which includes the mine closure phase). These provisions, determined on an undiscounted basis, include costs associated with reclamation, plant closure, waste site closure and monitoring activities. These costs have been determined on the basis of current costs, current legal requirements and current technology. Changes in estimates are dealt with on a prospective basis.

    Uncertainty exists as to the amount of restoration obligations which will be incurred due to uncertainty as to the remaining life of existing operating sites and the impact of changes in environmental legislation.

    Assumptions have been made as to the remaining life of existing sites based on studies conducted by independent and internal technical advisers. Such studies are conducted on an on-going basis.

  (o)
  Foreign Currency Transactions

    Foreign currency transactions are translated into US$ at exchange rates ruling at the dates of those transactions. At reporting date, foreign currency monetary items are translated into US$ at exchange rates ruling at that date. Exchange differences relating to monetary items are brought to account in the statement of financial performance in the period in which they arise.

  (p)
  Tax — Impuesto Al Valor Agregado (IVA)

    Revenues, expenses and assets are recognised net of the amount of Impuesto al Valor Agregado tax (IVA), except where the amount of IVA incurred is not recoverable from the Administracion Federal de Ingresos Publicos (AFIP). In these circumstances the IVA is recognised as a part of the cost of acquisition or as part of an item of the expense.

    Receivables and payables are stated with the amount of IVA included. The net amount of IVA recoverable from, or payable to, the AFIP is included as a current asset or liability in the statement of financial position.

    Cash flows are included in the statement of cash flows on a gross basis. The IVA component of cash flows arising from investing and financing activities which are recoverable from, or payable to, the AFIP are classified as operating cash flows.

  (q)
  Derivative Financial Instruments

    The company's activities expose it to changes in interest rates, foreign exchange rates and commodity prices. Derivative financial instruments are used to hedge these risks, however none of these financial instruments are recognised in the financial statements on inception. The company does not hold or issue financial instruments, including derivative financial instruments, for trading purposes.

    Transactions entered into to hedge anticipated purchases or sales are accounted for as hedges of the anticipated purchases or sales when:

    (i)
    At the inception of the hedge and during the term of the hedging instrument, it is expected that the hedge will be effective in reducing exposure to the risks intended to be hedged;

    (ii)
    The hedging relationship is designated prospectively, specifically identifying the hedging instrument as well as the hedged anticipated purchases or sales with sufficient specificity so that when a purchase or sale occurs it is clear whether that transaction is or is not a hedged purchase or sale; and

    (iii)
    It is probable that the anticipated purchases or sales will occur as designated.

FS 4-7

    Costs or gains arising at the time of entering into hedge transactions for anticipated purchases or sales are recognised as deferred exchange gains or losses on the statement of financial position for inclusion in the measurement of the specific purchase or sale transaction.

    Unrealised gains or losses on financial instruments used as hedges, including commodity contracts and interest rate swaps are measured at the reporting date by reference to movements in spot and forward market rates and prices since the date of the contract. Unrealised gains and losses on hedge transactions are not recognised in the financial statements until the anticipated purchase or sale occurs or the gain or loss is realised.

    If a hedge instrument is terminated early and the hedged transaction is still expected to occur, any gains and losses which arose prior to termination are recognised as deferred hedging gains or losses in the statement of financial position for inclusion in the measurement of the hedged transaction. In those circumstances where a hedging instrument is terminated prior to maturity because the hedged transaction is no longer expected to occur, any previously deferred gains and losses are recognised in the statement of financial performance on the date of termination.

    If a hedge instrument is redesignated as a hedge of another anticipated purchase or sale and the original transaction is still expected to occur, the gains and losses that arise on the hedge prior to its redesignation are deferred and included in the measurement of the original purchase or sale when it takes place. If the hedge instrument is redesignated because the original purchase or sale transaction is no longer expected to occur, the gains and losses that arise on the hedge prior to its redesignation are recognised in the statement of financial performance at the date of redesignation.

  (r)
  Revision of Accounting Estimates

    During the year ended 30 June 2000 the estimated ore reserves at the Minera Alumbrera mine site were reassessed from 632 million tonnes to 460 million tonnes. It is expected that the mine reserves will support a 15 year mine life from 1 July 1998. The net effect of the changes for the year ended 30 June 2000 was an increase in depreciation expense of US$12 million. Assuming the assets are held until the end of their useful lives, depreciation in future years in relation to the assets affected will be increased by on average, US$12 million per annum.

    At the same time as the reassessment of mine life was made, a decision to alter the method of depreciation of certain assets at the mine from straight line to units-of-production was adopted.

2.    PROFIT FROM ORDINARY ACTIVITIES

		2002	2001	2000
		US$	US$	US$
	Revenue from ordinary activities
	Revenue from operating activities (note 2(a))	518,201,825	447,010,688	468,536,623
	Revenue from outside the operating activities (note 2(b))	1,376,730	4,043,591	4,158,822

		519,578,555	451,054,279	472,695,445

	Cost of sales (note 2(c))	280,691,581	252,922,225	193,278,870
	Other operating expenses (note 2(d))	142,019,005	101,453,202	174,755,447
	Borrowing costs (note 2(e))	41,613,558	65,938,436	73,938,016
	General and administration (note 2(f))	35,343	100,000	101,589
	Other expenses (note 2 (g))	973,104	2,009,999	702,087

		465,332,591	422,423,862	442,776,009

	Profit from ordinary activities before income tax	54,245,964	28,630,417	29,919,436

(a)	Revenue from operating activities
	Sales of goods	518,201,825	447,010,688	468,536,623

		518,201,825	447,010,688	468,536,623

FS 4-8

(b)	Revenue from outside the operating activities
	Interest from short term deposits	1,306,026	2,283,429	3,374,150
	Proceeds on disposal of non-current assets	70,704	1,125,838	16,106
	Net exchange gains		634,324	118,424
	Other			650,142

		1,376,730	4,043,591	4,158,822

(c)	Cost of Sales
	Operating expenses	163,735,086	183,078,301	121,948,793
	Amounts charged to provision for:
	— Rehabilitation	1,709,693	2,805,501	2,771,493
	— Obsolete stores	1,037,690	4,681,029	911,505
	— Employee entitlements	5,798,794	3,062,565	2,924,813
	Depreciation/amortisation of:
	— Mine properties	13,627,217	15,099,134	8,106,815
	— Mine buildings, plant and equipment	112,861,439	100,762,306	90,492,291
	(Increase)/decrease in products on hand	(18,078,338)	(56,566,611)	(33,876,840)

		280,691,581	252,922,225	193,278,870

(d)	Other operating expenses
	Net exchange losses	23,803,210
	Transport and handling	31,799,147	33,799,304	50,894,224
	Treatment charges	77,790,404	67,352,151	111,774,508
	Royalties	8,626,244	8,948,540	3,439,922
	Provision/(credit) for write down of inventories to NRV		(8,646,793)	8,646,793

		142,019,005	101,453,202	174,755,447

(e)	Borrowing costs
	Related entities	13,115,809	23,460,982	26,330,004
	Other interest	29,519,738	42,967,543	54,843,926

		42,635,547	66,428,525	81,173,930
	Less amount capitalised	(1,021,989)	(490,089)	(7,235,914)

	Borrowing costs expensed	41,613,558	65,938,436	73,938,016

(f)	General and administration
	Audit fees (note 24)	35,343	100,000	101,589

(g)	Other expenses
	Carrying value of non-current assets disposed	754,548	1,147,186	176,149
	Other	218,556	862,813	525,938

		973,104	2,009,999	702,087

(h)	Net loss on disposal of assets
	Proceeds from disposal	70,704	1,125,838	16,106
	Written down value of assets on disposal / obsolescence	(754,548)	(1,147,186)	(176,149)

		(683,844)	(21,348)	(160,043)

	Net loss on disposal of:
	— Mine buildings, plant and equipment	(683,844)	(21,348)	(160,043)

FS 4-9

(i)	Profit from ordinary activities before income tax expense includes the following specific expenses:
	Depreciation
	Mine building, plant and equipment	112,861,439	100,762,306	90,492,291
	Amortisation
	Mine properties	13,627,217	15,099,134	8,106,815
	Stores provision	1,037,690	4,681,029	911,505

	Net expense resulting from deductions from the carrying amounts of assets	127,526,346	120,542,469	99,510,611

        (j)    Financial impact of Argentine peso devaluation

    In response to the political and economic instability in Argentina the government announced on 6 January 2002 the abandonment of the one to one peg of the Argentine peso to the US dollar.

    Since inception the company has adopted the US dollar as its functional currency for financial statement purposes. However, due to local guidelines of Technical Resolutions of the Argentine Federation of Professional Councils of Economic Sciences, the Professional Council of Economic Sciences of the city of Buenos Aires and resolutions of the Corporation Control Authority (I.G.J.), the company is required to also prepare financial statements in local currency, and prepare a tax return and pay tax liabilities in local currency.

    The removal of the one to one peg of the peso to the US dollar and the subsequent devaluation of the peso to 3.86 pesos to the US dollar at 30 June 2002 has created the following financial impacts on Minera Alumbrera:

    1.
    Reduction in peso denominated operating costs

    There has been an estimated reduction in consolidated operating expenses in the six months to June 2002 in the order of $20 million.

    2.
    Revaluation of peso denominated monetary assets and liabilities

    The revaluation of peso denominated monetary assets and liabilities has resulted in an exchange loss of $23.8 million.

    3.
    Taxation impacts

    A net tax benefit of $95.9 million has been included in income tax (expense)/benefit, comprising the following components:

      •
      The peso equivalent of the US dollar project debt, shareholder debt and other balances is significantly increased due to the devaluation. This apparent currency loss in peso terms was substantially tax deductible in the 2002 financial year generating tax loss carryforwards of approximately $275.6 million, which are expected to be utilized over the next few years. A tax benefit of $119.5 million has been included in income tax (expense)/benefit.

      •
      The peso value of tax depreciation is determined by the exchange rate at the time the fixed asset was acquired. Almost the entire fixed assets of the company were acquired at the one to one peg. The devaluation has therefore significantly reduced the US dollar value of future tax depreciation. This additional income tax liability of $194.5 million has not been recognised in the financial statements. Under current accounting standards, this loss will be recognised progressively over the remaining mine life. An income tax expense of $23.6 million has been included in income tax (expense)/benefit for the year ended 30 June 2002.

    The net economic impact of these two changes is that the company will pay more tax over the life of the mine, however, this will ultimately depend on movements in exchange rates over that period and future earnings.

    As stated above, the company is required to prepare its tax returns in local currency whereas the tax effect accounting is undertaken in the functional currency. As a result of this an exchange gain arises on the remeasurement of income taxes into the functional currency. For the period to 30 June 2002 an exchange gain of US$22.2 million arose which has been included in the income tax (expense)/benefit for the year.

FS 4-10

    This disclosure has been prepared on the basis of exchange rates and Argentine tax legislation at 30 June 2002. The final quantum of all tax and related accounting impacts flowing from the devaluation depends on the exchange rates of the Argentine peso, and US$ at balance dates, any future changes in law and future earnings.

    These changes do not fundamentally alter the carrying value of mining property, plant and equipment assets. There are positives and negatives associated with the devaluation; importantly the company benefits from reduced operating costs in US$ terms as a result of the devaluation. The company's fiscal stability regime in relation to tax rates under agreement with national and provincial governments applies for the life of the mine.

    Argentina continues to experience severe economic difficulties. The operations of Minera Alumbrera may be affected in the foreseeable future by these conditions however the effects, if any, cannot be determined at the present time.

3.    DIVIDENDS

  No dividends were declared or paid in relation to the years ended 30 June 2002, 2001 and 2000.

4.    TAXATION

		2002	2001	2000
		US$	US$	US$
(a)	The income tax (expense)/benefit for the year on operating profit consists of the following:
	Income tax — current
	Deferred tax liability	6,844,324	25,275,847	15,444,708
	Deferred tax asset	87,848,990	(34,847,698)	(25,178,518)

	Income tax (expense)/benefit	94,693,314	(9,571,851)	(9,733,810)

(b)	Prima facie income tax expense at 30%	(16,273,789)	(8,589,126)	(8,975,831)

	Difference between the prima facie income tax (expense) and the actual income tax (expense)/benefit shown in 4(a)	110,967,103	(982,725)	(757,979)

	This difference is attributable to the tax effect of the following permanent differences which (reduce)/ increase tax expense:
	Exchange Differences on US$ Monetary Items	119,472,884
	Exchange Differences on Peso Monetary Items	(7,140,963)
	Non-deductible Depreciation	(23,587,647)	(950,080)	(757,979)
	Exchange gain on remeasurement into the functional currency	22,222,829
	Prior year adjustments		(32,645)

		110,967,103	(982,725)	(757,979)

(c)	Net deferred tax liability represents the effect of offsetting the deferred tax asset against the deferred tax liability as follows:
	Deferred tax liability		25,437,404
	Less deferred tax asset attributable to:
	— tax losses
	— other timing differences

			25,437,404

FS 4-11

		2002
		US$
(d)	Net deferred tax asset represents the effect of offsetting the deferred tax asset against the deferred tax liability as follows:
	Deferred tax liability	(41,425,384)
	Less deferred tax asset attributable to:
	— tax losses	82,670,768
	— other timing differences	28,010,526

		69,225,910

  (e)
  The benefit for tax losses will only be obtained if:

  (i)
  the company derives future assessable income in the appropriate tax jurisdiction, of a nature and of an amount sufficient to enable the benefit from the deductions for the losses to be realised, and

  (ii)
  the company continues to comply with the conditions for deductibility imposed by tax legislation, and

  (iii)
  no changes in tax legislation adversely affect the company in realising the benefit from deductions for the losses.

5.    CURRENT ASSETS — CASH

	2002	2001	2000
	US$	US$	US$
Cash at bank and on hand	16,469,579	2,442,140	5,225,456
Short term deposits	30,900,000	14,600,000	4,400,000
Senior debt reserve account	50,093,665	41,377,569	51,588,921

	97,463,244	58,419,709	61,214,377

The above figures are reconciled to cash at the end of the financial year as shown in the statement of cash flows as follows:
Balance as above	97,463,244	58,419,709	61,214,377

Balances as per statement of cash flows	97,463,244	58,419,709	61,214,377

  Minera Alumbrera maintains the Senior Debt Reserve Account as a segregated offshore trust account. This account must be funded in an amount equal to 50% of the aggregate principal, interest and fees in respect of Senior Debt scheduled to become due and payable on or prior to the next Senior Debt repayment date if the Debt Service Coverage Ratio is greater than or equal to 1.6:1. If the Debt Service Coverage Ratio is less than 1.6:1, the Senior Debt Reserve Account must be funded in an amount equal to 100% of the aggregate principle, interest and fees due on or before the next Senior Debt repayment date.

6.    CURRENT ASSETS — RECEIVABLES

	2002	2001
	US$	US$
Trade debtors	73,234,451	39,131,539
Other debtors	17,237,225	39,060,595

	90,471,676	78,192,134

FS 4-12

7.    CURRENT ASSETS — INVENTORIES

	2002	2001
	US$	US$
Work-in-progress at cost	4,652,023	8,367,801
Finished goods at cost	3,447,796	2,642,262

Total Products	8,099,819	11,010,063

Stores at cost	17,626,283	29,046,703
Less provision for obsolescence	(2,889,168)	(4,273,992)

Total Stores	14,737,115	24,772,711

	22,836,934	35,782,774

Aggregate carrying amount of Inventories
Current	22,836,934	35,782,774
Non-current (note 10)	148,719,625	127,731,043

	171,556,559	163,513,817

8.    CURRENT ASSETS — OTHER

	2002	2001
	US$	US$
Prepayments	3,761,171	2,400,563

	3,761,171	2,400,563

9.    NON-CURRENT ASSETS — RECEIVABLES

	2002	2001
	US$	US$
Other debtors	13,895,558	18,474,622

	13,895,558	18,474,622

10.  NON-CURRENT ASSETS — INVENTORIES

	2002	2001
	US$	US$
Work-in-progress at cost	148,719,625	127,731,043

	148,719,625	127,731,043

11.  NON-CURRENT ASSETS — MINING PROPERTY, PLANT AND EQUIPMENT

	2002	2001
	US$	US$
Mine properties (note 11(a))	91,118,179	104,745,395
Mine buildings, plant and equipment (note 11(b))	857,741,198	934,439,419

	948,859,377	1,039,184,814

FS 4-13

(a)	Mine properties
	At cost	136,325,908	136,325,907
	Less accumulated amortisation	(45,207,729)	(31,580,512)

	Net book value	91,118,179	104,745,395

(b)	Mine buildings, plant and equipment
	At cost	1,228,670,076	1,194,356,085
	Less accumulated depreciation	(370,928,878)	(259,916,666)

	Net book value	857,741,198	934,439,419

  Reconciliations

	Mining Property	Mine buildings, plant & equipment	Total
	US$	US$	US$
2002
Carrying amount at 30 June 2001	104,745,395	934,439,419	1,039,184,814
Additions	—	36,917,766	36,917,766
Disposals	—	(754,548)	(754,548)
Depreciation/amortisation	(13,627,216)	(112,861,439)	(126,488,655)

Carrying amount at 30 June 2002	91,118,179	857,741,198	948,859,377

2001
Carrying amount at 30 June 2000	119,798,673	1,018,266,118	1,138,064,791
Additions	709,120	17,419,529	18,128,649
Disposals	(663,264)	(483,922)	(1,147,186)
Depreciation/amortisation	(15,099,134)	(100,762,306)	(115,861,440)

Carrying amount at 30 June 2001	104,745,395	934,439,419	1,039,184,814

12.  CURRENT LIABILITIES — PAYABLES

	2002	2001
	US$	US$
Trade accounts payable	25,873,835	21,209,530
Amounts owing to related entities (note 26)	355,055	4,106,487
Deferred hedging gains	3,298,456	2,225,871
Other creditors	6,534,929	17,482,816

	36,062,275	45,024,704

13.  CURRENT LIABILITIES — INTEREST BEARING LIABILITIES

	2002	2001
	US$	US$
Loans from financial institutions	75,304,293	95,304,293

	75,304,293	95,304,293

FS 4-14

  The Common Security Agreement between MAA Argentine Branch, Mount Isa Pacific Ltd, Musto Exploration (Bermuda) Limited (IMZ), North Finance Ltd., RAL (Barbados) Inc., ABN Ambro Bank N.V., Australia and New Zealand Banking Group Ltd, Canadian Imperial Bank of Commerce, Citibank N.A (Agent for the Bank Lenders), Dresdner Bank A.G., Kreditanstalt Fur Wiederaufbau, Export-Import Bank of the United States and Bankers Trust Co. as Trustee was signed on 26 February 1997 for a total amount of US$670,000 000 (US$75,304,293 current liability and US$283,065,018 non-current liability outstanding at 30 June 2002). This contract includes pledges, mortgages, assignment of rights of all the contracts, awards, permits, etc. for the total value of the mine. Negative pledges are also in place under the Common Security Agreement which include limitations covering indebtedness and the provision of liens.

  There are no debt service cover ratio tests in relation to the senior debt other than in relation to the amount to be maintained in the Senior Debt Reserve Account referred to in Note 4. The lenders of the senior debt benefit from political risk insurance.

14.  CURRENT LIABILITIES — PROVISIONS

	2002	2001
	US$	US$
Employee entitlements	248,879	661,381

	248,879	661,381

Employee numbers
Number of employees at the end of the financial year	862	795

15.  NON-CURRENT LIABILITIES — PAYABLES

	2002	2001
	US$	US$
Amounts owing to related entities (note 26)	77,969,399	64,114,453
Loans from related entities (note 26)	268,464,181	268,464,181
Other creditors	5,105,911	4,415,363

	351,539,491	336,993,997

16.  NON-CURRENT LIABILITIES — INTEREST BEARING LIABILITIES

	2002	2001
	US$	US$
Loans from financial institutions	283,065,018	358,369,312

	283,065,018	358,369,312

  For summary of loan arrangements refer to Note 13.

17.  NON-CURRENT LIABILITIES — PROVISIONS

	2002	2001
	US$	US$
Rehabilitation	11,354,169	9,644,476

	11,354,169	9,644,476

FS 4-15

18.  CONTRIBUTED EQUITY

	Number of shares	2002	2001	2000
		US$	US$	US$
IMZ Common shares of US$1.00 each	92,901,000	92,901,000	92,901,000	92,901,000
M.I.M. Common shares of US$1.00 each	92,901,000	92,901,000	92,901,000	92,901,000
IMZ Preference shares of US$0.01 each	1,000,000	10,000	10,000	10,000
M.I.M. Preference shares of US$250.00 each	1,000,000	250,000,000	250,000,000	250,000,000

	187,802,000	435,812,000	435,812,000	435,812,000

  IMZ and M.I.M. common shares entitle the holder to:

  (i)
  vote on the basis of one vote per share at all meetings of the company except meetings at which only holders of a specified class of shares are entitled to vote;

  (ii)
  receive, subject to the prior rights of the holders of another class of shares, any dividend declared by the Company on an equal and rateable basis;

  (iii)
  receive, subject to the prior rights of the holders of another class of shares, the remaining property of the Company on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, on an equal and rateable basis; and

  (iv)
  to exclusively nominate and elect two (2) directors of the Company by written instrument or at a meeting of shareholders.

  In addition, the MIM common shares entitle the holder to designate the Chairman of the Board of Directors of the company.

  Related companies are identified in note 26 to the accounts.

  The holders of the IMZ and M.I.M preference shares are not entitled to vote at general meetings unless otherwise required by law. The holders shall have the right to receive cumulative preferential cash dividends equal to US$12.50 per preferred share in each financial year before any payment of dividends on the common shares.

  The company may redeem at any time the preference shares equally and rateably for a price equal to US$250 per share together with all accrued and unpaid dividends, whether declared or not, to the date of redemption. The company may purchase for cancellation any preferred shares by private contract or tender or otherwise at such price or prices as may be accepted by the directors provided the MIM and IMZ preference shares are purchased equally and rateably on a share for share basis. On liquidation, dissolution or winding up of the company, the holders of preference shares shall be entitled to receive equally and rateably an amount equal to the redemption amount prior to any return of capital or distribution to the common share holders.

19.  RETAINED PROFITS

	2002	2001	2000
	US$	US$	US$
Retained profits at the beginning of the financial year	52,938,092	33,879,526	13,693,900
Net profit attributable to members of Minera Alumbrera Limited	148,939,278	19,058,566	20,185,626

Retained profits at the end of the financial year	201,877,370	52,938,092	33,879,526

20.  EQUITY

	2002	2001	2000
	US$	US$	US$
Total equity at the beginning of the financial year	488,750,092	469,691,526	449,505,900
Total changes in equity recognised in the statement of financial performance	148,939,278	19,058,566	20,185,626

Total equity at the end of the financial year	637,689,370	488,750,092	469,691,526

FS 4-16

21.  CONTINGENT LIABILITIES

  Minera Alumbrera Limited is contingently liable for commitments and performance guarantees and claims arising in the ordinary course of business in respect of which it is not practicable to isolate or determine the amounts thereof.

  The Catamarcan Mining Judge has been given two bonds of indemnity and the Direccion de Mineria one bond of indemnity each for an unspecified amount. These relate to the granting to Minera Alumbrera of the mine infrastructure and water easements in Catamarca and that part of the pipeline easement in Tucuman. They state that Minera Alumbrera will pay compensation to Landowners whose properties are affected by the mine infrastructure, water and concentrate pipeline easements when those owners have been identified and valid title is demonstrated.

22.  FINANCIAL INSTRUMENTS

  The management of financial risk, arising from the activities of Minera Alumbrera in its normal course of business, is an essential element of Minera Alumbrera's overall management strategy.

  Minera Alumbrera seeks to reduce the impact of the volatile international commodity and financial markets in which it operates through prudent risk management strategies. The objective of managing financial risk is to achieve a balance between creating certainty of future cash flows and participating in beneficial market movements. The management of financial risk is undertaken within a comprehensive framework of policies, procedures and controls relating to interest rate, foreign exchange, commodity price, credit and liquidity risk.

  As a consequence of managing financial risk Minera Alumbrera is party to derivative financial instruments. These financial instruments are used in the normal course of business to hedge exposure to fluctuations in interest and foreign exchange rates and changes in commodity prices. Minera Alumbrera does not undertake speculative trading.

  (a)
  Interest rate risk

    Minera Alumbrera has borrowings outstanding which are subject to fixed or variable interest rates. Major exposures are to US interest rates, and the majority of interest rate hedging outstanding relates to US$ debt.

    Hedging activities are conducted to reduce adverse impacts from interest rate movements on Minera Alumbrera's profit and net cash flows. Where derivative financial instruments are used to hedge interest rate risk their terms are intended to match the maturity profile of the underlying debt.

    Minera Alumbrera has used swaps to hedge its exposure to interest rates within board approved limits. Maturities of swap contracts are principally up to 2 years (2001: up to 3 years), with six monthly settlements of the net interest receivable/payable.

FS 4-17

    Minera Alumbrera's exposure to interest rate risk and the effective weighted average interest rate of financial assets and liabilities are set out below:

		Fixed interest maturing in:
	Variable Interest Rate	Less than one year	One to five years	More than five years	Non-Interest Bearing	Total
	(US$m)	(US$m)	(US$m)	(US$m)	(US$m)	(US$m)
2002
Financial assets
Cash — US$	97.5					97.5
Debtors
— External					104.4	104.4

Total financial assets	97.5				104.4	201.9

Weighted average interest rate	1.8%
Financial liabilities
Unsecured
— Loans from related parties — US$	(268.5)					(268.5)
Secured
— Project debt — US$	(280.4)	(13.0)	(64.9)			(358.3)
Creditors
— Relating to hedging contracts					(3.3)	(3.3)
— External					(37.5)	(37.5)
— Related parties					(78.3)	(78.3)

Total financial liabilities	(548.9)	(13.0)	(64.9)		(119.1)	(745.9)

Interest rate swaps (notional principal amount)	150.0	(100.0)	(50.0)

Net interest rate profile	(301.4)	(113.0)	(114.9)		(14.7)	(544.0)

Weighted average interest rate	3.6%	6.7%	6.8%
2001
Financial assets
Cash — US$	58.4					58.4
Debtors
— External					96.7	96.7

Total financial assets	58.4				96.7	155.1

Weighted average interest rate	3.6%
Financial liabilities
Unsecured
— Loans from related entities — US$	(268.5)					(268.5)
Secured
— Project debt — US$	(362.7)	(13.0)	(52.0)	(26.0)		(453.7)
Creditors
— Relating to hedging contracts					(2.2)	(2.2)
— External					(111.3)	(111.3)

Total financial liabilities	(631.2)	(13.0)	(52.0)	(26.0)	(113.5)	(835.7)

Interest rate swaps (notional principal amount)	190.0	(40.0)	(150.0)

Net interest rate profile	(382.8)	(53.0)	(202.0)	(26.0)	(16.8)	(680.6)

Weighted average interest rate	6.5%	6.9%	6.5%	7.8%

FS 4-18

  (b)
  Foreign exchange risk

    Minera Alumbrera is exposed to foreign exchange risk on unhedged receivables and payables. The US dollar equivalent (calculated at year end exchange rates) of unhedged receivables and payables denominated in foreign currencies at reporting date are set out below:

	2002	2001
	(US$M)	(US$M)
Current
Argentine peso amounts receivable	19.5	44.5
Argentine peso amounts payable	10.6	6.5

    The Argentine peso amounts receivable as at 30 June 2002 substantially consists of Impuesto Al Valor. Agregado (IVA) of US$14.5 million and loans receivable from provincial government bodies of US$2.1 million in relation to infrastructure development initially solely funded by Minera Alumbrera. The company has been experiencing delays in the receipt of IVA claims, particularly since the devaluation in early 2002. The company is currently negotiation the recovery of the infrastructure loans. No provision has been made for the non-recovery of these balances.

  (c)
  Commodity price risk

    Minera Alumbrera enters into forward contracts to hedge commodity prices on a proportion of contracted and expected future sales transactions in order to protect expected sales revenues against volatility of commodity prices. The objective is to achieve a balance between creating certainty of future cash flows and participating in beneficial commodity price movements. The expected future sales are forecast in light of current commodity market conditions, commitments from customers and expected mine production and sales.

    The average price and quantity by maturity for precious metals contracts outstanding at the reporting date are set out in the table below.

    The commodities hedged by Minera Alumbrera are normally sold direct to customers on an average price basis. As a consequence, it is sometimes necessary to purchase the commodities on an average basis using a financial instrument when commodity price hedging is undertaken.

    As at 30 June 2002 the entity had the following hedge positions against commodity exposures:

	US$ Forward Sale of Gold
2002 Maturity	Amount Ounces	US$/ounce
2002/03	145,000	350
2003/04	100,000	354
2004/05	50,000	354

    For comparison, the following gold hedge positions were in place at 30 June 2001:

	US$ Forward Sale of Gold
2001 Maturity	Amount Ounces	US$/ounce
2001/02	217,967	339
2002/03	145,000	350
2003/04	100,000	354
2004/05	50,000	354

FS 4-19

  (d)
  Credit risk

    Minera Alumbrera is exposed to credit risk from the possibility of counterparties failing to perform their obligations.

    (i)
    Financial assets and liabilities

    The credit risk exposure on financial assets which have been recognised on the statement of financial position, is the carrying amount, net of any provision for doubtful debts.

    Credit risk due to debtor exposure is minimised by requiring debtors to meet minimum internal credit requirements. This risk is further minimised by undertaking transactions with a large number of counterparties in various countries. Credit risk due to financial intermediary exposure is minimised by only dealing with intermediaries who have an acceptable credit rating as determined by a recognised rating agency.

    Minera Alumbrera is not materially exposed to any individual overseas country, customer or financial intermediary.

    (ii)
    Derivative financial instruments

    Credit risk exposure on derivative contracts is minimised, as counterparties are recognised financial intermediaries with acceptable credit ratings as determined by a recognised rating agency.

    The maximum credit risk exposure on interest rate swap contracts is limited to the present value of the expected future cash flows to be received from counterparties on contracts that are favourable to Minera Alumbrera. The amount of the exposure at reporting date is a loss of $3.6 million (2001: loss of $0.4 million).

    The maximum credit risk exposure on commodity contracts is the difference between the current market prices at reporting date and the contracted prices which are in Minera Alumbrera's favour. The amount of the exposure at reporting date is $8.9 million (2001: $35.3 million).

  (e)
  Net fair values of financial assets and liabilities

  (i)
  Valuation of financial assets and liabilities

    The net fair value of cash and cash equivalents and non-interest bearing monetary financial assets and financial liabilities approximates their carrying value.

    The net fair value of other monetary financial assets and financial liabilities is based upon market prices where a market exists or by discounting the expected future cash flows by the current interest rates for assets and liabilities with similar risk profiles. The fair values and carrying amounts of fixed rate instruments as at reporting date are presented in the table below. The net fair values of all other current and non-current financial assets and liabilities as at the reporting date are not materially different to their carrying amounts.

	2002		2001
	Carrying amount	Net fair value	Carrying amount	Net fair value
	(US$M)		(US$M)
Fixed rate US$ project debt	44.1	47.1	46.1	47.5

    None of the classes of financial assets and liabilities are readily traded on organised markets.

    (ii)
    Valuation of derivative financial instruments

    The net fair value for interest rate swap contracts is taken to be the present value of the expected future cash flows as at reporting date.

    The net fair value for foreign exchange forward and option contracts is taken to be the unrealised gain or loss recognised at reporting date calculated by reference to the current market rates for contracts with similar maturity profiles.

    The net fair value for commodity contracts is taken to be the unrealised gain or loss recognised at reporting date calculated by reference to the current market prices for contracts with similar maturity profiles.

FS 4-20

  Recognised and unrecognised financial instruments

  The net fair values of financial instruments as at reporting date are:

		2002		2001
Interest rate swaps
		Recognised	Unrecognised	Recognised	Unrecognised
		(US$)		(US$)
Deferred hedging gains	Current
	Non-current

Deferred hedging (losses)	Current		(1,032,297)		(281,333)
	Non-current		(2,593,510)		(180,640)

Deferred hedging gains/(losses)	Current		(1,032,297)		(281,333)
	Non-current		(2,593,510)		(180,640)

Total			(3,625,807)		(461,973)

		2002		2001
Commodity Contracts
		Recognised	Unrecognised	Recognised	Unrecognised
		(US$)		(US$)
Deferred hedging gains	Current		4,032,273		16,473,781
	Non-current		3,642,400		18,930,186

Deferred hedging (losses)	Current
	Non-current

Deferred hedging gains/(losses)	Current		4,032,273		16,473,781
	Non-current		3,642,400		18,930,186

Total			7,674,673		35,403,967

23.  COMMITMENTS FOR EXPENDITURE

	2002	2001	2000
	US$	US$	US$
Capital expenditure contracted for
Due not later than one year	9,068,346	3,779,068	11,498,808

	9,068,346	3,779,068	11,498,808

24.  REMUNERATION OF AUDITORS

	2002	2001	2000
	US$	US$	US$
Audit of the financial statements	35,343	100,000	101,589
Other services	32,257	190,081	—

	67,600	290,081	101,589

FS 4-21

25.  REMUNERATION OF DIRECTORS

		2002	2001	2000
		US$	US$	US$
(a)	Aggregate of income paid or due and payable, to all directors of the company from the company or from any related entities in connection with the management of the companies affairs	0	0	0
(b)	Number of directors whose remuneration was within the following bands:
	0 – 9,999	7	10	9
  (c)
  The directors who have held office during the year are:

    V. P. Gauci (resigned 10 September 2001), R.Miller (as from 11 September 2001), M.G. Menzies, M.S. Parrett (resigned 30 November 2001), I. Ashby (as from 30 November 2001), J.K. Mclean (resigned 3 July 2001), J. Rickus (as from 3 July 2001).

    Alternates:

    J. Rickus (for J.K. Mclean up to 3 July 2001), G. D. Mascall (for M. S. Parrett up to 23 August 2001), I. Ashby (for M. S. Parrett as from 23 August 2001 til 30 November 2001), D. M. O'Toole (for R. Miller as from 26 September 2001 and alternate for M. G. Menzies during the whole year), C Ulloa (for I. Ashby as from 21 February 2002).

26.  RELATED PARTIES

		2002	2001
		US$	US$
(a)	Loans
	No loans were made or were outstanding during the financial year to directors of Minera Alumbrera.
	No loans were made or were outstanding to executives of Minera Alumbrera.
(b)	Loans from related entities
	Current (Note 12)
	Amounts owing to related entities	355,055	4,106,487
	Non-Current (note 15)
	Amounts owing to related entities	77,969,399	64,114,453
	Loans from related entities	268,464,181	268,464,181

		346,788,635	336,685,121

    Amounts owing to related parties consist of advances made to the company by its shareholders. Interest is payable on any outstanding principal and interest at a rate of LIBOR plus 2%. In the event of the company defaulting on repayment of the amount owing, payment is deemed to be an equity contribution to the company, with the shareholders receiving common shares to the extent of the unpaid amount. Repayment of advances is unsecured and subordinated to all senior debt obligations.

  (c)
  Transactions with related entities

    During the financial year, the Minera Alumbrera Limited (MAA) received US$55,018 (2001: US$543,711; 2000: US$nil) from related entities and made payments of US$2,806,211 (2001: US$1,110,922; 2000: US$1,093,726) to related entities in relation to administration and technical services provided.

    During the financial year, MAA accrued interest of US$14,638,274 (2001: US$21,737,746; 2000: US$26,921,316) to related entities, pursuant to the terms of the Shareholder Services Agreement between MAA, MIM Holdings Limited, Rio Tinto and BHP Billiton.

    During the financial year, MAA made no purchases of goods from related entities on normal commercial terms and conditions (2001: nil; 2000: US$423,960).

    Until April 2002 MIM and IMZ had provided a guarantee in respect of IVA tax and guarantees for certain infrastructure in relation to the Minera Alumbrera Project for US$38.6 million (2001: US$90.8 million).

FS 4-22

    MIM and IMZ has indemnified the bank that has provided a letter of credit on behalf of a controlled entity for US$1 million (2001: US$15 million) to cover cash shortfalls in project financing reserve accounts on certain dates.

    MIM and IMZ has undertaken to render continuing financial support to Minera Alumbrera in order that they are able to meet their liabilities as and when they fall due.

  (d)
  Controlling entities

    Minera Alumbrera (MAA) is owned 50% by Mount ISA Pacific Pty Ltd and 50% by Musto Explorations (Bermuda) Limited (Musto). Mount Isa Pacific Pty Ltd is ultimately owned by MIM Holdings Limited (MIM) and Musto is owned 50% by Rio Tinto plc and 50% by BHP-Billiton plc. MIM is considered the ultimate holding company and consolidates MAA results into MIM accounts.

27.  EMPLOYEE ENTITLEMENTS

		2002	2001
		US$	US$
(a)	Aggregate employee entitlements
	Current	248,879	661,381

		248,879	661,381

  (b)
  Superannuation

    The company contributes on behalf of employees to state and private superannuation funds which are responsible for meeting the full superannuation entitlement. Therefore, apart from any unpaid contributions, the company has no superannuation liability.

28.  SEGMENT REPORTING

  Geographical segments

  All physical assets of Minera Alumbrera are located at the mine in Argentina. Segments are divided according to sales made to geographic areas.

  Business segments

  Minera Alumbrera operates in only one business segment being the production and sale of Copper / Gold concentrate.

  Segment accounting policy

  Segment revenues, expenses, assets and liabilities are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis. Segment assets include all assets used by a segment and consist primarily of operating cash, receivables, inventories, property, plant and equipment and goodwill net of related provisions. Segment assets and liabilities do not include income taxes.

FS 4-23

  2002 — Primary reporting — Geographic segments (US$M)

	Japan	Asia	Europe	South America (excluding Argentina)	North America	Argentina	Unallocated	Total
External sales	106.2	109.4	267.3	16.8	18.5			518.2
Other revenue						1.4		1.4
Total revenue	106.2	109.4	267.3	16.8	18.5	1.4		519.6

Segment assets						1326.0	69.3	1395.3
Segment liabilities						757.6		757.6
Acquisitions of property, plant and equipment, intangibles and other non-current assets						36.9		36.9
Depreciation and amortisation expense						126.5		126.5

  2001 — Primary reporting — Geographic segments (US$M)

	Japan	Asia	Europe	South America (excluding Argentina)	North America	Argentina	Unallocated	Total
External sales	135.9	85.4	155.1	7.2	63.4			447.0
Other revenue						4.0		4.0
Total revenue	135.9	85.4	155.1	7.2	63.4	4.0		451.0

Segment assets						1360.1		1360.1
Segment liabilities						846.0	25.4	871.4
Acquisitions of property, plant and equipment, intangibles and other non-current assets						18.1		18.1
Depreciation and amortisation expense						115.9		115.9

  2000 — Primary reporting — Geographic segments (US$M)

	Japan	Asia	Europe	South America (excluding Argentina)	North America	Argentina	Unallocated	Total
External sales	91.5	95.2	184.8	32.4	64.6			468.5
Other revenue						4.2		4.2
Total revenue	91.5	95.2	184.8	32.4	64.6	4.2		472.7

Segment assets						1413.8	34.8	1448.6
Segment liabilities						928.2	50.7	178.9
Acquisitions of property, plant and equipment, intangibles and other non-current assets						23.1		23.1
Depreciation and amortisation expense						98.6		98.6

FS 4-24

29.  RECONCILIATION OF PROFIT FROM ORDINARY ACTIVITIES TO NET CASH PROVIDED/(USED)

BY OPERATING ACTIVITIES

	2002	2001	2000
	US$	US$	US$
Profit from ordinary activities after income tax	148,939,278	19,058,566	20,185,626
Depreciation and amortisation	126,488,656	115,861,440	98,599,106
Loss on sale of plant and equipment	683,844	21,348	160,043
Unrealized exchange (gains)/losses	34,908,508	(634,324)	(118,424)
Changes in assets and liabilities
(Increase)/decrease in trade debtors	(34,102,912)	(4,482,281)	5,045,530
(Increase)/decrease in other debtors	(11,366,051)	(108,152)	25,974,227
(Increase)/decrease in stores	5,758,714	2,503,257	3,827,938
(Increase)/decrease in inventories	(18,078,338)	(65,213,403)	(25,230,047)
(Increase)/decrease in prepayments	(1,360,608)	(1,701,231)	2,558,924
Increase/(decrease) in deferred income tax	(94,693,314)	9,571,851	25,178,518
Increase/(decrease) in trade creditors	2,991,726	(11,067,521)	(10,644,001)
Increase/(decrease) in other creditors	(8,719,067)	3,378,452	(28,155,374)
Increase/(decrease) in amounts owing to related entities	10,103,514	20,354,398	27,718,011
Increase/(decrease) in deferred hedging gains	1,072,585	(678,805)	(15,444,708)
Increase/(decrease) in provision for rehabilitation	1,709,693	2,805,501	2,771,493
Increase/(decrease) in provision for employee entitlements	228,328	(321,444)	(259,189)

Net cash inflows from operating activities	164,564,556	89,347,652	132,167,673

30.  US GAAP RECONCILIATION

  Minera Alumbrera Limited prepares its consolidated financial statements in accordance with generally accepted accounting principles in Australia ("A GAAP"). A GAAP differs in certain material respects from generally accepted accounting principles in the United States ("US GAAP"), as they relate to the company. These differences and the effect of the adjustments necessary to present Minera Alumbrera Limited's consolidated net profit attributable to common shareholders, shareholders' equity and cash flows in accordance with US GAAP as at 30 June 2002 and 2001 and for the years ended 30 June 2002, 2001 and 2000, are detailed below.

FS 4-25

  (i)
  Net profit attributable to members

	Year ended 30 June
	2002	2001	2000
	US$	US$	US$
Net profit in accordance with A GAAP	148,939,278	19,058,566	20,185,626
US GAAP adjustments:
Preoperating expenses	10,174,063	8,077,323	9,868,017
Revenue recognition, impact on revenues	(24,152,291)	(137,820)	12,439,628
Revenue recognition, impact on cost of sales	10,359,796	(55,500)	(9,647,343)
Bill-and-hold transactions, impact on revenues	5,752,227	(2,030,716)	(3,721,511)
Bill-and-hold transactions, impact on cost of sales	(4,250,600)	1,837,280	2,413,320
Allocation of overhead costs to inventory	(1,428,493)	(4,782,309)	(3,730,129)
Debt issuance costs	571,476	6,322,180	(5,027,466)
Effective interest method	154,237	(571,925)	(432,023)
Capitalisation of interest	3,182,527	2,427,978	1,994,156
Provision to reduce inventory to net realisable value	—	(8,646,793)	8,646,793
Mark to market of derivative instruments	(22,205,758)	25,780,855	—
Change in depletion method	1,538,545	1,127,550	1,063,799
Deferred income taxes	6,091,281	(8,804,431)	(4,160,172)

Total US GAAP adjustments to net profit	(14,212,990)	20,543,672	9,707,069

Net profit (loss) in accordance with US GAAP before cumulative effect of a change in accounting principle and dividends payable on preference shares	134,726,288	39,602,238	29,892,695
Cumulative effect of a change in depletion method, net of tax	—	—	(10,831,342)

Net profit (loss) in accordance with US GAAP before dividends payable on preference shares	134,726,288	39,602,238	19,061,353
Dividends payable on preference shares	(25,000,000)	(25,000,000)	(25,000,000)

Net profit (loss) attributable to common shareholders	109,726,288	14,602,238	(5,938,647)

  (ii)
  Shareholders' equity

	As at 30 June
	2002	2001
	US$	US$
Shareholders' equity in accordance with A GAAP	637,689,370	488,750,092
US GAAP adjustments:
Preoperating expenses	(80,183,257)	(90,357,320)
Revenue recognition	(19,331,138)	(5,538,643)
Bill-and-hold transactions	—	(1,501,627)
Allocation of overhead costs to inventory	(14,212,356)	(12,783,863)
Debt issuance costs	(9,149,365)	(9,720,841)
Effective interest method	(5,280,497)	(5,434,734)
Capitalisation of interest	(22,711,469)	(25,893,996)
Mark to market of derivative instruments	8,577,152	38,261,045
Change in depletion method	(11,743,451)	(13,281,996)
Deferred income taxes	46,210,315	37,875,593
Preference shares, including cumulative unpaid dividends	(438,120,000)	(413,120,000)

Total US GAAP adjustments to shareholders' equity	(545,944,066)	(501,496,382)

Shareholders' equity in accordance with US GAAP	91,745,304	(12,746,290)

FS 4-26

  (iii)
  Changes in US GAAP shareholders' equity

	Year ended 30 June
	2002	2001	2000
	US$	US$	US$
Shareholders' equity at the beginning of the year	(12,746,290)	(36,084,661)	(30,146,014)
Net profit attributable to common shareholders	109,726,288	14,602,238	(5,938,647)
Other comprehensive income:
SFAS 133 transition asset, net of tax	—	22,089,136	—
Current period movement in transition asset, net of tax	(5,234,694)	(13,353,003)	—

Total comprehensive income	104,491,594	23,338,371	(5,938,647)

Shareholders' equity at the end of the year	91,745,304	(12,746,290)	(36,084,661)

  Preoperating expenses

  The company has capitalized operating costs incurred prior to the commencement of plant operations as part of mining property, plant and equipment.

  Under US GAAP, the capitalization of operating costs incurred prior to the commencement of plant operations or start up costs is not permitted. The reconciliations include adjustments to reverse the asset recognised under A GAAP and to reverse the amortization expense recognised each period.

  Revenue recognition

  The company recognises revenue for sales based on contractual terms, which is typically upon crossing the ship's rail when the risk and rewards of ownership transfer.

  Under US GAAP, SAB 101 "Revenue Recognition in Financial Statements" revenue cannot be recognised until both legal title and the risks and rewards of ownership have been transferred. For certain of the company's sales, title does not transfer until certain documentation is provided to the customer and payment is received. Accordingly, the reconciliations include adjustments to reverse (a) the revenue recognised under A GAAP for which title did not transfer at period end; (b) the corresponding trade debtors; (c) the restoration of inventory; and (d) reversal of cost of sales.

  In addition, included in revenues from ordinary activities are revenues from outside the operating activities of US$1.4 million, US$4.0 million and US$4.2 million for the years ended 30 June 2002, 2001 and 2000, respectively, that for US GAAP purposes would be recognised outside of revenues as other income.

  Bill and hold transactions

  The company recognised revenue for the sale of concentrate which was maintained in storage in accordance with contractual terms. The contracts provide that title and the risk and rewards of ownership transfer upon receipt of payment and the signing of a warehouse certificate certifying that the copper concentrate was being held in the port warehouse at irrevocable disposal of the buyer, both of which occurred prior to the end of the fiscal year. Delivery of the concentrate occurred after year end.

  For revenue to be recognised when physical delivery has not occurred under US GAAP, the following criteria must be met:

  1.
  The risks of ownership must have passed to the buyer;

  2.
  The customer must have made a fixed commitment to purchase the goods, preferably in written documentation;

  3.
  The buyer, not the seller, must request that the transaction be on a bill and hold basis. The buyer must have a substantial business purpose for ordering the goods on a bill and hold basis;

  4.
  There must be a fixed schedule for delivery of the goods. The date for delivery must be reasonable and must be consistent with the buyer's business purpose (e.g., storage periods are customary in the industry);

  5.
  The seller must not have retained any specific performance obligations such that the earning process is not complete;

  6.
  The ordered goods must have been segregated from the seller's inventory and not be subject to being used to fill other orders; and

  7.
  The product must be complete and ready for shipment.

FS 4-27

  The transactions did not meet all of the above criteria. Accordingly, the reconciliations include adjustments to reverse (a) the revenue recognised under A GAAP; (b) the corresponding trade debtors; (c) the restoration of inventory; and (d) reversal of cost of sales.

  Allocation of overhead costs to inventory

  The company uses absorption costing, including the allocation of variable and fixed overhead costs, to value inventory.

  Under US GAAP, inventory cost is broadly defined to mean acquisition and production cost, and is the sum of expenditures and charges directly or indirectly incurred in bringing an article to its existing condition and location.

  The reconciliations include adjustments to reverse certain overhead costs recorded in long term inventory that do not meet the above definition.

  Debt issuance costs

  The company capitalised as part of debt issuance costs premiums paid for political risk insurance on the borrowings and certain legal costs incurred to modify the loan security agreement.

  Under US GAAP, capitalisation of these costs would not be permitted.

  The reconciliations include adjustments to reverse the amounts capitalised and to reverse the related amortisation expense.

  Effective interest method

  The company amortizes debt issuance costs on a straight line basis over the term of the respective borrowings.

  Under US GAAP, debt issuance costs are amortised over the term of the debt using the effective interest method.

  The reconciliations include adjustments to reverse the accounting under A GAAP and to record the amortisation expense using the effective interest method.

  Capitalization of interest

  The company capitalised interest costs as part of mining property, plant and equipment through the period when the plant achieved 80% of capacity (February 1998), which was deemed the date of commencement.

  Under US GAAP, interest costs may be capitalised up to the date the qualifying assets are ready for their intended use. Project commissioning and the processing of ore from the mine commenced in August 1997.

  The reconciliations include adjustments to reverse the interest costs capitalised between August 1997 and February 1998 and to reverse the related depletion expense.

  Provision to reduce inventory to net realizable value

  The company recognised a reserve in fiscal year 2000 to reduce the carrying value of long term inventory to net realizable value. The reserve was reversed in fiscal year 2001.

  As described above, the company allocates certain overhead costs to long term inventory under A GAAP which are not capitalizable under US GAAP. As a result, the US GAAP carrying value of long-term inventory is less than the carrying value of the long term inventory under A GAAP by the amount of such overhead cost capitalization. Due to such lower carrying value, the reserve to reduce long term inventory to net realizable value was not required under US GAAP.

  The reconciliations include adjustments to remove the impacts of the reserve recognised in fiscal year 2000 and the subsequent reversal of the reserve in fiscal year 2001.

  Mark to market of derivative instruments

  The company enters into United States dollar denominated floating lease rate gold forward sales contracts to hedge against adverse movements in commodity prices. Under A GAAP, gains and losses on derivative contracts effective as hedges of anticipated purchases and sales are deferred and recognised concurrently with the purchase or sale transaction.

FS 4-28

  In addition, the company enters into interest rate swaps to hedge against movements in interest rates and to minimize the volatility of the company's profit and net cash flows arising from changes in interest rates. The terms of the interest rate swaps are intended to match the maturity profile of the underlying debt. Under A GAAP, the company recognises in interest expense the net impact of the interest rate swap receivables/payables.

  Through 30 June 2000, the above accounting was consistent with US GAAP. Effective 1 July 2000, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, for US GAAP purposes. SFAS No. 133 requires derivative instruments to be recorded at their fair value as either an asset or liability in the statement of financial position. Gains or losses on derivatives which qualify and are effective as cash flow hedges are accumulated in equity as other comprehensive income and are recognised in earnings when the hedged transactions occur. Gains or losses on non-qualifying derivatives are recognised in earnings immediately. Gains or losses on fair value hedges and on the underlying item being hedged are also recorded in earnings.

  The Company has not met the restrictive documentation, designation and effectiveness assessments required by SFAS 133. As a result, the derivative instruments used to hedge the anticipated transactions and interest rate swaps are marked to market through earnings.

  In accordance with the transition provisions of SFAS No. 133, the company recorded a net-of-tax cumulative-effect gain of $29.1 million in other comprehensive income as of 1 July 2000. Subsequent movements in the fair value of the derivative contracts are recognised in earnings. The transition adjustment is reclassified from shareholders' equity to earnings as the designated purchases and sales transactions and interest payments to which the derivative contracts relate occur.

  Taxation

  Except for the impact of the tax assets and liabilities resulting from the temporary (timing) differences generated by the A GAAP to US GAAP differences, there are no significant differences in accounting for income taxes between A GAAP and US GAAP, as they relate to the company.

  Change in depletion method

  During fiscal year 2000, the company changed its depletion method for mine property, plant and equipment from the straight-line method to the units of production method. Under A GAAP this change has been accounted for prospectively.

  Under US GAAP, a change in depletion method on existing assets is accounted for as a change in accounting principle. A change in accounting principle is accounted for by recognising in earnings the cumulative effect of the change in principle as of the beginning of the year. The cumulative effect is determined as the difference between the depletion of the assets using the straight-line method and depletion of the assets using the units of production method, as if the units of production method was used from the beginning.

  The reconciliations include adjustments to reflect the cumulative effect of the change in depletion method and to reflect the impact of the change on subsequent depletion expense recognised under A GAAP.

  Preference shares

  The company has issued preference shares to its two ordinary shareholders that are redeemable at the option of the company. The company may redeem the preference shares by a unanimous vote of the directors. All of the directors are appointed by the company's ordinary shareholders.

  Under A GAAP, the preference shares have been classified as a component of shareholders' equity because the issuer foes not have a present obligation to transfer assets to the preference shareholder.

  Under US GAAP, EITF Topic D-98 provides that if the preference shareholders control the votes of the directors through direct representation or other rights the preference shares are redeemable at the option of the holder and classification outside of equity is required. In the case of the company, the preference shareholders control the directors through their ordinary shares. US GAAP requires that the preference shares be recorded at fair value upon issue and accreted to their redemption value when redemption is probable. The accretion in value is recorded in the statement of financial performance in determining net income available to common shareholders. Dividends, whether declared or not, on redeemable preference shares are recognised in a similar manner.

  The reconciliations include adjustments to remove the preference shares from shareholders' equity, to recognise the liability for unpaid dividends and to recognise dividends in determining net income available to common shareholders.

FS 4-29

  Statement of cash flows

  Under both Australian and US GAAP, a statement of cash flows is presented, which discloses cash flows from operating, investing and financing activities. Under US GAAP, balances maintained in the Senior Debt Reserve Account are restricted from use. Accordingly, for US GAAP purposes these amounts are classified as investing activities and are not reflected as a component of the cash position.

  Presented below is cash and summarised cash flow information in accordance with US GAAP as of and for the years ended 30 June 2002, 2001 and 2000.

  Cash flows in accordance with US GAAP

	Year ended 30 June
	2002	2001	2000
	US$	US$	US$
Cash flows from operating activities	164,564,556	89,347,652	132,167,673
Cash flows used in investing activities	(38,932,825)	(6,626,673)	(72,685,961)
Cash flows used in financing activities	(95,304,292)	(75,304,295)	(65,304,295)

Net increase (decrease) in cash	30,327,439	7,416,684	(5,822,583)
Opening cash	17,042,140	9,625,456	15,448,039

Closing cash	47,369,579	17,042,140	9,625,456

As reported cash position in accordance with A GAAP	97,463,244	58,419,709	61,214,377
US GAAP adjustment
Senior debt reserve account	(50,093,665)	(41,377,569)	(51,588,921)

Cash position in accordance with US GAAP	47,369,579	17,042,140	9,625,456

  Reconciliation with Canadian GAAP

  Generally accepted accounting principles in the United States differ from generally accepted accounting principles in Canada ("Canadian GAAP"), as they relate to the company. The principle differences relate to the accounting for preoperating expenses, capitalization of interest, derivative instruments, cumulative effect of a change in depletion method and the preference shares. The US GAAP accounting for these items is set out above. Canadian GAAP is similar to Australian GAAP in accounting for preoperating expenses, capitalization of interest, derivative instruments, cumulative effect of a change in depletion method and the preference shares. Under Canadian GAAP these items are accounted for as follows:

  •
  preoperating expenses are capitalized and amortized over the period of benefit;

  •
  interest capitalization ceases when the assets are ready for productive use;

  •
  hedging gains and losses on derivative instruments designated and effective as hedges are deferred and recognised when the anticipated transaction occur;

  •
  changes in amortization or depletion methods are accounted for as changes in estimates; and

  •
  the preference shares are classified as shareholders' equity.

  In reconciling US GAAP to Canadian GAAP, the adjustments made relating to these items are reversed, including the related tax effect. Shareholders' equity in accordance with Canadian GAAP as at 30 June 2002 and 2001 was $604,108,021 and $464,264,296, respectively. Net profit attributable to common shareholders in accordance with Canadian GAAP for the years ended 30 June 2002, 2001 and 2000 was $139,843,724, ($13,412,644) and ($20,844,514), respectively.

FS 4-30

31.  ADJUSTMENTS TO PREVIOUSLY ISSUED FINANCIAL STATEMENTS

  These accounts include adjustments as compared to the financial statements previously issued by the Company as of and for the year ended 30 June 2002. The adjustments correct the duplicate recording of trade debtors and hedging gains and losses on sales including the tax effect. The effects of these adjustments are as follows:

2002
US$
Net profit /(loss)
— As reported	154,370,455
— As restated	148,939,278
Total shareholders' equity
— As reported	643,120,547
— As restated	637,689,370

32.  EVENTS OCCURRING AFTER REPORTING DATE

  At the date of this report, there were no events occurring after reporting date which would significantly affect the operations of the company, the results of those operations or the state of affairs of the company, in subsequent financial years, except as noted below.

  On 21 February 2003, Wheaton River Minerals Ltd (WRM), a Canadian listed company and Rio Tinto plc signed an agreement, subject to closing and financial conditions, for the sale of Peak Gold Mines Pty Ltd and Rio Tinto plc's 25 percent stake in the Bajo de la Alumbrera mine in Argentina to WRM for a combined US$210 million.

  These events have had no financial effect on the financial statements of the Company.

FS 4-31

MINERA ALUMBRERA LIMITED

STATEMENT OF FINANCIAL PERFORMANCE

For the Interim Period Ended 31 December 2002

	6 months to Dec. 2002	6 months to Dec. 2001
	US$ (Unaudited)	US$ (Unaudited)
Revenue from ordinary activities	257,024,495	231,803,199
Expenses from ordinary activities excluding borrowing costs	(192,151,575)	(204,180,394)
Borrowing costs	(15,258,346)	(25,512,598)

Profit from ordinary activities before income taxes	49,614,574	2,110,207

Income tax expense	(36,183,758)	(1,041,226)

Profit from ordinary activities after income taxes	13,430,816	1,068,981

Net profit	13,430,816	1,068,981

Net profit attributable to members of Minera Alumbrera Limited	13,430,816	1,068,981

Total revenues, expenses and valuation adjustments attributable to members of Minera Alumbrera Limited recognised directly in equity	—	—

Total changes in equity other than those resulting from transactions with owners as owners	13,430,816	1,068,981

The above statements of financial performance should be read in conjunction with the accompanying notes.

FS 5-1

MINERA ALUMBRERA LIMITED
STATEMENT OF FINANCIAL POSITION
As At 31 December 2002

	December 2002	June 2002
	US$ (Unaudited)	US$
Current Assets
Cash assets	79,291,444	97,463,244
Receivables	104,842,150	90,471,676
Inventories	27,273,304	22,836,934
Other	4,466,019	3,761,171

Total current assets	215,872,917	214,533,025

Non-current assets
Receivables	17,540,213	13,895,558
Inventories	152,411,707	148,719,625
Mining property, plant and equipment	900,045,484	948,859,377
Deferred tax asset	33,072,153	69,255,910
Other financial assets	90,795

Total non-current assets	1,103,160,352	1,180,730,470

Total assets	1,319,033,269	1,395,263,495

Current liabilities
Payables	53,589,632	36,062,275
Interest bearing liabilities	75,304,292	75,304,293
Provisions	544,995	248,879

Total current liabilities	129,438,919	111,615,447

Non-current liabilities
Payables	338,728,561	351,539,491
Interest bearing liabilities	187,420,701	283,065,018
Provisions	12,324,902	11,354,169

Total non-current liabilities	538,474,164	645,958,678

Total liabilities	667,913,083	757,574,125

Net assets	651,120,186	637,689,370

Equity
Contributed equity	435,812,000	435,812,000
Retained profits	215,308,186	201,877,370

Total Equity	651,120,186	637,689,370

The above statements of financial position should be read in conjunction with the accompanying notes.

FS 5-2

MINERA ALUMBRERA LIMITED
STATEMENT OF CASH FLOWS
For the Interim Period Ended 31 December 2002

	6 months to Dec. 2002	6 months to Dec. 2001
	US$ (Unaudited)	US$ (Unaudited)
Cash flows from operating activities
Receipts from customers	213,465,430	154,019,475
Payments to suppliers and employees	(97,919,485)	(82,979,318)
Interest received	946,806	2,075,167
Interest and other costs of finance paid	(7,986,798)	(24,969,921)
Refundable IVA received/(paid)	(12,741,392)	(3,272,027)

Net cash inflow from operating activities	95,764,561	44,873,376

Cash flows from investing activities
Mining property, plant and equipment
— Proceeds from sales		41,684
— Payments for purchases	(18,292,045)	(20,822,297)

Net cash outflow from investing activities	(18,292,045)	(20,780,613)

Cash flows from financing activities
Repayment of borrowings	(95,644,317)	(38,045,320)

Net cash outflow from financing activities	(95,644,317)	(38,045,320)

Net increase (decrease) in cash held	(18,171,801)	(13,952,557)
Cash at the beginning of the financial period	97,463,245	58,419,709

Cash at the end of the financial period	79,291,444	44,467,152

The above statements of cash flows should be read in conjunction with the accompanying notes.

FS 5-3

MINERA ALUMBRERA LIMITED

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

31 December 2002

1.    STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

  This general purpose financial report for the interim six month reporting period ended 31 December 2002 has been prepared in accordance with Accounting Standard AASB 1029: Interim Financial Reporting, other mandatory professional reporting requirements (Urgent Issues Group Consensus Views), other authoritative pronouncements of the Australian Accounting Standards Board (collectively "Australian GAAP" or "A GAAP").

  This interim financial report is unaudited and does not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended 30 June 2002.

  In management's opinion the interim report includes all normal recurring adjustments necessary to fairly present the results of operations of the Company as at 31 December 2002 and 2001. Interim results may not be indicative of the results for the full year.

  Unless otherwise stated, the accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period. All amounts are expressed in United States Dollars.

2.    PROFIT FROM ORDINARY ACTIVITIES

	6 months to Dec. 2002	6 months to Dec. 2001
	(US$) (Unaudited)
Revenue from ordinary activities
Revenue from operating activities	255,066,611	231,751,789
Revenue from outside the operating activities	1,957,884	51,410

	257,024,495	231,803,199

Cost of sales	130,870,571	145,684,276
Other operating expenses	58,087,487	58,335,097
Borrowing costs	15,258,346	25,512,598
General and administration	63,650	50,000
Other expenses	3,129,867	111,021

	207,409,921	229,692,992

Profit from ordinary activities before income tax	49,614,574	2,110,207

  Financial impact of Argentine peso devaluation

  In response to the political and economic instability in Argentina the government announced on 6 January 2002 the abandonment of the one to one peg of the Argentine peso to the US dollar.

  Since inception the company has adopted the US dollar as its functional currency for financial statement purposes. However, due to local guidelines of Technical Resolutions of the Argentine Federation of Professional Councils of Economic Sciences, the Professional Council of Economic Sciences of the city of Buenos Aires and resolutions of the Corporation Control Authority (I.G.J.), the company is required to also prepare financial statements in local currency, and prepare a tax return and pay tax liabilities in local currency.

FS 5-4

  The removal of the one to one peg of the peso to the US dollar in January 2002 and the subsequent devaluation of the peso to 3.86 at 30 June 2002 and to 3.365 at 31 December 2002 has created the following tax impact on Minera Alumbrera:

6 months to Dec 2002
US$ (Unaudited)
Income tax expense	(36,183,758)
Prima facie income tax expense @ 30%	(14,884,372)

Difference between prima facie income tax expense and the actual income tax expense	(21,299,386)

This difference is attributable to the tax effect of the following items which (reduce)/increase income tax expense/(revenue):
Exchange gains on US$ monetary items (a)	(17,869,830)
Exchange loss on Argentine peso monetary items	(209,185)
Depreciation (b)	(11,791,905)
Exchange loss on remeasurement into the functional currency	(3,589,545)
Revaluation of Argentine tax losses brought forward	12,161,079

(21,299,386)

  (a)
  The peso equivalent of the Minera Alumbrera US dollar project debt, shareholder debt and other balances has significantly increased due to the devaluation, giving rise to peso currency exchange losses. For the Argentine tax year ended 30 June 2002, these losses gave rise to a tax benefit of $119.5 million. For the six month period to 31 December 2002, the peso has strengthened from 3.86 pesos to the US dollar to 3.365 pesos to the US dollar, resulting in peso currency exchange gains and giving rise to a tax liability of $17.9 million.

  (b)
  The peso value of tax depreciation is determined by the exchange rate at the time the fixed asset was acquired. Almost the entire fixed assets of the company were acquired at the one to one peg. The devaluation has therefore significantly reduced the US dollar value of future tax depreciation. Under current accounting standards this loss will be recognised progressively over the remaining mine life. For the six months ended 31 December 2002 this loss amounted to $11.8 million.

  As stated above, the company is required to prepare its tax returns in local currency whereas the tax effect accounting is undertaken in the functional currency. As a result of this, an exchange loss arises on the remeasurement of income taxes into the functional currency. For the period to 31 December 2002 an exchange loss of US$3.6 million arose which has been included in the income tax (expense)/benefit for the year.

  During the six months ended 31 December 2002 the company utilized approximately $54.1 million in tax loss carry forwards.

  This disclosure has been prepared on the basis of exchange rates and Argentine tax legislation at 31 December 2002. The final quantum of all tax and related accounting impacts flowing from the devaluation depends on the exchange rates of the Argentine peso, and US dollar at balance dates, any future changes in law and future earnings.

  These changes do not fundamentally alter the carrying value of mining property, plant and equipment assets. There are positives and negatives associated with the devaluation; importantly the company benefits from reduced operating costs in US dollar terms as a result of the devaluation. The company's fiscal stability regime under agreement with national and provincial governments applies for the life of the mine.

  Argentina continues to experience severe economic difficulties. The operations of Minera Alumbrera may be affected in the foreseeable future by these conditions however the effects, if any, cannot be determined at the present time.

3.    DIVIDENDS PAID

  No dividends were declared or paid in relation to the interim periods for the six months ended 31 December 2002 and 31 December 2001.

FS 5-5

4.    CONTINGENT LIABILITIES

  Minera Alumbrera Limited ("MAA") is contingently liable for commitments and performance guarantees and claims arising in the ordinary course of business in respect of which it is not practicable to isolate or determine the amounts thereof.

  These include:

  The Catamarcan Mining Judge has been given two bonds of indemnity and the Direccion de Mineria one bond of indemnity each for an unspecified amount. These relate to the granting to MAA of the mine infrastructure and water easements in Catamarca and that part of the pipeline easement in Tucuman. They state that MAA will pay compensation to Landowners whose properties are affected by the mine infrastructure, water and concentrate pipeline easements when those owners have been identified and valid title is demonstrated.

  Bank Guarantee to DGI (Argentine Tax Authority) for VAT Reimbursement (28-02-02). These letters of credit (US$38,501,169) expired in April 2002.

5.    EVENTS OCCURRING AFTER REPORTING DATE

  At the date of this report, there were no events occurring after reporting date which would significantly affect the operations of the company, the results of those operations or the state of affairs of the company, in subsequent financial years except as noted below.

  On 21 February 2003, Wheaton River Minerals Ltd. (WRM), a Canadian listed company, and Rio Tinto plc signed an agreement, subject to closing and financial conditions for the sale of Peak Gold Mines Pty Ltd and Rio Tinto plc's 25 percent stake in the Bajo de la Alumbrera mine in Argentina to WRM for a combined US$210 million.

  These events have had no financial effect on the financial statements of the company.

6.    SEGMENT REPORTING

  Geographic segments

  All physical assets of Minera Alumbrera are located at the mine in Argentina. Segments are divided according to sales made to geographic areas.

  Business Segment

  Minera Alumbrera operates in only one business segment being the production and sale of Copper/Gold concentrate.

  Segment Accounting Policy

  Segment revenues, expenses, assets and liabilities are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis. Segment assets include all assets used by a segment and consist primarily of operating cash, receivables, inventories, property plant and equipment and goodwill net of related provisions. Segment assets and liabilities do not include income taxes.

FS 5-6

31 December 2002 — Primary reporting — Geographic segments

	Japan	Asia	Europe	South America (excluding Argentina)	North America	Argentina	Unallocated	Total
	($M) (Unaudited)
External sales		124.8	111.5	8.7	10.0			255.0
Other revenue						2.0		2.0

Total revenue		124.8	111.5	8.7	10.0	2.0		257.0

Segment assets						1285.9	33.1	1319.0
Segment liabilities						667.9		667.9
Acquisitions of property, plant and equipment, intangibles and other non-current assets						16.2		16.2
Depreciation and amortisation expense						64.3		64.3

31 December 2001 — Primary reporting — Geographic segments

	Japan	Asia	Europe	South America (excluding Argentina)	North America	Argentina	Unallocated	Total
	($M) (Unaudited)
External sales	73.8	55.1	73.5	29.4				231.8

Total revenue	73.8	55.1	73.5	29.4				231.8

Segment assets						1341.0		1341.0
Segment liabilities						824.7	26.5	851.2
Acquisitions of property, plant and equipment, intangibles and other non-current assets						20.8		20.8
Depreciation and amortisation expense						67.4		67.4

7.    US GAAP RECONCILIATION

  Minera Alumbrera Limited prepares its consolidated financial statements in accordance with generally accepted accounting principles in Australia ("A GAAP"). A GAAP differs in certain material respects from generally accepted accounting principles in the United States ("US GAAP"), as they relate to the company. These differences and the effect of the adjustments necessary to present Minera Alumbrera Limited's consolidated net profit attributable to common shareholders, shareholders' equity and cash flows in accordance with US GAAP as at 31 December 2002 and for the six months ended 31 December 2002 and 2001, are detailed below.

FS 5-7

  (i)    Net profit attributable to members

	Six months ended 31 December
	2002	2001
	(US$) (Unaudited)	(US$) (Unaudited)
Net profit in accordance with Australian GAAP	13,430,816	1,068,981
Preoperating expenses	4,705,473	5,092,273
Revenue recognition, impact on revenues	(13,577,292)	(14,166,505)
Revenue recognition, impact on cost of sales	9,817,632	12,439,851
Bill-and-hold transactions, impact on revenues	—	5,752,227
Bill-and-hold transactions, impact on cost of sales	—	(4,250,600)
Allocation of overhead costs to inventory	(519,317)	(511,830)
Debt issuance costs	1,778,512	1,477,963
Effective interest method	(1,200,478)	77,119
Capitalization of interest	1,923,283	1,586,056
Mark to market of derivative instruments	(4,294,088)	(9,652,260)
Change in depletion method	705,719	598,938
Change in rehabilitation method	55,712	—
Deferred income taxes	(181,453)	467,030

Total US GAAP adjustments to net profit	(423,391)	(1,089,738)

Net profit (loss) in accordance with US GAAP before cumulative effect of a change in accounting principle	13,007,425	(20,757)
Cumulative effect of a change in rehabilitation method, net of tax	4,297,057	—

Net profit (loss) in accordance with US GAAP	17,304,482	(20,757)

  (ii)    Shareholders' equity

	Six months ended 31 December, 2002	Year ended 30 June, 2002
	(US$) (Unaudited)	(US$)
Shareholders' equity in accordance with Australian GAAP	651,120,186	637,689,370
US GAAP adjustments
Preoperating expenses	(75,477,784)	(80,183,257)
Revenue recognition	(23,090,797)	(19,331,138)
Allocation of overhead costs to inventory	(14,731,673)	(14,212,356)
Debt issuance costs	(7,370,853)	(9,149,365)
Effective interest method	(6,480,976)	(5,280,497)
Capitalization of interest	(20,788,186)	(22,711,469)
Mark to market of derivative instruments	(987,947)	8,577,152
Change in depletion method	(11,037,733)	(11,743,451)
Change in rehabilitation method	6,194,365	—
Deferred income taxes	45,538,708	46,210,315
Preference shares, including cumulative unpaid dividends	(438,120,000)	(438,120,000)

Total US GAAP adjustments to shareholders' equity	(544,376,982)	(545,944,066)

Shareholders' equity in accordance with US GAAP	106,743,204	91,745,304

FS 5-8

  (iii)    Changes in US GAAP shareholders' equity

	Six months ended 31 December, 2002	Six months ended 31 December, 2001	Year ended 30 June 2002
	(US$) (Unaudited)	(US$) (Unaudited)	(US$) (Unaudited)
Shareholders' equity at the beginning of the period	91,745,304	(12,746,290)	(12,746,290)
Net profit attributable to common shareholders	17,304,482	(20,757)	109,726,288
Other comprehensive income:
Current period movement in transition asset	(2,306,582)	(2,950,324)	(5,234,694)

Total comprehensive income	14,997,900	(2,971,081)	104,491,594

Shareholders' equity at the end of the period	106,743,204	(15,717,371)	91,745,304

  Preoperating expenses

  The company has capitalized operating costs incurred prior to the commencement of plant operations as part of mining property, plant and equipment.

  Under US GAAP, the capitalization of operating costs incurred prior to the commencement of plant operations or start up costs is not permitted. The reconciliations include adjustments to reverse the asset recognised under A GAAP and to reverse the amortization expense recognised each period.

  Revenue recognition

  The company recognises revenue for sales based on contractual terms, which is typically upon crossing the ship's rail when the risk and rewards of ownership transfer.

  Under US GAAP, SAB 101 "Revenue Recognition in Financial Statements" revenue cannot be recognised until both legal title and the risks and rewards of ownership have been transferred. For certain of the company's sales, title does not transfer until certain documentation is provided to the customer and payment is received. Accordingly, the reconciliations include adjustments to reverse (a) the revenue recognised under A GAAP for which title did not transfer at period end; (b) the corresponding trade debtors; (c) the restoration of inventory; and (d) reversal of cost of sales.

  In addition, included in revenues from ordinary activities are revenues from outside the operating activities of US$2.0 million and US$0.1 million for the six months ended 31 December 2002 and 2001, respectively, that for US GAAP purposes would be recognised outside of revenues as other income.

  Bill and hold transactions

  The company recognised revenue in fiscal year 2001 for the sale of concentrate which was maintained in storage in accordance with contractual terms. The contracts provide that title and the risk and rewards of ownership transfer upon receipt of payment and the signing of a warehouse certificate certifying that the copper concentrate was being held in the port warehouse at irrevocable disposal of the buyer, both of which occurred prior to the end of the fiscal year. Delivery of the concentrate occurred after year end.

  For revenue to be recognised when physical delivery has not occurred under US GAAP, the following criteria must be met:

  1.
  The risks of ownership must have passed to the buyer;

  2.
  The customer must have made a fixed commitment to purchase the goods, preferably in written documentation;

  3.
  The buyer, not the seller, must request that the transaction be on a bill and hold basis. The buyer must have a substantial business purpose for ordering the goods on a bill and hold basis;

  4.
  There must be a fixed schedule for delivery of the goods. The date for delivery must be reasonable and must be consistent with the buyer's business purpose (e.g., storage periods are customary in the industry);

  5.
  The seller must not have retained any specific performance obligations such that the earning process is not complete;

FS 5-9

  6.
  The ordered goods must have been segregated from the seller's inventory and not be subject to being used to fill other orders; and

  7.
  The product must be complete and ready for shipment.

  The transactions did not meet all of the above criteria. Accordingly, the reconciliations include adjustments to recognise the sale in fiscal year 2002.

  Allocation of overhead costs to inventory

  The company uses absorption costing, including the allocation of variable and fixed overhead costs, to value inventory.

  Under US GAAP, inventory cost is broadly defined to mean acquisition and production cost, and is the sum of expenditures and charges directly or indirectly incurred in bringing an article to its existing condition and location.

  The reconciliations include adjustments to reverse certain overhead costs recorded in long term inventory that do not meet the above definition.

  Debt issuance costs

  The company capitalised as part of debt issuance costs premiums paid for political risk insurance on the borrowings and certain legal costs incurred to modify the loan security agreement.

  Under US GAAP, capitalization of these costs would not be permitted.

  The reconciliations include adjustments to reverse the amounts capitalised and to reverse the related amortization expense.

  Effective interest method

  The company amortizes debt issuance costs on a straight line basis over the term of the respective borrowings.

  Under US GAAP, debt issuance costs are amortised over the term of the debt using the effective interest method.

  The reconciliations include adjustments to reverse the accounting under A GAAP and to record the amortization expense using the effective interest method.

  Capitalisation of interest

  The company capitalised interest costs as part of mining property, plant and equipment through the period when the plant achieved 80% of capacity (February 1998), which was deemed the date of commencement.

  Under US GAAP, interest costs may be capitalised up to the date the qualifying assets are ready for their intended use. Project commissioning and the processing of ore from the mine commenced in August 1997.

  The reconciliations include adjustments to reverse the interest costs capitalised between August 1997 and February 1998 and to reverse the related depletion expense.

  Mark to market of derivative instruments

  The company enters into United States dollar denominated floating lease rate gold forward sales contracts to hedge against adverse movements in commodity prices. Under A GAAP, gains and losses on derivative contracts effective as hedges of anticipated purchases and sales are deferred and recognised concurrently with the purchase or sale transaction.

  In addition, the company enters into interest rate swaps to hedge against movements in interest rates and to minimize the volatility of the company's profit and net cash flows arising from changes in interest rates. The terms of the interest rate swaps are intended to match the maturity profile of the underlying debt. Under A GAAP, the company recognises in interest expense the net impact of the interest rate swap receivables/payables.

  Through 30 June 2000, the above accounting was consistent with US GAAP. Effective 1 July 2000, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, for US GAAP purposes. SFAS No. 133 requires derivative instruments to be recorded at their fair value as either an asset or liability in the statement of financial position. Gains or losses on derivatives which qualify and are effective as cash flow hedges are accumulated in equity as other comprehensive income and

FS 5-10

  are recognised in earnings when the hedged transactions occur. Gains or losses on non-qualifying derivatives are recognised in earnings immediately. Gains or losses on fair value hedges and on the underlying item being hedged are also recorded in earnings.

  The Company has not met the restrictive documentation, designation and effectiveness assessments required by SFAS 133. As a result, the derivative instruments used to hedge the anticipated transactions and interest rate swaps are marked to market through earnings.

  In accordance with the transition provisions of SFAS No. 133, the company recorded a net-of-tax cumulative-effect gain of $29.1 million in other comprehensive income as of 1 July 2000. Subsequent movements in the fair value of the derivative contracts are recognised in earnings. The transition adjustment is reclassified from shareholders' equity to earnings as the designated purchases and sales transactions and interest payments to which the derivative contracts relate occur.

  Rehabilitation

  The company recognises a provision for rehabilitation, restoration and close down costs associated with the restoration of mine property, plant and equipment. The provision is accumulated through a units of production charge to earnings over the life of the mine.

  Through 30 June 2002, the company's accounting for rehabilitation, restoration and close down costs was consistent with US GAAP. Effective 1 July 2002, the company adopted the provisions of SFAS 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") for US GAAP purposes. SFAS 143 requires that obligations associated with the retirement of a long-lived asset be recorded as a liability when those obligations are incurred with the amount of the liability initially measured at fair value. In the absence of quoted market prices the present value of estimated expected future cash flows is to be used. Upon initially recognising a liability for an asset retirement obligation a corresponding increase in the carrying value of the asset is recognised. The adoption of SFAS 143, is recognised as a cumulative effect adjustment.

  The reconciliations include adjustments to reflect the adoption of SFAS 143 as of 1 July 2002 and the subsequent accounting under SFAS 143.

  Change in depletion method

  During fiscal year 2000, the company changed its depletion method for mine property, plant and equipment from the straight-line method to the units of production method. Under A GAAP this change has been accounted for prospectively.

  Under US GAAP, a change in depletion method on existing assets is accounted for as a change in accounting principle. A change in accounting principle is accounted for by recognising in earnings the cumulative effect of the change in principle as of the beginning of the year. The cumulative effect is determined as the difference between the depletion of the assets using the straight-line method and depletion of the assets using the units of production method, as if the units of production method was used from the beginning.

  The reconciliations include adjustments to reflect the cumulative effect of the change in depletion method and to reflect the impact of the change on subsequent depletion expense recognised under Australian GAAP.

  Taxation

  Except for the impact of the tax assets and liabilities resulting from the temporary (timing) differences generated by the A GAAP to US GAAP differences, there are no significant differences in accounting for income taxes between A GAAP and US GAAP, as they relate to the company.

  Preference shares

  The company has issued preference shares to its two ordinary shareholders that are redeemable at the option of the company. The company may redeem the preference shares by a unanimous vote of the directors. All of the directors are appointed by the company's ordinary shareholders.

  Under A GAAP, the preference shares have been classified as a component of shareholders' equity because the issuer foes not have a present obligation to transfer assets to the preference shareholder.

  Under US GAAP, EITF Topic D-98 provides that if the preference shareholders control the votes of the directors through direct representation or other rights the preference shares are redeemable at the option of the holder and classification outside of equity is required. In the case of the company, the preference shareholders control the directors through their ordinary shares. US GAAP requires that the preference shares be recorded at fair value upon issue and accreted to their redemption value when redemption is

FS 5-11

  probable. The accretion in value is recorded in the statement of financial performance in determining net income available to common shareholders. Dividends, whether declared or not, on redeemable preference shares are recognised in a similar manner.

  The reconciliations include adjustments to remove the preference shares from shareholders' equity, to recognise the liability for unpaid dividends and to recognise dividends in determining net income available to common shareholders.

  Statement of cash flows

  Under both Australian and US GAAP, a statement of cash flows is presented, which discloses cash flows from operating, investing and financing activities. Under US GAAP, balances maintained in the Senior Debt Reserve Account are restricted from use. Accordingly, for US GAAP purposes these amounts are classified as investing activities and are not reflected as a component of the cash position.

  Presented below is cash and summarised cash flow information in accordance with US GAAP as at and for the six months ended 31 December 2002 and 2001.

	Six months ended 31 December
Cash flows in accordance with US GAAP
	2002	2001
	(US$) (Unaudited)	(US$) (Unaudited)
Cash flows from operating activities	95,764,561	44,873,376
Cash flows used in investing activities	8,461,747	14,636,486
Cash flows used in financing activities	(95,644,317)	(38,045,320)

Net increase (decrease) in cash	8,581,991	21,464,542
Opening cash	47,369,579	17,042,140

Closing cash	55,951,570	38,506,682

As reported cash position in accordance with A GAAP	79,291,444	44,467,152
US GAAP adjustment
Senior debt reserve account	(23,339,874)	(5,960,470)

Cash position in accordance with US GAAP	55,951,570	38,506,682

  Reconciliation with Canadian GAAP

  Generally accepted accounting principles in the United States differ from generally accepted accounting principles in Canada ("Canadian GAAP"), as they relate to the company. The principle differences relate to the accounting for preoperating expenses, capitalization of interest, derivative instruments, cumulative effect of a change in depletion method, preferences shares and rehabilitation. The US GAAP accounting for these items is set out above. Canadian GAAP is similar to Australian GAAP in accounting for preoperating expenses, capitalization of interest, derivative instruments, cumulative effect of a change in depletion method, preference shares and rehabilitation. Under Canadian GAAP, these items are accounted for as follows:

  •
  preoperating expenses are capitalized and amortized over the period of benefit;

  •
  interest capitalization ceases when the assets are ready for productive use;

  •
  hedging gains and losses on derivative instruments designated and effective as hedges are deferred and recognised when the anticipated transaction occur;

  •
  changes in amortization or depletion methods are accounted for as changes in estimates;

  •
  rehabilitation is recognised prospectively using a units of production method; and

  •
  preference shares are classified as shareholder equity.

  In reconciling US GAAP to Canadian GAAP, the adjustments made relating to these items are reversed, including the related tax effect. Shareholders' equity in accordance with Canadian GAAP as at 31 December 2002 was $614,948,177. Net profit attributable to common shareholders in accordance with Canadian GAAP for the six months ended 31 December 2002 and 2001 was $10,840,156 and $1,641,739, respectively.

FS 5-12

PEAK GOLD MINES PTY LIMITED

REPORT OF INDEPENDENT ACCOUNTANTS

To the members of Peak Gold Mines Pty Limited

        In our opinion, the financial statements, set out on pages FS 6-2 to FS 6-26 of this Prospectus, after the restatement described in note 32, present fairly in all material respects, the financial position of Peak Gold Mines Pty Limited (the "Company") as at 31 December 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended 31 December 2001; in conformity with the requirements of the Corporations Regulations 2001 in Australia, Accounting Standards and other mandatory professional reporting requirements in Australia ("accounting principles generally accepted in Australia").

        These financial statements are the responsibility of the directors of the Company; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in Australia and Canada which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        As discussed in note 32, the Company restated its financial statements as at and for the years ended 31 December 2001, 2000 and 1999. The previous report of independent accountants dated February 2002, has been withdrawn and the financial statements have been revised as indicated in note 32.

        As discussed in note 1(m) the Company changed the method of accounting for rehabilitation, restoration and close down costs as at 1 January 2001.

        Accounting principles generally accepted in Australia vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the Company's net profit expressed in Australian Dollars for each of the three years in the period ended 31 December 2001 and the determination of the Company's equity and financial position also expressed in Australian Dollars as at 31 December 2001 and 2000 to the extent summarised in Note 31 to the financial statements.

(Signed) PRICEWATERHOUSECOOPERS
Chartered Accountants

(Signed) T GOLDSMITH
Partner
Melbourne, Australia
10 February 2003

FS 6-1

PEAK GOLD MINES PTY LIMITED
STATEMENTS OF FINANCIAL PERFORMANCE
For the Three Years Ended 31 December 2001

	Note		2001	2000	1999
			($'000)	($'000)	($'000)
Revenue from ordinary activities	2		57,652	69,860	61,335
Expenses from ordinary activities	3
Mining			(65,555)	(21,572)	(29,250)
Metallurgy and Geology			(26,600)	(20,279)	(12,475)
Support, Commercial & Administration			(7,905)	(9,910)	(7,817)
Exploration & Evaluation	3	(a)	(1,276)	(4,962)	(3,821)
Borrowing Costs	3	(a)	(245)	—	(19)
Other			(3,662)	(1,532)	(2,352)

			(105,243)	(58,255)	(55,734)

Profit/(loss) from ordinary activities before income tax expense			(47,591)	11,605	5,601
Income tax (expense)/benefit	5		14,549	(4,259)	(1,129)

Profit/(loss) from ordinary activities after income tax expense			(33,042)	7,346	4,472

Net Profit/(Loss)			(33,042)	7,346	4,472

The above statements of financial performance should be read in conjunction with the accompanying notes.

FS 6-2

PEAK GOLD MINES PTY LIMITED
STATEMENTS OF FINANCIAL POSITION
As At 31 December 2001 and 2000

	Note	2001	2000
		($'000)	($'000)
Current assets
Cash	7	—	123
Receivables	8	2,659	22,420
Inventories	9	10,445	8,826
Other	10	18	64

Total current assets		13,122	31,433

Non-current assets
Property, plant and equipment	11	32,100	54,848
Deferred tax assets	12	16,527	—
Other	13	2,693	209

Total non-current assets		51,320	55,057

Total assets		64,442	86,490

Current liabilities
Payables	14	10,113	8,842
Interest bearing and related party liabilities	15	31,560	24,271
Current tax liabilities	16	1,381	546
Other provisions	17	2,304	1,599

Total current liabilities		45,358	35,258

Non-current liabilities
Deferred tax liabilities	18	25	1,619
Other provisions	19	8,406	5,918

Total non-current liabilities		8,431	7,537

Total liabilities		53,789	42,795

Net assets		10,653	43,695

Equity
Contributed equity	20	13,000	13,000
Retained profits/(losses)	21	(2,347)	30,695

Total equity		10,653	43,695

APPROVED BY THE DIRECTORS

(Signed) BRIAN F. HORWOOD Director	(Signed) ROBERT S. BURNS Director

The above statements of financial position should be read in conjunction with the accompanying notes.

FS 6-3

PEAK GOLD MINES PTY LIMITED
STATEMENTS OF CASH FLOWS
For the Three Years Ended 31 December 2001

	Note	2001	2000	1999
		($'000)	($'000)	($'000)
Cash flows from operating activities
Receipts from customers		56,164	66,823	61,675
Payments to suppliers and employees		(39,185)	(21,868)	(32,664)
Royalties paid		(1,724)	(3,397)	(1,528)
Other revenue received		300	294	272
Income tax paid		(2,737)	(8,539)	(3,606)
Borrowing costs paid		(245)	—	(19)
Interest received		287	1,117	183

Net cash inflow from operating activities	30	12,860	34,430	24,313

Cash flows from investing activities
Payments for property, plant & equipment		(34,917)	(21,347)	(9,101)
Proceeds from sale of property, plant & equipment		139	48	154
Exploration expenditure		(4,894)	(2,010)	—

Net cash outflow from investing activities		(39,672)	(23,309)	(8,947)

Cash flows from financing activities
Repayment of borrowings		—	(19)	(4)
(Payment)/proceeds for transfer of tax losses		(7,292)	(4,302)	814

Net cash inflow (outflow) from financing activities		(7,292)	(4,321)	810

Net increase (decrease) in cash held		(34,104)	6,800	16,176
Cash at the beginning of the financial year		20,665	13,865	(2,311)

Cash at the end of the financial year	7	(13,439)	20,665	13,865

The above statements of cash flows should be read in conjunction with the accompanying notes.

FS 6-4

PEAK GOLD MINES PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

31 December 2001

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Basis of preparation of financial report

    This general purpose financial report has been prepared in accordance with Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Consensus Views (collectively "Australian GAAP").

    It is prepared in accordance with the historical cost convention. Unless otherwise stated, the accounting policies adopted are consistent with those of the previous years.

  (b)
  Depreciation of Property, Plant and Equipment

    All items of property, plant and equipment, with the exception of freehold land, are depreciated over their remaining useful lives. Either the units-of-production or straight line method may be used. Each item's economic life has due regard both to its own physical life limitations and to present assessments of economically recoverable resources of the mine. Estimates of remaining useful lives are made on a regular basis for all assets.

    The expected useful lives are as follows:

    Mine buildings — the shorter of applicable mine life and 40 years;
    Machinery and equipment — the shorter of applicable mine life and 5-15 years depending on the nature of the asset.

  (c)
  Income Tax

    Tax effect accounting procedures are followed whereby the income tax expense in the statement of financial performance is matched with the accounting profit after allowing for permanent differences. The future tax benefit relating to tax losses is not carried forward as an asset unless the benefit can be regarded as being virtually certain of realisation. Income tax on cumulative timing differences is set aside to the deferred income tax or the future income tax benefit accounts at the rates which are expected to apply when those timing differences reverse.

  (d)
  Inventories

    Stocks of ores, metals, concentrates and work in progress are valued at the lower of cost and net realisable value. Cost comprises direct materials, direct labour and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of stock on the basis of weighted average costs. Stores are valued at cost with due allowance for obsolescence.

  (e)
  Mine Property and Development

    Development expenditure for the initial establishment of access to mineral reserves, together with capitalised exploration and evaluation expenditure and any financing charges in respect of each project, are carried forward as part of the cost of mine property. Subsequent development expenditure is charged against profit as incurred except when such expenditure results in future benefits. Amortisation of costs are provided on the unit-of-production method resulting in an amortisation charge proportional to the depletion of the economically recoverable mineral resources.

  (f)
  Exploration and Evaluation Expenditure

    Exploration and evaluation projects are classified into key stages of mineral exploration to determine their appropriate accounting treatment.

    Grass roots prospecting, to identify key targets where mineral title should be acquired at some time in the future, is considered to be of a general reconnaissance nature only and is expensed as a normal operating activity. Costs associated with outlining a mineral resource, or active drilling efforts taking place to expand on an inferred resource, are capitalised and full provision is made in respect of the costs thereof by a charge against profits for the year. At the stage that a mineral reserve is established, the provision is reversed.

    Expenditure on a project after it has reached a stage at which there is a high degree of confidence in its viability is carried forward and transferred to mining properties. If a project does not prove viable, all irrecoverable costs associated with the project are written off.

  (g)
  Annual Leave

    A liability for annual leave is recognised, and is measured as the amount unpaid at the reporting date at current pay rates in respect of employees' services up to that date including all relevant on costs.

FS 6-5

  (h)
  Long Service Leave

    A liability for long service leave is recognised, and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date including all relevant on costs. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using interest rates on national government guaranteed securities with terms to maturity that match, as closely as possible, the estimated future cash outflows.

  (i)
  Capital Work in Progress

    Capital work in progress is stated at cost. Cost of assets under construction includes the cost of all materials and direct labour used on the project. Capital works upon completion are transferred to the appropriate classification within Property, Plant and Equipment.

  (j)
  Currency

    All amounts recorded in these financial statements are expressed in Australian dollars.

  (k)
  Recoverable Amount of Non-Current Assets

    AASB 1010 was re-released in December 1999 and applies first to the year ended 31 December 2001. The recoverable amount of an asset is the net amount expected to be recovered through the net cash inflows arising from its continued use and subsequent disposal.

    Where the carrying amount of a non-current asset is greater than its recoverable amount the asset is revalued to its recoverable amount. Where net cash inflows are derived from a group of assets working together, recoverable amount is determined on the basis of the relevant group of assets. The decrement is recognised as an expense in the net profit/loss in the period in which it occurs.

    The expected net cash flows included in determining recoverable amounts of non-current assets are discounted to their present values using a market determined, risk-adjusted discount rate.

  (l)
  Foreign Currency Transactions

  (i)
  Transactions

    Foreign currency transactions are initially translated into Australian currency at the rate of exchange at the date of the transaction. At balance date amounts payable and receivable in foreign currencies are translated to Australian currency at rates of exchange current at that date. Resulting exchange differences are brought to account in determining the net profit or loss for the year.

    (ii)
    Specific committments

    Hedging is undertaken to avoid or minimise possible adverse effects of movements in exchange rates or commodity prices. Gains or costs arising upon entry into a hedging transaction intended to hedge the purchase or sale of goods or services, together with subsequent exchange gains or losses resulting from those transactions are deferred up to the date of the purchase or sale and included in the measurement of the purchase or sale.

    When anticipated purchase or sale transactions have been hedged, actual purchases or sales which occur during the hedged period are accounted for as having been hedged until the amounts of those transactions are fully allocated against the hedged amounts.

    If the hedged transaction is terminated prior to its maturity date and the hedged transaction is still expected to occur, deferral of any gains and losses which arose prior to the termination continues and those gains and losses are included in the measurement of the hedged transaction.

    In those circumstances where a hedging transaction is terminated prior to maturity because the hedged transaction is no longer expected to occur, any previously deferred gains and losses are recognised in the statement of financial performance on the date of termination.

    If a hedging transaction relating to a commitment for the purchase or sale of goods or services is redesignated as a hedge of another specific commitment and the original transaction is still expected to occur, the gains and losses that arise on the hedge prior to its redesignation are deferred and included in the measurement of the original purchase or sale when it takes place. If

FS 6-6

    the hedge transaction is redesignated as a hedge of another commitment because the original purchase or sale transaction is no longer expected to occur, the gains and losses that arise on the hedge prior to its redesignation are recognised in the statement of financial performance at the date of the redesignation.

    (iii)
    General commitments

    Exchange gains or losses on other hedge transactions are brought to account in the statement of financial performance in the financial year in which the exchange rates change. Gains or costs arising on entry into hedges of general commitments are brought to account at the time of entry into the hedges and are amortised over the lives of the hedges.

  (m)
  Rehabilitation, Restoration and Close Down Costs

    A provision has been set aside in respect of areas disturbed but not yet restored. The provision is calculated in accordance with the Peak Gold Mines Pty Ltd Present Closure Obligation ("PCO") policy, whereby provision is made for the required costs to close down, restore and rehabilitate the mine site at the end of its operating life, based on the net present value of estimated future costs. In determining the net present value for the provision, the total estimated costs are adjusted to include future inflation and then discounted to its present value at a risk free rate. Close down and restoration costs include the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas.

    The amortisation or "unwinding" of the discount applied in establishing the net present value of the provision is charged as an expense in the statement of financial performance in each financial period.

    Under the Present Closure Obligation policy, an amount representing the capitalised portion of present closure obligation costs has been recognised as a non-current asset. This non-current asset is amortised over the life of the mine on a units of production basis. Movements in the provision other than the amortisation of the discount, such as those resulting from changes in the cost estimates, lives of operations or discount rates, are capitalised and amortised over future production.

          Change in accounting policy for rehabilitation, restoration and close down costs

    The above policy reflects a change in accounting policy which was first applied in the financial period ended 31 December 2001. Previously the provision had been based on an accumulation of the total closure costs by the end of the mine life on a units of production basis and no amount was capitalised in respect of the present closure obligation. The new policy was adopted to provide more relevant information about rehabilitation, restoration and close down costs.

    In adopting this change in accounting policy, a credit of $881,000 was required in the statement of financial performance for the financial period ended 31 December 2001.

    The total estimated costs for mine closure as at 31 December 2001 was $9,009,000 under the new policy (31 December 2000: $6,249,000 under previous policy), which has been adjusted to include future inflation and then discounted to its present value at a risk free rate, resulting in a provision of $6,904,000 as at 31 December 2001 under the new policy (31 December 2000: $4,699,000 under previous policy).

    Under the Present Closure Obligation policy, an amount representing the capitalised portion of present closure obligation costs has been recognised as a non-current asset for the first time on 1 January 2001 and is recorded at 31 December 2001 as $6,685,000, with $(4,164,000) of accumulated amortisation. This non-current asset is amortised over the life of the mine on a units of production basis.

  (n)
  Cash

    For the purpose of the statement of cashflows, cash includes deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding overdrafts.

  (o)
  Revenue Recognition

    Amounts are recognised as sales revenue when, but only when, there has been a passing of risk to a customer, and:

    •
    The product is in a form suitable for delivery and no further processing is required by, or on behalf of, the producer;

    •
    the quantity and quality of the product can be determined with reasonable accuracy;

    •
    the product has been despatched to the customer and is no longer under physical control of the producer (or property in the product has earlier passed to the customer); and

FS 6-7

    •
    the selling price can be determined with reasonable accuracy.

    Sales revenue represents gross proceeds receivable from the customer. Certain sales are initially recognised at estimated sales value when the product is shipped. Adjustments are made for variations in metal price, assay, weight and currency between the time of shipment and the time final settlement of sales proceeds. Revenue received from sale or disposal of product, materials or services during the exploration, evaluation or development phases of operations is offset against expenditure in respect of the area of interest or mineral resource concerned. Revenues received from insurance recoveries are recognised on the receipt of cash.

  (p)
  Rounding of amounts

    The company is of a kind referred to in Class Order 98/0100 issued by the Australian Securities & Investments Commission, relating to the "rounding off" of amounts in the financial report. Amounts in the financial report have been rounded off in accordance with that Class Order to the nearest thousand dollars, or in certain cases, to the nearest dollar.

  (q)
  Maintenance and Repairs

    Maintenance, repair costs and minor renewals are charged as an expense as incurred.

  (r)
  Employee share savings plan

    On 10 September 2001, qualifying employees across the global Rio Tinto Group, including employees of the company, were offered to participate in the Rio Tinto Share Savings Plan ("SSP"). Under the SSP, qualifying employees who elect to participate in the SSP, determine a fixed rate savings plan for either a three or five year term, which is restricted to be within a set minimum and maximum per month as determined each year under the SSP, which for the 2002 share savings plan were set at $15 and $740 respectively. Options are granted annually to participating employees, with the number of options granted determined by their fixed rate savings plan. Options granted are for the acquisition of Rio Tinto Limited or Rio Tinto plc shares at a price that is at a 20% discount to the market price at the time of the grant.

    No accounting entries are made in relation to the Rio Tinto SSP until options are exercised, at which time any shortfall between the exercise price paid by the employee of the company and the market price of the Rio Tinto Limited or Rio Tinto plc shares at the date of exercise is charged by Rio Tinto to the company and recognised as an employee benefits expense in the statement of financial performance. There have been no such charges in the 2001 year.

    If the company ceases to belong to the Rio Tinto Group, a liability to the company may occur on disposal. At 31 December 2001 any such charges are not considered material.

2.    REVENUE

	2001	2000	1999
	$'000	$'000	$'000
Revenue from operating activities
Sale of goods	56,926	64,394	56,726
Revenue from outside the operating activities
Rental income received	300	294	272
Proceeds from sale of non-current assets	139	48	154
Interest received	287	1,117	183
Insurance recovery (refer note 3 (b))	—	4,007	4,000

	726	5,466	4,609

Revenue from ordinary activities	57,652	69,860	61,335

FS 6-8

3.    OPERATING PROFIT

  (a)
  Net Gains and Expenses

	2001	2000	1999
	$'000	$'000	$'000
Profit/(loss) from ordinary activities before income tax expense includes the following specific net expenses:
Expenses:
Cost of sales of goods	75,288	35,230	39,593
Depreciation and depletion
Land and buildings	530	673	1,144
Plant and equipment	4,596	5,146	6,964
Mine Property	7,319	14,986	11,711

Total depreciation and depletion	12,445	20,805	19,819

Amortisation
Deferred expenditure — water rights	37	49	82

	12,482	20,854	19,901

Net foreign exchange gains	105	26	54
Exploration and evaluation expenditure
Exploration expenditure — grass roots	1,919	2,952	3,821
Exploration expenditure provided and deferred	4,894	2,010	—
Exploration expenditure provisions reversed	(5,537)	—	—

	1,276	4,962	3,821
Government royalties	1,552	1,939	1,993
Rental expense relating to operating leases
Minimum lease payments	205	263	156
Net (profit)/loss on disposal of property, plant & equipment	81	(16)	690
Borrowing Costs	245	—	19
Research and Development expenditure	816	—	—
Rehabilitation, restoration and closedown costs:
Provision for rehabilitation	—	1,057	314
Amortisation of PCO asset	347	—	—
Unwinding of discount on PCO provision	234	—	—
Change in accounting policy	(881)	—	—

	(300)	1,057	314

Other provisions:
Provision for employee entitlements	1,235	1,217	1,357
Provision for inventory stores obsolescence	42	28	267

	1,277	1,245	1.624

FS 6-9

  (b)
  Individually significant items

	2001	2000	1999
	$'000	$'000	$'000
Gains:
Insurance recovery relating to mine shaft collision	—	4,007	4,000
Less: applicable income tax	—	(1,362)	(1,440)

	—	2,645	2,560

Losses:
Recoverable amount write-down:
Mine Property — at cost	132,132	—	—
Less Accumulated Depreciation	(100,663)	—	—

	31,469	—	—
Construction in Progress	19,068	—	—

	50,537	—	—
Less: Future income tax benefit created from applicable income tax credit	(15,161)	—	—

Recoverable amount item after income tax	35,376	—	—

  The company conducted a review of its asset carrying values which has resulted in an impairment assessment of the value of certain asset classes, requiring write-downs in the values attributable to Mine Property assets, including related assets in Construction in Progress. These assets were written down to their recoverable amount using a 3% discount rate. The write-down before taxation was allocated to expenses as follows: Mining $41,469,000, Metallurgy $7,811,000, Support, Commercial and Administration $875,000 and Exploration and Evaluation $382,000.

  Basis of Preparation / Deficiency of Working Capital

  As at 31 December 2001, the company has a working capital deficiency of $(32,236,000). The company has also experienced a substantial operating loss in respect of the 31 December 2001 year end, and negative cash flows for the 31 December 2001 year end.

  Included in the company's current liabilities is $(29,006,000) of debt owed to Rio Tinto Finance Limited (RTFL). The company has received a letter from RTFL stating that as long as the company remains a wholly owned subsidiary of Rio Tinto Limited, RTFL will not require the company to repay any part of the RTFL debt, unless and until RTFL (acting reasonably) considers that the company is able to repay the RTFL debt (wholly or in part, as applicable) without compromising its ability to pay its other debts as and when they fall due and payable. The company has received a letter to the same effect from Wheaton River Minerals Limited, should the proposed letter of intent to purchase the company be fulfilled within the next twelve months (refer note 33).

4.    REMUNERATION OF AUDITORS

	2001	2000	1999
Remuneration of auditors of the company for:
Audit of the financial report	30,000	58,000	50,000
Other services	24,000	19,370	37,100

	54,000	77,370	87,100

FS 6-10

5.    INCOME TAX

  The income tax expense/(benefit) for the financial year differs from the amount calculated on the profit/(loss). The differences are reconciled as follows:

	2001	2000	1999
	$'000	$'000	$'000
Profit/(Loss) from ordinary activities before income tax expense	(47,591)	11,605	5,601

Income tax calculated at 30% (2000: 34%) (1999: 36%)	(14,277)	3,946	2,016
Tax effect on permanent differences:
Non deductible depreciation and amortisation	39	55	72
Non deductible expenses	4	3	3
Water Board repayment	—	(2)	(3)
Research and Development Projects	(204)	—	—

	(161)	56	72

Adjustment to deferred income tax liabilities and assets
To reflect the decrease in company tax rates	—	—	(959)
Under/(over) provision in previous year	(111)	257	—

Aggregate income tax expense/(benefit)	(14,549)	4,259	1,129

  Adjustment to deferred income tax balances

  Legislation reducing the company tax rate from 36% to 34% in respect of the 2000 income tax year and then to 30% from the 2001 income tax year was announced on 21 September 1999 and received Royal Assent on 10 December 1999. As a consequence, deferred tax balances were remeasured using the appropriate new rate as at 31 December 1999.

6.    DIVIDENDS PAID

	2001	2000	1999
	$'000	$'000	$'000
No dividends were paid in relation to the year ending 31 December 2001, year ending 31 December 2000 and year ending 31 December 1999.
Franking credits available for the subsequent financial year	9,329	1,990	—

  The above amounts represent the balances of the franking accounts as at the end of the financial year, adjusted for:

  (a)
  Franking credits that will arise from the payment of income tax payable as at the end of the year

  (b)
  Franking debits that will arise from the payment of dividends proposed as at the end of the year, and

  (c)
  Franking credits that may be prevented from being distributed in the subsequent year

  The balance of the franking account disclosed above is based on a tax rate of 30% (2000: 34%) (1999: 36%).

FS 6-11

7.    CURRENT ASSETS — CASH

	2001	2000	1999
	$'000	$'000	$'000
Cash on hand and at bank	—	123	2

	—	123	2

The above figures are reconciled to cash at the end of the financial year as shown in the statement of cash flows as follows:
Cash on hand and at bank (as above)	—	123	2
Internal bank — Rio Tinto Finance Limited (notes 8 and 15)
Bank overdrafts (note 15)	(13,406)	20,542	13,907
	(33)	—	(44)

Balances per statement of cash flows	(13,439)	20,665	13,865

8.    CURRENT ASSETS — RECEIVABLES

	2001	2000
	$'000	$'000
Trade debtors	2,640	406
Internal bank — Rio Tinto Finance Limited	—	20,542
Loans to related entities	19	—
Other debtors	—	1,472

	2,659	22,420

The company has an account with the ANZ Bank where funds are cleared by Rio Tinto Finance Limited each day to its Internal bank account (refer note 15).

9.    CURRENT ASSETS — INVENTORIES

	2001	2000
	$'000	$'000
Work in progress	1,259	898
Finished goods	7,858	6,766
Stores — at cost	1,665	1,457
Less: provision for obsolescence	(337)	(295)

	1,328	1,162

	10,445	8,826

10.  CURRENT ASSETS — OTHER

	2001	2000
	$'000	$'000
Prepayments	18	64

	18	64

FS 6-12

11.  NON-CURRENT ASSETS — PROPERTY, PLANT AND EQUIPMENT

	2001	2000
	$'000	$'000
Mining property
At cost	3,170	118,140
Less: Accumulated amortisation	(32)	(93,378)

	3,138	24,762

Freehold land & buildings
At cost	13,597	12,739
Less: Accumulated depreciation	(10,191)	(9,764)

	3,406	2,975

Plant and equipment
At cost	82,056	78,068
Less: Accumulated depreciation	(63,647)	(59,186)

	18,409	18,882

Capital work in progress
At cost	7,147	8,229

Total Cost	105,970	217,176
Less: Accumulated depreciation	(73,870)	(162,328)

	32,100	54,848

  (a)
  Reconciliations

    Reconciliations of the carrying amounts of each class of property, plant and equipment at the beginning and end of the current and previous period are set out below.

	Freehold Land & Buildings	Mining Property	Plant & Equipment	Capital Work In Progress	Total
	$'000	$'000	$'000	$'000	$'000
2001
Carrying amount at 1 January 2001	2,975	24,762	18,882	8,229	54,848
Additions	—	5,537	—	34,917	40,454
Disposals	(28)	—	(15)	(177)	(220)
Transfers	989	11,627	4,138	(16,754)	—
Recoverable amount write down (note 3(b))	—	(31,469)	—	(19,068)	(50,537)
Depreciation/ amortisation expense (note 3(a))	(530)	(7,319)	(4,596)	—	(12,445)

Carrying amount at 31 December 2001	3,406	3,138	18,409	7,147	32,100

	Freehold Land & Buildings	Mining Property	Plant & Equipment	Capital Work In Progress	Total
	$'000	$'000	$'000	$'000	$'000
2000
Carrying amount at 1 January 2000	3,587	28,393	19,928	2,430	54,338
Additions	—	—	—	21,347	21,347
Disposals	—	—	(32)	—	(32)
Transfers	61	11,355	4,132	(15,548)	—
Depreciation/amortisation expense (note 3(a))	(673)	(14,986)	(5,146)	—	(20,805)

Carrying amount at 31 December 2000	2,975	24,762	18,882	8,229	54,848

FS 6-13

12.  NON-CURRENT ASSETS — DEFERRED TAX ASSETS

	2001	2000
	$'000	$'000
Future income tax benefit	16,527	—

13.  NON-CURRENT ASSETS — OTHER

	2001	2000
	$'000	$'000
Present closure obligation	6,685	—
Less: Accumulated amortisation	(4,164)	—

	2,521	—

Deferred Expenditure
Contribution to Cobar Water Board	1,132	1,132
Less: Accumulated amortisation	(960)	(923)

	172	209

Exploration and Evaluation Expenditure	1,367	2,010
Less: Full provision for amortisation	(1,367)	(2,010)

	—	—

	2,693	209

14.  CURRENT LIABILITIES — PAYABLES

	2001	2000
	$'000	$'000
Trade & other creditors	9,757	8,314
Government royalties payable	356	528

	10,113	8,842

15.  CURRENT LIABILITIES — INTEREST BEARING AND RELATED PARTY LIABILITIES

	2001	2000
	$'000	$'000
Unsecured
Interest bearing
Bank overdraft (refer Note 7)	33	—
Internal bank — Rio Tinto Finance Limited (refer Note 7)	13,406	—
Non-interest bearing
Related party payables	2,521	8,671
Loans from related entities	15,600	15,600

	31,560	24,271

  Financing Arrangements

  All external borrowings are facilitated via parent company arrangements and no direct security is arranged at an individual company level.

  The company has an account with the ANZ Bank where funds are cleared by Rio Tinto Finance Limited (RTFL) each day to its Internal bank account, which provides the company with an on-going unlimited overdraft, subject to the approval of RTFL. Interest on outstanding RTFL payables are charged at a floating rate of 4.58% (2000: 5.97%). RTFL has provided the company with a letter stating

FS 6-14

  that as long as the company remains a wholly owned subsidiary of Rio Tinto Limited, RTFL will not require payment on outstanding payables unless and until RTFL (acting reasonably) considers that the company is able to repay the RTFL debt (wholly or in part, as applicable) without compromising its ability to pay its other debts as and when they fall due and payable.

16.  CURRENT LIABILITIES — CURRENT TAX LIABILITIES

	2001	2000
	$'000	$'000
Income tax payable	1,381	546

17.  CURRENT LIABILITIES — OTHER PROVISIONS

	2001	2000
	$'000	$'000
Provisional pricing allowance	553	—
Employee entitlements	1,607	1,599
Present closure obligation	144	—

	2,304	1,599

18.  NON-CURRENT LIABILITIES — DEFERRED TAX LIABILITIES

	2001	2000
	$'000	$'000
Deferred income tax	25	1,619

19.  NON-CURRENT LIABILITIES — OTHER PROVISIONS

	2001	2000
	$'000	$'000
Site Rehabilitation	—	4,699
Present closure obligation	6,760	—
Employee entitlements	1,646	1,219

	8,406	5,918

20.  CONTRIBUTED EQUITY

  (a)
  Share Capital

	2001	2000
	$'000	$'000
Issued and paid-up capital:
13,000,003 shares fully paid	13,000	13,000

	13,000	13,000

  (b)
  Employee share scheme

    Information relating to the employee share scheme, are set out in Note 1 (r).

FS 6-15

21.  RETAINED PROFITS

	2001	2000
	$'000	$'000
Retained profits at the beginning of the financial year	30,695	23,349
Net profit/(loss) attributable to members of Peak Gold Mines Pty Limited	(33,042)	7,346

Retained profits/(losses) at the end of the financial year	(2,347)	30,695

22.  CONTINGENT LIABILITIES

  The company provides various indemnities to banks in respect of guarantees given to government departments, public bodies, and industry suppliers in respect of its operational activities. Maximum amounts in respect of these contingent liabilities at 31 December 2001 were $6,099,000 (31 December 2000: $959,000).

  No material losses are anticipated with respect to any of these contingent liabilities.

23.  COMMITMENTS FOR EXPENDITURE

	2001	2000	1999
	$'000	$'000	$'000
Capital Commitments
Aggregate capital expenditure contracted for at balance date but not provided for in the accounts payable within one year	894	2,217	357

Lease Commitments
Operating lease expenditure contracted for at balance date but not provided for in the accounts, payable:
Not later than one year	209	169	204
Later than one year but not later than 5 years	231	135	26
Later than five years	—	116	—

	440	420	230

  All lease commitments are for the minimum lease payments in relation to non-cancellable operating leases for office equipment and motor vehicles.

  Exploration Tenement Leases

  In order to maintain current rights of tenure to exploration tenements, the company is required to meet minimum expenditure requirements established by the New South Wales Mines Department of Minerals and Energy. These obligations are subject to renegotiation upon expiry of the exploration leases or when application for a mining licence is made. These obligations are not provided for in the accounts and are payable:

	2001	2000	1999
	$'000	$'000	$'000
Not later than one year	1,140	1,320	1,632
Later than one year but not later than 5 years	3,832	3,626	3,936
Later than 5 years	8,100	7,500	7,500

	13,072	12,446	13,068

FS 6-16

24.  EMPLOYEE ENTITLEMENTS

	2001	2000
	$'000	$'000
Provision for Employee Entitlements
Current:
Annual Leave	1,121	943
Long Service Leave	486	656

	1,607	1,599

Non-Current:
Long Service Leave	1,646	1,219

	1,646	1,219

	3,253	2,818

Employee numbers
Average number of employees during the year	140	137

  As explained in Note 1 (h), the amount for long service leave is measured at its present value.

  Employee Share savings plan

  On 10 September 2001, qualifying employees across the global Rio Tinto Group, including employees of the company, were offered to participate in the Rio Tinto Share Savings Plan ("SSP"). The Plan is described at note 1 (r).

25.  SEGMENT INFORMATION

  Business Segments

  Peak Gold Mine operates as one business segment, being the mining and production of minerals (and associated exploration and development).

  Geographical Segments

  Peak Gold Mine operates as one geographical segment, being New South Wales in Australia.

26.  REMUNERATION OF DIRECTORS

	2001	2000	1999
	$'000	$'000	$'000
Income paid or payable, or otherwise made available, to directors by the entity and related parties in connection with the management of affairs of the entity	1,891,699	1,354,899	1,029,147

FS 6-17

  The number of entity directors whose total income from the entity or related parties was within the specified bands are as follows:

	$2001	2000	1999
0 – 9,999	1
60,000 – 69,999			1
100,000 – 109,999			1
120,000 – 129,999			1
270,000 – 279,999	1
300,000 – 309,999			1
310,000 – 319,999		1
420,000 – 429,999			1
430,000 – 439,999		1
550,000 – 559,999	1
600,000 – 609,999		1
1,050,000 – 1,059,999	1

27.  RETIREMENT BENEFITS OF DIRECTORS

  There were no benefits paid to directors in connections with retirement as a director of the entity.

28.  RELATED PARTIES

  Directors

  The names of persons who were directors of the entity at any time during the financial year are as follows:

  Warwick D. Smith

  J. E. Rickus resigned as a director on 18 June 1999. B L Cusack was appointed as a director in his place on 18 June 1999.

  W. J. Vale resigned as a director on 6 October 1999. M V Anderson was appointed as a director in his place on 6 October 1999.

  B. L. Cusack resigned as a director on 31 December 2001. B F Horwood was appointed as a director in his place on 31 December 2001.

  M. V. Anderson resigned as a director on 26 August 2002. R Burns was appointed as a director in his place on 26 August 2002.

  Remuneration and retirement benefits

  Information on remuneration and retirement benefits of directors is disclosed in notes 26 and 27 (directors remuneration and retirement benefits of directors).

  There were no loans made to directors of the entity and their director related entities.

  There were no transactions of directors and director related entities concerning shares or other transactions with directors and director-related entities.

  Controlling entities

  The immediate parent entity in the wholly-owned group is Australian Mining & Smelting Pty Limited. The ultimate Australian parent entity is Rio Tinto Limited and the ultimate parent entity is Rio Tinto plc which at 31 December 2001 owns, through other related entities, 100% of the issued capital of the company.

  Transactions with other related parties

  Tax losses totalling $21.45 million were transferred to the company from related entities, Wimmera Industrial Minerals Pty Ltd. ($3,392,255), Technological Resources Pty Ltd. ($6,364,833) and Rio Tinto Exploration Pty Ltd. ($11,691,985) in 2001.

  Tax losses totalling $11.95 million were transferred to the company from a related entity, Technological Resources Pty Ltd. in 2000.

FS 6-18

  Tax losses totalling $2.26 million were transferred from the company to related entities, Kembla Coal & Coke Pty Ltd. ($2,062,125) and Kalimantan Gold NL ($199,614) in 1999.

  Payments/proceeds for the transfer of these tax losses are reflected in the statements of cash flows.

  Intercompany receivables and payables are set out in notes 8 and 15.

29.  FINANCIAL INSTRUMENTS

  (a)
  Terms, conditions and accounting policies

Recognised Financial Instruments	Balance Sheet Notes	Accounting Policies	Terms and Conditions
(i) Financial Assets
Cash	7	Amounts held are carried at nominal amounts due.	Interest on cash at bank is credited at the prevailing floating interest rate.
Receivables — related parties/entities	8	Amounts receivable from related parties/entities are carried at nominal amounts due.	Details of terms and conditions are set out in note 8 on terms with Rio Tinto Finance Limited. Trade debtors are normally settled on 90 day terms.
Taxation Receivable	12	The asset for taxation is accounted for in accordance with AASB 1020.	Income tax asset is calculated using the tax rate applicable when the timing differences are expected to reverse.
(ii) Financial Liabilities
Bank Overdraft	15	Amounts held are carried at nominal amounts due.	Interest on cash at bank is charged at the prevailing floating interest rate.
Accounts payable	14	Liabilities are recognised for amounts to be paid in the future for goods and services received, whether or not they have been billed to the company.	These liabilities are normally settled on 30 day terms.
Borrowings — related parties/ entities	15	Loans from related parties are carried at the principal amount.	No interest is charged on the amounts borrowed from related parities/entities, except for amount borrowed from Rio Tinto Finance Limited. The loans are unsecured.
Dividends payable	6	Dividends payable are recognised when declared by the company.	There were no dividends payable for 1999, 2000 and 2001.
Taxation payable	16, 18	The liability for taxation is accounted for in accordance with AASB 1020.	Income tax payable is calculated using a tax rate of 30% (2000: 34%). Interest is charged at a rate of 11.95% by the Australian Taxation Office on amounts overdue. Deferred income tax liabilities are calculated using the tax rate applicable when the timing differences are expected to reverse.
(iii) Equity
Ordinary shares	20	Ordinary share capital is recognised at the value of the amount paid up.	Details of the shares issued are set out in Note 20.

FS 6-19

  (b)
  Credit Risk Exposure

    The credit risk on financial assets for the entity which have been recognised on the statement of financial position is the carrying amount, net of any provisions for doubtful debts.

  (c)
  Interest Rate Exposure

    The entity is exposed to various risks from fluctuations in market interest rates, which impact both its financial position and expected cashflows. The following table summarises the interest rate exposure:

			Fixed interest maturing in:
	Notes	Floating Interest Rate	1 year or less	Over 1 to 5 years	More than 5 years	Non-Interest Bearing	2001 Total
		$'000	$'000	$'000	$'000	$'000	$'000
(i) Financial Assets
Receivables	8	—	—	—	—	2,659	2,659
Taxation Assets	12	—	—	—	—	16,527	16,527

		—	—	—	—	19,186	19,186

Weighted Average Interest Rate:		N/A
(ii) Financial Liabilities
Payables	14	—	—	—	—	10,113	10,113
Bank Overdraft and Loans	15	13,439	—	—	—	18,121	31,560
Taxation Liabilities	16, 18	—	—	—		1,406	1,406

		13,439	—	—	—	29,640	43,079

Weighted Average Interest Rate:		4.578%

Net financial assets/liabilities		(13,439)	—	—	—	(10,454)	(23,893)

(i) Financial Assets
Cash & Short Term Investments	7	123	—	—	—	—	123
Receivables	8	20,542	—	—	—	1,878	22,420

		20,665	—	—	—	1,878	22,543

Weighted Average Interest Rate:		5.967%
(ii) Financial Liabilities
Payables	14	—	—	—	—	8,842	8,842
Borrowings	15	—	—	—	—	24,271	24,271
Taxation Payable	16, 18	—	—	—	—	2,165	2,165

		—	—	—	—	35,278	35,278

Weighted Average Interest Rate:		N/A

Net financial assets/liabilities		20,665	—	—	—	(33,400)	(12,735)

  (d)
  Net Fair Value of financial assets and liabilities

  (i)
  On-balance sheet

    The net fair value of cash and cash equivalents and short term non-interest bearing monetary financial assets and financial liabilities of the entity approximates their carrying amounts.

    (ii)
    Off-balance sheet

    For floating gold lease rate forward contracts, the net fair value is taken to be the unrealised gain or loss at balance date calculated by reference to the current forward rates for contracts with similar maturity profiles.

FS 6-20

    The entity is a party to derivative financial instruments in the normal course of business in order to hedge exposure to fluctuations in commodity prices to trade. These are disclosed below.

        As at 31 December 2001 the entity had the following hedge positions against commodity exposures:

	Forward Sale of Gold
Maturity	Amount Ounces	Rate AUD$/Ounce
2001	0	0
2002	79,600	524.888
2003	93,600	553.350
2004	91,200	582.482
2005	84,000	613.752
2006 – 2010	78,000	647.044

  For comparison, the following gold hedge positions were in place at 31 December 2000:

	Forward Sale of Gold
Maturity	Amount Ounces	Rate AUD$/Ounce
2001	80,400	500.119
2002	75,600	525.776
2003	93,600	553.350
2004	91,200	582.482
2005	84,000	613.752
2006 – 2010	78,000	647.044

  As these contracts are entered into for the purpose of hedging future production, any unrealised gains and losses on the contracts, together with the cost of the contracts, are deferred until the underlying production occurs.

  These contracts are marked to market by comparing the contractual rate to the current market rate for a contract with the same remaining period to maturity. The mark to market values, if recognised, would have resulted in a loss of $2,293,984 as at 31 December 2001 (gain of $5,138,756 as at 31 December 2000), being taken to the statement of financial performance.

  The entity has potential financial liabilities which may arise from certain contingencies disclosed in note 22. As explained in this note, no material losses are anticipated in respect of any of those contingencies. The amount disclosed in this note equates to net fair value being the directors' estimate of amounts which would be payable by the entity as consideration for the assumption of those contingencies by another party.

FS 6-21

30.  RECONCILIATION OF PROFIT/(LOSS) FROM ORDINARY ACTIVITIES AFTER INCOME TAX AND NET CASH INFLOWS FROM OPERATING ACTIVITIES

	2001	2000	1999
	$'000	$'000	$'000
Profit/(Loss) from ordinary activities after income tax	(33,042)	7,346	4,472
Depreciation and amortisation	12,482	20,854	19,901
Provision against exploration expenditure	4,894	2,010	—
Exploration expenditure provision reversed to profit/loss	(5,537)	—	—
(Profit)/Loss on sale of property, plant and equipment	81	(16)	690
Recoverable amount writedown	50,537	—	—
Change in operating assets and liabilities:
(Increase) in trade debtors	(2,234)	(362)	1,034
(Increase) in inventories	(1,619)	(453)	(5,339)
(Increase) in future income tax benefit	(16,527)	—	—
Increase in trade creditors and other payables	1,271	1,336	845
Increase (decrease) in provision for income taxes payable	835	(936)	2,310
(Decrease) in provision for deferred income tax	(1,594)	(3,344)	(4,787)
Increase in other provisions	3,193	1,456	1,282
Increase (decrease) in related party balances	1,123	7,798	3,833
Decrease (increase) in other current assets	1,518	(1,259)	72
Decrease (increase) in present closure obligation	(2,521)	—	—

Net cash inflow from operating activities	12,860	34,430	24,313

  There were no non-cash financing or investing activities during the year.

31.  RECONCILIATION WITH US GAAP

  The Company's financial statements have been prepared in accordance with generally accepted accounting principles in Australia ("A GAAP"), which differs in certain respects from those in the United States ("US GAAP"). These differences relate principally to the following items, and the effect of each of the adjustments to net profit/(loss) and shareholders' funds and cash flows that would be required under US GAAP is set out below.

  (i)
  Net profit/(loss) attributable to members

	2001	2000	1999
	$'000	$'000	$'000
Net profit/(loss) in accordance with A GAAP	(33,042)	7,346	4,472
US GAAP adjustments:
Mark to market of derivative contracts	(7,238)	—	—
Exploration and evaluation expenditures	(5,537)	—	—
Impairment of non-current assets	5,537	—	—
Rehabilitation, restoration and close down costs	(1,213)	—	—
Insurance recovery	—	—	(2,285)
Tax effect of adjustments above (2001: 30%, 1999: 36%)	2,535	—	823

Total US GAAP adjustments to net profit/(loss)	(5,916)	—	(1,462)

Net profit/(loss) in accordance with US GAAP	(38,958)	7,346	3,010

FS 6-22

  (ii)
  Shareholders' funds

	2001	2000
	$'000	$'000
Shareholders' funds in accordance with A GAAP	10,653	43,695
US GAAP adjustments:
Mark to market of derivative contracts	(2,294)	—
Exploration and evaluation expenditures	(5,537)	—
Impairment of non-current assets	5,537
Rehabilitation, restoration and close down costs	(1,213)	—
Insurance recovery	—	—
Tax effect of adjustments above (2001: 30%)	1,052	—

Total US GAAP adjustments to shareholders' funds	(2,445)	—

Shareholders' funds under US GAAP	8,198	43,695

  (iii)
  Changes in US GAAP shareholders' funds

	2001	2000
	$'000	$'000
Balance of shareholders' funds at beginning of the period	43,695	36,349	33,339
Net profit/(loss) attributable to members	(38,958)	7,346	3,010
Other comprehensive income:
SFAS 133 transition asset, net of tax	3,597	—	—
Current period movement in transition asset	(136)	—	—

Total comprehensive income	(35,497)	7,346	3,010

Balance of shareholders' funds at end of the period	8,198	43,695	36,349

  Footnotes

  Mark to market of derivative contracts

  The Company enters into Australian dollar denominated floating lease rate gold forward sales contracts to hedge against adverse movements in exchange rates or commodity prices. Under A GAAP, gains and losses on derivative contracts effective as hedges of purchases and sales, together with the exchange gains or losses from the transactions, are deferred and recognised concurrently with the purchase or sale transaction. Through 31 December 2000, this treatment was consistent with US GAAP.

  Effective 1 January 2001, for US GAAP purposes, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS No. 133 requires derivatives to be recorded at their fair value as either an asset or liability in the statement of financial position. Gains or losses on derivatives which qualify and are effective as cash flow hedges are accumulated in equity as other comprehensive income and are recognised in earnings when the hedged transaction occurs. Gains or losses on non-qualifying derivatives are recognised in earnings immediately. Gains or losses on fair value hedges and on the underlying item being hedged are also recorded in earnings.

  Although SFAS No. 133 permits hedge accounting for hedges of forecasted purchases and sales transactions, the Company has not met the restrictive documentation, designation and effectiveness assessments required under SFAS No. 133. As a result, the derivative contracts used to hedge forecasted transactions are marked to market through earnings.

  In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect gain of $3.6 million in other comprehensive income as of 1 January 2001. Subsequent movements in the fair value of the derivative contracts are recognised in earnings. The transition adjustment is reclassified from shareholders' equity to earnings as the designated purchases and sales transactions to which the derivative contracts relate occur.

FS 6-23

  Exploration and evaluation expenditures

  The Company records an asset and corresponding provision against current year profits for exploration and evaluation expenditures associated with outlining a mineral resource, or active drilling efforts taking place to expand on an inferred resource. At the stage that an economically recoverable mineral resource is established, the provisions recognised in current or prior periods are reversed.

  Under US GAAP, exploration and evaluation expenditures are expensed as incurred. Development costs are capitalized from the point the viability of the project has been supported by a full feasibility study. The point viability of the project is established is the same under both A GAAP and US GAAP. US GAAP does not permit the capitalisation of previously expensed expenditures once the viability of the project has been established. The reconciliations include adjustments to remove the effect of the exploration and evaluation provision reversal recorded under A GAAP in 2001 (which was subsequently transferred to mine property and development) and to reduce the corresponding carrying value of mine property and development.

  Impairment of non-current assets

  As indicated above, the carrying value of mine property and development was reduced for US GAAP purposes.

  Subsequent to the viability of the project being established, it was determined that under A GAAP an impairment existed as the carrying value of the minesite exceeded the estimated future discounted net cash flows. As such, the additional capitalised exploration and evaluation expenditures recorded under A GAAP were written-off during the period.

  The reconciliations include adjustments to reverse the impairment recorded under A GAAP.

  Rehabilitation, restoration and close down costs

  Through 31 December 2000, the Company recognised a provision for rehabilitation, restoration and close down costs associated with the restoration of mine properties at the end of the mine operating lives. The provision was accumulated through a units of production charge to earnings over the life of the individual mines. Effective 1 January 2001, the Company changed its accounting policy for rehabilitation, restoration and close down costs. Under the new accounting policy, the Company recorded a closure obligation and corresponding asset equal to the net present value of the estimated future costs. Interest accretion on the obligation together with depreciation of the corresponding asset is recorded in earnings. At the date of adoption, the Company recognised a credit to the statement of financial performance for the change in accounting policy.

  The Company's new accounting policy is similar to US GAAP SFAS No. 143 "Accounting for Asset Retirement Obligations" which is effective for the Company beginning 1 January 2003. Rio Tinto Plc and its subsidiaries, including the Company, will adopt the provisions of SFAS 143 effective 1 January 2003. The reconciliations include adjustments to remove the impact of the adoption of the new accounting policy and to record rehabilitation, restoration and close down costs through the units of production charge to earnings until SFAS 143 is adopted by Rio Tinto Plc and its subsidiaries.

  Insurance recovery

  The Company has recognised an insurance recovery when the cash proceeds were received.

  Under US GAAP, an insurance recovery is recorded when realization of the claim for recovery for a loss recognised in the financial statements is deemed probable. A gain for an amount recovered in excess of a loss recognised in the financial statements is not recorded until any contingencies relating to the insurance claim has been resolved including the receipt of the claim. The reconciliations include an adjustment to record the insurance recovery recorded under A GAAP in 1999 in beginning U.S. shareholders' equity.

  Taxation

  Except for the impact of the tax assets and liabilities resulting from the temporary (timing) differences generated by the A GAAP to US GAAP differences, there are no significant differences in accounting for income taxes between A GAAP and US GAAP, as they relate to the Company.

  Statement of cash flows

  Under both Australian and US GAAP, a Statement of Cash Flows is presented, which discloses cash flows from operating, investing and financing activities. Under US GAAP, borrowings using bank overdrafts or related parties are classified as financing activities and are not reflected as a component of the cash position. Funding to related parties are classified as investing activities. Under A GAAP

FS 6-24

  exploration and evaluation expenditures that are capitalised are recorded as investing activities, whilst for US GAAP they are operating activities.

  Presented below is cash and summarised cash flow information in accordance with US GAAP as of and for the years ended 31 December, 2001, 2000 and 1999.

  Cash flows in accordance with US GAAP

	Year ended 31 December 2001	Year ended 31 December 2000	Year ended 31 December 1999
	$'000	$'000	$'000
Cash flows from operations	7,996	32,420	24,313
Cash flows used in investing activities	(14,236)	(27,934)	(22,854)
Cash flows from/(used in) financing activities	6,147	(4,365)	(1,457)

Net increase (decrease) in cash	(123)	121	2
Opening cash	123	2	—

Closing cash	—	123	2

As reported cash position in accordance with A GAAP	(13,439)	20,665	13,865
US GAAP adjustments:
Internal Bank — Rio Tinto Finance Limited	13,406	(20,542)	(13,907)
Bank overdraft	33	—	44

Cash position in accordance with US GAAP	—	123	2

  Reconciliation with Canadian GAAP

  Generally accepted accounting principles in the United States differ from generally accepted accounting principles in Canada ("Canadian GAAP"), as they relate to the company. The principle difference relates to the accounting for derivative instruments. As noted above, for US GAAP purposes the company has marked to market through earnings its derivative instruments as required by SFAS 133. Canadian GAAP is similar to A GAAP in accounting for derivative instruments designated and effective as hedges, that is hedging gains and losses are deferred and recognised when the forecasted transaction occur. In reconciling US GAAP to Canadian GAAP, the adjustments made for the adoption of SFAS 133 would be reversed, including the related tax effect. Shareholders' funds in accordance with Canadian GAAP as at 31 December 2001 and 2000 was $9,804,000 and $43,695,000, respectively. Net profit (loss) in accordance with Canadian GAAP for the years ended 31 December 2001, 2000 and 1999 was ($33,891,000), $7,346,000 and $3,010,000, respectively.

32.  ADJUSTMENTS TO PREVIOUSLY ISSUED FINANCIAL STATEMENTS

  Thee accounts include adjustments as compared to the financial statements previously issued by the Company as of and for the years ended 31 December 2001, 2000 and 1999. The adjustments primarily relate to an adjustment to record copper by-product inventory at

FS 6-25

  the lower of cost and net realisable value at the split-off point and reclassifications to the statements of cash flows. The effect of these adjustments are as follows:

	2001	2000	1999
	$'000	$'000	$'000
Net profit/(loss)
— As reported	(31,619)	8,088	2,821
— As restated	(33,042)	7,346	4,472
Total shareholders' equity
— As reported	11,167	42,786	34,698
— As restated	10,653	43,695	36,349
Total cash flow from operating activities
— As reported	7,721	29,827	29,587
— As restated	12,860	34,430	24,313

33.  EVENTS OCCURRING AFTER REPORTING DATE

  Except for the following, at the date of this report, there were no events occurring after reporting date which would significantly affect the operations of the company, the results of those operations or the state of affairs of the company, in subsequent financial years.

  On 14 January 2003, Wheaton River Minerals Ltd (WRM), a Canadian listed company and Rio Tinto plc signed a letter of intent for the sale of Peak Gold Mines Pty Limited and Rio Tinto plc's 25 percent stake in the Bajo de la Alumbrera mine in Argentina to WRM for a combined US$210 million. Part of the agreed terms is that the derivative instruments (refer note 29(c)) will not remain in Peak Gold Mines Pty Limited. Wheaton and Rio Tinto have specifically agreed that Peak Gold Mines Pty Limited will not incur any loss on the removal of these instruments.

  These events have had no financial effect on the financial statements of the company.

FS 6-26

PEAK GOLD MINES PTY LIMITED

STATEMENTS OF FINANCIAL PERFORMANCE

For the Nine Month Period Ended 30 September 2002

	Note	Nine months ended 30 September 2002	Nine months ended 30 September 2001
		(Unaudited) ($'000)	(Unaudited) ($'000)
Revenue from ordinary activities		42,756	36,241
Expenses from ordinary activities	3
Mining		(19,755)	(49,877)
Metallurgy & Geology		(9,869)	(13,107)
Support, Commercial & Administration		(6,367)	(5,733)
Exploration & Evaluation		(679)	(4,028)
Borrowing Costs		(1,646)	(72)
Other		(3,003)	(1,510)

		(41,319)	(74,327)

Profit/(loss) from ordinary activities before income tax expense		1,437	(38,086)
Income tax (expense)/benefit		(189)	10,221

Profit/(loss) from ordinary activities after income tax expense		1,248	(27,865)

Net Profit/(Loss)		1,248	(27,865)

The above statements of financial performance should be read in conjunction with the accompanying notes.

FS 7-1

PEAK GOLD MINES PTY LIMITED
STATEMENTS OF FINANCIAL POSITION
As At 30 September 2002

	Note	30 September 2002	31 December 2001
		(Unaudited) ($'000)	($'000)
Current assets
Cash		—	—
Receivables		1,634	2,659
Inventories		9,286	10,445
Other		16,680	18

Total current assets		27,600	13,122

Non-current assets
Property, plant and equipment		48,702	32,100
Deferred tax assets		22,422	16,527
Other		2,394	2,693

Total non-current assets		73,518	51,320

Total assets		101,118	64,442

Current liabilities
Payables		10,700	10,113
Interest bearing and related party liabilities		48,717	31,560
Current tax liabilities		1,219	1,381
Other provisions		2,733	2,304
Other		16,646	—

Total current liabilities		80,015	45,358

Non-current liabilities
Deferred tax liabilities		1,119	25
Other provisions		8,083	8,406

Total non-current liabilities		9,202	8,431

Total liabilities		89,217	53,789

Net assets		11,901	10,653

Equity
Contributed equity		13,000	13,000
Retained (losses)	7	(1,099)	(2,347)

Total equity		11,901	10,653

The above statements of financial position should be read in conjunction with the accompanying notes.

FS 7-2

PEAK GOLD MINES PTY LIMITED
STATEMENT OF CASH FLOWS
For the Nine Month Period Ended 30 September 2002

	Note	Nine months ended 30 September 2002	Nine months ended 30 September 2001
		(Unaudited) ($'000)	(Unaudited) ($'000)
Cash flows from operating activities
Receipts from customers		43,542	35,412
Payments to suppliers and employees		(33,908)	(25,851)
Royalties paid		(1,006)	(1,272)
Other revenue received		245	225
Income tax paid		(5,152)	(2,737)
Borrowing costs paid		(1,646)	(72)
Interest received		—	287

Net cash inflow from operating activities		2,075	5,992

Cash flows from investing activities
Payments for property, plant & equipment		(19,101)	(26,419)
Proceeds from sale of property, plant & equipment		—	136
Exploration expenditure		(2,472)	(2,717)

Net cash outflow from investing activities		(21,573)	(29,000)

Cash flows from financing activities
Payment for transfer of tax losses		—	(7,292)
Repayment of borrowings to related entities		(15,600)	—

Net cash (outflow) from financing activities		(15,600)	(7,292)

Net increase (decrease) in cash held		(35,098)	(30,300)
Cash at the beginning of the financial period		(13,439)	20,665

Cash at the end of the financial period		(48,537)	(9,635)

The above statements of cash flows should be read in conjunction with the accompanying notes.

FS 7-3

PEAK GOLD MINES PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

30 September 2002

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of preparation of interim financial report

  This general purpose financial report for the interim nine month reporting period ended 30 September 2002 has been prepared in accordance with Accounting Standard AASB 1029: Interim Financial Reporting, other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) and other authoritative pronouncements of the Australian Accounting Standards Board (collectively "Australian GAAP").

  This interim financial report is unaudited and does not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended 31 December 2001.

  In management's opinion the interim report includes all normal recurring adjustments necessary to fairly present the results of operations of the company as at 30 September 2002 and for the nine months ended 30 September 2002 and 2001.

  Unless otherwise stated, the accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period. All amounts are expressed in Australian dollars.

  Change in accounting policy for specific hedge commitments

  Hedging is undertaken in order to avoid or minimise possible adverse financial effects of movements in commodity prices and exchange rates. Gains or costs arising upon entry into a hedging transaction intended to hedge the sale of goods, together with subsequent gains or losses resulting from those transactions are deferred up to the date of the sale and included in the measurement of the sale. The deferred gains or losses result in an equal and offsetting asset and liability being recognised. In the case of hedges of commodity prices and exchange rate items, gains or losses are brought to account as deferred gains or losses in the reporting period in which the prices and rates change.

  The above policy was adopted with effect from 1 January 2002 to comply with the revised standard AASB 1012 — Foreign Currency Translation, released in November 2000 and applied to annual reporting periods beginning on or after 1 January 2002. In previous periods, no amount has been brought to account in respect of any gains or losses from changes in commodity prices and exchange rates prior to the date of sale.

  As a result of this change in accounting policy, a hedge asset representing "Deferred hedging loss" and a hedge liability representing "Hedging liability" were recognised for the first time, both totalling $16,646,000 as at 30 September 2002. No adjustment has been made against retained profits at the beginning of the 30 September 2002 nine month interim reporting period. This change in accounting policy has no impact on the statement of financial performance in the current interim reporting period, or for future reporting periods.

  Rounding of amounts

  The company is of a kind referred to in Class Order 98/0100 issued by the Australian Securities & Investments Commission, relating to the "rounding off" of amounts in the financial report. Amounts in the financial report have been rounded off in accordance with that Class Order to the nearest thousand dollars, or in certain cases, to the nearest dollar.

  Tax consolidation regime

  During the period and prior to the date of this report, most of the Australian Tax Consolidation legislation became substantively enacted for financial reporting purposes. The wholly-owned Australian resident subsidiaries within the Rio Tinto Limited Group, which includes the Company, and its parent company Rio Tinto Limited, may, by election, enter the Tax Consolidation Regime. At the date of this report no decision has been made by the Company or the Rio Tinto Limited Group to make the election. However management are of the view that it is likely any such election would be made effective not earlier than 1 January 2003. The Tax Consolidation Regime is not expected to impact the accounts of the Company as at 30 September 2002.

  Due to the single entity concept contained in the Tax Consolidation Regime, there may be an impact in subsequent years on the tax related items in the Company's accounts and the accounts of its parent company Rio Tinto Limited, and other wholly-owned Australian resident subsidiaries. Franking account balances of the Company, its parent company Rio Tinto Limited, and other Australian resident wholly-owned subsidiaries may also be impacted.

FS 7-4

2.    SEGMENT INFORMATION

  Business Segments

  Peak Gold Mine operates as one business segment, being the mining and production of minerals (and associated exploration and development).

  Geographical Segments

  Peak Gold Mine operates as one geographical segment, being New South Wales in Australia.

3.    INDIVIDUALLY SIGNIFICANT ITEMS

	Nine months ended 30 September 2002	Nine months ended 30 September 2001
	(unaudited) $'000	(unaudited) $'000
Losses:
Recoverable amount write-down:
Mine Property — at cost	—	124,201
Less Accumulated Depreciation	—	(94,669)

	—	29,532
Construction in Progress	—	10,906

	—	40,438
Less: Future income tax benefit created from applicable income tax credit	—	(12,131)

Recoverable amount item after income tax	—	28,307

  The company conducted a review of its asset carrying values in 2001 which resulted in an impairment assessment of the value of certain asset classes, requiring writedowns in the values attributable to Mine Property assets, including related assets in Construction in Progress. These assets were written down to their recoverable amount. The write-down before taxation was allocated to expenses as follows: Mining $32,270,000, Metallurgy & Geology $7,036,000, Support, Commercial and Administration $768,000 and Exploration and Evaluation $364,000. Additional impairments of $10,099,000 were taken during the three months ended 31 December 2001.

  Basis of Preparation/Deficiency of Working Capital

  As at 30 September 2002, the company has a working capital deficiency of $(52,415,000). The Company has also experienced a substantial operating loss in respect of the 30 September 2001 nine month interim reporting period, and negative cash flows for the 30 September 2002 and 2001 nine month interim reporting periods.

  Included in the company's current liabilities is $(48,503,000) of debt owed to Rio Tinto Finance Limited (RTFL). The company has received a letter from RTFL stating that as long as the company remains a wholly owned subsidiary of Rio Tinto Limited, RTFL will not require the company to repay any part of the RTFL debt, unless and until RTFL (acting reasonably) considers that the company is able to repay the RTFL debt (wholly or in part, as applicable) without compromising its ability to pay its other debts as and when they fall due and payable. The company has received a letter to the same effect from Wheaton River Minerals Limited, should the proposed letter of intent to purchase the company be fulfilled within the next twelve months (refer note 6).

4.    DIVIDENDS PAID

  No dividends were paid in relation to the interim periods for the nine months ended 30 September 2002 and 30 September 2001.

5.    CONTINGENT LIABILITIES

  The company provides various indemnities to banks in respect of guarantees given to government departments, public bodies, and industry suppliers in respect of its operational activities. Maximum amounts in respect of these contingent liabilities at 30 September 2002 were $6,109,000 (30 September 2001: $6,099,000).

  No material losses are anticipated with respect to any of these contingent liabilities.

FS 7-5

6.    EVENTS OCCURRING AFTER REPORTING DATE

  Except for the following, at the date of this report, there were no events occurring after reporting date which would significantly affect the operations of the company, the results of those operations or the state of affairs of the company, in subsequent financial years.

  On 14 January 2003, Wheaton River Minerals Ltd (WRM), a Canadian listed company and Rio Tinto plc signed a letter of intent for the sale of Peak Gold Mines Pty Limited and Rio Tinto Plc's 25 percent stake in the Bajo de la Alumbrera mine in Argentina to WRM for a combined US$210 million. Part of the agreed terms is that the derivative instruments (refer note 29(c)) will not remain in Peak Gold Mines Pty Limited. Wheaton and Rio Tinto have specifically agreed that Peak Gold Mines Pty Limited will not incur any loss on the removal of these instruments.

  These events have had no financial effect on the financial statements of the company.

7.    RETAINED PROFITS

	Nine months ended 30 September 2002	Year ended 31 December 2001
	(unaudited) $'000	$'000
Retained profits/(losses) at the beginning of the period	(2,347)	30,695
Net profit/(loss) attributable to members of Peak Gold Mines Pty Limited	1,248	(33,042)

Retained (losses) at the end of the period	(1,099)	(2,347)

8.    RECONCILIATION WITH US GAAP

  The Company's financial statements have been prepared in accordance with generally accepted accounting principles in Australia ("A GAAP"'), which differs in certain respects from those in the United States ("US GAAP"). These differences relate principally to the following items, and the effect of each of the adjustments to net profit/(loss) and shareholders' funds and cash flows that would be required under US GAAP is set out below.

  (i) Net profit/(loss) attributable to members

	Nine months ended 30 September 2002	Nine months ended 30 September 2001
	(unaudited) $'000	(unaudited) $'000
Net profit/(loss) in accordance with A GAAP	1,248	(27,865)
US GAAP adjustments:
Mark to market of derivative contracts	(14,369)	(34,259)
Rehabilitation, restoration and close down costs	(1,443)	(793)
Tax effect of adjustments above (30%)	4,744	10,516

Total US GAAP adjustments to net profit/(loss)	(11,068)	(24,536)

Net profit/(loss) in accordance with US GAAP	(9,820)	(52,401)

FS 7-6

  (ii)    Shareholders' funds

	Nine months ended 30 September 2002	Year ended 31 December 2001
	(unaudited) $'000	$'000
Shareholders' funds in accordance with A GAAP	11,901	10,653
US GAAP adjustments:
Mark to market of derivative contracts	(16,646)	(2,294)
Exploration and evaluation expenditure	(5,537)	(5,537)
Impairment of non-current assets	5,537	5,537
Rehabilitation, restoration and close down costs	(2,656)	(1,213)
Tax effect of adjustments above (30%)	5,791	1,052

Total US GAAP adjustments to shareholders' funds	(13,511)	(2,455)

Shareholders' funds in accordance with US GAAP	(1,610)	8,198

  (iii)    Changes in US GAAP shareholders' funds

	Nine months ended 30 September 2002	Nine months ended 30 September 2001	Year ended 31 December 2001
	(unaudited) $'000	(unaudited) $'000	$'000
Balance of shareholders' funds at beginning of the period	8,198	43,695	43,695
Net profit/(loss) attributable to members	(9,820)	(52,401)	(38,958)
Other comprehensive income:
SFAS 133 transition asset, net of tax	—	3,597	3,597
Current period movement in transition asset	12	(169)	(136)

Total comprehensive income	(9,808)	(48,973)	(35,497)

Balance of shareholders' funds at end of the period	(1,610)	(5,278)	8,198

  Footnotes

  Mark to market of derivative contracts

  The Company enters into Australian dollar denominated floating lease rate gold forward sales contracts to hedge against adverse movements in exchange rates or commodity prices. Under A GAAP, gains and losses on derivative contracts effective as hedges of purchases and sales, together with the exchange gains or losses from the transactions, are deferred and recognised concurrently with the purchase or sale transaction. Through 31 December 2000, this treatment was consistent with US GAAP.

  Effective 1 January 2001, for US GAAP purposes, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS No. 133 requires derivatives to be recorded at their fair value as either an asset or liability in the statement of financial position. Gains or losses on derivatives which qualify and are effective as cash flow hedges are accumulated in equity as other comprehensive income and are recognised in earnings when the hedged transaction occurs. Gains or losses on non-qualifying derivatives are recognised in earnings immediately. Gains or losses on fair value hedges and on the underlying item being hedged are also recorded in earnings.

  Although SFAS No. 133 permits hedge accounting for hedges of forecasted purchases and sales transactions, the Company has not met the restrictive documentation, designation and effectiveness assessments required under SFAS No. 133. As a result, the derivative contracts used to hedge forecasted transactions are marked to market through earnings.

  In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect gain of $3.6 million in other comprehensive income as of 1 January 2001. Subsequent movements in the fair value of the derivative contracts are recognised in earnings. The transition adjustment is reclassified from shareholders' equity to earnings as the designated purchases and sales transactions to which the derivative contracts relate occur.

FS 7-7

  Exploration and evaluation expenditures

  The Company records an asset and corresponding provision against current year profits for exploration and evaluation expenditures associated with outlining a mineral resource, or active drilling efforts taking place to expand on an inferred resource. At the stage that an economically recoverable mineral resource is established, the provisions recognised in current or prior periods are reversed.

  Under US GAAP, exploration and evaluation expenditures are expensed as incurred. Development costs are capitalized from the point the viability of the project has been supported by a full feasibility study. The point viability of the project is established is the same under both A GAAP and US GAAP. US GAAP does not permit the capitalisation of previously expensed expenditures once the viability of the project has been established. The reconciliations include adjustments to remove the effect of the exploration and evaluation provision reversal recorded under A GAAP in 2001 (which was subsequently transferred to mine property and development) and to reduce the corresponding carrying value of mine property and development.

  Impairment of non-current assets

  As indicated above, the carrying value of mine property and development was reduced for US GAAP purposes.

  Subsequent to the viability of the project being established, it was determined that under A GAAP an impairment existed as the carrying value of the minesite exceeded the estimated future discounted net cash flows. As such, the additional capitalised exploration and evaluation expenditures recorded under A GAAP were written-off during the period.

  The reconciliations include adjustments to reverse the impairment recorded under A GAAP.

  Rehabilitation, restoration and close down costs

  Through 31 December 2000, the Company recognised a provision for rehabilitation, restoration and close down costs associated with the restoration of mine properties at the end of the mine operating lives. The provision was accumulated through a units of production charge to earnings over the life of the individual mines. Effective 1 January 2001, the Company changed its accounting policy for rehabilitation, restoration and close down costs. Under the new accounting policy, the Company recorded a closure obligation and corresponding asset equal to the net present value of the estimated future costs. Interest accretion on the obligation together with depreciation of the corresponding asset is recorded in earnings. At the date of adoption, the Company recognised a credit to the statement of financial performance for the change in accounting policy.

  The Company's new accounting policy is similar to US GAAP SFAS No. 143 "Accounting for Asset Retirement Obligations" which is effective for the Company beginning 1 January 2003. Rio Tinto Plc and its subsidiaries, including the Company, will adopt the provisions of SFAS 143 effective 1 January 2003. The reconciliations include adjustments to remove the impact of the adoption of the new accounting policy and to record rehabilitation, restoration and close down costs through the units of production charge to earnings until SFAS 143 is adopted by Rio Tinto Plc and its subsidiaries.

  Taxation

  Except for the impact of the tax assets and liabilities resulting from the temporary (timing) differences generated by the A GAAP to US GAAP differences, there are no significant differences in accounting for income taxes between A GAAP and US GAAP, as they relate to the Company.

  Statement of cash flows

  Under both Australian and US GAAP, a Statement of Cash Flows is presented, which discloses cash flows from operating, investing and financing activities. Under US GAAP, borrowings using bank overdrafts or related parties are classified as financing activities and are not reflected as a component of the cash position. Funding to related parties are classified as investing activities. Under A GAAP exploration and evaluation expenditure that are capitalised are recorded as investing activities, whilst for US GAAP they are operating activities.

FS 7-8

  Presented below is cash and summarised cash flow information in accordance with US GAAP as of and for the nine months ended 30 September 2002 and 2001.

	Nine months ended 30 September 2002	Nine months ended 30 September 2001
	(unaudited) $'000	(unaudited) $'000
Cash flows from/(used in) operations	192	(1,441)
Cash flows used in investing activities	(19,101)	(1,025)
Cash flows from financing activities	18,909	2,343

Net increase (decrease) in cash	—	(123)
Opening cash	—	123

Closing cash	—	—

As reported cash position in accordance with A GAAP	(48,537)	(9,635)
US GAAP adjustments:
Internal Bank — Rio Tinto Finance Limited	48,503	9,635
Bank overdraft	34	—

Cash position in accordance with US GAAP	—	—

  Reconciliation with Canadian GAAP

  Generally accepted accounting principles in the United States differ from generally accepted accounting principles in Canada ("Canadian GAAP"), as they relate to the company. The principle difference relates to the accounting for derivative instruments. As noted above, for US GAAP purposes the company has marked to market through earnings its derivative instruments as required by SFAS 133. Canadian GAAP is similar to A GAAP in accounting for derivative instruments designated and effective as hedges, that is hedging gains and losses are deferred and recognised when the forecasted transaction occur. In reconciling US GAAP to Canadian GAAP, the adjustments made for the adoption of SFAS 133 would be reversed, including the related tax effect. Shareholders' funds in accordance with Canadian GAAP as at 30 September 2002 was $10,042,000. Net profit (loss) in accordance with Canadian GAAP for the nine months ended 30 September 2002 and 2001 was $238,000 and ($28,420,000), respectively.

FS 7-9

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

Under the BUSINESS CORPORATIONS ACT (Ontario) (the "Act"), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or body corporate and provided that the director or officer acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled the conditions set forth above.

In accordance with the Act, the by-laws of the Registrant (the "By-Laws") provide that the Registrant shall indemnify, subject to the limitations contained in the Act, a director or officer, a former director or officer, or a person who acts or acted at a Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against any and all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Laws and the Act.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

        The following exhibits are filed as part of the registration statement:

EXHIBIT NO.	DESCRIPTION
4.1	Annual Information Form of Wheaton River Minerals Ltd. dated August 26, 2002 for the fiscal year ended December 31, 2001 (excluding the sections entitled "Selected Consolidated Financial Information for Wheaton River" contained at pages 46-47 and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained at pages 48-51) incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.2	Section entitled "Executive Compensation" contained at pages 68-72 of the final prospectus of Wheaton River Minerals Ltd. dated August 14, 2002 incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.3	Management's discussion and analysis of results of operations and financial condition of Wheaton River Minerals Ltd. for the three months and nine months ended September 30, 2002 incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.4	Audited consolidated and combined financial statements of Minas Luismin, S.A. de C.V., including the notes thereto, as at December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, together with the auditor's report thereon contained at pages 102-117 of the Wheaton River Minerals Ltd. final prospectus dated August 14, 2002 incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.5	Press release of Wheaton River Minerals Ltd. dated November 1, 2002 relating to the sale of the Bellavista gold project in Costa Rica incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.6	Press Release of Wheaton River Minerals Ltd. dated January 15, 2003 relating to the acquisition of the Alumbrera Project and Peak Gold Mines from Rio Tinto Limited, incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed on January 15, 2003.
4.7	Material Change Report of Wheaton River Minerals Ltd. dated January 15, 2003 relating to the acquisition of the Alumbrera Project and Peak Gold Mines from Rio Tinto Limited, incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed on January 15, 2003.
5.1	Consent of Deloitte & Touche LLP, Independent Chartered Accountants.
5.2	Consent of PricewaterhouseCoopers, Independent Chartered Accountants.
5.3	Consent of PricewaterhouseCoopers, Independent Chartered Accountants.
5.4	Consent of Watts, Griffis and McOuat Limited.
5.5	Consent of Micon International Limited.
5.6	Consent of Harry Burgess, P.Eng., mining engineer, David Wells, C.Eng., metallurgical engineer, and Terry Hennessey, P.Geo., geologist.
6.1	Power of Attorney — included as part of signature page.
7.1	Form of Warrant Indenture between Wheaton River Minerals Ltd. and CIBC Mellon Trust Company.

PART III

UNDERTAKING AND CONSENT TO
SERVICE OF PROCESS

ITEM 1. UNDERTAKING

The registrant undertakes to make available, in person or by telephone, representatives to respond to inquires made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS

Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on March 3, 2003.

WHEATON RIVER MINERALS LTD.
By: /s/ T. DEREK PRICE
T. Derek Price
Vice President, Finance and Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitute and appoint T. Derek Price, with full powers of substitution and resubstitution, our true and lawful attorney-in-fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form F-10 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as to each of them might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ IAN TELFER Ian Telfer	Director, Chairman and Chief Executive Officer (principal executive officer)	March 3, 2003
/s/ FRANK GIUSTRA Frank Giustra	Director	March 3, 2003
/s/ NEIL WOODYER Neil Woodyer	Director	March 3, 2003
/s/ IAN J. MCDONALD Ian J. McDonald	Director	March 3, 2003
/s/ EDUARDO LUNA Eduardo Luna	Director	March 3, 2003
/s/ ANTONIO MADERO Antonio Madero	Director	March 3, 2003
/s/ T. DEREK PRICE T. Derek Price	Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)	March 3, 2003
/s/ R. DENNIS BERGEN R. Dennis Bergen	Vice President, Operations	March 3, 2003
/s/ JONATHAN C. GUEST	Authorized Representative in the United States	March 3, 2003
PERKINS SMITH & COHEN, LLP
By: Jonathan C. Guest, Partner

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION	PAGE NUMBER
4.1	Annual Information Form of Wheaton River Minerals Ltd. dated August 26, 2002 for the fiscal year ended December 31, 2001 (excluding the sections entitled "Selected Consolidated Financial Information for Wheaton River" contained at pages 46-47 and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained at pages 48-51) incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.2	Section entitled "Executive Compensation" contained at pages 68-72 of the final prospectus of Wheaton River Minerals Ltd. dated August 14, 2002 incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.3	Management's discussion and analysis of results of operations and financial condition of Wheaton River Minerals Ltd. for the three months and nine months ended September 30, 2002 incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.4	Audited consolidated and combined financial statements of Minas Luismin, S.A. de C.V., including the notes thereto, as at December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, together with the auditor's report thereon contained at pages 102-117 of the Wheaton River Minerals Ltd. final prospectus dated August 14, 2002 incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.5	Press release of Wheaton River Minerals Ltd. dated November 1, 2002 relating to the sale of the Bellavista gold project in Costa Rica incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed February 27, 2003.
4.6	Press Release of Wheaton River Minerals Ltd. dated January 15, 2003 relating to the acquisition of the Alumbrera Project and Peak Gold Mines from Rio Tinto Limited, incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed on January 15, 2003.
4.7	Material Change Report of Wheaton River Minerals Ltd. dated January 15, 2003 relating to the acquisition of the Alumbrera Project and Peak Gold Mines from Rio Tinto Limited, incorporated by reference to the Wheaton River Minerals Ltd. Report of Foreign Private Issuer on Form 6-K filed on January 15, 2003.
5.1	Consent of Deloitte & Touche LLP, Independent Chartered Accountants.
5.2	Consent of PricewaterhouseCoopers, Independent Chartered Accountants.
5.3	Consent of PricewaterhouseCoopers, Independent Chartered Accountants.
5.4	Consent of Watts, Griffis and McOuat Limited.
5.5	Consent of Micon International Limited.
5.6	Consent of Harry Burgess, P.Eng., mining engineer, David Wells, C.Eng., metallurgical engineer, and Terry Hennessey, P.Geo., geologist.
6.1	Power of Attorney — included as part of signature page.
7.1	Form of Warrant Indenture between Wheaton River Minerals Ltd. and CIBC Mellon Trust Company.